Use these links to rapidly review the document

INDEX TO FINANCIAL STATEMENTS

As filed with the Securities and Exchange Commission on October 12, 2016

Registration No. 333-212491

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 7
TO
FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Motif Bio plc
(Exact Name of Registrant as Specified in Its Charter)

Not Applicable
(Translation of Registrant's name into English)

United Kingdom (State or Other Jurisdiction of Incorporation or Organization)	2834 (Primary Standard Industrial Classification Code Number)	Not Applicable (I.R.S. Employer Identification Number)

125 Park Avenue
25th Floor, Suite 2622
New York, NY 10011
United States
(212) 210-6248
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

Graham Lumsden, CEO
Motif Bio plc
125 Park Avenue
25th Floor, Suite 2622
New York, NY 10011
United States
(212) 210-6248
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:
Aron Izower, Esq. Reed Smith LLP 599 Lexington Avenue, 22nd Floor New York, NY 10022 212-521-5400	Joseph A. Smith Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas New York, NY 10105-0302 (212) 370-1300

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.

           If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

           If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Proposed Maximum Aggregate Offering Price(5)	Amount Of Registration Fee(5)(6)

Ordinary shares, par value $0.0001 per share(1)(2)(3)	$28,750,000	$3,332.13

Warrants to purchase ordinary shares(4)	—	—

Warrants to purchase American Depositary Shares(4)	—	—

Ordinary shares underlying the American Depositary Shares issuable upon exercise of ADS Warrants and issuable upon exercise of Ordinary Share Warrants(2)	$9,996,000	$1,158.54

Total	$38,746,000	$4,490.67

(1)
Includes (a) ordinary shares underlying American Depositary Shares, or ADS, that are being offered in this initial U.S. public offering (including ADSs that the underwriters have the option to purchase) and (b) ordinary shares that are being offered in a placement in Europe, but which may be resold from time to time in the United States in transactions requiring registration under the Securities Act or an exemption therefrom. The total number of ordinary shares in the U.S. initial public offering and the European placement is subject to reallocation between them.

(2)
Pursuant to Rule 416 under the Securities Act, the ordinary shares registered hereby also include an indeterminate number of additional ordinary shares as may from time to time become issuable by reason of stock splits, stock dividends, recapitalizations or other similar transactions.

(3)
The ADSs issuable upon deposit of the ordinary shares registered hereby have been registered pursuant to a separate registration statement on Form F-6 (File No. 333- 212638). Each ADS represents 20 ordinary shares.

(4)
No fee required pursuant to Rule 457(g) under the Securities Act of 1933, as amended.

(5)
Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.

(6)
The Registrant previously paid $4,053.18.

           The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated October 12, 2016

PROSPECTUS

42,500,000 Ordinary Shares

Including Ordinary Shares in the Form of American Depositary Shares

together with Warrants to Purchase American Depositary Shares in a U.S. Offering and Ordinary Shares

together with Warrants to Purchase Ordinary Shares in a

European Placement

         We are offering 42,500,000 of our ordinary shares in a global offering, consisting of a U.S. offering and European placement, as described below.

         We are offering ordinary shares in a U.S. public offering in the form of American Depositary Shares, or ADSs, together with warrants to purchase ADSs, or the ADS Warrants, through the underwriters named in this prospectus. Each ADS will represent 20 of our ordinary shares. The ADSs may be evidenced by American Depositary Receipts, or ADRs. Each ADS is being sold together with up to 0.4 of an ADS Warrant in a fixed combination. Each full ADS Warrant is exercisable for one ADS at an exercise price of $        per ADS, exercisable from the date of issuance until five years thereafter. Only whole ADS Warrants may be exercised. We do not intend to issue fractional ADSs.

         We are also offering ordinary shares in Europe in a concurrent placement, or the European placement, together with warrants to purchase ordinary shares, or the Ordinary Share Warrants, through the underwriters named in this prospectus. Each ordinary share is being sold together with up to 0.4 of an Ordinary Share Warrant in a fixed combination. Each full Ordinary Share Warrant is exercisable for one ordinary share at an exercise price of £[            ] ($            ), exercisable from the date of issuance until five years thereafter. Only whole Ordinary Share Warrants may be exercised. We do not intend to issue fractional ordinary shares.

         The total number of ordinary shares in the U.S. offering and the European placement is subject to reallocation between them.

         Our ordinary shares are currently listed on the AIM Market of the London Stock Exchange, or AIM, under the symbol "MTFB." On October 11, 2016, the last reported sale price of our ordinary shares on AIM was £0.485 per share, equivalent to a price of $0.5882 per ordinary share, assuming an exchange rate of £1.00 to $1.2128, and equivalent to a price of $11.76 per ADS. No other public market currently exists for our ordinary shares, the ADSs, or the Ordinary Share Warrants or ADS Warrants, which are sometimes referred to collectively in this prospectus as the Warrants.

         The ADSs have been approved for listing on The NASDAQ Global Market under the symbol "MTFB" subject to official notice of issuance.

         We are an "emerging growth company," as defined by the Jumpstart Our Business Startups Act of 2012, and as such, have elected to comply with certain reduced public company reporting requirements for this prospectus and future filings.

         Investing in our ordinary shares, the ADSs and the Warrants involves risks. See "Risk Factors" beginning on page 12 of this prospectus.

	Per Ordinary Share/ Ordinary Share Warrant Combination(1)	Per ADS/ADS Warrant Combination(1)	Total
Public offering price	$	$	$
Underwriting discount(1)	$	$	$
Proceeds, before expenses, to us	$	$	$

(1)
See "Underwriting" for additional information regarding underwriter compensation.

         An existing shareholder, Invesco Asset Management Limited, or Invesco, that acts as agent for and on behalf of its discretionary managed clients and beneficially owns approximately 25% of our ordinary shares, has indicated an interest in purchasing up to an aggregate of $8.582 million of ADSs and ADS Warrants in the U.S. offering at the public offering price per ADS. The underwriters will receive a reduced underwriting discount in respect of ADSs and ADS Warrants sold to this existing institutional shareholder. However, because indications of interest are not binding agreements or commitments to purchase, the underwriters may determine to sell more, less or no ADSs and ADS Warrants in the U.S. offering to Invesco, or Invesco may determine to purchase more, less or no ADSs and ADS Warrants in the U.S. offering.

         The underwriters may also exercise their option to purchase up to an additional 318,750 ADSs and/or ADS Warrants to purchase up to 127,500 ADSs from us in the U.S. offering, at the public offering price per ADS and ADS Warrant, respectively, less the underwriting discount, for 30 days from the date of this prospectus to cover over-allotments, if any.

         Neither the Securities and Exchange Commission, any U.S. state securities commission, the Bank of England nor any other foreign securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

         The underwriters expect to deliver the ADSs and ADS Warrants to purchasers in the U.S. offering on or about                        , 2016.

H.C. Wainwright & Co.

The date of this prospectus is                        , 2016.

        Neither we nor the underwriters have authorized anyone to provide you with information that is different from that contained in this prospectus, any amendment or supplement to this prospectus, or in any free writing prospectus we may authorize to be delivered or made available to you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We and the underwriters are offering to sell the securities and seeking offers to subscribe for the securities only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date on the front of this prospectus, regardless of the time of delivery of this prospectus or any sale of the securities.

i

        For investors outside of the United States: Neither we nor any of the underwriters have taken any action to permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

        In this prospectus, we have used industry and market data obtained from our own internal estimates and research as well as from industry publications and research, surveys and studies conducted by third parties. We have compiled, extracted and reproduced industry and market data from external sources that we believe to be reliable. We caution prospective investors not to place undue reliance on the above mentioned data. Unless otherwise indicated in the prospectus, the basis for any statements regarding our competitive position is based on our own assessment and knowledge of the market in which we operate. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section titled "Risk Factors." These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us. Although the industry and market data is inherently imprecise, we confirm that where information has been sourced from a third party, such information has been accurately reproduced and that as far as we are aware and are able to ascertain from information published by that third party, no facts have been omitted that would render the reproduced information inaccurate or misleading. Where information sourced from third parties has been presented, the source of such information has been identified.

        Solely for convenience, the trademarks and trade names in this prospectus are referred to without the ® and ™ symbols, but such references should not be construed as any indicator that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto. The trademarks, trade names and service marks in this prospectus are the property of other respective owners.

        We are a "foreign private issuer" as defined in Rule 3b-4 under the Securities Exchange Act of 1934, as amended, or the Exchange Act. As a result, our proxy solicitations are not subject to the disclosure and procedural requirements of Regulation 14A under the Exchange Act and transactions in our equity securities by our officers and directors are exempt from Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

PRESENTATION OF FINANCIAL INFORMATION

        This prospectus includes the audited consolidated financial statements of Motif Bio plc for the years ended December 31, 2015 and 2014, prepared in accordance with International Financial Reporting Standards, or IFRS, as issued by the International Accounting Standards Board, or IASB, and in accordance with IFRS as endorsed for use in the European Union, or EU. We refer to these consolidated financial statements as the "audited consolidated financial statements."

        This prospectus also includes the unaudited interim condensed consolidated financial statements for Motif Bio plc for the six months ended June 30, 2016 and 2015 prepared in accordance with IAS 34 "Interim Financial Reporting." We refer to those unaudited interim condensed consolidated financial statements as the "unaudited interim condensed consolidated financial statements."

        None of our financial statements were prepared in accordance with generally accepted accounting principles in the United States. We maintain our books and records in U.S. dollars. We have made rounding adjustments to some of the figures included in this prospectus. Accordingly, numerical figures shown as totals in some tables may not be arithmetic aggregations of the figures that precede them. Unless otherwise indicated, all references to currency amounts in this prospectus are in U.S. dollars.

Corporate Reorganization

        Motif Bio plc was incorporated in England and Wales on November 20, 2014 for the purposes of our initial public offering on AIM, and to become the holding company for Motif BioSciences Inc., incorporated in Delaware on December 2, 2003, through which we have historically conducted our operations.

        In connection with the completion of our initial public offering on AIM on April 2, 2015, we completed a corporate reorganization and reclassification of our shares whereby:

  •
  on February 18, 2015, Motif Bio plc incorporated a Delaware subsidiary, Motif Acquisition Sub, Inc.; and

  •
  on March 27, 2015, Motif BioSciences Inc., Motif Bio plc, and Motif Acquisition Sub, Inc. entered into a merger agreement where, just prior to the Company's admission to AIM, Motif Acquisition Sub, Inc. would merge with and into Motif BioSciences Inc. and Motif BioSciences Inc. would continue as the surviving entity and become a wholly owned subsidiary of Motif Bio plc. On April 1, 2015, the merger transaction was completed. Prior to the merger Motif BioSciences Inc. completed a reverse stock split in order to increase the share price of Motif BioSciences Inc. so that it was closer to the Motif Bio plc admission price. The former Motif BioSciences Inc. stockholders were issued 36,726,242 ordinary shares in Motif Bio plc in a share-for-share exchange for their common stock in Motif BioSciences Inc., so that the former Motif BioSciences Inc. stockholders owned an equivalent number of ordinary shares in Motif Bio plc as the number of shares of common stock that they had previously owned in Motif BioSciences Inc. All outstanding, unexercised, and vested stock options to purchase shares of common stock in Motif BioSciences Inc. were converted into options to purchase ordinary shares in Motif Bio plc.

        The audited consolidated financial statements included in this prospectus include the accounts of Motif Bio plc and its wholly-owned subsidiary, Motif BioSciences Inc. The transaction has been accounted for as a group reorganization and the financial statements are presented as if Motif Bio plc has always owned Motif BioSciences Inc. The comparative financial information presented in the audited consolidated financial statements therefore represent the results and capital structure of Motif Biosciences Inc.

Acquisition Of Nuprim Assets

        On December 31, 2014, Motif BioSciences Inc. entered into a merger agreement with Nuprim Inc. in order to acquire the assets owned by Nuprim Inc. related to iclaprim, subject to the completion of an initial public offering on AIM. The initial public offering on AIM was completed on April 2, 2015. The merger with Nuprim Inc. and the corporate reorganization occurred on April 1, 2015, when it was substantially certain that the initial public offering would close the next day. Therefore, the expenses of developing iclaprim are consolidated in the financial statements from the date of completion of the acquisition of the assets, being April 1, 2015.

 SUMMARY

        This summary highlights information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before deciding to invest in the ADSs, you should read this entire prospectus carefully, including the sections titled "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" and our consolidated financial statements, including the notes thereto, included elsewhere in this prospectus. Unless otherwise indicated or the context otherwise requires, all references in this prospectus to "Motif" or the "Company," "we," "our," "ours," "us" or similar terms refer to Motif Bio plc, together with Motif BioSciences, Inc., its consolidated subsidiary, and "dollar," "U.S.$" or "$" refer to U.S. dollars.

 Overview

        We are a clinical stage biopharmaceutical company engaged in the research and development of novel antibiotics designed to be effective against serious and life-threatening infections in hospitalized patients caused by multi-drug resistant bacteria. The discovery of new antibiotics has not kept pace with the increasing incidence of resistant, difficult-to-treat bacteria. One of the biggest threats of antibiotic resistance is from MRSA (methicillin resistant Staphylococcus aureus), a leading cause of hospital-acquired infections and a growing cause of infections in healthy people in the general community. In 2013, the Centers of Disease Control (CDC) reported that at least two million people became infected with antibiotic-resistant bacteria and at least 23,000 Americans died as a direct result of these infections. Our lead product candidate, iclaprim, is being developed for the treatment of acute bacterial skin and skin structure infections (ABSSSI) and hospital acquired bacterial pneumonia (HABP), including ventilator associated bacterial pneumonia (VABP), infections which are often caused by MRSA. We are currently enrolling and dosing patients in two global Phase 3 clinical trials with an intravenous, or IV, formulation of iclaprim, for the treatment of ABSSSI.

        Iclaprim is a novel diaminopyrimidine antibiotic that inhibits an essential bacterial enzyme called "dihydrofolate reductase" (DHFR). Diaminopyrimidines are a class of chemical compounds that inhibit different enzymes in the production of tetrahydrofolate, a form of folic acid, which is required for the production of bacterial DNA and RNA. The inhibition of DHFR represents a differentiated and under-utilized mechanism of action compared with other antibiotics. We acquired iclaprim from Nuprim Inc., or Nuprim, following the completion of our merger with the company on April 1, 2015. Arpida AG, or Arpida, one of the previous owners of iclaprim, completed a comprehensive development program for iclaprim, including two successful Phase 3 trials in complicated skin and skin structure infections (cSSSI). Iclaprim has been administered to more than 600 patients and healthy volunteers in Phase 1, 2 and 3 clinical trials and in contrast to vancomycin, a standard of care antibiotic in hospitalized patients with "Gram-positive" infections, no evidence of nephrotoxicity (i.e., damage to the kidneys caused by exposure to a toxic chemical, toxin or medication) has been observed with iclaprim, and, therefore, therapeutic monitoring or dosage adjustment in renally impaired patients is not required with iclaprim. "Gram-positive" or "Gram-negative" refer to how bacteria react to the Gram stain test based on the outer casing of the bacteria, and the bacteria's cell wall structure. Each type of bacteria may be associated with different diseases. Iclaprim has also demonstrated rapid bactericidal activity and a low propensity for resistance development in vitro.

        We believe that iclaprim is an attractive potential candidate for use as a first-line empiric monotherapy, the initial therapy administered prior to the identification of the pathogen, in severely ill patients who are hospitalized with ABSSSI caused by MRSA and have comorbidities, or also suffer from other health issues, such as diabetes or renal impairment. Renal impairment affects up to an estimated 936,000 of the approximately 3.6 million patients hospitalized with ABSSSI annually in the United States. On March 2, 2016 we announced the dosing of the first patient in our two REVIVE (Randomized Evaluation intraVenous Iclaprim Vancomycin trEatment) Phase 3 clinical trials in ABSSSI. Data from the first REVIVE trial (REVIVE-1) is expected in the second quarter of 2017.

Data from the second REVIVE trial (REVIVE-2) is expected in the second half of 2017. If successful, we believe the data from the two REVIVE trials will satisfy the requirements to submit a New Drug Application (NDA) in the United States and a Marketing Authorization Application (MAA) in Europe to obtain marketing approval for an IV formulation of iclaprim in the treatment of ABSSSI caused by Gram-positive pathogens, including resistant strains such as MRSA. If approved, we believe that iclaprim can become a valuable addition to the formulary of life-saving antibiotics used by hospital physicians.

        We plan to complete preparations for our INSPIRE (Iclaprim for NoSocomial PneumonIa gRam-positive pathogEns) Phase 3 clinical trial with iclaprim in patients with HABP, including patients with VABP, by the end of 2016. Subject to the availability of funding, we would look to start dosing patients thereafter. There are approximately 1.4 million patients hospitalized annually in the United States with HABP, including patients with VABP. We believe that iclaprim is well suited for use as a first-line empiric therapy for patients with HABP, including patients with VABP, based on data from a Phase 2 clinical trial, which demonstrated iclaprim's efficacy in this patient population. Additionally, in a Phase 1 healthy volunteer trial, concentrations of iclaprim at the site of infection in the lungs were considerably higher than concentrations in plasma.

        In July 2015, the U.S. Food and Drug Administration, or FDA, designated the IV formulation of iclaprim as a Qualified Infectious Disease Product (QIDP) for ABSSSI and HABP. QIDP status grants iclaprim regulatory Fast Track designation, Priority Review and, if approved, a five-year extension to the statutory market exclusivity period in the United States, resulting in 10 years of market exclusivity from the date of approval. If approved by the European Medicines Agency, or EMA, we expect that iclaprim will qualify for eight years of data exclusivity and an additional two years of market exclusivity in the EU. If approved by the Pharmaceuticals and Medical Devices Agency (PDMA) in Japan, we expect that iclaprim will qualify for eight years of data exclusivity (which may be extended to 10 years for orphan or pediatric indications) and an additional two years of market exclusivity in Japan.

        We believe that iclaprim is well suited for use as a first-line empiric monotherapy in patients with ABSSSI who are comorbid with renal impairment for the following reasons:

  •
  iclaprim achieved high cure rates against the common Gram-positive causal organisms, including MRSA, in patients with cSSSI in completed Phase 2 and 3 trials;

  •
  iclaprim exhibited safety and tolerability comparable to vancomycin and linezolid in over 600 patients and healthy volunteers in completed Phase 1, 2 and 3 trials;

  •
  iclaprim has demonstrated no nephrotoxicity, eliminating the requirement for therapeutic monitoring or dosage adjustment in renally impaired patients;

  •
  no cases of symptomatic hypoglycemia have been reported in iclaprim-treated patients with diabetes mellitus receiving insulin or oral hypoglycemic agents;

  •
  iclaprim has demonstrated no clinically significant drug-drug interactions (DDIs) with selective serotonin reuptake inhibitors (SSRIs), or vasopressors; and

  •
  no cases of myopathy or rhabdomyolysis have been reported in iclaprim-treated patients who received recent prior or concomitant therapy with an HMG-CoA reductase inhibitor or in whom elevations in CPK occur during treatment.

        We also believe that iclaprim is well positioned as a first-line empiric therapy for patients with HABP, including patients with VABP, for the following reasons:

  •
  iclaprim achieved high cure rates against the common Gram-positive causal organisms, including MRSA, in patients with HABP, including patients with VABP, in a completed Phase 2 trial;

  •
  iclaprim has demonstrated high and sustained concentrations in epithelial lining fluid (ELF) and alveolar macrophages which were 20-30 times the plasma concentration, respectively, throughout an entire 7-hour sampling period; and

  •
  iclaprim has demonstrated no clinically significant DDIs with commonly used antibiotics in patients with combined Gram-positive and Gram-negative infections.

        In addition to our clinical programs, we have a preclinical development program underway to identify a formulation of iclaprim suitable for adolescent and pediatric patients. We are also developing IV and oral formulations of MTF-101, a diaminopyrimidine that may be suitable for testing in clinical trials to demonstrate safety and efficacy in patients with osteomyelitis and patients with prosthetic joint infections.

        The following table summarizes the indications for which we are developing our product candidates and the status of development.

        We have a team of scientists and executives with extensive drug development experience. We are in discussions and negotiations with various academic institutions and pharmaceutical companies in order to build a portfolio of novel antibiotic product candidates through licensing. Currently, we are focused on developing and commercializing iclaprim in the United States and identifying commercialization partners in other key global markets. We intend to commercialize iclaprim in the United States by building a team of hospital-focused medical scientific liaisons, key account managers and sales representatives. Our plan is to obtain broad formulary access in the major hospitals and group purchasing organizations and explain to hospital infectious disease experts the differentiating characteristics of iclaprim. We have engaged an experienced pharmaceutical mergers and acquisitions advisor to identify one or more commercialization partners for other key markets.

 Our Strategy

        Our goal is to help physicians to treat hospitalized patients with serious and life-threatening infections by building a leading, commercially-oriented biopharmaceutical company dedicated to the development and commercialization of novel antibiotics, designed to be effective against multi-drug resistant bacteria. We are pursuing the following strategies:

  •
  Focus on developing novel antibiotics designed to be effective against serious and life-threatening infections caused by multi-drug resistant bacteria.  We are developing antibiotic treatments designed to be effective against the most common and serious life-threatening infections in hospitalized patients, such as ABSSSI and HABP, including VABP, caused by Gram-positive pathogens, including resistant strains such as MRSA. These infections, typically prevalent in hospitalized patients and more recently in healthy people in the general community (who then require hospitalization), have a high unmet need for innovative treatment options.

  •
  Rapidly advance our lead product candidate, iclaprim, through Phase 3 clinical trials.  Our two ongoing REVIVE Phase 3 clinical trials are designed to obtain marketing approval for an IV formulation of iclaprim for the treatment of ABSSSI. The first patient in our REVIVE trials was dosed in March 2016. Data readout from REVIVE-1 is expected in the second quarter of 2017 and data readout from REVIVE-2 is expected in the second half of 2017. We plan to evaluate iclaprim in our INSPIRE Phase 3 clinical trial of iclaprim in HABP, including VABP, patients. Once preparations for INSPIRE are complete, and subject to the availability of funding, we expect to initiate dosing of the first patients thereafter.

  •
  Commercialize iclaprim in the United States.  If approved, we intend to commercialize iclaprim in the United States, and identify proven commercialization partners in other key global markets. We believe that our ability to execute this strategy is enhanced by our focus on the hospital setting and the significant prior commercial experience of key members of our management team and board of directors, who were involved in the launch and/or commercialization of several blockbuster (annual revenues of at least $1 billion) pharmaceutical products prior to joining our company.

  •
  Expand indications of product candidates within our franchise.  We intend to leverage opportunities to develop product candidates internally for additional indications, including a potential orally administered dihydrofolate reductase inhibitor (DHFRi). We believe that this approach will enable us to maximize our commercial potential by utilizing our existing resources and expertise.

  •
  Expand our portfolio through acquisition and disciplined in-licensing.  We plan to source new product candidates through acquisition or in-licensing. Our management team intends to mitigate the potential risks of this strategy by adhering to our disciplined criteria of focusing on in-licensing or acquisitions of products that are already commercially available or that have clinical data that we believe suggest a high probability of success for development progression and an attractive potential return on investment.

Risks Associated With Our Business

        Our business is subject to a number of risks of which you should be aware before making an investment decision. These risks are discussed more fully in the "Risk Factors" section of this prospectus immediately following this prospectus summary. These risks include, but are not limited to, the following:

  •
  We are a development-stage biopharmaceutical company that has not yet demonstrated an ability to complete a large-scale, pivotal clinical trial successfully, obtain regulatory approval or manufacture and commercialize a product candidate. We have a limited operating history on which to assess our business, have incurred significant losses over the last several years, and anticipate that we will continue to incur losses until after iclaprim receives approval for marketing.

  •
  We have never generated any revenue from product sales and may never be profitable. Our net loss for the six months ended June 30, 2016 was $14.2 million, and as of June 30, 2016, we had an accumulated deficit of $34.5 million.

  •
  We depend entirely on the success of a limited number of product candidates, which are still in preclinical or clinical development. If we do not obtain regulatory approval for, and successfully commercialize, one or more of our product candidates, or we experience significant delays in doing so, we may never become profitable.

  •
  Clinical trials are very expensive, time consuming, difficult to design and implement, and involve uncertain outcomes. Furthermore, results of earlier studies and trials may not be predictive of results of future trials.

  •
  Even if one or more of our product candidates obtains regulatory approval, we will be subject to ongoing obligations and continued regulatory requirements, which may result in significant additional expense.

  •
  We have never commercialized a product candidate and we may lack the necessary expertise, personnel and resources to successfully commercialize any of our products that receive regulatory approval on our own or together with suitable partners.

  •
  If we acquire other businesses or in-license or acquire other product candidates and are unable to integrate them successfully, our financial performance could suffer.

  •
  We operate in a highly competitive and rapidly changing industry, which may result in our competitors discovering, developing or commercializing competing products before or more successfully than we do, or our entering a market in which a competitor has commercialized an established competing product, and we may not be successful in competing with them.

  •
  We may not be successful in executing our growth strategy or our growth strategy may not deliver the anticipated results.

  •
  We are highly dependent on our key personnel, including our chief executive officer and chief financial officer, and on our ability to recruit, retain and motivate additional qualified personnel.

  •
  If we or our licensors are unable to obtain and maintain effective IP rights for our technologies, product candidates or any future product candidates, or if the scope of the IP rights obtained is not sufficiently broad, we may not be able to compete effectively in our markets.

Corporate Information

        We were incorporated in England and Wales on November 20, 2014 with company registration number 09320890. Our registered office is at One Tudor Street, London, EC4Y 0AH.

        Originally founded as a population genetics company, we have, since 2009, focused on drug discovery and development. In late 2013, we decided to focus exclusively on antibiotics. On December 31, 2014, Motif BioSciences Inc. entered into a merger agreement with Nuprim in order to acquire the assets owned by Nuprim Inc. related to iclaprim. The transaction was completed on April 1, 2015. Therefore the expenses of developing iclaprim are consolidated in the financial statements of Motif from the date of acquisition of the assets.

        Our website is www.motifbio.com. The information on, or that can be accessed through, our website is not part of and should not be incorporated by reference into this prospectus. We have included our website address as an inactive textual reference only.

 Implications Of Being An "Emerging Growth Company"

        We qualify as an "emerging growth company," as defined in the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and regulatory requirements in contrast to those otherwise applicable generally to public companies. These provisions include, but are not limited to:

  •
  the requirement to have only two years of audited financial statements and only two years of related Management's Discussion and Analysis of Financial Condition and Results of Operations disclosure; and

  •
  exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting pursuant to Section 404 the Sarbanes-Oxley Act of 2002.

        We may take advantage of these reduced reporting and other regulatory requirements for up to five years or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company if we have more than $1.0 billion in annual revenue, have more than $700 million in market value of our ordinary shares held by non-affiliates or issue more than $1.0 billion of non-convertible debt over a three-year period. In addition, the JOBS Act provides that an emerging growth company may delay adopting new or revised accounting standards until those standards apply to private companies. We have irrevocably elected not to avail ourselves of this delayed adoption of new or revised accounting standards and, therefore, we will be subject to the same new or revised accounting standards as public companies that are not emerging growth companies. If we choose to take advantage of any of these reduced reporting burdens, the information that we provide shareholders may be different than you might get from other public companies.

Implications Of Being A Foreign Private Issuer

        Upon consummation of this offering, we will report under the Exchange Act, as a non-U.S. company with foreign private issuer status. Even after we no longer qualify as an emerging growth company, as long as we qualify as a foreign private issuer under the Exchange Act, we will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:

  •
  the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

  •
  the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

  •
  the rules under the Exchange Act requiring the filing with the U.S. Securities and Exchange Commission, or SEC, of quarterly reports on Form 10-Q containing unaudited financial and other specified information, or current reports on Form 8-K relating to the occurrence of specified significant events.

        We intend to take advantage of these exemptions for as long as we qualify as a foreign private issuer.

 The Offering

Global offering	42,500,000 ordinary shares offered by us, consisting of ordinary shares represented by ADS offered in the U.S. offering, together with ADS Warrants to purchase ADSs, and ordinary shares offered in the European placement, together with Ordinary Share Warrants to purchase ordinary shares. The total number of ordinary shares in the U.S. offering and European placement is subject to reallocation between these offerings as permitted under the applicable laws and regulations.
U.S. offering	ADSs, each representing 20 ordinary shares, together with ADS Warrants to purchase ADSs. Each ADS is being sold with up to 0.4 of an ADS Warrant.
European placement	Ordinary shares offered by us in Europe, together with Ordinary Share Warrants to purchase ordinary shares. Each ordinary share is being sold with up to 0.4 of an Ordinary Share Warrant.
Ordinary shares to be outstanding immediately after this global offering	151,510,496 ordinary shares (including those represented by ADSs), assuming no exercise of the overallotment option or the Warrants.
Option to purchase additional ADSs and/or ADS Warrants in the U.S. offering

We have granted the underwriters an option, exercisable within 30 days from the date of this prospectus, to purchase up to 318,750 additional ADSs and/or ADS Warrants to purchase up to 127,500 additional ADSs.

The ADSs	Each ADS represents 20 ordinary shares, par value £0.01 per share. The ADSs may be evidenced by ADRs.

The depositary will hold the ordinary shares underlying your ADSs, and you will have the rights of an ADS holder as provided in the deposit agreement among us, the depositary and holders and beneficial owners of ADSs from time to time.

If we declare dividends on our ordinary shares, the depositary will pay you the cash dividends and other distributions it receives on our ordinary shares, after deducting the depositary's fees, charges and expenses and any applicable taxes or governmental charges.

You may surrender your ADSs to the depositary and withdraw the underlying ordinary shares. The depositary will charge you fees and related charges for any surrender for the purpose of withdrawal.

We may amend or terminate the deposit agreement without your consent. If an amendment becomes effective and you continue to hold your ADSs, you will be bound by the deposit agreement as amended.
The ADS Warrants

Each full ADS Warrant will have a per ADS exercise price of $                , will be exercisable upon issuance and will expire five years from the date of issuance. See the "Description of Securities" section of this prospectus.

The Ordinary Share Warrants

Each full Ordinary Share Warrant will have a per ordinary share exercise price of £            ($            ), will be exercisable upon issuance and will expire five years from the date of issuance. See the "Description of Securities" section of this prospectus.

Depositary	The Bank of New York Mellon
Use of proceeds

We estimate that the net proceeds to us from the global offering will be approximately $21.2 million, assuming a public offering price of $11.76 per ADS in the U.S. offering, which is calculated based on the last reported sale price of our ordinary shares on AIM (£0.485) on October 11, 2016, converted into U.S. dollars ($0.5882), and multiplied by 20, and an offering price of £0.485 ($0.5882) per ordinary share in the European placement, after deducting the underwriting discount and estimated offering expenses payable by us. We intend to use the net proceeds from this offering, together with cash and cash equivalents on hand; (i) to fund the expenses to be incurred in conducting the two Phase 3 clinical trials of iclaprim for the treatment of ABSSSI, including the completion of our REVIVE-1 trial; (ii) to prepare a Phase 3 clinical trial of iclaprim for the treatment of HABP, including VABP; and (iii) for working capital, general and administrative expenses, research and development expenses, and other general corporate purposes. See "Use of Proceeds."

Risk factors

See "Risk Factors" and other information included in this prospectus for a discussion of factors that you should consider carefully before deciding to invest in the ADSs and ADS Warrants or ordinary shares and Ordinary Share Warrants.

Trading symbol on The NASDAQ Global Market for ADSs	"MTFB"
AIM trading symbol	"MTFB"

        An existing shareholder, Invesco Asset Management Limited, or Invesco, that acts as agent for and on behalf of its discretionary managed clients and beneficially owns approximately 25% of our ordinary shares, has indicated an interest in purchasing up to an aggregate of $8.582 million of ADSs and ADS Warrants in the U.S. offering at the public offering price per ADS. The underwriters will receive a reduced underwriting discount in respect of ADSs and ADS Warrants sold to this existing institutional Shareholder. However, because indications of interest are not binding agreements or commitments to purchase, the underwriters may determine to sell more, less or no ADSs and ADS Warrants in the U.S.

offering to Invesco, or Invesco may determine to purchase more, less or no ADSs and ADS Warrants in the U.S. offering.

        The number of our ordinary shares to be outstanding immediately following the completion of this offering is based on 109,010,496 ordinary shares outstanding as of October 11, 2016, and excludes:

  •
  the conversion of approximately $3.6 million of aggregate principal amount of debt owed to two convertible promissory noteholders into an aggregate of 14,510,771 ordinary shares (or 725,539 ADSs), which is expected to occur following the closing of this global offering;

  •
  16,473,522 ordinary shares issuable upon the exercise of stock options outstanding as of October 11, 2016, with a weighted average exercise price of $0.34 per ordinary share;

  •
  6,639,473 ordinary shares reserved for future issuance under our 2015 Share Option Plan as of October 11, 2016;

  •
  12,621,475 ordinary shares issuable upon the exercise of warrants outstanding as of October 11, 2016, with a weighted average exercise price of $0.28 per ordinary share;

  •
  ordinary shares underlying the ADSs issuable upon exercise of ADS Warrants issued as part of the U.S. offering; and

  •
  ordinary shares issuable upon exercise of Ordinary Share Warrants issued as part of the European placement.

        Unless otherwise indicated, the information contained in this prospectus assumes no exercise of the underwriters' option to purchase additional ADSs and/or ADS Warrants in the U.S. offering and no exercise of the Warrants.

Exchange Rate

        Unless otherwise stated, all translations of pounds sterling into U.S. dollars were made at the exchange rate of $1.2128 to one pound sterling, based on the rate published by Bloomberg L.P. in effect on October 11, 2016. These translations should not be considered representations that any such amounts have been, could have been or could be converted into U.S. dollars at that or any other exchange rate as of that or any other date. See "Exchange Rate Information" for historical exchange rate information.

Summary Consolidated Financial Data

        The following tables set forth a summary of our consolidated financial data. We have derived the consolidated statement of comprehensive loss data for the years ended December 31, 2015 and 2014 from our audited consolidated financial statements, included elsewhere in this prospectus. The consolidated statement of comprehensive loss data for the six months ended June 30, 2016 and 2015 and the statement of financial position as of June 30, 2016 have been derived from our unaudited consolidated financial statements, included elsewhere in this prospectus. Our historical results presented below are not necessarily indicative of financial results to be achieved in future periods and our interim unaudited results are not necessarily indicative of results that should be expected for a full year or any other periods.

        You should read this data together with the audited consolidated financial statements and related notes appearing elsewhere in this prospectus and the section in this prospectus titled "Management's Discussion and Analysis of Financial Condition and Results of Operations." The historical results are not necessarily indicative of the results to be expected for any future.

        Our audited consolidated financial statements have been prepared in accordance with IFRS as issued by the IASB and IFRS as endorsed for use in the EU, and are presented in U.S. dollars except where otherwise indicated.

	Six months ended June 30,		Year Ended December 31,
	2016	2015	2015	2014
	(in thousands, except share and per share data)
Consolidated Statement of Comprehensive Loss Data:
Operating expenses:
General and administrative	$(1,927)	$(1,083)	$(3,577)	$(1,096)
Research and development	(12,027)	(639)	(4,681)	—
Gains on settlement of contract disputes	83	5	5	360

Total operating expenses	$(13,871)	$(1,717)	$(8,253)	$(736)

Operating loss	(13,871)	(1,717)	(8,253)	(736)
Other income (expense), net:
Interest income	43	—	15	—
Interest expense	(126)	(141)	(268)	(449)
Net foreign exchange (losses)	(198)	1	(10)	—

Total other expense, net	$(281)	$(140)	$(263)	$(449)

Loss before income taxes	(14,152)	(1,857)	(8,516)	(1,185)
Income tax loss	—	—	(1)	(1)

Net loss	$(14,152)	$(1,857)	$(8,517)	$(1,186)

Net loss attributable to ordinary shareholders, basic and diluted	$(14,152)	$(1,857)	$(8,517)	$(1,186)

Net loss per share attributable to ordinary shareholders, basic and diluted(1)	$(0.13)	$(0.04)	$(0.14)	$(0.03)

Weighted average shares used in computing net loss per share attributable to ordinary shareholders, basic and diluted	108,601,496	50,407,823	61,225,922	36,726,342

(1)
See note 2.m to our audited consolidated financial statements included elsewhere in this prospectus for an explanation of the method used to calculate basic and diluted net loss per share attributable to ordinary shareholders and basic and diluted weighted average shares outstanding used to calculate the per share data.

        The following table sets forth summary unaudited balance sheet data as of June 30, 2016:

  •
  on an actual basis; and

  •
  on an as adjusted basis to give effect to our issuance and sale of 42,500,000 ordinary shares (including ordinary shares represented by ADSs) in the global offering based on the assumed public offering price of $11.76 per ADS in the U.S. offering, calculated based on the last reported sale price of our ordinary shares on AIM on October 11, 2016 (£0.485), converted into U.S. dollars ($0.5882), multiplied by 20, and £0.485 ($0.5882) per ordinary share in the European placement, after deducting the underwriting discount and estimated offering expenses payable by us.

	As of June 30, 2016
	Actual	As Adjusted
	(in thousands, except share data)
Consolidated Statement of Financial Position Data:
Cash and cash equivalents	$19,507	$40,752
Total assets	25,814	47,059
Total liabilities	10,693	10,693
Total shareholders' equity	15,121	36,366
Share capital	1,645	2,155
Number of ordinary shares in issue	108,601,496	151,510,496

        Each $1.00 increase (decrease) in the assumed public offering price of $11.76 per ADS in the U.S. offering and £0.0412 ($0.05) per ordinary share in the European placement, would increase (decrease) our as adjusted cash and cash equivalents, total assets and total shareholders' equity by approximately $1.99 million, assuming that the aggregate number of ordinary shares offered by us (including ordinary shares represented by ADSs), as set forth on the cover page of this prospectus, remains the same and after deducting the underwriting discount and estimated offering expenses payable by us in the global offering. An increase (decrease) of 4,250,000 in the aggregate number of ordinary shares offered by us (including ordinary shares represented by ADSs), as set forth on the cover page of this prospectus, would increase (decrease) our as adjusted cash and cash equivalents, total assets and total shareholders' equity by approximately $2.35 million, assuming no change in the assumed public offering price per ordinary share and ADS.

RISK FACTORS

        Investing in the ADSs involves a high degree of risk. You should carefully consider the risks and uncertainties described below, as well as the other information in this prospectus, before investing in the ADSs. Our business, financial condition or results of operations could be materially and adversely affected if any of these risks occurs and, as a result, the market price of the ADSs could decline and you could lose all or part of your investment. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may have similar adverse effects on us.

Risks Related To Our Being A Development-Stage Company

We Are A Development-Stage Biopharmaceutical Company And Have A Limited Operating History On Which To Assess Our Business, Have Incurred Significant Losses Over The Last Several Years, And Anticipate That We Will Continue To Incur Losses For The Foreseeable Future.

        We are a development-stage biopharmaceutical company with a limited operating history. We have not yet demonstrated an ability to complete a large-scale, pivotal clinical trial successfully, obtain regulatory approval or manufacture and commercialize a product candidate. Consequently, we have no meaningful commercial operations upon which to evaluate our business and predictions about our future success or viability may not be as accurate as they could be if we had a history of successfully developing and commercializing pharmaceutical products.

        Since inception, we have incurred significant operating losses. Our net loss was $14.2 million and $1.9 million for the six months ended June 30, 2016 and 2015, respectively. As of June 30, 2016, we had an accumulated deficit of $34.5 million. We have devoted substantially all of our financial resources to identifying, attempting to in-license or otherwise acquire rights to our product candidates, including conducting clinical trials and providing general and administrative support for these operations to build our business infrastructure.

        To date, we have financed our operations primarily through proceeds received from our initial public offering and follow-on offering on AIM and the issuance of convertible promissory notes. The amount of our future net losses will depend, in part, on the rate of our future expenditures and our ability to obtain funding through equity or debt financings, strategic collaborations or grants. To become and remain profitable, we must develop and eventually commercialize one or more of our product candidates with significant market potential. Biopharmaceutical product development is a highly speculative undertaking and involves a substantial degree of risk. It may be several years, if ever, before we receive regulatory approval and have a product candidate approved for commercialization. Even if we obtain regulatory approval to market a product candidate, our future revenue will depend upon the size of any markets in which our product candidates may receive approval and our ability to achieve market acceptance and adequate market share for our product candidates in those markets. Further, because the potential markets in which our product candidates may ultimately receive regulatory approval are small, we may never become profitable despite obtaining such market share and acceptance of our product candidates.

        We expect to continue to incur significant expenses and increasing operating losses for the foreseeable future. We anticipate that our expenses will increase substantially if and as we:

  •
  continue research and nonclinical and clinical development of our product candidates, including advancing our programs from preclinical development into clinical trials and increasing the number and size of our current clinical trials and preclinical studies;

  •
  seek to identify, assess, in-license, acquire and develop additional product candidates;

  •
  change or add manufacturers or suppliers;

  •
  seek regulatory approvals for our product candidates that successfully complete clinical trials;

  •
  establish a sales, marketing and distribution infrastructure to commercialize any products for which we may obtain regulatory approval;

  •
  make up-front, milestone or other payments under any of our license agreements;

  •
  seek to maintain, protect, defend, enforce and expand our intellectual property portfolio;

  •
  seek to attract and retain skilled personnel;

  •
  create additional infrastructure to support our operations as a U.S. listed company and our product development and planned future commercialization efforts; and

  •
  experience any delays or encounter issues with any of the above, including, but not limited to, failed preclinical studies or clinical trials, obtaining complex results, safety issues or other regulatory challenges that may require either longer follow-up of existing preclinical studies or clinical trials or limitation of additional preclinical studies or clinical trials in order to pursue regulatory approval.

        Further, the net losses we incur may fluctuate significantly from quarter-to-quarter and year-to-year, such that a period-to-period comparison of our results of operations may not be a good indication of our future performance. Moreover, if we incur substantial losses, we could be liquidated, and the value of our shares might be significantly reduced or the shares might be of no value.

We Have Never Generated Any Revenue From Product Sales And May Never Be Profitable.

        We have no products approved for commercialization and have never generated any revenue from product sales. We will not generate revenue from product sales unless and until we successfully complete the development of, obtain regulatory approval for and commercialize one or more of our product candidates. Our ability to generate future revenue from product sales depends heavily on our success in many areas, including, but not limited to:

  •
  completing research, preclinical or clinical development, as applicable, of our product candidates, including successfully completing clinical trials of our product candidates;

  •
  integrating product candidates that we in-license or acquire, as well as completing research, formulation and process development, and preclinical or clinical development, as applicable, of those product candidates, including successfully completing clinical trials of those product candidates;

  •
  obtaining regulatory approval of our product candidates;

  •
  incurring additional costs as we advance our product candidates;

  •
  developing a sustainable and scalable manufacturing process for our product candidates, if approved;

  •
  maintaining supply and manufacturing relationships with third parties that can conduct the manufacturing process development and provide adequate, in amount and quality, products to support clinical development and the market demand for our product candidates, if approved;

  •
  developing a commercial organization and launching and commercializing product candidates for which we obtain regulatory approval, either directly or with a collaborator or distributor;

  •
  obtaining market acceptance of our product candidates as viable treatment options;

  •
  addressing any competing technological and market developments;

  •
  identifying, assessing, in-licensing, acquiring and/or developing new product candidates;

  •
  negotiating favorable terms in any collaboration, licensing or other arrangements into which we may enter;

  •
  maintaining, protecting, enforcing and expanding our portfolio of intellectual property rights, including patents, trade secrets and know-how; and

  •
  attracting, hiring and retaining qualified personnel.

        Given the numerous risks and uncertainties associated with pharmaceutical product development, we are unable to accurately predict the timing or amount of increased expenses or when, or if, we will be able to achieve profitability. Our expenses could increase beyond expectations if we are required by the FDA or the EMA, or any comparable foreign regulatory agency, to perform nonclinical and preclinical studies or clinical trials in addition to those that we currently anticipate.

        Even if one or more of the product candidates that we develop is approved for commercial sale, we anticipate incurring significant costs associated with commercializing any approved product candidate. Further, our revenue will be dependent, in part, upon the size of the markets in the territories for which we gain regulatory approval, the accepted price for the product, the ability to obtain coverage and adequate reimbursement, and whether we own the commercial rights for that territory. If the number of our addressable patients is not as significant as we estimate, the indication approved by regulatory authorities is narrower than we expect, or the treatment population is narrowed by competition, physician choice or treatment guidelines, we may not generate significant revenue from sales of our product candidates. If we are not able to generate sufficient revenue from the sale of any approved products, we may never become profitable. Even if we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis. Our failure to successfully execute any of the foregoing would decrease the value of our company and could impair our ability to raise capital, expand our business or continue our operations. A decline in the value of our company could cause you to lose all or part of your investment.

Even If This Global Offering Is Successful, We Expect That We Will Need Substantial Additional Funding Before We Can Expect To Complete The Development Of Our Product Candidates And Become Profitable From Sales Of Our Approved Products, If Any.

        We are currently advancing our product candidates through preclinical and clinical development. Development of our product candidates is expensive, and we expect our research and development expenses to increase in connection with our ongoing activities, particularly as we continue our ongoing trials and initiate new trials of iclaprim and our other product candidates. Even with the proceeds of this global offering, we expect that we will require additional capital to obtain regulatory approval for, and to commercialize, our product candidates.

        As of December 31, 2015 and June 30, 2016, our cash and cash equivalents were $28.6 million and $19.5 million, respectively. We believe that the net proceeds from this global offering, together with our existing cash and cash equivalents, will be sufficient to enable us to fund our operating expenses and capital expenditure requirements as described in the "Use of Proceeds" section of this prospectus. However, this estimate is based on assumptions that may prove to be incorrect, our operating plans may change as a result of many factors that may currently be unknown to us, and we may need to seek additional funds sooner than planned. Our future funding requirements will depend on many factors, including, but not limited to:

  •
  the scope, rate of progress, results and cost of our clinical trials, nonclinical testing, formulation, process development and other related activities;

  •
  the cost of manufacturing clinical supplies and establishing commercial supplies of our product candidates, if approved, and any products that we may develop;

  •
  the number and characteristics of product candidates that we pursue, including any additional product candidates we may in-license or acquire;

  •
  the cost of filing, prosecuting, defending and enforcing our patent claims and other intellectual property rights;

  •
  the cost of defending potential intellectual property disputes, including patent infringement actions brought by third parties against us or our product candidates;

  •
  the cost, timing and outcomes of regulatory approvals;

  •
  the cost and timing of establishing sales, marketing and distribution capabilities; and

  •
  the terms and timing of any collaborative, licensing and other arrangements that we may establish, including any required milestone and royalty payments thereunder.

        Any additional fundraising efforts may divert our management from their day-to-day activities, which may compromise our ability to develop and commercialize our product candidates, if approved. In addition, we cannot guarantee that future financing will be available in sufficient amounts or on terms acceptable to us, if at all. Moreover, the terms of any financing may adversely affect the holdings or the rights of our shareholders and the issuance of additional securities, whether equity or debt, by us, or the possibility of such issuance, may cause the market price of the ADSs and our ordinary shares to decline.

        If we are unable to obtain funding on a timely basis, we may be required to significantly curtail, delay or discontinue one or more of our research or development programs or the commercialization of any product candidates, if approved, or be unable to expand our operations or otherwise capitalize on our business opportunities, as desired.

Raising Additional Capital May Cause Dilution To Our Shareholders, Restrict Our Operations Or Require Us To Relinquish Rights To Our Intellectual Property Or Future Revenue Streams.

        Until such time, if ever, as we can generate substantial product revenue, we expect to finance our cash needs through a combination of equity offerings, debt financings, grants, and license and development agreements in connection with any collaborations. We do not have any committed external source of funds. In the event we seek additional funds, we may raise additional capital through the sale of equity or convertible debt securities. In such an event, your ownership interest will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect your rights as a holder of our ordinary shares or the ADSs. Debt financing, if available, could result in increased fixed payment obligations and may involve agreements that include restrictive covenants, such as limitations on our ability to incur additional debt, make capital expenditures, acquire, sell or license intellectual property rights or declare dividends, and other operating restrictions that could hurt our ability to conduct our business.

        Further, if we raise additional funds through collaborations, strategic alliances, or marketing, distribution or licensing arrangements with third parties, we may have to relinquish valuable rights to our intellectual property or future revenue streams. If we are unable to raise additional funds when needed, we may be required to delay, limit, reduce or terminate our product development or future commercialization efforts, or grant rights to develop and market product candidates that we would otherwise prefer to develop and market ourselves.

We May Not Be Successful In Executing Our Growth Strategy Or Our Growth Strategy May Not Deliver The Anticipated Results.

        We plan to source new product candidates that are complementary to our existing product candidates by in-licensing or acquiring them from other companies or academic institutions. If we are unable to identify, in-license or acquire and integrate product candidates in accordance with this strategy, our ability to pursue our growth strategy would be compromised.

        Research programs and business development efforts to identify new product candidates require substantial technical, financial and human resources. We may focus our efforts and resources on potential programs or product candidates that ultimately prove to be unsuccessful. Our research programs, business development efforts or licensing attempts may fail to yield additional complementary or successful product candidates for clinical development and commercialization for a number of reasons, including, but not limited to, the following:

  •
  our research or business development methodology or search criteria and process may be unsuccessful in identifying potential product candidates with a high probability of success for development progression;

  •
  we may not be able or willing to assemble sufficient resources or expertise to in-license, acquire or discover additional product candidates;

  •
  for product candidates we seek to in-license or acquire, we may not be able to agree to acceptable terms with the licensor or owner of those product candidates;

  •
  our product candidates may not succeed in preclinical studies or clinical trials;

  •
  we may not succeed in formulation or process development;

  •
  our product candidates may be shown to have harmful side effects or may have other characteristics that may make the products unmarketable or unlikely to receive regulatory approval;

  •
  competitors may develop alternatives that render our product candidates obsolete or less attractive;

  •
  product candidates that we develop may be covered by third parties' patents or other exclusive rights;

  •
  product candidates that we develop may not allow us to leverage our expertise and our development and commercial infrastructure as currently expected;

  •
  the market for a product candidate may change during our program so that such a product may become unreasonable to continue to develop;

  •
  a product candidate may not be capable of being produced in commercial quantities at an acceptable cost, or at all; and

  •
  a product candidate may not be accepted as safe and effective by patients, the medical community or third-party payors.

        If any of these events occurs, we may not be successful in executing our growth strategy or our growth strategy may not deliver the anticipated results.

We May Expend Our Limited Resources To Pursue A Particular Product Candidate Or Indication And Fail To Capitalize On Product Candidates Or Indications That May Be More Profitable Or For Which There Is A Greater Likelihood Of Success.

        We have limited financial and managerial resources. As a result, we may forego or delay pursuit of opportunities with other product candidates or for other indications that later prove to have greater commercial potential. Our resource allocation decisions may cause us to fail to capitalize on viable commercial products or profitable market opportunities. Our spending on current and future research and development programs and product candidates for specific indications may not yield any commercially viable products. If we do not accurately evaluate the commercial potential or target market for a particular product candidate, we may relinquish valuable rights to that product candidate through collaboration, licensing or other royalty arrangements in cases in which it would have been more advantageous for us to retain sole development and commercialization rights to such product candidate.

If We Acquire Other Businesses Or In-License Or Acquire Other Product Candidates And Are Unable To Integrate Them Successfully, Our Financial Performance Could Suffer.

        If we are presented with appropriate opportunities, we may acquire other businesses. We have had limited experience integrating other businesses or product candidates, or in-licensing or acquiring other product candidates. The integration process following any future transactions may produce unforeseen operating difficulties and expenditures, and may absorb significant management attention that would otherwise be directed to the ongoing development of our business. Also, in any future in-licensing or acquisition transactions, we may issue ordinary shares that would result in dilution to existing shareholders, incur debt, assume contingent liabilities or create additional expenses related to amortizing intangible assets, any of which might harm our financial results and cause our share price to decline. Any financing we might need for future transactions may be available to us only on terms that restrict our business or impose costs that reduce our net income.

We Are Highly Dependent On Our Key Personnel, As Well As Our Ability To Recruit, Retain And Motivate Additional Qualified Personnel.

        We are highly dependent on Graham Lumsden, our Chief Executive Officer, Pete Meyers, our Chief Financial Officer, and David Huang, our Chief Medical Officer. Any member of management or employee can terminate his or her relationship with us at any time. Although we have included non-compete provisions in their respective employment or consulting agreements, as the case may be, such arrangements might not be sufficient for the purpose of preventing such key personnel from entering into agreements with any of our competitors. The inability to recruit and retain qualified personnel, or the loss of Graham Lumsden, Pete Meyers or David Huang could result in competitive harm as we could experience delays in reaching our in-licensing, acquisition, development and commercialization objectives.

        We also depend substantially on highly qualified managerial, sales and technical personnel who are difficult to hire and retain. As a result, competition for skilled personnel is intense and the turnover rate can be high. We may not be able to attract and retain personnel on acceptable terms given the competition among numerous pharmaceutical and biotechnology companies for individuals with similar skill sets. In addition, failure to succeed in preclinical studies or clinical trials may make it more challenging to recruit and retain qualified personnel. Recruiting and retaining other qualified employees, consultants and advisors for our business, including scientific and technical personnel, will be critical to our success.

We Expect To Expand Our Organization, And We May Experience Difficulties In Managing This Growth, Which Could Disrupt Our Operations.

        As of October 11, 2016, we had four full-time employees. As our development, commercialization, in-licensing and acquisition plans and strategies develop, and as we advance the preclinical and clinical development of our product candidates, we expect to experience significant growth in the number of our employees and the scope of our operations, particularly in the areas of managerial, operational, sales, marketing, financial, legal and other resources. To manage our anticipated future growth, we must continue to implement and improve our managerial, operational and financial systems, expand our facilities, and continue to recruit and train additional qualified personnel. Our management may need to divert a disproportionate amount of its attention away from our day-to-day activities and devote a substantial amount of time to managing these growth activities. Due to our limited financial resources, we may not be able to effectively manage the expansion of our operations, which may result in weaknesses in our infrastructure, operational mistakes, loss of business opportunities, loss of employees and reduced productivity among remaining employees. Our expected growth could require significant capital expenditures and may divert financial resources from other projects, such as the in-licensing, acquisition and development of additional product candidates. If our management is unable to effectively manage our growth, our expenses may increase more than expected, our ability to generate or grow revenue could be reduced and we may not be able to implement our business strategy.

If We Fail To Maintain An Effective System Of Internal Control Over Financial Reporting, We May Not Be Able To Accurately Report Our Financial Results Or Prevent Fraud. As A Result, Shareholders Could Lose Confidence In Our Financial And Other Public Reporting, Which Would Harm Our Business And The Trading Price Of The ADSs And Our Ordinary Shares.

        Effective internal controls over financial reporting are necessary for us to provide reliable financial reports and, together with adequate disclosure controls and procedures, are designed to prevent fraud. Any failure to implement required new or improved controls, or difficulties encountered in their implementation could cause us to fail to meet our reporting obligations. In addition, any testing by us, as and when required, conducted in connection with Section 404 of the Sarbanes-Oxley Act, or Section 404, or any subsequent testing by our independent registered public accounting firm, as and when required, may reveal deficiencies in our internal controls over financial reporting that are deemed to be material weaknesses or that may require prospective or retroactive changes to our financial statements or identify other areas for further attention or improvement. Inferior internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of the ADSs and our ordinary shares.

        Pursuant to Section 404, we will be required to furnish a report by our management on our internal control over financial reporting. However, as an emerging growth company, we will not be required to include an attestation report on internal control over financial reporting issued by our independent registered public accounting firm until we are no longer an emerging growth company. To achieve compliance with Section 404 within the prescribed period, we will be engaged in a process to document and evaluate our internal control over financial reporting, which is both costly and challenging. In this regard, we will need to continue to dedicate internal resources, potentially engage outside consultants and adopt a detailed work plan to assess and document the adequacy of internal control over financial reporting, continue steps to improve control processes as appropriate, validate through testing that controls are functioning as documented and implement a continuous reporting and improvement process for internal control over financial reporting. Despite our efforts, there is a risk that we will not be able to conclude within the prescribed timeframe that our internal control over financial reporting is effective as required by Section 404. This could result in an adverse reaction in the financial markets due to a loss of confidence in the reliability of our financial statements.

Our Business And Operations Would Suffer In The Event Of System Failures.

        Our computer systems, as well as those of our clinical research organizations, or CROs, and other contractors and consultants, are vulnerable to damage from computer viruses, unauthorized access, natural disasters, including hurricanes, terrorism, war and telecommunication and electrical failures. If such an event were to occur and cause interruptions in our operations, it could result in a material disruption of our product development programs. For example, the loss of preclinical study or clinical trial data from completed, ongoing or planned preclinical studies or clinical trials could result in delays in our regulatory approval efforts and significantly increase our costs to recover or reproduce the data. To the extent that any disruption or security breach were to result in a loss of or damage to our data or applications, or inappropriate disclosure of personal, confidential or proprietary information, we could incur liability and the further development of our product candidates could be delayed.

The Recent Vote By The U.K. Electorate In Favor Of A U.K. Exit From The EU Could Adversely Impact Our Business, Results Of Operations And Financial Condition.

        In a referendum held in the United Kingdom on June 23, 2016, a majority of those voting voted for the United Kingdom to leave the EU (referred to as "Brexit"). For now, the United Kingdom remains a member of the EU and there will not be any immediate change in either EU or U.K. law as a consequence of the "leave" vote. EU law does not govern contracts and the United Kingdom is not part of the EU's monetary union. However, the "leave" vote signals the beginning of a lengthy process under which the terms of the United Kingdom's withdrawal from, and future relationship with, the EU will be negotiated and legislation to implement the United Kingdom's withdrawal from the EU will be enacted. The ultimate impact of the "leave" vote will depend on the terms that are negotiated in relation to the United Kingdom's future relationship with the EU. Although the timetable for U.K. withdrawal is not at all clear at this stage, it is likely that the withdrawal of the United Kingdom from the EU will take more than two years to be negotiated and conclude.

        Brexit could impair our ability to transact business in EU countries. Brexit has already and could continue to adversely affect European and/or worldwide economic and market conditions and could continue to contribute to instability in the global financial markets. The long-term effects of Brexit will depend in part on any agreements the United Kingdom makes to retain access to EU markets following the United Kingdom's withdrawal from the EU.

        In addition, we expect that Brexit could lead to legal uncertainty and potentially divergent national laws and regulations as the United Kingdom determines which EU laws to replicate or replace. If the United Kingdom were to significantly alter its regulations affecting the pharmaceutical industry, we could face significant new costs. It may also be time-consuming and expensive for us to alter our internal operations in order to comply with new regulations. Altered regulations could also add time and expense to the process by which our product candidates receive regulatory approval in the United Kingdom and EU. Similarly, it is unclear at this time what Brexit's impact will have on our intellectual property rights and the process for obtaining and defending such rights. It is possible that certain intellectual property rights, such as trademarks, granted by the EU will cease being enforceable in the U.K. absent special arrangements to the contrary. With regard to existing patent rights, the effect of Brexit should be minimal considering enforceable patent rights are specific to the U.K., whether arising out of the European Patent Office or directly through the U.K. patent office.

        Any of these effects of Brexit, and others we cannot anticipate, could adversely affect our business, business opportunities, results of operations, financial condition and cash flows.

Risks Related To The Development And Preclinical And Clinical Testing Of Our Product Candidates

We Depend Entirely On The Success Of A Limited Number Of Product Candidates, Which Are Still In Preclinical Or Clinical Development. If We Do Not Obtain Regulatory Approval For And Successfully Commercialize One Or More Of Our Product Candidates Or We Experience Significant Delays In Doing So, We May Never Become Profitable.

        We currently have no products approved for sale and may never be able to obtain regulatory approval for, or commercialize, any products. We have invested, and expect to continue to invest, a significant portion of our efforts and financial resources in the development of a limited number of product candidates, which are still in preclinical or clinical development. Our ability to generate product revenues, which we do not expect will occur for at least the next several years, if ever, will depend heavily on our successful development and eventual commercialization, if approved, of one or more of our product candidates. We are not permitted to market or promote any of our product candidates before we receive regulatory approval from the FDA, EMA or any comparable foreign regulatory agency, and we may never receive such regulatory approval for any of our product candidates. The success of iclaprim and our other product candidates will depend on several additional factors, including, but not limited to, the following:

  •
  successfully completing formulation and process development activities;

  •
  successfully completing clinical trials that demonstrate the efficacy and safety of our product candidates;

  •
  acceptance of our product candidates by patients and the medical community;

  •
  a continued acceptable safety profile following approval;

  •
  obtaining and maintaining healthcare coverage and adequate reimbursement; and

  •
  competing effectively with other therapies, including with respect to the sales and marketing of our product candidates, if approved.

        Many of these factors are wholly or partially beyond our control, including clinical development, the regulatory submission process, potential threats to our intellectual property rights and changes in the competitive landscape. If we do not achieve one or more of these factors in a timely manner or at all, we could experience significant delays or an inability to successfully complete clinical trials or eventually commercialize our product candidates, if approved.

Clinical Trials Are Very Expensive, Time Consuming And Difficult To Design And Implement And Involve Uncertain Outcomes. Furthermore, Results Of Earlier Preclinical Studies And Clinical Trials May Not Be Predictive Of Results Of Future Preclinical Studies Or Clinical Trials.

        To obtain the requisite regulatory approvals to market and sell any of our product candidates, we must demonstrate through extensive preclinical studies and clinical trials that our products are safe and effective in humans. Clinical testing is expensive and can take many years to complete, and its outcome is inherently uncertain. Failure can occur at any time during the clinical trial process. The results of preclinical studies and earlier clinical trials may not be predictive of the results of later-stage clinical trials. For example, the results generated to date in preclinical studies or clinical trials for our product candidates do not ensure that later preclinical studies or clinical trials will demonstrate similar results. Further, we have limited clinical data for each of our product candidates. Product candidates in later stages of clinical trials may fail to show the desired safety and efficacy traits despite having progressed through preclinical studies and initial clinical trials. Companies in the biopharmaceutical industry may suffer setbacks in advanced clinical trials due to lack of efficacy or adverse safety profiles, notwithstanding promising results in earlier clinical trials. We may experience delays in our ongoing or future preclinical studies or clinical trials, and we do not know whether future preclinical studies or clinical trials will begin on time, need to be redesigned, enroll an adequate number of subjects or patients on time or be completed on schedule, if at all. Clinical trials may be delayed, suspended or terminated for a variety of reasons, including delay or failure to:

  •
  obtain authorization from regulators or institutional review boards, or IRBs, to commence a clinical trial at a prospective clinical trial site;

  •
  reach agreements on acceptable terms with prospective CROs and clinical trial sites, the terms of which can be subject to extensive negotiation and may vary significantly among different CROs and clinical trial sites;

  •
  recruit and enroll a sufficient number of patients in clinical trials to ensure adequate statistical power to detect statistically significant treatment effects;

  •
  address any noncompliance with regulatory requirements or safety concerns that arise during the course of a clinical trial;

  •
  have patients complete clinical trials or return for post-treatment follow-up;

  •
  have CROs or other third parties comply with regulatory requirements, adhere to the trial protocol or meet contractual obligations in a timely manner or at all;

  •
  identify a sufficient number of clinical trial sites and initiate them within the planned timelines; and

  •
  manufacture sufficient quantities of the product candidate to complete clinical trials.

        Positive or timely results from preclinical or early stage clinical trials do not ensure positive or timely results in late stage clinical trials or regulatory approval by the FDA, EMA or any comparable foreign regulatory agency. In addition, many of the factors that cause, or lead to, a delay in the commencement or completion of clinical trials may also ultimately lead to the denial of regulatory approval of our product candidates. Preclinical and clinical data are often susceptible to varying interpretations and analyses. Many companies that believed their product candidates performed satisfactorily in preclinical studies and clinical trials have nonetheless failed to obtain regulatory approval for the product candidates. The FDA, EMA and any comparable foreign regulatory agency have substantial discretion in the approval process and in determining when or whether regulatory approval will be obtained for any of our product candidates. Even if we believe the data collected from clinical trials of our product candidates are promising, such data may not be sufficient to support approval by the FDA, EMA or any comparable foreign regulatory agency.

        In some instances, there can be significant variability in safety or efficacy results between different clinical trials of the same product candidate due to numerous factors, including changes in clinical trial procedures set forth in protocols, differences in the size and type of the patient populations, adherence to the administration regimen and other clinical trial protocols, and the rate of dropout among clinical trial participants. In the case of our late stage clinical product candidates, results may differ in general on the basis of the larger number of clinical trial sites and additional countries involved in Phase 3 clinical trials. Different countries have different standards of care and different levels of access to care for patients, which in part drives the heterogeneity of the patient populations that enroll in our studies.

The Regulatory Approval Process Of The FDA, EMA Or Any Comparable Foreign Regulatory Agency May Be Lengthy, Time Consuming And Unpredictable.

        Our future success depends upon our ability to develop, obtain regulatory approval for and then commercialize one or more of our product candidates. Although some of our employees have prior experience with submitting marketing applications to the FDA, EMA or any comparable foreign regulatory agency, we, as a company, have not submitted such applications for our product candidates. We cannot be certain that any of our product candidates will be successful in clinical trials or receive regulatory approval. Applications for any of our product candidates could fail to receive regulatory approval for many reasons, including, but not limited to, the following:

  •
  the FDA, EMA or any comparable foreign regulatory agency may disagree with the design or implementation of our clinical trials or our interpretation of data from nonclinical trials or clinical trials;

  •
  the population studied in the clinical program may not be sufficiently broad or representative to assure safety in the full population for which we seek approval, including reliance on foreign clinical data;

  •
  the data collected from clinical trials of our product candidates may not be sufficient to support a finding that has statistical significance or clinical meaningfulness or support the submission of a new drug application, or NDA, or other submission, or to obtain regulatory approval in the United States or elsewhere;

  •
  we may be unable to demonstrate to the FDA, EMA or any comparable foreign regulatory agency that a product candidate's risk-benefit ratio for its proposed indication is acceptable;

  •
  the FDA, EMA or any comparable foreign regulatory agency may fail to approve the manufacturing processes, test procedures and specifications or facilities of third-party manufacturers with which we contract for clinical and commercial supplies; and

  •
  the approval policies or regulations of the FDA, EMA or any comparable foreign regulatory agency may significantly change in a manner rendering our clinical data insufficient for approval.

        Any of our current or future product candidates could take a significantly longer time to gain regulatory approval than expected or may never gain regulatory approval. This could delay or eliminate any potential product revenue by delaying or terminating the potential commercialization of our product candidates

        We generally plan to seek regulatory approval to commercialize our product candidates in the United States, the EU and other key global markets. To obtain regulatory approval in other countries, we must comply with numerous and varying regulatory requirements of such other countries regarding safety, efficacy, chemistry, manufacturing and controls, clinical trials, commercial sales, pricing and distribution of our product candidates. Even if we are successful in obtaining approval in one jurisdiction, we cannot ensure that we will obtain approval in any other jurisdictions. Failure to obtain marketing authorization for our product candidates will result in our being unable to market and sell such products. If we fail to obtain approval in any jurisdiction, the geographic market for our product candidates could be limited. Similarly, regulatory agencies may not approve the labeling claims that are necessary or desirable for the successful commercialization of our product candidates.

If Serious Adverse, Undesirable Or Unacceptable Side Effects Are Identified During The Development Of Our Product Candidates Or Following Regulatory Approval, If Any, We May Need To Abandon Our Development Of Such Product Candidates.

        If our product candidates are associated with serious adverse, undesirable or unacceptable side effects, we may need to abandon their development or limit development to certain uses or sub-populations in which such side effects are less prevalent, less severe or more acceptable from a risk-benefit perspective. Many compounds that initially showed promise in preclinical or early stage testing have later been found to cause side effects that restricted their use and prevented further development of the compound for larger indications.

        Discovery of previously unknown problems, or increased focus on a known problem, with an approved product may result in restrictions on its permissible uses, including withdrawal of the medicine from the market.

        Additionally, if one or more of our product candidates receives regulatory approval, and we or others later identify undesirable side effects caused by such product(s), a number of potentially significant negative consequences could result, including, but not limited to:

  •
  withdrawal by regulatory authorities of approvals of such product;

  •
  seizure of the product by regulatory authorities;

  •
  recall of the product;

  •
  restrictions on the marketing of the product;

  •
  requirement by regulatory authorities of additional warnings on the label, such as a black box warning;

  •
  requirement that we create a medication guide outlining the risks of such side effects for distribution to patients;

  •
  commitment to expensive additional safety studies prior to launch as a prerequisite of approval by regulatory authorities of such product;

  •
  commitment to expensive post-marketing studies as a prerequisite of approval by regulatory authorities of such product;

  •
  initiation of legal action against us claiming to hold us liable for harm caused to patients; and

  •
  harm to our reputation and resulting harm to physician or patient acceptance of our products.

        Any of these events could prevent us from achieving or maintaining market acceptance of the particular product candidate, if approved, and could significantly harm our business, financial condition, and results of operations.

We May Find It Difficult To Enroll Patients In Our Clinical Trials Given The Limited Number Of Patients Who Have The Diseases For The Treatment Of Which Our Product Candidates Are Being Studied. Difficulty In Enrolling Patients In Our Clinical Trials Could Delay Or Prevent Clinical Trials Of Our Product Candidates.

        Successful and timely completion of clinical trials will require that we enroll a sufficient number of patient candidates. Clinical trials may be subject to delays as a result of patient enrollment taking longer than anticipated or patient withdrawal. Patient enrollment depends on many factors, including the size and nature of the patient population, eligibility criteria for the clinical trial, the proximity of patients to clinical sites, the design of the clinical protocol, the availability of competing clinical trials, the availability of new drugs approved for the indication the clinical trial is investigating, and clinicians' and patients' perceptions as to the safety and potential advantages of the product candidate being studied in relation to other available therapies.

        Because we are focused on addressing rare diseases, there are limited patient pools from which to draw in order to complete our clinical trials in a timely and cost-effective manner. Delays in the completion of any clinical trial of our product candidates will increase our costs, slow down our product candidate development and approval process, and delay or potentially jeopardize our ability to commence product sales and generate revenue. In addition, many of the factors that may lead to a delay in the commencement or completion of clinical trials may also ultimately lead to the denial of regulatory approval of our product candidates.

We May Become Exposed To Costly And Damaging Liability Claims, Either When Testing Our Product Candidates In The Clinic Or At The Commercial Stage, And Our Product Liability Insurance May Not Cover All Damages From Such Claims.

        We are exposed to potential product liability and professional indemnity risks that are inherent in the research, development, manufacturing, marketing, and use of pharmaceutical products. We currently have no products that have been approved for commercial sale. However, the current and future use of product candidates by us in clinical trials, and the sale of any approved products in the future, may expose us to liability claims. These claims might be made by patients that use the product, healthcare providers, pharmaceutical companies, or others selling such products. Any claims against us, regardless of their merit, could be difficult and costly to defend, and could compromise the market acceptance of our product candidates or any prospects for commercialization of our product candidates, if approved.

        Although the clinical trial process is designed to identify and assess potential side effects, it is always possible that a drug, even after regulatory approval, may exhibit unforeseen side effects. If any of our product candidates were to cause adverse side effects during clinical trials or after approval of the product candidate, we may be exposed to substantial liabilities. Physicians and patients may not comply with any warnings that identify known potential adverse effects and patients who should not use our product candidates.

        We purchase liability insurance in connection with our clinical trials. It is possible that our liabilities could exceed our insurance coverage. We intend to expand our insurance coverage to include the sale of commercial products if we obtain regulatory approval for any of our product candidates.

However, we may not be able to maintain insurance coverage at a reasonable cost or obtain insurance coverage that will be adequate to satisfy any liability that may arise. If a successful product liability claim or series of claims is brought against us for uninsured liabilities or in excess of insured liabilities, our assets may not be sufficient to cover such claims and our business operations could be impaired.

Risks Related To Commercialization Of Our Product Candidates

We Have Never Commercialized A Product Candidate And We May Lack The Necessary Expertise, Personnel And Resources To Successfully Commercialize Any Of Our Products That Receive Regulatory Approval On Our Own Or Together With Suitable Partners.

        We have never commercialized a product candidate. Our operations to date have been limited to organizing and staffing our company, business planning, raising capital, in-licensing or acquiring our product candidates, identifying potential product candidates and undertaking preclinical studies and clinical trials of our product candidates. We currently have no sales force or marketing or distribution capabilities. To achieve commercial success of our product candidates, if approved, we will have to develop our own sales, marketing and supply capabilities or outsource these activities to a third party.

        Factors that may affect our ability to commercialize our product candidates on our own include recruiting and retaining adequate numbers of effective sales and marketing personnel, obtaining access to or persuading adequate numbers of physicians to prescribe our product candidates and other unforeseen costs associated with creating an independent sales and marketing organization. Developing a sales and marketing organization requires significant investment, is time consuming and could delay the launch of our product candidates. We may not be able to build an effective sales and marketing organization in the United States or other key global markets. If we are unable to build our own distribution and marketing capabilities or to find suitable partners for the commercialization of our product candidates, we may not generate revenues from them.

If we are successful in commercializing iclaprim, we may be subject to claims from F. Hoffman-La Roche Ltd. and Hoffmann-La Roche Inc. in connection with payments on the net sales of iclaprim for certain countries.

        Pursuant to the terms of the merger agreement we entered into with Nuprim on December 31, 2014, we agreed to assume Nuprim's obligations under certain agreements. We do not believe that the Sale and Purchase Agreement, dated June 1, 2001, by and between F. Hoffman-La Roche Ltd. and Hoffmann-La Roche Inc., together the Hoffmann-La Roche Seller, and Arpida Ltd., the Hoffman-La Roche/Arpida Agreement, was assigned to Nuprim or the party for which it was a successor in interest with regards to the iclaprim assets and therefore we do not have obligations under such agremeent.

        The Hoffmann-La Roche/Arpida Agreement provides that the Hoffmann-La Roche Seller will be entitled to receive a royalty of 1 to 5% of net sales of a Drug (as defined in such agreement), such amount depending on various factors (e.g., the final drug composition, timing of commercialization, country of sales). While we do not believe we are a successor to such agreement and it is unlikely our iclaprim product would fit the factors requiring payment under such agreement, if it were determined that we are a successor in interest to the Hoffman-La Roche/Arpida Agreement and our iclaprim product is determined to fit the criteria of being a Drug as defined in such agreement, we could have a payment obligation of 1 to 5% of net sales of our iclaprim product for certain countries for a period of ten years from first commercial sale in such country.

We Operate In A Highly Competitive And Rapidly Changing Industry, Which May Result In Our Competitors Discovering, Developing Or Commercializing Competing Products Before Or More Successfully Than We Do, Or Our Entering A Market In Which A Competitor Has Commercialized An Established Competing Product, And We May Not Be Successful In Competing With Them.

        The development and commercialization of new drug products is highly competitive and subject to significant and rapid technological change. Our success is highly dependent upon our ability to in-license, acquire, develop and obtain regulatory approval for new and innovative drug products on a cost-effective basis and to market them successfully. In doing so, we face and will continue to face intense competition from a variety of businesses, including large, fully integrated, well-established pharmaceutical companies who already possess a large share of the market, specialty pharmaceutical companies and biopharmaceutical companies, academic institutions, government agencies and other private and public research institutions in the United States and other jurisdictions.

        We are currently aware of various companies that are marketing existing antibiotics or may introduce new products that compete with our product candidates such as Allergan, Cempra, Melinta, Merck & Co., Inc., and Paratek. We anticipate this competition to increase in the future as new companies enter the novel antibiotics market. In addition, the healthcare industry is characterized by rapid technological change, and new product introductions or other technological advancements could make some or all of our products obsolete.

        The highly competitive nature of and rapid technological changes in the biotechnology and pharmaceutical industries could render our product candidates or our technology obsolete or non-competitive. Our competitors may, among other things:

  •
  have similar or better product candidates or technologies;

  •
  possess greater financial and human resources as well as supporting clinical data;

  •
  develop and commercialize products that are safer, more effective, less expensive, or more convenient or easier to administer;

  •
  obtain regulatory approval more quickly;

  •
  establish superior proprietary positions;

  •
  have access to greater manufacturing capacity;

  •
  seek patent protection that competes with our product candidates;

  •
  implement more effective approaches to sales and marketing; or

  •
  enter into more advantageous collaborative arrangements for research, development, manufacturing and marketing of products.

The Successful Commercialization Of Our Product Candidates Will Depend In Part On The Extent To Which Governmental Authorities And Health Insurers Establish Adequate Coverage And Reimbursement Levels And Pricing Policies.

        The successful commercialization of our product candidates, if approved, will depend, in part, on the extent to which coverage and reimbursement for our products or procedures using our products will be available from government and health administration authorities, private health insurers and other third-party payors. To manage healthcare costs, many governments and third-party payors increasingly scrutinize the pricing of new technologies and require greater levels of evidence of favorable clinical outcomes and cost-effectiveness before extending coverage and adequate reimbursement to such new technologies. In the United States, the Medicare Prescription Drug, Improvement, and Modernization Act of 2003, or the Medicare Modernization Act, changed the way Medicare covers and pays for pharmaceutical products. The legislation expanded Medicare coverage for drug purchases by the elderly under a new Part D and introduced a new reimbursement methodology based on average sale prices for physician-administered drugs. In addition, this legislation provided authority for limiting the number of drugs that will be covered in any therapeutic class. Cost-reduction initiatives and other provisions of this legislation could decrease the coverage and reimbursement that we receive for any approved products. While the Medicare Modernization Act applies only to drug benefits for Medicare beneficiaries, private payors often follow Medicare coverage policy and payment limitations in setting their own reimbursement rates. Therefore, any reduction in reimbursement that results from the Medicare Modernization Act may result in a similar reduction in payments from private payors. In light of such challenges to prices and increasing levels of evidence of the benefits and clinical outcomes of new technologies, we cannot be sure that coverage will be available for any product candidate that we commercialize, and, if available, that the reimbursement rates will be adequate. If we are unable to obtain adequate levels of coverage and reimbursement for our product candidates, our ability to generate revenue will be compromised.

        Our potential customers, including hospitals, physicians and other healthcare providers that purchase certain injectable drugs administered during a procedure, such as our product candidates, generally rely on third-party payors to pay for all or part of the costs and fees associated with the drug and the procedures administering the drug. These third-party payors may pay separately for the drug or may bundle or otherwise include the costs of the drug in the payment for the procedure. We are unable to predict at this time whether our product candidates, if approved, will be eligible for such separate payments. To the extent there is no separate payment for our product candidates, there may be further uncertainty as to the adequacy of reimbursement amounts. Nor can we predict at this time the adequacy of payments, whether made separately for the drug and procedure or with a bundled or otherwise aggregate payment amount for the drug and procedure. In addition, obtaining and maintaining adequate coverage and reimbursement status is time consuming and costly.

        Because each third-party payor individually approves coverage and reimbursement levels, obtaining coverage and adequate reimbursement is a time consuming, costly and sometimes unpredictable process. We may be required to provide scientific and clinical support, medical necessity or both for the use of any product to each third-party payor separately with no assurance that approval would be obtained, and we may need to conduct expensive pharmacoeconomic studies in order to demonstrate the cost-effectiveness, medical necessity or both of our products. This process could delay the market acceptance of any product and could have a negative effect on our future revenues and operating results.

        Third-party payors may deny coverage and reimbursement status altogether of a given drug product, or cover the product, but may also establish prices at levels that are too low to enable us to realize an appropriate return on our investment in product development. Because the rules and regulations regarding coverage and reimbursement change frequently, in some cases on short notice, even when there is favorable coverage and reimbursement, future changes may occur that adversely impact such favorable coverage and reimbursement status. Further, the net reimbursement for drug products may be subject to additional reductions if there are changes to laws that presently restrict imports of drugs from countries where they may be sold at lower prices than in the United States.

        The unavailability or inadequacy of third-party coverage and reimbursement could negatively affect the market acceptance of our product candidates and the future revenues we may expect to receive from those products. In addition, we are unable to predict what additional legislation or regulation relating to the healthcare industry or third-party coverage and reimbursement may be enacted in the future, or what effect such legislation or regulation would have on our business.

Our Products May Not Gain Market Acceptance, In Which Case We May Not Be Able To Generate Product Revenues.

        Even if the FDA, EMA or any comparable foreign regulatory agency approves the marketing of any product candidates that we develop, physicians, healthcare providers, patients or the medical community may not accept or use them. Efforts to educate the medical community and third-party payors on the benefits of our product candidates may require significant resources and may not be successful. If iclaprim or any other product candidate that we develop does not achieve an adequate level of acceptance, we may not generate significant product revenues or any profits from operations. The degree of market acceptance of iclaprim or any of our product candidates that are approved for commercial sale will depend on a variety of factors, including, but not limited to:

  •
  whether clinicians and potential patients perceive our product candidates to have better efficacy, safety and tolerability profile, and ease of use compared with our competitors;

  •
  the timing of market introduction;

  •
  the number of competing products;

  •
  our ability to provide acceptable evidence of safety and efficacy;

  •
  the prevalence and severity of any side effects;

  •
  relative convenience and ease of administration;

  •
  cost-effectiveness;

  •
  patient diagnostics and screening infrastructure in each market;

  •
  marketing and distribution support; and

  •
  availability of coverage, reimbursement and adequate payment from health maintenance organizations and other third-party payors, both public and private.

        In addition, the potential market opportunity for iclaprim, MTF-101 or any other product candidate we may develop is difficult to estimate precisely. Our estimates of the potential market opportunity are predicated on several key assumptions such as industry knowledge and publications, third-party research reports and other surveys. While we believe that our internal assumptions are reasonable, these assumptions may be inaccurate. If any of the assumptions proves to be inaccurate, then the actual market for iclaprim or our other product candidates could be smaller than our estimates of the potential market opportunity. If the actual market for iclaprim or our other product candidates is smaller than we expect, or if the products fail to achieve an adequate level of acceptance by physicians, healthcare payors and patients, our product revenue may be limited and we may be unable to achieve or maintain profitability. Further, given the limited number of treating physicians, if we are unable to convince a significant number of such physicians of the value of our product candidates, we may be unable to achieve a sufficient market share to make our products, if approved, profitable.

Bacteria Might Develop Resistance To Iclaprim, Which Would Decrease Its Efficacy And Commercial Viability.

        Drug resistance is primarily caused by the genetic mutation of bacteria resulting from sub-optimal exposure to antibiotics where the drug does not kill all of the bacteria. While antibiotics have been developed to treat many of the most common infections, the extent and duration of their use worldwide has resulted in new mutated strands of bacteria resistant to current treatments. If physicians, rightly or wrongly, associate bacterial resistance issues with iclaprim, physicians might not prescribe iclaprim. If bacteria develop resistance to iclaprim, its efficacy would decline, which would negatively affect our potential to generate revenues from its commercialization.

Risks Related To Our Reliance On Third Parties

We Rely On Third Parties To Conduct Our Nonclinical And Clinical Trials And If These Third Parties Perform In An Unsatisfactory Manner, Our Business Could Be Substantially Harmed.

        We have relied upon and plan to continue to rely upon third-party CROs to conduct and monitor and manage data for our ongoing nonclinical and clinical programs, and may not currently have all of the necessary contractual relationships in place to do so. Once we have established contractual relationships with such third-party CROs, we will have only limited control over their actual performance of these activities. Nevertheless, we are responsible for ensuring that each of our trials is conducted in accordance with the applicable protocol, legal, regulatory, environmental and scientific standards and our reliance on the CROs does not relieve us of our regulatory responsibilities.

        We and our CROs and other vendors are required to comply with current Good Manufacturing Practices, or cGMP, current Good Clinical Practices, or cGCP, and Good Laboratory Practice, or GLP, which are regulations and guidelines enforced by the FDA, the Competent Authorities of the Member States of the EU and any comparable foreign regulatory agency for all of our product candidates in nonclinical and clinical development. Regulatory authorities enforce these regulations through periodic inspections of study sponsors, principal investigators, trial sites and other contractors. If we or any of our CROs or vendors fail to comply with applicable regulations, the data generated in our nonclinical and clinical trials may be deemed unreliable and the FDA, EMA or any comparable foreign regulatory agency may require us to perform additional nonclinical and clinical trials before approving our marketing applications. We cannot assure you that upon inspection by a given regulatory authority, such regulatory authority will determine that all of our clinical trials comply with cGCP regulations. In addition, our clinical trials must be conducted with products produced under cGMP regulations. Our failure to comply with these regulations may require us to repeat clinical trials, which would delay the regulatory approval process.

        Our business involves the controlled use of hazardous materials, chemicals, biologicals and radioactive compounds. Substantially all such use is outsourced to third-party CRO manufacturers and clinical sites. Although we believe that our third-party CROs safety procedures for handling and disposing of such materials comply with industry standards, there will always be a risk of accidental contamination or injury. By law, radioactive materials may only be disposed of at certain approved facilities. If liable for an accident, or if it suffers an extended facility shutdown, we or our CROs could incur significant costs, damages or penalties.

        Our CROs are not our employees, and except for remedies available to us under our agreements with such CROs, we cannot control whether or not they devote sufficient time and resources to our ongoing nonclinical and clinical programs. If our CROs do not successfully carry out their contractual duties or obligations or meet expected deadlines, if they need to be replaced or if the quality or accuracy of the data they obtain is compromised due to the failure to adhere to our protocols, regulatory requirements or for other reasons, our clinical trials may be extended, delayed or terminated, and we may not be able to obtain regulatory approval for or successfully commercialize our product candidates. Our CROs may also generate higher costs than anticipated. As a result, our results of operations and the commercial prospects for our product candidates would be harmed, our costs could increase, and our ability to generate revenue could be delayed.

        If any of our relationships with these third-party CROs terminates, we may not be able to enter into arrangements with alternative CROs or to do so on commercially reasonable terms. If we are able to replace a CRO, switching or adding additional CROs involves additional cost and requires management time and focus and there is a natural transition period when a new CRO commences work. As a result, delays could occur, which could hurt our ability to meet our desired clinical development timelines. Though we carefully manage our relationships with our CROs, there can be no assurance that we will not encounter similar challenges or delays in the future.

The Failure Of Our Suppliers To Supply Us With The Agreed Upon Drug Substance Or Drug Product Could Hurt Our Business.

        We do not currently, and do not expect to in the future, independently conduct manufacturing activities for our product candidates. We expect to rely on third-party suppliers for the drug substance and drug product for our product candidates. The failure of these suppliers to perform as contracted, or the need to identify new suppliers, could result in a delay in the development of our product candidates. A delay in the development of our product candidates or having to enter into a new agreement with a different third party on less favorable terms than we have with our current suppliers could hurt our business.

We And Our Collaborators And Contract Manufacturers Are Subject To Significant Regulation With Respect To Manufacturing Our Product Candidates. The Manufacturing Facilities On Which We Rely May Not Continue To Meet Regulatory Requirements Or May Not Be Able To Meet Supply Demands.

        All entities involved in the preparation of therapeutics for clinical trials or commercial sale, including our existing contract manufacturers for our product candidates, are subject to extensive regulation. Components of a finished therapeutic product approved for commercial sale or used in late-stage clinical trials must be manufactured in accordance with cGMP. These regulations govern manufacturing processes and procedures, including record keeping, and the implementation and operation of quality systems to control and assure the quality of investigational products and products approved for sale. Poor control of production processes can lead to the introduction of contaminants or to inadvertent changes in the properties or stability of our product candidates that may not be detectable in final product testing. We, our collaborators or our contract manufacturers must supply all necessary documentation in support of an NDA or foreign equivalent on a timely basis and must adhere to GLP and cGMP regulations enforced by the FDA and other regulatory agencies through their facilities inspection program. Some of our contract manufacturers have never produced a commercially approved pharmaceutical product and therefore have not obtained the requisite regulatory authority approvals to do so. The facilities and quality systems of some or all of our collaborators and third-party contractors must pass a pre-approval inspection for compliance with the applicable regulations as a condition of regulatory approval of our product candidates or any of our other potential products. In addition, the regulatory authorities may, at any time, audit or inspect a manufacturing facility involved with the preparation of our product candidates or our other potential products or the associated quality systems for compliance with the regulations applicable to the activities being conducted. Although we oversee the contract manufacturers, we cannot control the manufacturing process of, and are completely dependent on, our contract manufacturing partners for compliance with the regulatory requirements. If these facilities do not pass a pre-approval plant inspection, regulatory approval of the products may not be granted or may be substantially delayed until any violations are corrected to the satisfaction of the regulatory authority, if ever.

        The regulatory authorities also may, at any time following approval of a product for sale, audit the manufacturing facilities of our collaborators and third-party contractors. If any such inspection or audit identifies a failure to comply with applicable regulations or if a violation of our product specifications or applicable regulations occurs independent of such an inspection or audit, we or the relevant regulatory authority may require remedial measures that may be costly and/or time consuming for us or a third party to implement, and that may include the temporary or permanent suspension of a clinical trial or commercial sales or the temporary or permanent closure of a facility.

        If we, our collaborators or any of our third-party manufacturers fail to maintain regulatory compliance, the FDA or another applicable regulatory authority could impose regulatory sanctions including, among other things, refusal to approve a pending application our product candidates, withdrawal of an approval or suspension of production.

        Additionally, if the supply from one approved manufacturer is interrupted, an alternative manufacturer would need to be qualified through an NDA supplement or equivalent foreign regulatory filing, which could result in further delay. The regulatory agencies may also require additional studies if a new manufacturer is relied upon for commercial production. Switching manufacturers may involve substantial costs and is likely to result in a delay in our desired clinical and commercial timelines.

        These factors could cause us to incur higher costs and could cause the delay or termination of clinical trials, regulatory submissions, required approvals or commercialization of our product candidates. Furthermore, if our suppliers fail to meet contractual requirements and we are unable to secure one or more replacement suppliers capable of production at a substantially equivalent cost, our clinical trials may be delayed or we could lose potential revenue.

Our Reliance On Third Parties Requires Us To Share Our Trade Secrets And Other Proprietary Confidential Information, Which Increases The Possibility That A Competitor Will Discover Them Or That Our Trade Secrets Will Be Misappropriated Or Disclosed.

        Because we rely on third parties to develop and manufacture our product candidates, we must, at times, share trade secrets and other proprietary confidential information with them. We seek to protect our proprietary technology in part by entering into confidentiality agreements and, if applicable, material transfer agreements, collaborative research agreements, consulting agreements or other similar agreements with our collaborators, advisors, employees, and consultants prior to beginning research or disclosing proprietary information. These agreements typically limit the rights of the third parties to use or disclose our confidential information, such as trade secrets. Despite the contractual provisions employed when working with third parties, the need to share trade secrets and other confidential information increases the risk that such trade secrets become known by our competitors, are inadvertently incorporated into the technology of others, or are disclosed or used in violation of these agreements. Given that our proprietary position is based, in part, on our know-how and trade secrets, a competitor's discovery of our trade secrets or other unauthorized use or disclosure of our proprietary confidential information could impair our competitive position and may harm our business.

Risks Related To Our Intellectual Property

If We Or Any Of Our Future Licensors Are Unable To Obtain And Maintain Effective IP Rights For Our Technologies, Product Candidates Or Any Future Product Candidates, Or If The Scope Of The IP Rights Obtained Is Not Sufficiently Broad, We May Not Be Able To Compete Effectively In Our Markets.

        We expect to rely upon a combination of marketing exclusivity, data exclusivity, patents, trade secret protection and contractual confidentiality obligation to protect the intellectual property related to our technologies and product candidates. Our success depends in large part on our and our eventual licensors', if any, ability to obtain and maintain intellectual property protection in the United States and in other countries with respect to our proprietary technology and product candidates.

        We currently own only one patent related to iclaprim which is scheduled to expire on December 2, 2016. We have filed and will continue to file patent applications in the United States and abroad related to our novel and inventive technologies and products that are important to our business. This process is expensive and time consuming, and we may not be able to file and prosecute all necessary or desirable patent applications at a reasonable cost, in a timely manner or in all jurisdictions. It is also possible that we will fail to identify patentable aspects of our research and development output before it is too late to obtain patent protection. Moreover, in some circumstances, we may not have the right to control the preparation, filing and prosecution of patent applications, or to maintain any issued patents, covering technology that we license from third parties. Therefore, any issued patents and our patent applications may not be prosecuted and enforced in a manner consistent with the best interests of our business.

        The patent position of biotechnology and pharmaceutical companies generally is highly uncertain and involves complex legal and factual questions for which legal principles are evolving or remain unsolved. Any patent applications that we own or in-license may fail to result in issued patents with claims that cover our product candidates in the United States or in foreign countries. Publications of discoveries in the scientific literature often lag behind the actual discoveries, and patent applications in the United States and other jurisdictions remain confidential for a period of time after filing, and some remain so until issued. Therefore, we cannot be certain that we were the first to file any patent application related to our product candidates, or whether we were the first to make the inventions claimed in our owned patents or pending patent applications, nor can we know whether those from whom we license patents were the first to make the inventions claimed or were the first to file. As a result, the issuance, scope, validity, enforceability and commercial value of any patent rights we obtain are highly uncertain. There is no assurance that all potentially relevant prior art relating to any patents we obtain and patent applications has been found, which can invalidate a patent or prevent a patent from issuing from a pending patent application, of affect the scope of any claims issuing from a pending patent application. Even if patents do successfully issue, and even if such patents cover our product candidates, third parties may challenge their validity, enforceability or scope, which may result in such patents being narrowed, found unenforceable or invalidated, which could allow third parties to commercialize our technology or products and compete directly with us, without payment to us, or result in our inability to manufacture or commercialize products without infringing third-party patent rights. Furthermore, even if they are unchallenged, any patents we obtain and patent applications may not adequately protect our intellectual property, provide exclusivity for our product candidates, prevent others from designing around our claims or provide us with a competitive advantage. Any of these outcomes could impair our ability to prevent competition from third parties.

        We cannot offer any assurances about which, if any, patents will issue and in which jurisdictions, the breadth of any such patent, or whether any issued patents will be found invalid and unenforceable or will be challenged by third parties. Any successful opposition to these patents or any other patents owned by or licensed to us after patent issuance could deprive us of rights necessary for the successful commercialization of any product candidates that we may develop. Further, if we encounter delays in regulatory approvals, the period of time during which we could market a product candidate under patent protection could be reduced.

We May Not Have Sufficient Patent Terms To Effectively Protect Our Products And Business.

        Patents have a limited lifespan. In the United States, the natural expiration of a patent is generally 20 years after it is first filed in the United States as a non-provisional patent application. Although various extensions or term adjustments may be available, the life of a patent, and the protection it affords, is limited. Given the amount of time required for the development, testing and regulatory review of new product candidates, patents protecting such candidates might expire before or shortly after such product candidates are commercialized. As a result, any patent portfolio that we may own or license may not provide us with sufficient rights to exclude others from commercializing products similar or identical to ours or otherwise provide us with a competitive advantage. Even if patents covering our product candidates are obtained, once the patent life has expired for a product, we may be open to competition from generic medications.

        While patent term extensions in the United States and under supplementary protection certificates in the EU may be available to extend the patent exclusivity term for our product candidates based on the time spent in regulatory review before the FDA or EMA, respectively, we cannot provide any assurances that any such patent term extension will be obtained and, if so, for how long.

Patent Policy And Rule Changes Could Increase The Uncertainties And Costs Surrounding The Prosecution Of Our Patent Applications And The Enforcement Or Defense Of Our Issued Patents.

        Changes in either the patent laws or interpretation of the patent laws in the United States and other countries may diminish the value of our patents or narrow the scope of our patent protection. The laws of foreign countries may not protect our rights to the same extent as the laws of the United States, and vice versa. Assuming the other requirements for patentability are met, in the United States prior to March 15, 2013, the first to invent the claimed invention is entitled to the patent, while outside the United States, the first to file a patent application is entitled to the patent. After March 15, 2013, under the Leahy-Smith America Invents Act, or the AIA, enacted on September 16, 2011, the United States has moved to a first inventor to file system. The AIA also includes a number of significant changes that affect the way patent applications will be prosecuted and may also affect patent litigation. The effects of these changes are currently unclear as the U.S. Patent and Trademark Office, or the USPTO, is still implementing various regulations, the courts have yet to address many of these provisions and the applicability of the act and any new regulation's effect on specific patent applications discussed herein have not been determined and would need to be reviewed. In general, the AIA and its implementation could increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of our issued patents. In addition, recent U.S. Supreme Court rulings have narrowed the scope of patent-eligible subject matter and of patent protection available in certain circumstances and weakened the rights of patent owners in certain situations. In addition to increasing uncertainty with regard to our ability to obtain patents in the future, this combination of events has created uncertainty with respect to the value of patents, once obtained. Depending on future actions by the U.S. Congress, the federal courts and the USPTO, the laws and regulations governing patents could change in unpredictable ways that would weaken our ability to obtain new patents or to enforce our existing patents and patents that we might obtain in the future.

Third-Party Claims Of Intellectual Property Infringement May Expose Us To Substantial Liability Or Prevent Or Delay Our Development And Commercialization Efforts.

        Our commercial success depends in part on our ability to develop, manufacture, market and sell our product candidates, if approved, and use our proprietary technology without alleged or actual infringement, misappropriation or other violation of the patents and proprietary rights of third parties. There have been many lawsuits and other proceedings involving patent and other intellectual property rights in the biotechnology and pharmaceutical industries, including patent infringement lawsuits, interferences, oppositions and reexamination proceedings before the USPTO and corresponding foreign patent offices. Numerous U.S. and foreign issued patents and pending patent applications, which are owned by third parties, exist in the fields in which we are developing product candidates. Some claimants may have substantially greater resources than we do and may be able to sustain the costs of complex intellectual property litigation to a greater degree and for longer periods of time than we could. In addition, patent holding companies that focus solely on extracting royalties and settlements by enforcing patent rights may target us. As the biotechnology and pharmaceutical industries expand and more patents are issued, the risk increases that our product candidates may be subject to claims of infringement of the intellectual property rights of third parties.

        Third parties may assert that we are employing their proprietary technology without authorization. There may be third-party patents or patent applications with claims to compositions, formulations, methods of manufacture or methods of treatment related to the use or manufacture of our product candidates. We cannot be sure that we know of each and every patent and pending application in the United States and abroad that is relevant or necessary to the commercialization of our product candidates. Because patent applications can take many years to publish or issue, there may be currently pending patent applications that may later result in issued patents upon which our product candidates may infringe. In addition, third parties may obtain patents in the future and claim that use of our technologies infringes upon these patents. If any third-party patents were held by a court of competent jurisdiction to cover the manufacturing process of any of our product candidates, any compositions formed during the manufacturing process or any final product itself, the holders of any such patents may be able to block our ability to commercialize such a product candidate unless we obtained a license under the applicable patents, or until such patents expire or are finally determined to be invalid or unenforceable. Similarly, if any third-party patents were held by a court of competent jurisdiction to cover aspects of our compositions, formulations, or methods of treatment, prevention, manufacture or use, the holders of any such patents may be able to block our ability to develop and commercialize the applicable product candidate unless we obtained a license or until such patent expires or is finally determined to be invalid or unenforceable. In either case, such a license may not be available on commercially reasonable terms, or at all. Even if we were able to obtain a license, it could be non-exclusive, thereby giving our competitors access to the same technologies licensed to us.

        Parties making claims against us may obtain injunctive or other equitable relief, which could effectively block our ability to further develop and commercialize one or more of our product candidates, if approved. Defense of these claims, regardless of their merit, would involve substantial litigation expense and would be a substantial diversion of employee resources from our business. In the event of a successful claim of infringement against us, we may have to pay substantial damages, including treble damages and attorneys' fees for willful infringement, pay royalties, redesign our allegedly infringing products or processes or obtain one or more licenses from third parties, which may be impossible or require substantial time and monetary expenditure.

Additional Competitors Could Enter The Market With Generic Versions Of Our Products, Which May Result In A Decline In Sales Of Affected Products.

        Under the Hatch-Waxman Act, in the United States, a pharmaceutical manufacturer may file an abbreviated new drug application, or ANDA, seeking approval of a generic copy of an approved innovator product. Under the Hatch-Waxman Act, a manufacturer may also submit an NDA under Section 505(b)(2) that references the FDA's prior approval of the innovator product. A 505(b)(2) NDA product may be for a new or improved version of the original innovator product. Hatch-Waxman also provides for certain periods of regulatory exclusivity, which preclude FDA approval, or, in some circumstances, FDA filing and reviewing, of an ANDA or 505(b)(2) NDA. These include, subject to certain exceptions, the period during which an FDA-approved drug is subject to New Chemical Entity, Orphan Drug and/or QIDP exclusivity. In addition to the benefits of regulatory exclusivity, an innovator NDA holder may have patents claiming the active ingredient, product formulation or an approved use of the drug, which would be listed with the product in the FDA publication, "Approved Drug Products with Therapeutic Equivalence Evaluations," known as the "Orange Book." If there are patents listed in the Orange Book, a generic or 505(b)(2) applicant that seeks to market its product before expiration of the patents must include in the ANDA what is known as a "Paragraph IV certification," challenging the validity or enforceability of, or claiming non-infringement of, the listed patent or patents. Notice of the certification must be given to the innovator, too, and if within 45 days of receiving notice the innovator sues to protect its patents, approval of the ANDA or 505(b)(2) NDA is stayed for 30 months, or as lengthened or shortened by the court.

        Accordingly, if any of our product candidates are approved, competitors could file ANDAs for generic versions of our product candidates, or 505(b)(2) NDAs that reference our product candidates, respectively. If there are patents listed for our product candidates in the Orange Book, those ANDAs and 505(b)(2) NDAs would be required to include a certification as to each listed patent indicating whether the ANDA applicant does or does not intend to challenge the listed patent(s). We cannot predict whether any patents issuing from our pending patent applications will be eligible for listing in the Orange Book, how any generic competitor would address such patents, whether we would sue on any such patents or the outcome of any such suit.

        We believe that approval of iclaprim for marketing in the United States and the EU would be the first regulatory approval of this drug substance in either jurisdiction. As such, iclaprim should be entitled to five years of regulatory exclusivity in the United States as a New Chemical Entity, beginning from the date of marketing approval ("NCE Exclusivity"). Iclaprim also received QIDP designation from the FDA for both ABSSSI and HABP in July 2015, pursuant to the Generating Antibiotic Incentives Now Act ("GAIN Act") enacted under Title VIII of the FDA Safety and Innovation Act ("FDASIA") in 2012. The QIDP designation grants iclaprim, if approved for marketing, an additional five years of market exclusivity added sequentially to the NCE Exclusivity, for a total of 10 years exclusivity from the date of marketing approval, and also entitles the iclaprim NDA to Fast Track designation and Priority Review. The FDA could disagree with our characterization of iclaprim as being entitled to NCE Exclusivity, rescind the QIDP designation, or third parties could successfully challenge the iclaprim NCE Exclusivity or QIDP determinations, which could shorten the relevant exclusivity periods and subject iclaprim to an earlier generic competition. Such generic competition would likely cause sales of iclaprim to decline rapidly and materially, and if so we may have to write off a portion or all of the intangible assets associated with the affected product and our ability to generate revenue could be compromised.

        We may not be successful in securing or maintaining proprietary patent protection for products and technologies we develop or license. Moreover, if any patents that are granted and listed in the Orange Book are successfully challenged by way of a Paragraph IV certification and subsequent litigation, the affected product could immediately face generic competition and its sales would likely decline rapidly and materially. Should sales decline, we may have to write off a portion or all of the intangible assets associated with the affected product and our ability to generate revenue could be compromised.

Although We Are Not Currently Involved In Any Litigation, We May Be Involved In Lawsuits To Protect Or Enforce Our Patents Or The Patents Of Our Licensors, Which Could Be Expensive, Time Consuming And Unsuccessful.

        Competitors may infringe upon our patents or the patents of our licensors. Although we are not currently involved in any litigation, if we or one of our licensing partners were to initiate legal proceedings against a third party to enforce a patent covering one of our product candidates, the defendant could counterclaim that the patent covering our product candidate is invalid and/or unenforceable, or request declaratory judgment that there is no infringement. They could also challenge the patent being enforced against them in an administrative proceding before the USPTO, European Patent Office or other relevant national or regional government body. In patent litigation in the United States, defendant counterclaims alleging invalidity, noninfringement and/or unenforceability are commonplace. Grounds for a validity challenge could be an alleged failure to meet any of several statutory requirements, including lack of novelty, obviousness, non-enablement or lack of written description. Grounds for an unenforceability assertion could be an allegation that someone connected with prosecution of the patent withheld material relevant information from the USPTO, or made a misleading statement, during prosecution. The outcome following legal assertions of invalidity and unenforceability is unpredictable. An infringement litigation defendant may also instigate in Inter Partes Review of the patent at issue before the USPTO, concurrent with the infringement suit. The Inter Partes Review could result in a stay of the infringement litigation, which could significantly extend the cost and time to resolve the matter, and could also result in the USPTO declaring some of all of the patent claims to be invalid. Such an invalidity ruling by the USPTO could materially compromise our ability to enforce some or all of the patent claims against a competitor in a timely manner.

        Interference or derivation proceedings provoked by third parties or brought by us or declared by the USPTO may be necessary to determine the priority of inventions with respect to our patents or patent applications or those of our licensors. An unfavorable outcome could require us to cease using the related technology or to attempt to license rights to it from the prevailing party. Our business could be harmed if the prevailing party does not offer us a license on commercially reasonable terms, or at all. Our defense of litigation or interference/derivation proceedings may fail and, even if successful, may result in substantial costs, and distract our management and other employees.

        In addition, the uncertainties associated with litigation and/or administrative proceedings before any patent offices could compromise our ability to raise the funds necessary to continue our clinical trials, continue our research programs, license necessary technology from third parties or enter into development partnerships that would help us bring our product candidates to market, if approved.

        Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation. There could also be public announcements of the results of hearings, motions or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, it could hurt the market price of the ADSs and our ordinary shares.

We Have Not Yet Registered A Trademark And Failure To Secure Or Maintain Adequate Protection For Our Trademarks Could Adversely Affect Our Business.

        We have filed a United States, Canadian and International (Madrid Protocol) trademark application designating Australia, China, European Community, India, Israel, Japan, Mexico and Turkey for the mark, "Motif Bio." If the United States or any foreign trademark offices raise any objections, we may be unable to overcome such objections. In addition, in the USPTO and in comparable agencies in many foreign jurisdictions, third parties are given an opportunity to oppose pending trademark applications and to seek to cancel registered trademarks. If opposition or cancellation proceedings are filed against our trademarks, our trademarks may not survive such proceedings.

        Furthermore, third parties may allege in the future, that a trademark, trade name or trade dress, or a United States Adopted Name (USAN) or International Nonproprietary Name (INN) that we elect to use for our product candidates may cause confusion in the marketplace and/or not be acceptable to the relevant regulatory agencies. We evaluate such potential allegations in the course of our business, and such evaluations may cause us to change our commercialization or branding strategy for our product candidates, which may require us to incur additional costs. Moreover, any name we propose to use with our product candidate in the United States must be approved by the FDA, regardless of whether we have registered it, or applied to register it, as a trademark. The FDA typically conducts a review of proposed product names, including an evaluation of potential for confusion with other product names. If the FDA objects to any of our proposed proprietary product names, we may be required to expend significant additional resources in an effort to identify a suitable substitute name that would qualify under applicable trademark laws, not infringe the existing rights of third parties and be acceptable to the FDA.

        At times, competitors may adopt trademarks, trade names or trade dress similar to ours, thereby impeding our ability to build brand identity and possibly leading to market confusion. Over the long term, if we are unable to establish name recognition based on our trademarks, trade names and/or trade dress, then we may not be able to compete effectively and our business may be adversely affected. Our efforts to enforce or protect our proprietary rights related to trademarks (including trade names and trade dress), domain names or copyrights may be ineffective and could result in substantial costs and diversion of resources.

        In addition, there could be potential domain name, trade name, trade dress or trademark infringement claims brought by owners of other registered trademarks alleging that the use of a corporate name or logo, product names or other signs by which we distinguish our products and services are infringing their trademark rights. The outcome of such claims is uncertain and may adversely affect our freedom to use our corporate name or other relevant signs. If litigation arises in this area, it may lead to significant costs and diversion of management and employee attention.

We May Be Subject To Claims That Our Employees, Consultants Or Independent Contractors Have Wrongfully Used Or Disclosed Confidential Information Of Third Parties Or That Our Employees Have Wrongfully Used Or Disclosed Alleged Trade Secrets Of Their Former Employers.

        We may employ individuals who were previously employed at universities or other biotechnology or pharmaceutical companies, including our competitors or potential competitors. Although we try to ensure that our employees, consultants and independent contractors do not use the proprietary information or know-how of others in their work for us, and we are not currently subject to any claims that our employees, consultants or independent contractors have wrongfully used or disclosed confidential information of third parties, we may in the future be subject to such claims. Litigation may be necessary to defend against these claims. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and other employees.

We May Be Subject To Claims Challenging The Inventorship Of Our Patents And Other Intellectual Property.

        Although we are not currently experiencing any claims challenging the inventorship of our patent applications or ownership of our intellectual property, we may in the future be subject to claims that former employees, collaborators or other third parties have an interest in our patent applications, patents or other intellectual property as an inventor or co-inventor. For example, we may have inventorship disputes arise from conflicting obligations of consultants or others who are involved in developing our product candidates. Litigation may be necessary to defend against these and other claims challenging inventorship. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights, such as exclusive ownership of, or right to use, valuable intellectual property. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and other employees.

We May Not Be Able To Protect Our Intellectual Property Rights Throughout The World.

        Filing, prosecuting and defending patents on product candidates in all countries throughout the world would be prohibitively expensive, and our intellectual property rights in some countries outside the United States can be less extensive than those in the United States. In addition, the laws of some foreign countries do not protect intellectual property rights to the same extent as federal and state laws in the United States. Further, licensing partners may not prosecute patents in certain jurisdictions in which we may obtain commercial rights, thereby precluding the possibility of later obtaining patent protection in these countries. Consequently, we may not be able to prevent third parties from practicing our inventions in all countries outside the United States, or from selling or importing products made using our inventions in and into the United States or other jurisdictions. Competitors may use our technologies in jurisdictions where we have not obtained patent protection to develop their own products and may also export infringing products to territories where we have patent protection, but enforcement is not as strong as that in the United States. These products may compete with our products, and our patents or other intellectual property rights may not be effective or sufficient to prevent them from competing.

        Many companies have encountered significant problems in protecting and defending intellectual property rights in foreign jurisdictions. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents, trade secrets and other intellectual property protection, particularly those relating to biotechnology products, which could make it difficult for us to stop the infringement of our patents or marketing of competing products in violation of our proprietary rights generally. Proceedings to enforce our patent rights in foreign jurisdictions, whether or not successful, could result in substantial costs and divert our efforts and attention from other aspects of our business, could put our patents at risk of being invalidated or interpreted narrowly and our patent applications at risk of not issuing, and could provoke third parties to assert claims against us. We may not prevail in any lawsuits that we initiate and the damages or other remedies awarded, if any, may not be commercially meaningful. Accordingly, our efforts to enforce our intellectual property rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that we develop or license.

Risks Related To Government And Regulation

Even If One Or More Of Our Product Candidates Obtains Regulatory Approval, We Will Be Subject To Ongoing Obligations And Continued Regulatory Requirements, Which May Result In Significant Additional Expense.

        If regulatory approval is obtained for any of our product candidates, the product will remain subject to continual regulatory review. Any regulatory approvals that we receive for our product candidates may be subject to limitations on the approved indicated uses for which the product may be marketed or to the conditions of approval, or contain requirements for potentially costly post-marketing testing, including Phase 4 clinical trials and surveillance to monitor the safety and efficacy of the product candidate. In addition, if the FDA, the EMA or any comparable foreign regulatory authority approves any of our product candidates, we will be subject to ongoing regulatory obligations and oversight by regulatory authorities, including with respect to the manufacturing processes, labeling, packing, distribution, adverse event reporting, storage, advertising and marketing restrictions, and recordkeeping and, potentially, other post-marketing obligations, all of which may result in significant expense and limit our ability to commercialize such products. These requirements include submissions of safety and other post-marketing information and reports, registration, as well as continued compliance with cGMPs and cGCPs for any clinical trials that we conduct post-regulatory approval.

        In addition, approved products, manufacturers and manufacturers' facilities are subject to continual review and periodic inspections. Later discovery of previously unknown problems with a product, including adverse events of unanticipated severity or frequency, or with our third-party manufacturers or manufacturing processes, or failure to comply with regulatory requirements, may result in, among other things:

  •
  restrictions on the marketing or manufacturing of the product;

  •
  withdrawal of the product from the market, or voluntary or mandatory product recalls;

  •
  fines, disgorgement of profits or revenues, warning letters or holds on clinical trials;

  •
  refusal by the FDA to approve pending applications or supplements to approved applications filed by us;

  •
  suspension or revocation of product approvals;

  •
  product seizure or detention, or refusal to permit the import or export of products; and

  •
  injunctions or the imposition of civil or criminal penalties.

        If any of these events occurs, our ability to sell such product may be impaired, and we may incur substantial additional expense to comply with regulatory requirements. The policies of the FDA, the EMA or any comparable foreign regulatory agency may change, and additional government regulations may be enacted that could prevent, limit or delay regulatory approval of our product candidates. If we are slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if we are not able to maintain regulatory compliance, we may lose any regulatory approval that we may have obtained, which would compromise our ability to achieve or sustain profitability.

Enacted And Future Legislation May Increase The Difficulty And Cost For Us To Obtain Regulatory Approval Of And Commercialize Our Product Candidates, And May Affect The Prices We May Set.

        In the United States and the EU, there have been a number of legislative, regulatory and proposed changes regarding the healthcare system. These changes could prevent or delay regulatory approval of our product candidates, restrict or regulate post-approval activities, and affect our ability to sell profitably any products for which we obtain regulatory approval and begin to commercialize.

        As a result of legislative proposals and the trend toward managed healthcare in the United States, third-party payors are increasingly attempting to contain healthcare costs by limiting both coverage and the level of reimbursement of new drugs. In the United States, the Medicare Modernization Act changed the way Medicare covers and pays for pharmaceutical products. The legislation expanded Medicare coverage for drug purchases by the elderly under a new Part D and introduced a new reimbursement methodology based on average sale prices for physician-administered drugs. In addition, this legislation provided authority for limiting the number of drugs that will be covered in any therapeutic class. Cost-reduction initiatives and other provisions of this legislation could decrease the coverage and reimbursement that we receive for any approved products. While the Medicare Modernization Act applies only to drug benefits for Medicare beneficiaries, private payors often follow the Medicare coverage policy and payment limitations in setting their own reimbursement rates. Therefore, any reduction in reimbursement that results from the Medicare Modernization Act may result in a similar reduction in payments from private payors.

        In March 2010, President Obama signed into law the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act, or collectively, PPACA, a sweeping law intended, among other things, to broaden access to health insurance, reduce or constrain the growth of healthcare spending, enhance remedies against fraud and abuse, add new transparency requirements for healthcare and health insurance industries, impose new taxes and fees on the health industry, and impose additional health policy reforms. PPACA, among other things: increased the statutory minimum Medicaid rebates a manufacturer must pay under the Medicaid Drug Rebate Program; addressed a new methodology by which rebates owed by manufacturers under the Medicaid Drug Rebate Program are calculated for drugs that are inhaled, infused, instilled, implanted or injected; and established a new Medicare Part D coverage gap discount program in which manufacturers must provide 50% point-of-sale discounts on negotiated prices of applicable brand drugs to eligible beneficiaries during their coverage gap period as a condition for the manufacturer's outpatient drugs to be covered under Part D and implemented payment system reforms, including a national pilot program on payment bundling to encourage hospitals, physicians and other providers to improve the coordination, quality and efficiency of certain healthcare services through bundled payment models. Further, the PPACA imposed a significant annual nondeductible fee on entities that manufacture or import specified branded prescription drug products and biologic agents, apportioned among these entities according to their market share in certain government healthcare programs. We expect that additional healthcare reform measures will likely be adopted in the future, any of which may increase our regulatory burdens and operating costs and limit the amounts that federal, state and foreign governments will reimburse for healthcare products and services, which could result in reduced demand for our products, if approved, or additional pricing pressures.

        Moreover, other legislative changes have also been proposed and adopted in the United States since PPACA was enacted. On August 2, 2011, the Budget Control Act of 2011, among other things, created measures for spending reductions by Congress. A Joint Select Committee on Deficit Reduction tasked with recommending a targeted deficit reduction of at least $1.2 trillion for the years 2013 through 2021 was unable to reach required goals, thereby triggering the legislation's automatic reduction to several government programs. This includes aggregate reductions to Medicare payments to providers of up to 2% per fiscal year, which went into effect on April 1, 2013 and will stay in effect through 2024 unless additional Congressional action is taken. On January 2, 2013, President Obama signed into law the American Taxpayer Relief Act of 2012, which, among other things, further reduced Medicare payments to several providers, including hospitals, imaging centers and cancer treatment centers, and increased the statute of limitations period for the government to recover overpayments to providers from three to five years. These new laws may result in additional reductions in Medicare and other healthcare funding, which could compromise the ability of patients and third-party payors to purchase our product candidates.

        In the EU, proposed new clinical trial regulations will centralize clinical trial approval, which eliminates redundancy, but in some cases this may extend timelines for clinical trial approvals due to potentially longer wait times. Proposals to require specific consents for use of data in research, among other measures, may increase the costs and timelines for our product development efforts. Austerity measures in certain European nations may also affect the prices we are able to seek if our products are approved, as discussed below.

        Both in the United States and in the EU, legislative and regulatory proposals have been made to expand post-approval requirements and restrict sales and promotional activities for pharmaceutical products. We do not know whether additional legislative changes will be enacted, whether the regulations, guidance or interpretations will be changed, or what the impact of such changes on the regulatory approvals of our product candidates, if any, may be.

Our Relationships With Customers, Consultants And Payors Will Be Subject To Applicable Fraud And Abuse, Privacy And Security, Transparency And Other Healthcare Laws And Regulations, Which, If Violated, Could Expose Us To Criminal Sanctions, Civil Penalties, Exclusion From Government Healthcare Programs, Contractual Damages, Reputational Harm And Diminished Profits And Future Earnings.

        Healthcare providers, physicians and others play a primary role in the recommendation and prescription of any products for which we may in the future obtain regulatory approval and commercialize. Our current and future arrangements with third-party payors, consultants, customers, physicians and others may expose us to broadly applicable fraud and abuse and other healthcare federal and state laws and regulations, including in the United States, that may constrain the business or financial arrangements and relationships through which we market, sell and distribute our products for which we obtain regulatory approval. Potentially applicable healthcare laws and regulations include, but are not limited to, the following:

  •
  the U.S. federal Anti-Kickback Statute, which prohibits, among other things, persons or entities from knowingly and willfully soliciting, offering, receiving or paying remuneration, directly or indirectly, overtly or covertly, in cash or in kind, to induce or in return for, purchasing, leasing, ordering, arranging for, or recommending the purchase, lease, or order of, any good, facility, item or service for which payment may be made under U.S. government healthcare programs such as Medicare and Medicaid;

  •
  the federal civil and criminal false claims laws and civil monetary penalties laws, including civil whistleblower or qui tam actions, which prohibit, among other things, any person or entity from knowingly presenting, or causing to be presented, a false or fraudulent claim for payment or approval to the federal government or knowingly making, using or causing to be made or used a false record or statement material to a false or fraudulent claim to the federal government, or knowingly concealing or knowingly and improperly avoiding or decreasing an obligation to pay or transmit money or property to the federal government;

  •
  though we are not currently regulated under the Privacy Rule or the Security Rule of the Health Insurance Portability and Accountability Act of 1996, or HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act, or HITECH, and its implementing regulations, which impose various obligations with respect to safeguarding the privacy, security and transmission of individually identifiable health information, it may implicate certain aspects of our business relationships;

  •
  the healthcare fraud provisions of HIPAA, which impose criminal liability for, among other things, knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program, including private third-party payors, or to obtain, by means of false or fraudulent pretenses, representations or promises, any of the money or property owned by, or under the custody or control of, any healthcare benefit program, and knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement in connection with the delivery of, or payment for, healthcare benefits, items or services;

  •
  the federal Physician Payments Sunshine Act under PPACA and its implementing regulations, which requires certain manufacturers of drugs, devices, biologics and medical supplies to annually report to the Centers for Medicare & Medicaid Services information related to payments and other transfers of value made by such manufacturers to physicians and teaching hospitals, and ownership and investment interests held by physicians or their immediate family members; and

  •
  analogous laws and regulations, such as state anti-kickback and false claims laws, which may apply to sales or marketing arrangements, research, distribution and claims involving healthcare items or services reimbursed by state governmental and non-governmental third-party payors, including private insurers, state laws that require pharmaceutical companies to comply with the pharmaceutical industry's voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government, and state requirements for manufacturers to report information related to payments to physicians and other healthcare providers or marketing expenditures and other restrictions on drug manufacturer marketing practices.

        Because of the breadth of these laws and the narrowness of the statutory exceptions and safe harbors available under the U.S. federal Anti-Kickback Statute and analogous state laws, it is possible that some of our current and future business activities could be subject to challenge under one or more of such laws. In addition, recent healthcare reform legislation has strengthened these laws. For example, PPACA, among other things, amends the intent requirement of the U.S. federal Anti-Kickback Statute and criminal healthcare fraud statutes. A person or entity no longer needs to have actual knowledge of these statutes or specific intent to violate them in order to be in violation. Moreover, PPACA provides that the government may assert that a claim including items or services resulting from a violation of the U.S. federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the federal False Claims Act.

        Efforts to ensure that our business arrangements with third parties will comply with applicable healthcare laws and regulations will involve substantial costs. It is possible that governmental authorities will conclude that our business practices may not comply with current or future statutes, regulations, agency guidance or case law involving applicable healthcare laws and regulations. If our operations are found to be in violation of any of these laws or any other governmental regulations that may apply to us, we may be subject to, without limitation, significant civil, criminal and administrative penalties, damages, fines, exclusion from U.S. government funded healthcare programs, such as Medicare and Medicaid, imprisonment, disgorgement, enhanced government reporting and oversight, contractual damages, reputational harm, diminished profits and future earnings and/or the curtailment or restructuring of our operations. Any action against us for violation of these laws, even if we successfully defend against it, could cause us to incur significant legal expenses or divert our management's attention from the operations of our business. If any of the physicians or other providers or entities with whom we expect to do business are found to be not in compliance with applicable laws, they may be subject to similar penalties, including, without limitation, criminal, civil or administrative sanctions, including exclusions from government-funded healthcare programs.

We Are Subject To U.S. And Certain Foreign Export And Import Controls, Sanctions, Embargoes, Anti-Corruption Laws And Anti-Money Laundering Laws And Regulations. Compliance With These Legal Standards Could Impair Our Ability To Compete In Domestic And International Markets. We Can Face Criminal Liability And Other Serious Consequences For Violations Which Can Harm Our Business.

        We are subject to export control and import laws and regulations, including the U.S. Export Administration Regulations, U.S. Customs regulations, various economic and trade sanctions regulations administered by the U.S. Treasury Department's Office of Foreign Assets Controls, the U.S. Foreign Corrupt Practices Act of 1977, as amended, the U.S. domestic bribery statute contained in 18 U.S.C. § 201, the U.S. Travel Act, the USA PATRIOT Act and other state and national anti-bribery and anti-money laundering laws in the countries in which we conduct activities. Anti-corruption laws are interpreted broadly and prohibit companies and their employees, agents, contractors and other partners from authorizing, promising, offering, or providing, directly or indirectly, improper payments or anything else of value to recipients in the public or private sector. We may engage third parties for clinical trials outside of the United States, to sell our products abroad once we enter a commercialization phase and/or to obtain necessary permits, licenses, patent registrations and other regulatory approvals. We have direct or indirect interactions with officials and employees of government agencies or government-affiliated hospitals, universities and other organizations. We can be held liable for the corrupt or other illegal activities of our employees, agents, contractors and other partners, even if we do not explicitly authorize or have actual knowledge of such activities. Any violations of the laws and regulations described above may result in substantial civil and criminal fines and penalties, imprisonment, the loss of export or import privileges, debarment, tax reassessments, breach of contract and fraud litigation, reputational harm and other consequences.

Risks Related To The Global Offering And Ownership Of The ADSs, The ADS Warrants, Our Ordinary Shares And The Ordinary Share Warrants

The Market Price Of The ADSs And Our Ordinary Shares Is Likely To Be Volatile And May Fluctuate Due To Factors Beyond Our Control.

        The market price of the ADSs and our ordinary shares is likely to be highly volatile and subject to wide fluctuations in response to a variety of factors, many of which are beyond our control, including:

  •
  positive or negative results of testing and clinical trials by us, strategic partners or competitors;

  •
  delays in in-licensing or acquiring additional complementary product candidates;

  •
  any delay in the commencement, enrollment and the ultimate completion of clinical trials;

  •
  technological innovations or commercial product introductions by us or competitors;

  •
  failure to successfully develop and commercialize any of our product candidates, if approved;

  •
  changes in government regulations;

  •
  developments concerning proprietary rights, including patents and litigation matters;

  •
  public concern relating to the commercial value or safety of any of our product candidates;

  •
  financing or other corporate transactions, or inability to obtain additional funding;

  •
  failure to meet or exceed expectations of the investment community;

  •
  announcements of significant licenses, acquisitions, strategic partnerships or joint ventures by us or our competitors;

  •
  publication of research reports or comments by securities or industry analysts; or

  •
  general market conditions in the pharmaceutical industry or in the economy as a whole.

        The share price of publicly traded emerging biopharmaceutical and drug discovery and development companies has been highly volatile and is likely to remain highly volatile in the future. In addition, the stock market in general has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of individual companies. Broad market and industry factors may hurt the market price of companies' stock, including ADSs, regardless of actual operating performance. The market price of the ADSs and our ordinary shares may decline below their respective public offering price in this global offering, and investors may lose some or all of their investment. Our ordinary shares have been quoted on London's AIM. Continued quotation in this market could contribute to volatility in the ADS price.

An Active Market In The ADSs May Not Develop Or Be Liquid Enough For Investors To Resell The ADSs.

        We cannot predict the extent to which an active market for the ADSs will develop or be sustained after the U.S. offering, or how the development of such a market might affect the market price for the ADSs. The public offering price of the ADSs in the U.S. offering has been determined by negotiations between us and the underwriters based on a number of factors, including market conditions in effect at the time of the U.S. offering, and may not be indicative of the price at which the ADSs will trade following completion of the U.S. offering. Investors may not be able to sell their ADSs at or above the public offering price in the U.S. offering.

If Invesco, An Existing Shareholder That Beneficially Owns Approximately 25% Of Our Ordinary Shares, Participates In The U.S. Offering, The Available Public Float For Our Ordinary Shares Could Be Reduced And The Liquidity Of Our Ordinary Shares Could Be Adversely Affected.

        Invesco, an existing shareholder that acts as agent for and on behalf of its discretionary managed clients and beneficially owns approximately 25% of our ordinary shares, has indicated an interest in purchasing up to an aggregate of $8.582 million of ADSs and ADS Warrants in the U.S. offering at the public offering price per ADS. Based on an assumed public offering price of $11.76 per ADS, Invesco would purchase up to an aggregate of 729,513 of ADSs together with ADS Warrants to purchase 291,805 ADSs in the U.S. offering, based on its indication of interest. However, because indications of interest are not binding agreements or commitments to purchase, the underwriters may determine to sell more, less or no ADSs and ADS Warrants in the U.S. offering to Invesco, or Invesco may determine to purchase more, less or no ADSs and ADS Warrants in the U.S. offering.

        Any ADSs and ADS Warrants purchased by Invesco in the U.S. offering could reduce the available public float for our ordinary shares. As a result, any purchase of ADSs and ADS Warrants by Invesco in the U.S. offering may reduce the liquidity of our ordinary shares relative to what it would have been had these ADSs and ADS Warrants been purchased by other investors.

Future Sales, Or The Possibility Of Future Sales, Of A Substantial Number Of The ADSs Or Ordinary Shares Could Adversely Affect The Market Price Of The ADSs Or Ordinary Shares.

        Future sales of a substantial number of the ADSs or ordinary shares, or the perception that such sales will occur, could cause a decline in the market price of the ADSs and ordinary shares. Following the completion of the global offering, we will have 151,510,496 ordinary shares outstanding (including ordinary shares represented by ADSs), assuming the underwriters do not exercise their option to purchase additional ADSs in the U.S. offering and assuming no exercise of the Warrants, including any ADS Warrants purchased by the underwriters in the U.S. offering pursuant to their option, based on 109,010,496 ordinary shares outstanding as of October 11, 2016. This will include ordinary shares represented by ADSs sold in the U.S. offering, which may be resold in the public market immediately without restriction, unless purchased by our affiliates. Approximately 72% of the ordinary shares outstanding after the global offering (including those represented by ADSs) are expected to be held by existing shareholders. Approximately 20% of our ordinary shares (including those represented by ADSs) are and will continue to be subject to the lock-up agreements described in the "Shares and ADSs Eligible for Future Sale" and "Underwriting" sections of this prospectus. If, after the expiration of such lock-up agreements, these shareholders sell substantial amounts of our ordinary shares or ADSs in the public market, or the market perceives that such sales may occur, the market price of our ordinary shares and ADSs and our ability to raise capital through an issue of equity securities in the future could be adversely affected.

        Additionally, we previously issued a convertible promissory note to Amphion Innovations plc in the principal amount of $1,471,700 and a convertible promissory note to Amphion Innovations US, Inc. in the principal amount of $2,079,085.63. The convertible promissory notes mature on December 31, 2016. On September 7, 2016, we amended and restated the convertible notes to provide that any outstanding principal under the notes as of the maturity date will be paid to the holders on the maturity date, at our election, through the issuance of (i) a number of our ordinary shares, based on the conversion price set forth in the notes, or (ii) a number of ADSs, which is equal to a number determined by dividing the number of ordinary shares the holder would otherwise be entitled to by the then applicable ADS to ordinary share ratio. The amended and restated notes also provide that except in the event of a default, no interest will accrue or be payable with respect to the notes. The amended and restated notes also permit us or the holders to convert all or any portion of the outstanding principal under the notes into ordinary shares or ADSs (as determined by us) at any time prior to the maturity date. We expect that either Amphion Innovations plc and Amphion Innovations US, Inc. will elect to convert their convertible promissory notes or we will cause the convertible promissory notes to be converted following the closing of the offering. In the event the convertible notes are converted following the offering, your ownership interest will be diluted.

If Securities Or Industry Analysts Do Not Publish Research, Or Publish Inaccurate Or Unfavorable Research, About Our Business, The Market Price Of The ADSs And Ordinary Shares And Our Trading Volume Could Decline.

        The trading market for the ADSs and ordinary shares will depend in part on the research and reports that securities or industry analysts publish about us or our business. If no or too few securities or industry analysts commence coverage of our company, the trading price for the ADSs and ordinary shares would likely be negatively affected. In the event securities or industry analysts initiate coverage, if one or more of the analysts who cover us downgrade the ADSs and ordinary shares or publish inaccurate or unfavorable research about our business, the price of the ADSs and ordinary shares would likely decline. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, demand for the ADSs and ordinary shares could decrease, which might cause the price of the ADSs and ordinary shares and trading volume to decline.

If You Purchase ADSs In The U.S. Offering Or Ordinary Shares In The European Placement, You Will Suffer Immediate Dilution Of Your Investment.

        Because the offer price of the ordinary shares and the ADSs being sold in the global offering will be substantially higher than the net tangible book value per share, you will experience immediate and substantial dilution in the book value of these securities. Net tangible book value represents the amount of our total assets less intangible assets and goodwill, minus our total liabilities. As a result, at the assumed public offering price of $11.76 per ADS and £0.485 ($0.5882) per ordinary share, you will incur immediate dilution of $7.78 per ADS or £0.32 ($0.39) per ordinary share you purchase in this global offering (assuming no exercise of outstanding share options, warrants (including the ADS

Warrants to be issued in the U.S. offering and Ordinary Share Warrants to be issued in the European placement) or convertible promissory notes to acquire ordinary shares and no exercise of the underwriters' option to purchase additional ADSs and/or ADS Warrants in the U.S. offering). In addition, you will experience further dilution to the extent that our ordinary shares are issued upon the exercise of share options, warrants and convertible promissory notes. All of the ordinary shares issuable upon the exercise of currently outstanding share options, warrants and convertible promissory notes will be issued at a purchase price on a that is less than the public offering price per ADS/ordinary share in the global offering. See "Dilution" for a more complete description of how the value of your investment in the ADSs or ordinary shares will be diluted upon completion of this global offering.

We Have Broad Discretion In The Use Of The Net Proceeds From The Global Offering And May Not Use Them Effectively.

        Our management will have broad discretion in the application of the net proceeds from the global offering and could spend the proceeds in ways that do not improve our results of operations or enhance the value of the ADSs and ordinary shares. The failure by our management to apply these funds effectively could result in financial losses, cause the market price of the ADSs and ordinary shares to decline and delay the development of our product candidates. Pending their use, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value.

We Will Incur Significant Additional Increased Costs As A Result Of The Listing Of The ADSs For Trading On The NASDAQ Global Market And Thereby Becoming A Public Company In The United States And Our Management Will Be Required To Devote Substantial Additional Time To New Compliance Initiatives As Well As To Compliance With Ongoing U.S. Reporting Requirements.

        Upon the successful completion of this offering and the listing of the ADSs on the NASDAQ Global Market, we will become a publicly traded company in the United States. As a public company in the United States, we will incur additional significant accounting, legal and other expenses that we did not incur before the offering. We also anticipate that we will incur costs associated with corporate governance requirements of the SEC and the NASDAQ Global Market, as well as requirements under Section 404 and other provisions of the Sarbanes-Oxley Act. We expect these rules and regulations to increase our legal and financial compliance costs, introduce new costs such as investor relations, stock exchange listing fees and shareholder reporting, and to make some activities more time consuming and costly. The implementation and testing of such processes and systems may require us to hire outside consultants and incur other significant costs. Any future changes in the laws and regulations affecting public companies in the United States, including Section 404 and other provisions of the Sarbanes-Oxley Act, and the rules and regulations adopted by the SEC and the NASDAQ Global Market, for so long as they apply to us, will result in increased costs to us as we respond to such changes. These laws, rules and regulations could make it more difficult or more costly for us to obtain certain types of insurance, including director and officer liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. The impact of these requirements could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees, if any, or as executive officers.

Certain Shareholders Will Have The Ability To Exert Significant Influence With Respect To Corporate Activities Following The Completion Of The Global Offering And Their Interests May Not Coincide With Yours.

        Following the completion of the global offering, the Amphion Group and Invesco Asset Management Limited will beneficially own approximately 26.2% and 18.2% of our outstanding ordinary shares, respectively. If Invesco purchases the ADSs and ADS Warrants in the U.S. offering for which it has expressed an interest, Invesco will beneficially own 27.9% following this global offering. As a result, they may be able to strongly influence the outcome of certain matters requiring shareholder approval, including mergers and other transactions. Their interests may not always coincide with your interests or the interests of our shareholders. The concentrated holdings of our ordinary shares may prevent or discourage unsolicited acquisition proposals or offers that you may feel are in your best interests as one of our shareholders. Moreover, this concentration of share ownership may also adversely affect the trading price of our ordinary shares and ADSs if investors perceive a disadvantage in owning shares of a company with a controlling shareholder.

The Dual Listing Of Our Ordinary Shares And The ADSs Following The Global Offering May Adversely Affect The Liquidity And Value Of The ADSs And/Or Ordinary Shares.

        Following the global offering and after the ADSs are traded on the NASDAQ Global Market, our ordinary shares will continue to be listed on AIM. We cannot predict the effect of this dual listing on the value of our ordinary shares and ADSs. However, the dual listing of our ordinary shares and the ADSs may dilute the liquidity of these securities in one or both markets and may adversely affect the development of an active trading market for the ADSs in the Unites States. The price of the ADSs could also be adversely affected by trading in our ordinary shares on AIM.

        Although our ordinary shares will initially continue to be listed on AIM following the global offering, we may decide at some point in the future to propose to our ordinary shareholders to delist our ordinary shares from AIM, and our ordinary shareholders may approve such delisting. We cannot predict the effect such delisting of our ordinary shares on AIM would have on the market price of the ADSs on the NASDAQ Global Market.

Fluctuations In The Exchange Rate Between The U.S. Dollar And The Pound Sterling May Increase The Risk Of Holding The ADSs.

        Our share price is quoted on AIM in pence sterling, while the ADSs will trade on NASDAQ in U.S. dollars. Fluctuations in the exchange rate between the U.S. dollar and the pound sterling may result in temporary differences between the value of the ADSs and the value of our ordinary shares, which may result in heavy trading by investors seeking to exploit such differences. In addition, as a result of fluctuations in the exchange rate between the U.S. dollar and the pound sterling, including those caused by Brexit, the U.S. dollar equivalent of the proceeds that a holder of the ADSs would receive upon a sale in the United Kingdom of any shares withdrawn from the depositary and the U.S. dollar equivalent of any cash dividends paid in pound sterling on our shares represented by the ADSs could also decline.

We Have Never Paid Cash Dividends, Do Not Expect To Pay Dividends In The Foreseeable Future And Our Ability To Pay Dividends, Or Repurchase Or Redeem The ADSs And Ordinary Shares, Is Limited By Law.

        We have not paid any dividends since our inception and do not anticipate paying any dividends on the ADSs and ordinary shares in the foreseeable future. Even if future operations lead to significant levels of distributable profits, we currently intend that any earnings will be reinvested in our business and that dividends will not be paid until we have an established revenue stream to support continuing dividends. The proposal to pay future dividends to shareholders will in addition effectively be at the sole discretion of our board of directors after taking into account various factors our board of directors deems relevant, including our business prospects, capital requirements, financial performance and new product development.

We Will Be A Foreign Private Issuer And, As A Result, We Will Not Be Subject To U.S. Proxy Rules And Will Be Subject To Exchange Act Reporting Obligations That, To Some Extent, Are More Lenient And Less Frequent Than Those Of A U.S. Domestic Public Company.

        Upon consummation of this offering, we will report under the Exchange Act as a non-U.S. company with foreign private issuer status. Because we qualify as a foreign private issuer under the Exchange Act and although we are subject to English laws and regulations with regard to such matters and intend to furnish quarterly financial information to the SEC, we are exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including: (1) the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations with respect to a security registered under the Exchange Act; (2) the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and (3) the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information, or current reports on Form 8-K upon the occurrence of specified significant events. In addition, foreign private issuers are not required to file their annual report on Form 20-F until four months after the end of each financial year, while U.S. domestic issuers that are accelerated filers are required to file their annual report on Form 10-K within 75 days after the end of each fiscal year. Foreign private issuers are also exempt from the Regulation Fair Disclosure, aimed at preventing issuers from making selective disclosures of material information. As a result of the above, you may not have the same protections afforded to shareholders of companies that are not foreign private issuers.

As A Foreign Private Issuer And As Permitted By The Listing Requirements Of NASDAQ, We Will Rely On Certain Home Country Governance Practices Rather Than The Corporate Governance Requirements Of NASDAQ.

        We will be a foreign private issuer as of the effective date of this registration statement. As a result, in accordance with NASDAQ Listing Rule 5615(a)(3), we will comply with home country governance requirements and certain exemptions thereunder rather than complying with certain of the corporate governance requirements of NASDAQ.

        English law does not require that a majority of our board of directors consist of independent directors or that our board committees consist of entirely independent directors. Our board of directors and board committees, therefore, may include fewer independent directors than would be required if we were subject to NASDAQ Listing Rule 5605(b)(1). In addition, we will not be subject to NASDAQ Listing Rule 5605(b)(2), which requires that independent directors must regularly have scheduled meetings at which only independent directors are present.

        Our articles of association, or Articles, provide that at any meeting of shareholders, a shareholder may designate another person to attend, speak and vote at the meeting on their behalf by proxy, but no such proxy shall be voted or acted upon at any subsequent meeting, unless the proxy expressly provides for this. English law does not require shareholder approval for the issuance of securities in connection with the establishment of or amendments to equity-based compensation plans for employees. To this extent, our practice varies from the requirements of NASDAQ Listing Rule 5635, which generally requires an issuer to obtain shareholder approval for the issuance of securities in connection with such events.

        For an overview of our corporate governance principles, see "Description of Share Capital and Articles of Association." As a result of the above, you may not have the same protections afforded to shareholders of companies that are not foreign private issuers.

We May Lose Our Foreign Private Issuer Status, Which Would Then Require Us To Comply With The Exchange Act's Domestic Reporting Regime And Cause Us To Incur Significant Legal, Accounting And Other Expenses.

        We are a foreign private issuer and therefore we are not required to comply with all of the periodic disclosure and current reporting requirements of the Exchange Act applicable to U.S. domestic issuers. Losing our status as a foreign private issuer would require us to comply with all of the periodic disclosure and current reporting requirements of the Exchange Act applicable to U.S. domestic issuers. In order to maintain our current status as a foreign private issuer, a majority of our ordinary shares must continue to be either directly or indirectly owned of record by non-residents of the United States. If a majority of our ordinary shares are instead held by U.S. residents then in order to maintain our foreign private issuer status, (i) a majority of our executive officers or directors must not be U.S. citizens or residents, (ii) more than 50% of our assets must not be located in the United States and (iii) our business must be administered principally outside the United States. As of the date of this prospectus, more than 50% of our assets are located in the United States and our business is administered principally in the United States. If we lost this status, we would be required to comply with the Exchange Act reporting and other requirements applicable to U.S. domestic issuers, which are more detailed and extensive than the requirements for foreign private issuers. We may also be required to make changes in our corporate governance practices in accordance with various SEC and stock exchange rules. The regulatory and compliance costs to us under U.S. securities laws if we are required to comply with the reporting requirements applicable to a U.S. domestic issuer may be significantly higher than the cost we would incur as a foreign private issuer. As a result, we expect that a loss of foreign private issuer status would increase our legal and financial compliance costs and would make some activities highly time consuming and costly. We also expect that if we were required to comply with the rules and regulations applicable to U.S. domestic issuers, it would make it more difficult and expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These rules and regulations could also make it more difficult for us to attract and retain qualified members of our board of directors.

ADS Holders Are Not Shareholders And Do Not Have Shareholder Rights.

        The Bank of New York Mellon, as depositary, will register and deliver the ADSs on our behalf. Each ADS is a certificate evidencing a specific number of ADSs. The ADS holders will not be treated as shareholders and do not have the rights of shareholders. The depositary will be the holder of the shares underlying the ADSs. Holders of the ADSs will have ADS holder rights. A deposit agreement among us, the depositary and the ADS holders, and the beneficial owners of ADSs, sets out ADS holder rights as well as the rights and obligations of the depositary. New York law governs the deposit agreement and the ADSs. Our shareholders have shareholder rights prescribed by English law. English law governs such shareholder rights. The ADS holders do not have the same voting rights as our shareholders. Shareholders are entitled to our notices of general meetings and to attend and vote at our general meetings of shareholders. At a general meeting, every shareholder present (in person or by proxy, attorney or representative) and entitled to vote has one vote on a show of hands. Every shareholder present (in person or by proxy, attorney or representative) and entitled to vote has one vote per fully paid ordinary share on a poll. This is subject to any other rights or restrictions which may be attached to any shares. The ADS holders may instruct the depositary to vote the ordinary shares underlying their ADSs. The ADS holders will not be entitled to attend and vote at a general meeting unless they withdraw the ordinary shares from the depository. However, the ADS holders may not know about the meeting far enough in advance to withdraw the ordinary shares. If we ask for the ADS holders' instructions, the depositary will notify the ADS holders of the upcoming vote and arrange to deliver our voting materials and form of notice to them. The depositary will try, as far as is practical, subject to the provisions of the deposit agreement, to vote the shares as the ADS holders instruct. The depositary will not vote or attempt to exercise the right to vote other than in accordance with the instructions of the ADS holders. We cannot assure the ADS holders that they will receive the voting materials in time to ensure that they can instruct the depositary to vote their shares.

The ADS Holders Do Not Have The Same Rights To Receive Dividends Or Other Distributions As Our Shareholders.

        Subject to any special rights or restrictions attached to a share, the directors may determine that a dividend will be payable on a share and fix the amount, the time for payment and the method for payment (although we have never declared or paid any cash dividends on our ordinary shares and we do not anticipate paying any cash dividends in the foreseeable future). Dividends and other distributions payable to our shareholders with respect to our ordinary shares generally will be payable directly to them. Any dividends or distributions payable with respect to ordinary shares will be paid to the depositary, which has agreed to pay to the ADS holders the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, after deducting its fees and expenses. The ADS holders will receive these distributions in proportion to the number of ordinary shares their ADSs represent. However, the depositary may decide that it is unlawful or impractical to make a distribution available to any holders of ADSs. We have no obligation to take any other action to permit the distribution of the ADSs, ordinary shares, rights or anything else to holders of the ADSs. This means that you may not receive the distributions we make on our ordinary shares or any value from them if it is illegal or impractical to make them available to you. These restrictions may have a material adverse effect on the value of your ADSs.

There Are Circumstances Where It May Be Unlawful Or Impractical To Make Distributions To The Holders Of The ADSs.

        The deposit agreement with the depositary allows the depositary to distribute foreign currency only to those ADS holders to whom it is possible to do so. If a distribution is payable by us in English pounds sterling, the depositary will hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, the ADS holders may lose some of the value of the distribution.

        The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. This means that the ADS holders may not receive the distributions we make on our shares or any value for them if it is illegal or impractical for the depository to make such distributions available to them.

You May Be Subject To Limitations On Transfer Of Your ADSs.

        Your ADSs are transferable on the books of the depositary. However, the depositary may close its transfer books at any time or from time to time when it deems expedient in connection with the performance of its duties. In addition, the depositary may refuse to deliver, transfer or register transfers of ADSs generally when our books or the books of the depositary are closed, or at any time if we or the depositary deems it advisable to do so because of any requirement of law or of any government or governmental body, or under any provision of the deposit agreement, or for any other reason in accordance with the terms of the deposit agreement.

Your Rights As A Shareholder Will Be Governed By English Law And Differ From The Rights Of Shareholders Under U.S. Law.

        We are a public limited company incorporated under the laws of England and Wales. Therefore, the rights of holders of ADSs are governed by English law and by our memorandum of association and Articles. These rights differ from the typical rights of shareholders in U.S. corporations. In certain cases, facts that, under U.S. law, would entitle a shareholder in a U.S. corporation to claim damages may not give rise to a cause of action under English law entitling a shareholder in an English company to claim damages. For example, the rights of shareholders to bring proceedings against us or against our directors or officers in relation to public statements are more limited under English law than under the civil liability provisions of the U.S. securities laws.

        You may have difficulties enforcing, in actions brought in courts in jurisdictions located outside the United States, judgments obtained in the U.S. courts under the U.S. securities laws. In particular, if you sought to bring proceedings in England based on U.S. securities laws, the English court might consider that:

  •
  it did not have jurisdiction;

  •
  it was not the appropriate forum for such proceedings;

  •
  applying English conflict of laws rules, U.S. laws (including U.S. securities laws) did not apply to the relationship between you and us or our directors and officers; or

  •
  the U.S. securities laws were of a penal nature or violated English public policy and should not be enforced by the English court.

        For further information with respect to your rights as a holder of the ADSs, see the sections of this prospectus titled "Description of Share Capital and Articles of Association" and "Description of American Depositary Shares."

The Warrants Are A Risky Investment. You May Be Unable To Exercise Your Warrants For A Profit.

        The value of the ADS Warrants and Ordinary Share Warrants will depend on the value of the ADSs or the Ordinary Shares, as applicable, which will depend on factors related and unrelated to the success of our commercialization and product development activities, and cannot be predicted at this time. The Warrants have an exercise period of five years.

        If the price of the ADSs in the case of the ADS Warrants, or the ordinary shares in the case of the Ordinary Share Warrants does not increase to an amount sufficiently above the exercise price of the ADS Warrants or the Ordinary Share Warrants, as applicable, during the exercise period of the respective Warrants, you may be unable to recover any of your investment in the Warrants. There can be no assurance that any of the factors that could impact the trading price of the ADSs and ordinary shares will result in the trading price increasing to an amount that will exceed the exercise price or the price required for you to achieve a positive return on your investment in the Warrants.

There Is No Public Market For The Warrants.

        There is no established public trading market for the ADS Warrants being offered by us in the U.S. offering or the Ordinary Share Warrants being offered by us in the European placement, and we do not expect a market to develop. In addition, we do not intend to apply to list the Warrants on any securities exchange or other recognized trading system, including the NASDAQ Global Market or AIM. Without an active market, the liquidity of the Warrants will be limited.

Anti-Takeover Provisions In Our Articles And Under English Law Could Make An Acquisition Of Us More Difficult, Limit Attempts By Our Shareholders To Replace Or Remove Our Current Directors And Management Team, And Limit The Market Price Of The ADSs And Ordinary Shares.

        Our Articles contain provisions that may delay or prevent a change of control, discourage bids at a premium over the market price of the ADSs and ordinary shares and adversely affect the market price of the ADSs and ordinary shares and the voting and other rights of the holders of the ADSs and ordinary shares. These provisions include:

  •
  dividing our board of directors into three classes, with each class serving a staggered three-year term;

  •
  permitting our board of directors to issue preference shares without shareholder approval, with such rights, preferences and privileges as they may designate;

  •
  provisions which allow our board of directors to adopt a shareholder rights plan upon such terms and conditions as it deems expedient and in our best interests;

  •
  establishing an advance notice procedure for shareholder proposals to be brought before an annual meeting, including proposed nominations of persons for election to our board of directors; and

  •
  the ability of our board of directors to fill vacancies on our board in certain circumstances.

        These provisions do not make us immune from takeovers. However, these provisions will apply even if the offer may be considered beneficial by some shareholders. In addition, these provisions may frustrate or prevent any attempts by our shareholders to replace or remove our current management team by making it more difficult for shareholders to replace members of our board of directors, which is responsible for appointing the members of our management.

We Are An "Emerging Growth Company," And We Cannot Be Certain If The Reduced Reporting Requirements Applicable To "Emerging Growth Companies" Will Make The ADSs Less Attractive To Investors.

        We are an "emerging growth company," as defined in the JOBS Act. For as long as we continue to be an "emerging growth company," we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not "emerging growth companies," including not being required to comply with the auditor attestation requirements of Section 404, exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. As an "emerging growth company," in our initial registration statement, we are required to report only two years of financial results and selected financial data compared to three and five years, respectively, for comparable data reported by other public companies. We could be an "emerging growth company" for up to five years, although circumstances could cause us to lose that status earlier, including if the market value of our ordinary shares and the ADSs held by non-affiliates exceeds $700 million as of any June 30 before that time, in which case we would no longer be an "emerging growth company" as of the following December 31, our fiscal year end. We cannot predict if investors will find our ordinary shares or the ADSs less attractive because we may rely on these exemptions. If some investors find our ordinary shares or the ADSs less attractive as a result, there may be a less active trading market for our ordinary shares and the ADSs and the price of our ordinary shares and the ADSs may be more volatile.

We Believe That We Will Be Treated As A U.S. Domestic Corporation For U.S. Federal Income Tax Purposes.

        As discussed more fully under "Material U.S. Federal Income Tax Considerations," we believe that, pursuant to Section 7874 of the U.S. Internal Revenue Code of 1986, as amended (the "Code"), even though we are organized as a U.K. public limited company, the Company will be treated as a U.S. domestic corporation for all purposes of the Code. The Company will therefore be taxed as a U.S. domestic corporation for U.S. federal income tax purposes. As a result, the Company will be subject to U.S. federal income tax on its worldwide income.

        In addition, if the Company pays dividends to a Non-U.S. Holder, as defined in the discussion under the heading "Material U.S. Federal Income Tax Considerations," it will be required to withhold U.S. income tax at the rate of 30%, or such lower rate as may be provided in an applicable income tax treaty. Each investor should consult its own tax adviser regarding the U.S. federal income tax position of the Company and the tax consequences of holding the ADSs, Warrants or ordinary shares.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements that involve substantial risks and uncertainties. The forward-looking statements are contained principally in the sections of this prospectus titled "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business." All statements, other than statements of historical facts, contained in this prospectus, including statements regarding our future results of operations and financial position, business strategy, prospective products, product approvals, research and development costs, timing and likelihood of success, plans and objectives of management for future operations, and future results of current and anticipated products, are forward-looking statements. These statements relate to future events or to our future financial performance and involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. The words "anticipate," "assume," "believe," "contemplate," "continue," "could," "estimate," "expect," "goal," "intend," "may," "might," "objective," "plan," "potential," "predict," "project," "positioned," "seek," "should," "target," "will," "would," or the negative of these terms or other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements are based on current expectations, estimates, forecasts and projections about our business and the industry in which we operate and management's beliefs and assumptions, are not guarantees of future performance or development and involve known and unknown risks, uncertainties and other factors. These forward-looking statements include statements regarding:

  •
  the timing, progress and results of clinical trials for our product candidates, including statements regarding the timing of initiation and completion of clinical trials, dosing of subjects and the period during which the results of the clinical trials will become available;

  •
  the timing, scope or likelihood of regulatory filings and approvals for our product candidates;

  •
  our ability to successfully commercialize our product candidates;

  •
  potential benefits of the clinical development and commercial experience of our management team;

  •
  our ability to effectively market any product candidates that receive regulatory approval with a small, focused sale force;

  •
  potential development and commercial synergies from having multiple product candidates for related indications;

  •
  our commercialization, marketing and manufacturing capabilities and strategy;

  •
  our expectation regarding the safety and efficacy of our product candidates;

  •
  the potential clinical utility and benefits of our product candidates;

  •
  our ability to advance our product candidates through various stages of development, especially through pivotal safety and efficacy trials;

  •
  our estimates regarding the potential market opportunity for our product candidates;

  •
  our expectations related to the use of proceeds from this offering;

  •
  our strategy to in-license, acquire and develop new product candidates and our ability to execute that strategy;

  •
  developments and projections relating to our competitors or our industry;

  •
  our ability to become profitable;

  •
  our estimates regarding expenses, future revenue, capital requirements and needs for additional financing;

  •
  our ability to secure additional financing when needed on acceptable terms;

  •
  the impact of government laws and regulations in the United States and foreign countries;

  •
  the impact of Brexit on our business and operations;

  •
  the implementation of our business model, strategic plans for our business, product candidates and technology;

  •
  our intellectual property position;

  •
  our ability to attract or retain key employees, advisors or consultants; and

  •
  our expectations regarding the time during which we will be an emerging growth company under the JOBS Act.

        Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. As a result, any or all of our forward-looking statements in this prospectus may turn out to be inaccurate. We have included important factors in the cautionary statements included in this prospectus, particularly in the section of this prospectus titled "Risk Factors," that we believe could cause actual results or events to differ materially from the forward-looking statements that we make. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Moreover, we operate in a highly competitive and rapidly changing environment in which new risks often emerge. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make.

        You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement of which this prospectus is a part completely and with the understanding that our actual future results may be materially different from what we expect. The forward-looking statements contained in this prospectus are made as of the date of this prospectus, and we do not assume any obligation to update any forward-looking statements except as required by applicable law.

 USE OF PROCEEDS

        We estimate that we will receive net proceeds from the sale of ordinary shares (including ordinary shares represented by ADSs) in the global offering of approximately $21.2 million, assuming a public offering price of $11.76 per ADS in the U.S. offering, which is calculated based on the last reported sale price of our ordinary shares on the AIM (£0.485) on October 11, 2016, converted into U.S. dollars ($0.5882) and multiplied by 20, and an offering price of £0.485 ($0.5882), per ordinary share in the European placement, after deducting the underwriting discount and estimated offering expenses payable by us. If the underwriters exercise their option to purchase additional ADSs and/or ADS Warrants in full in the U.S. offering, we estimate that the net proceeds from this global offering will be approximately $24.8 million.

        We intend to use the net proceeds from this global offering, as follows:

  •
  approximately $20.5 million to fund the expenses to be incurred in conducting the two Phase 3 clinical trials of iclaprim for the treatment of ABSSSI, including the completion of our REVIVE-1 trail;

  •
  approximately $0.7 million to prepare a Phase 3 clinical trial of iclaprim for the treatment of HABP, including VABP; and

  •
  the remainder for working capital, general and administrative expenses, research and development expenses, and other general corporate purposes.

        Each $1.00 increase (decrease) in the assumed public offering price of $11.76 per ADS in the U.S. offering and £0.0412 ($0.05) per ordinary share in the European placement, after deducting the underwriting discount and estimated offering expenses payable by us, would increase (decrease) net proceeds to us from this global offering by approximately $1.99 million, assuming that the aggregate number of ordinary shares offered by us (including those represented by ADSs), as set forth on the cover page of this prospectus, remains the same. We may also increase or decrease the aggregate number of ordinary shares we are offering. Each increase (decrease) of 4,250,000 in the aggregate number of ordinary shares we are offering (including those represented by ADSs) would increase (decrease) the net proceeds to us from this global offering by approximately $2.35 million, assuming no change in the assumed public offering price per ordinary share and ADS.

        Our expected use of net proceeds from this global offering represents our current intentions based upon our present plans and business condition. As of the date of this prospectus, we cannot predict with certainty all of the particular uses for the net proceeds to be received upon the completion of this offering or the amounts that we will actually spend on the uses set forth above. The amounts and timing of our actual use of net proceeds will vary depending on numerous factors, including the relative success and cost of our research, preclinical and clinical development programs, our ability to obtain additional financing, the status of and results from clinical trials, and whether regulatory authorities require us to perform additional clinical trials in order to obtain regulatory approvals. As a result, our management will have broad discretion in the application of the net proceeds of this offering, and investors will be relying on our judgment regarding the application of the net proceeds. In addition, we might decide to postpone or not pursue certain preclinical activities or clinical trials if the net proceeds from this offering and our other sources of cash are less than expected.

        Pending their use, we plan to invest the net proceeds of this offering in short- and intermediate-term interest-bearing investments.

 PRICE RANGE OF ORDINARY SHARES

        Our ordinary shares have been quoted on AIM since April 2, 2015 under the symbol "MTFB."

        The following table sets forth the high and low prices for our ordinary shares for the calendar periods listed below. Share prices on AIM are presented in pence sterling.

	High (p)	Low (p)	Average Daily Trading Volume
Fiscal 2015
Second Quarter (from April 2, 2015)	75.50	25.13	1,257,203
Third Quarter	70.50	48.00	347,739
Fourth Quarter	63.50	39.25	133,803
Fiscal 2016
First Quarter	47.00	36.50	244,171
Second Quarter	56.00	38.00	194,572
Third Quarter	67.00	43.00	270,900
Fourth Quarter (through October 11, 2016)	50.00	46.50	81,681
April 2016	52.00	38.00	156,762
May 2016	51.00	41.00	236,504
June 2016	56.00	43.00	192,543
July 2016	54.00	44.00	154,240
August 2016	67.00	43.00	398,429
September 2016	55.00	48.25	97,800
October 2016 (through October 11, 2016)	50.00	46.50	93,900

        As of October 11, 2016, the last reported sale price of our ordinary shares on AIM was 48.50 pence.

 EXCHANGE RATE INFORMATION

        The following table presents information on the exchange rates between pounds sterling and the U.S. dollar for the periods indicated. Such U.S. dollar amounts are not necessarily indicative of the amounts of U.S. dollars that could actually have been purchased upon exchange of pounds sterling at the dates indicated.

	Period End(1)	Average(2)	Low	High
	($ per pound sterling)
Fiscal 2015 (from April 2, 2015 to December 31, 2015)	1.475	1.533	1.465	1.588
First Quarter 2016	1.438	1.431	1.387	1.469
Second Quarter 2016	1.324	1.434	1.322	1.480
Third Quarter 2016	1.297	1.313	1.288	1.344
Fourth Quarter 2016 (through October 11, 2016)	1.2123	1.2551	1.2123	1.2841
Month Ended:
April 2016	1.461	1.431	1.406	1.461
May 2016	1.448	1.453	1.437	1.470
June 2016	1.331	1.421	1.323	1.488
July 2016	1.323	1.315	1.291	1.334
August 2016	1.314	1.310	1.288	1.336
September 2016	1.297	1.315	1.297	1.344
October 2016 (through October 10, 2016)	1.2123	1.2551	1.2123	1.2841

(1)
In the event that the period end fell on a day for which data are not available, the exchange rate on the prior most recent business day is given.

(2)
The average of the noon buying rate for pounds sterling during each business day of the relevant time period.

        On October 11, 2016, the exchange rate between the Pound Sterling and the U.S. dollar was $1.2128 to one pound sterling based on the rate published by Bloomberg L.P. in effect on that date. These translations should not be considered representations that any such amounts have been, could have been or could be converted into U.S. dollars at that or any other exchange rate as of that or any other date.

 DIVIDEND POLICY

        Since inception, we have never declared or paid any cash dividends on our ordinary shares and do not anticipate paying any cash dividends on our ordinary shares or the ADSs in the foreseeable future. We intend to retain all available funds and any future earnings to fund the development and expansion of our business. As a result, investors in the ADSs representing ordinary shares will benefit in the foreseeable future only if the ADSs representing ordinary shares appreciate in value.

        Any determination to pay dividends in the future would be subject to compliance with applicable laws, including the English Companies Act of 2006 (Companies Act), which requires English companies to have profits available for distribution equal to or greater than the amount of the proposed dividend.

CAPITALIZATION

        The following table sets forth our cash and cash equivalents and our capitalization as of June 30, 2016:

  •
  on an actual basis; and

  •
  on an as adjusted basis to give effect to our issuance and sale of 42,500,000 ordinary shares (including ordinary shares represented by ADSs) in the global offering based on the assumed public offering price of $11.76 per ADS in the U.S. offering and £0.485 ($0.5882) per ordinary share in the European placement, after deducting the underwriting discount and estimated offering expenses payable by us.

	As of June 30, 2016
	Actual	As Adjusted[1]
	(in thousands)
Cash and cash equivalents	$19,507	$40,752

Other interest bearing loans and borrowings	3,873	3,873
Shareholders' equity (deficit):
Share capital
Ordinary shares, par value £0.01 per share: 30,000,000 shares authorized, 108,601,496 shares issued and outstanding, actual; and shares issued and outstanding, as adjusted	1,645	2,155
Share premium	38,077	58,812
Other reserve	(24,601)	(24,601)
Total equity	$15,121	$36,366

Total capitalization	$18,994	$40,239

        You should read this table together with our unaudited interim condensed consolidated financial statements and our audited consolidated financial statements and the related notes appearing at the end of this prospectus and the sections of this prospectus titled "Selected Consolidated Financial Information" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

        The table above does not include:

  •
  the conversion of approximately $3.6 million of aggregate principal amount of debt owed to two convertible promissory noteholders into an aggregate of 14,510,771 ordinary shares (or 725,539

1
A $1.00 increase (decrease) in the assumed public offering price of $11.76 per ADS in the U.S. offering and £0.0412 ($0.05) per ordinary share in the European placement would increase (decrease) each of the as adjusted cash and cash equivalents, total equity and total capitalization by $1.99 million, assuming the aggregate number of ordinary shares offered by us in this global offering (including those represented by ADSs), as set forth on the cover page of this prospectus, remains the same and after deducting the underwriting discount and estimated offering expenses payable by us. An increase (decrease) in the aggregate number of ordinary shares offered by us in this global offering by 4,250,000 would increase (decrease) each of the as adjusted cash and cash equivalents, total equity and total capitalization by approximately $2.35 million, assuming that the public offering price per ordinary share and ADS remains the same, and after deducting the underwriting discounts and estimated offering expenses payable by us. The as adjusted information discussed above is illustrative only and will adjust based on the actual public offering price and other terms of this offering determined at pricing.

  ADSs), which is expected to occur following the closing of this offering, and the issuance of an additional 409,000 ordinary shares to one of the two noteholders on September 14, 2016 as consideration for its agreement to forego interest payments under its note after June 30, 2016;

  •
  16,473,522 ordinary shares issuable upon the exercise of stock options outstanding as of June 30, 2016, with a weighted average exercise price of $0.36 per ordinary share;

  •
  6,598,573 ordinary shares reserved for future issuance under our 2015 Share Option Plan as of June 30, 2016; and

  •
  12,621,475 ordinary shares issuable upon the exercise of warrants outstanding as of June 30, 2016, with a weighted average exercise price of $0.30 per ordinary share;

  •
  ordinary shares underlying the ADSs issuable upon exercise of the ADS Warrants issued as part of the U.S. offering; and

  •
  ordinary shares issuable upon exercise of Ordinary Share Warrants issued as part of the European placement.

 DILUTION

        If you invest in our ordinary shares or the ADSs, your interest will be diluted to the extent of the difference between the public offering price per ordinary share paid by purchasers of ordinary shares or ADSs in this global offering and the as adjusted net tangible book value per ordinary share or ADS after completion of this global offering. Dilution results from the fact that the public offering price per ordinary share (including those represented by ADSs) is substantially in excess of the net tangible book value per ordinary share attributable to the existing shareholders for our presently outstanding ordinary shares.

        At June 30, 2016, we had a net tangible book value of $8.9 million, corresponding to a net tangible book value of $0.08 per ordinary share, equivalent to $1.64 per ADS. Net tangible book value per ordinary share represents the amount of our total assets less our total liabilities, excluding intangible assets, divided by the total number of our ordinary shares outstanding at such date. Net tangible book value per ADS represents the amount of our total assets less our total liabilities, excluding intangible assets, divided by the the total number of our ordinary shares outstanding at such date and multiplied by 20, the number of ordinary shares underlying each ADS. Dilution is determined by subtracting net tangible book value per ordinary share or ADS from the assumed public offering price per ordinary share or ADS, as applicable, after giving effect to the net proceeds we will receive from this global offering and after deducting underwriting discounts and estimated offering expenses payable by us in this global offering.

        After giving effect to our issuance and sale of 42,500,000 ordinary shares (including ordinary shares represented by ADSs) in this global offering at the assumed public offering price of $11.76 per ADS in the U.S. offering and £0.485 ($0.5882) per ordinary share in the European placement, and after deducting the underwriting discount and estimated offering expenses payable by us in this offering, our as adjusted net tangible book value as of June 30, 2016 would have been $30.2 million, or $0.20 per ordinary share and $3.98 per ADS. This represents an immediate increase of $0.12 in net tangible book value per ordinary share and $2.35 per ADS to existing shareholders, and immediate dilution of $0.39 in net tangible book value per ordinary share and $7.78 per ADS to investors purchasing ordinary shares or ADSs in this global offering.

        The following table illustrates this dilution to new investors purchasing ordinary shares (including those represented by ADSs) in this global offering.

	As of June 30, 2016
Assumed initial offering price	Ordinary shares	ADSs
Assumed public offering price	$0.5882	$11.76
Net tangible book value per ordinary share or ADS	0.08	1.64
Increase in book value per ordinary share or ADS attributable to new investors	0.12	2.35
As adjusted net tangible book value per ordinary share or ADS after this offering	0.20	3.98
Dilution per ordinary share or ADS to new investors	0.39	7.78

        A $1.00 increase (decrease) in the assumed public offering price of $11.76 per ADS in the U.S. offering and £0.412 ($0.05) per ordinary share in the European placement would increase (decrease) our as adjusted net tangible book value after this global offering by $1.99 million and the as adjusted net tangible book value per ordinary share after this global offering by $0.01 per ordinary share and $0.26 per ADS, and would increase (decrease) the dilution per ordinary share and per ADS to new investors in this global offering by $(0.04) per ordinary share and $(0.73) per ADS, assuming the aggregate number of ordinary shares offered by us in this global offering (including ordinary shares represented by ADSs), as set forth on the cover page of this prospectus, remains the same. The information discussed above is illustrative only and may change based on the actual public offering price and other terms of the offering determined at pricing.

        If the underwriters exercise their option to purchase additional ADSs in the U.S. offering to cover over-allotments or if any ordinary shares are issued in connection with outstanding options, warrants, or convertible promissory notes, you will experience further dilution. We may also choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our shareholders.

        The following table summarizes, on an as adjusted basis as of June 30, 2016, the total number of ordinary shares purchased from us (including ordinary shares represented by ADSs), the total consideration paid, or to be paid, and the average price per ordinary share paid, or to be paid, by existing shareholders and by investors participating in the global offering at an assumed public offering price of £0.485 ($0.5882) per ordinary share (equivalent to $11.76 per ADS), before deducting the underwriting discounts and estimated offering expenses payable by us in this global offering. As the table shows, investors purchasing ADSs or ordinary shares in this global offering will pay an average price per ordinary share substantially higher than our existing shareholders paid for their ordinary shares.

	Ordinary Shares Purchased		Total Consideration (MM)
					Average Price Per Share	Average Price Per ADS
	Number	%	Amount	%
Existing shareholders	108,601,496	71.9%	$21,720,299	46.4%	$0.20	$3.98
New investors	42,500,000	28.1	25,075,000	0.59	11.76

Total	151,104,496	100.0%	$46,795,299	100.0%	$0.31	$6.19

        Each $1.00 increase or decrease in the offering price per ADS/ordinary share would increase or decrease, as applicable, total consideration paid by investors participating in this global offering by $2.1 million, total consideration paid by all shareholders by $2.1 million and average price per ordinary share paid by all shareholders by $0.05 per ordinary share (and $1.00 per ADS), assuming the sale of 42,500,000 ordinary shares by us in this global offering (including ordinary shares represented by ADSs) at an assumed public offering price of £0.485 ($0.5882) per ordinary share (equivalent to $11.76 per ADS), and after deducting the underwriting discounts and estimated offering expenses payable by us in this global offering.

        The above discussion and tables are based on 108,601,496 ordinary shares outstanding as of June 30, 2016 and excludes:

  •
  the conversion of approximately $3.6 million of aggregate principal amount of debt owed to two convertible promissory noteholders into an aggregate of 14,510,771 ordinary shares (or 725,539 ADSs), which is expected to occur following the closing of this offering, and the issuance of an additional 409,000 ordinary shares to one of the two noteholders on September 14, 2016 as consideration for its agreement to forego interest payments under its note after June 30, 2016;

  •
  16,473,522 ordinary shares issuable upon the exercise of stock options outstanding as of June 30, 2016, with a weighted average exercise price of $0.36 per ordinary share;

  •
  6,598,573 ordinary shares reserved for future issuance under our 2015 Share Option Plan as of June 30, 2016;

  •
  12,621,475 ordinary shares issuable upon the exercise of warrants outstanding as of June 30, 2016, with a weighted average exercise price of $0.30 per ordinary share;

  •
  ordinary shares underlying the ADSs issuable upon exercise of the ADS Warrants issued as part of the U.S. offering; and

  •
  ordinary shares issuable upon exercise of Ordinary Share Warrants issued as part of the European placement.

        If the underwriters exercise their option to purchase additional ADSs in full in the U.S. offering, the following will occur:

  •
  the percentage of our ordinary shares held by existing shareholders will decrease to approximately 69% of the total number of our ordinary shares outstanding after this global offering (including those represented by ADSs); and

  •
  the percentage of our ordinary shares held by new investors (including those represented by ADSs) will increase to approximately 31% of the total number of our ordinary shares outstanding after this global offering (including those represented by ADSs).

        Invesco, an existing shareholder that acts as agent for and on behalf of its discretionary managed clients and beneficially owns approximately 25% or our ordinary shares, has indicated an interest in purchasing up to an aggregate of $8.582 million of the ADSs and ADS Warrants in this offering at the public offering price per ADS. Based on an assumed public offering price of $11.76 per ADS, Invesco would purchase up to an aggregate of 729,513 ADSs and ADS Warrants to purchase 291,805 ADSs in this offering based on its indication of interest. However, because indications of interest are not binding agreements or commitments to purchase, the underwriters may determine to sell more, less or no ADSs and ADS Warrants in this offering to Invesco, or Invesco may determine to purchase more, less or no ADSs and ADS Warrants in this offering. The foregoing discussion and tables do not reflect any potential purchases by Invesco.

SELECTED CONSOLIDATED FINANCIAL INFORMATION

        The following tables set forth selected consolidated historical financial data as of, and for the periods ended on, the dates indicated. We have derived the consolidated statement of comprehensive loss for the years ended December 31, 2015 and 2014 and the statement of financial position data as of December 31, 2015 and 2014 from our audited consolidated financial statements, included elsewhere in this prospectus. We have derived the consolidated statement of comprehensive loss data for the six months ended June 30, 2016 and 2015 and the statement of financial position data as of June 30, 2016, from the unaudited interim condensed consolidated financial statements, included elsewhere in this prospectus. Our historical results presented below are not necessarily indicative of financial results to be achieved in future periods or our interim unaudited results are not necessarily indicative of results that should be expected for a full year or any other periods.

        All operations are continuing and we have not paid any dividends in the periods presented.

        You should read this data together with the unaudited interim condensed consolidated financial statements, the audited consolidated financial statements and related notes appearing elsewhere in this prospectus and the section in this prospectus titled "Management's Discussion and Analysis of Financial Condition and Results of Operations." The historical results are not necessarily indicative of the results to be expected for any future periods and results of interim periods are not necessarily indicative of the results for the entire year.

        Our audited consolidated financial statements have been prepared in accordance with IFRS as issued by the IASB and IFRS as endorsed for use in the EU, and are presented in U.S. dollars except where otherwise indicated.

	Six months ended June 30,		Year ended December 31,
	2016	2015	2015	2014
	(in thousands, except share and per share data)
Consolidated Statement of Comprehensive Loss Data
Operating expenses:
General and administrative	$(1,927)	$(1,083)	$(3,577)	$(1,096)
Research and development	(12,027)	(639)	(4,681)	—
Gains on settlement of contract disputes	83	5	5	360

Total operating expenses	$(13,871)	$(1,717)	$(8,253)	$(736)

Operating loss	(13,871)	(1,717)	(8,253)	(736)
Other income (expense), net
Interest income	43	—	15	—
Interest expense	(126)	(141)	(268)	(449)
Net foreign exchange (losses)	(198)	1	(10)	—

Total other expense, net	$(282)	$(141)	$(263)	$(449)

Loss before income taxes	(14,152)	(1,857)	(8,516)	(1,185)
Income tax loss	—	—	(1)	(1)

Net loss	$(14,152)	$(1,857)	$(8,517)	$(1,186)

Net loss attributable to ordinary shareholders, basic and diluted	$(14,152)	$(1,857)	$(8,517)	$(1,186)

Net loss per share attributable to ordinary shareholders, basic and diluted(1)	$(0.13)	$(0.04)	$(0.14)	$(0.03)

Weighted average shares used in computing net loss per share attributable to ordinary shareholders, basic and diluted	108,601,496	50,407,823	61,225,922	36,726,342

	As of June 30,	As of December 31,
	2016	2015	2014
	(in thousands, except share and per share data)
Consolidated Statement of Financial Position Data
Cash and cash equivalents	$19,507	$28,594	$3
Total assets	25,814	34,958	226
Total liabilities	10,693	5,235	11,144
Total shareholders' equity	15,121	29,723	(10,918)
Share capital	1,645	1,645	1
Number of ordinary shares in issue	108,601,496	108,601,496	1,645,291

 MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

        You should read the following discussion and analysis of our financial condition and results of operations together with our audited consolidated financial statements and the related notes and the other financial information appearing elsewhere in this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategy for our business and its related financing, includes forward-looking statements that involve risks and uncertainties. As a result of many factors, including those factors set forth in the "Risk Factors" section of this prospectus, our actual results could differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

        All amounts included herein with respect to the six months ended June 30, 2016 and 2015 are derived from our unaudited interim condensed consolidated financial statements included elsewhere in this prospectus. All amounts included herein with respect to the years ended December 31, 2015 and 2014 are derived from our audited consolidated financial statements included elsewhere in this prospectus. The unaudited interim condensed consolidated financial statements have been prepared in accordance with IAS 34 Interim Financial Reporting. The audited consolidated financial statements for the years ended December 31, 2015 and 2014 have been prepared in accordance with IFRS as issued by the IASB and IFRS as endorsed for use in the EU. As permitted by the rules of the SEC for foreign private issuers, we do not reconcile our financial statements to U.S. generally accepted accounting principles.

Overview

        We are a clinical stage biopharmaceutical company engaged in the research and development of novel antibiotics designed to be effective against serious and life-threatening infections in hospitalized patients caused by multi-drug resistant bacteria. Our lead product candidate, iclaprim, is being developed for the treatment of ABSSSI and HABP, including VABP.

        We are currently enrolling and dosing patients in our two REVIVE global Phase 3 clinical trials with an IV formulation of iclaprim, for the treatment of ABSSSI. Data from the REVIVE-1 trial is expected in the second quarter of 2017. Data from the REVIVE-2 trial is expected in the second half of 2017. If successful, we expect the data from the two REVIVE trials will satisfy the requirements to submit a NDA in the United States and a MAA in Europe to obtain marketing approval for an IV formulation of iclaprim in the treatment of ABSSSI caused by Gram-positive pathogens, including resistant strains such as MRSA. If approved, we believe that iclaprim can become a valuable addition to the formulary of life-saving antibiotics used by hospital physicians.

        Based on our current plans, we do not expect to generate significant revenue unless and until we obtain marketing approval for, and commercialize, iclaprim. We do not expect to obtain marketing approval before 2018, if at all. Accordingly, we will need to obtain additional funding in connection with our continuing operations, including our plans to conduct our INSPIRE Phase 3 clinical trial of iclaprim in HABP, including VABP, patients. Adequate additional financing may not be available to us on acceptable terms, or at all. If we are unable to raise capital when needed or on attractive terms, we could be forced to delay, reduce or eliminate our research and development programs or any future commercialization effort.

        We expect to continue to incur significant expenses and increasing operating losses for at least the next several years. We expect our expenses to increase substantially in connection with our ongoing activities, particularly as we continue the development of and seek marketing approval for iclaprim and, possibly, other product candidates and continue our research activities. Our expenses will increase if we suffer any delays in our Phase 3 clinical programs for iclaprim. If we obtain marketing approval for iclaprim or any other product candidate that we develop, we expect to incur significant commercialization expenses related to product sales, marketing, distribution and manufacturing.

Furthermore, upon the closing of this offering, we expect to incur additional costs associated with operating as a public company in the United States.

Acquisition Of Nuprim Assets

        Originally founded as a population genetics company, we have, since 2009, focused on drug discovery and development. In late 2013, we decided to focus exclusively on antibiotics and continued to work on an investigative medicinal chemistry program. On April 1, 2015, Motif BioSciences Inc. acquired the assets owned by Nuprim related to iclaprim through its merger with Nuprim. Therefore the expenses of developing iclaprim are consolidated in our financial statements from the date of acquisition of the assets.

Group Reorganization And Initial Public Offering

        On February 18, 2015, we incorporated a Delaware subsidiary, Motif Acquisition Sub, Inc. On March 27, 2015, Motif BioSciences Inc., Motif Bio plc, and Motif Acquisition Sub, Inc. entered into an agreement where, just prior to our admission to AIM, Motif Acquisition Sub, Inc. was merged with and into Motif BioSciences Inc. and Motif BioSciences Inc. continued as the surviving entity and became our wholly owned subsidiary. The former Motif BioSciences Inc. stockholders were issued 36,726,242 of our ordinary shares in a share-for-share exchange for their common stock in Motif BioSciences Inc. so that the former Motif BioSciences Inc. stockholders owned an equivalent number of our ordinary shares as the number of shares of common stock that they had previously owned in Motif BioSciences Inc. All outstanding, unexercised, and vested stock options to purchase shares of common stock in Motif BioSciences Inc. were converted into options to purchase our ordinary shares.

        This was a common control transaction and therefore outside the scope of IFRS 3. The transaction has therefore been accounted for as a group reorganization and our audited consolidated financial statements are presented as if we have always owned Motif BioSciences Inc. The financial information for the year ended December 31, 2014 presented in the audited consolidated financial statements therefore represent the results and capital structure of Motif Biosciences Inc.

Financial Operations Overview

        The following discussion sets forth certain components of our statements of operations as well as factors that impact those items.

Revenues

        To date we have not generated any revenues from product sales and we do not expect to recognize any revenue from the sale of products, even if approved, for the next few years. Our success depends primarily on the successful development and regulatory approval of our product candidates and our ability to finance operations. If our development efforts result in clinical success and regulatory approval or we enter into collaboration agreements with third parties for our product candidates, we may generate revenue from those product candidates. Our ability to generate product revenue and become profitable depends upon our ability to obtain regulatory approval for and to successfully commercialize our product candidates.

General And Administrative Expenses

        General and administrative expenses include personnel costs, costs for outside professional services and other allocated expenses. Personnel costs consist of salaries, bonuses, benefits, travel and share- based compensation. Outside professional services consist of legal, accounting and audit services, commercial evaluation and strategy services, and other consulting services. We expect general and administrative expenses to increase in the near future with the expansion of our staff and management team to include new personnel responsible for finance, legal, information technology and later, sales and business development functions. We also expect to incur additional general and administrative costs as a result of operating as a U.S. public company, including expenses related to compliance with the rules and regulations of the SEC and those of any national securities exchange on which our securities are traded, additional insurance expense, investor relations activities and other administrative and professional services. We also expect to incur additional expenses related to in-licenses, acquisitions or similar transactions that we may pursue as part of our strategy, including legal, accounting and audit services and other consulting fees.

Research And Development Expenses

        Our research and development expenses consist primarily of costs incurred in connection with the development of our product candidates, including:

  •
  personnel-related costs, such as salaries, bonuses, benefits, travel and other related expenses, including share-based compensation;

  •
  expenses incurred under our agreements with CROs, clinical sites, contract laboratories, medical institutions and consultants that plan and conduct our preclinical studies and clinical trials, including, in the case of consultants, share-based compensation;

  •
  costs associated with regulatory filings;

  •
  upfront and milestone payments under agreements with third parties;

  •
  costs of acquiring preclinical study and clinical trial materials, and costs associated with preclinical development formulation and process development; and

  •
  depreciation, maintenance and other facility-related expenses.

        To date, we have expensed all research and development costs as incurred. Clinical development expenses for our product candidates are a significant component of our current research and development expenses as we progress our product candidates into and through clinical trials. Product candidates in later stage clinical development generally have higher research and development costs than those in earlier stages of development, primarily due to increased size and duration of the clinical trials. We recognize costs for each grant project, preclinical study or clinical trial that we conduct based on our evaluation of the progress to completion, using information and data provided to us by our research and development vendors and clinical sites.

        If we meet the following conditions, we would be able to capitalize expenditures on drug development activities:

  •
  it is probable that the asset will create future economic benefits;

  •
  the development costs can be measured reliably;

  •
  technical feasibility of completing the intangible asset can be demonstrated;

  •
  there is the intention to complete the asset and use or sell it;

  •
  there is the ability to use or sell the asset; and

  •
  adequate technical, financial, and other resources to complete the development and to use or sell the asset are available.

        These conditions are generally met when a filing is made for regulatory approval for commercial production. At this time we do not meet all conditions and therefore, development costs are recorded as expense in the period in which the cost is incurred.

        We incurred research and development expenses of $12.0 million and $0.6 million for the six months ended June 30, 2016 and 2015, respectively, and $4.7 million and $0.0 million for the years ended December 31, 2015 and 2014, respectively. Our activities in 2014 were comprised of building medicinal chemistry plans, seeking new capital, pursuing additional in-licensing opportunities and searching for assets and optimization activities.

        We expect our research and development expenses to increase over the next few years as a result of our ongoing and anticipated Phase 3 clinical trials and as we prepare for commercial launch of our products, if approved. The process of conducting the necessary clinical research to obtain regulatory approval of a product candidate is costly and time consuming. We will require additional funding, beyond any proceeds raised in this offering, to fund our continuing operations, including our plans to conduct our INSPIRE Phase 3 clinical trial of iclaprim in HABP, including VABP, patients. The probability that any of our product candidates receives regulatory approval and eventually is able to generate revenue depends on a variety of factors, including the quality of our product candidates, early clinical data, investment in our clinical program, competition, manufacturing capability and commercial viability. As a result of these uncertainties, we are unable to determine the duration and completion costs of our research and development projects or if, when and to what extent we will generate revenue from the commercialization and sale of any of our product candidates, if approved. We may never succeed in achieving regulatory approval for any of our product candidates.

        We do not allocate personnel-related research and development costs, including share-based compensation or other indirect costs, to specific programs, as they are deployed across multiple projects under development.

Other Income (Expense), Net

        Other income (expense), net, consists of interest income generated from our cash and cash equivalents and foreign exchange gains and losses.

        Items included in our audited consolidated financial statements are measured using the currency of the primary economic environment in which we operate ("the functional currency"). The audited consolidated financial statements are presented in United States Dollars (U.S.$), which is our functional and presentation currency.

        Foreign currency transactions are translated into the functional currency using the exchange rates at the dates of the transactions. Foreign exchange gains and losses resulting from the settlement of such transactions and from the translation of monetary assets and liabilities denominated in foreign currencies at year end exchange rates are generally recognized in profit or loss. They are deferred in equity if they relate to qualifying cash flow hedges and qualifying net investment hedges or are attributable to part of the net investment in a foreign operation.

        Foreign exchange gains and losses that relate to borrowings are presented in the statement of profit or loss, within finance costs. All other foreign exchange gains and losses are presented in the statement of profit or loss on a net basis within other income or other expenses.

        Non-monetary items that are measured at fair value in a foreign currency are translated using the exchange rates at the date when the fair value was determined. Translation differences on assets and liabilities carried at fair value are reported as part of the fair value gain or loss. For example, translation differences on non-monetary assets and liabilities such as equities held at fair value through profit or loss are recognized in profit or loss as part of the fair value gain or loss and translation differences on non-monetary assets such as equities classified as available-for-sale financial assets are recognized in other comprehensive income.

        Historically, our cash and cash equivalents have been held primarily in U.S. dollars, in the United Kingdom and most of our expenses have been U.S. dollar-denominated.

Critical Accounting Policies And Significant Judgments And Estimates

        A description of our principal accounting policies, critical accounting estimates and key judgments is set out in Note 2 ("Significant accounting policies") to our audited consolidated financial statements included elsewhere in this prospectus.

The JOBS Act

        As an "emerging growth company" under the JOBS Act, we can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an "emerging growth company" to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have irrevocably elected not to avail ourselves of this extended transition period and, as a result, we will adopt new or revised accounting standards on the relevant dates on which adoption of such standards is required for other public companies

        We are in the process of evaluating the benefits of relying on other exemptions and reduced reporting requirements under the JOBS Act. Subject to certain conditions, as an "emerging growth company," we intend to rely on certain of these exemption including, without limitation, the exemptions from providing an auditor's attestation report on our system of internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002. We will remain an "emerging growth company" until the earliest of: (1) the last day of the fiscal year in which we have total annual gross revenues of $1 billion or more; (2) the last day of the fiscal year following the fifth anniversary of the date of the completion of this offering; (3) the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years; and (4) the date on which we are deemed to be a large accelerated filer under the rules of the SEC.

Results Of Operations

Comparison Of The Six Months Ended June 30, 2016 And 2015

        The following table sets forth our results of operations for the six months ended June 30, 2016 and 2015.

	Six months ended June 30,
	2016	2015
	(in thousands)
Consolidated Statement of Comprehensive (loss)/income Data:
Operating expenses:
General and administrative	$(1,927)	$(1,083)
Research and development	(12,027)	(639)
Gains on settlement of contract disputes	83	5

Total operating expenses	$(13,871)	$(1,717)

Operating loss	(13,871)	(1,717)
Other income (expense), net:
Interest income	43	—
Interest expense	(126)	(141)
Net foreign exchange gains (losses)	(198)	1

Total other income (expense), net	$(281)	$(140)

Loss before income taxes	(14,152)	(1,857)
Income tax (loss)	—	—

Net loss	$(14,152)	$(1,857)

General And Administrative Expenses

        The following table summarizes our general and administrative expenses during the six months ended June 30, 2016 and 2015:

	For the six months ended June 30,
	2016	2015	Change
	(in thousands)
Employee benefits expenses	423	151	272
Directors' fees	218	75	143
Advisory fees	60	105	(45)
Legal and professional fees	1,044	589	455
Other expenses	183	163	20

Total general and administrative expenses	1,927	1,083	845

        General and administrative expenses increased by $0.8 million, or 73%, to $1.9 million in the six months ended June 30, 2016 from $1.1 million in the six months ended June 30, 2015. This increase was primarily attributable to (i) an increase in personnel related expenses; (ii) the costs associated with being a public company in the United Kingdom; and (iii) increases in the costs of outside professional services, including commercial evaluation and strategy services, investor relations, and other consulting services.

Research And Development Expense

        Research and development expenses increased by $11.4 million to $12.0 million in the six months ended June 30, 2016 from $0.6 million in the six months ended June 30, 2015. This increase was primarily attributable to the commencement of iclaprim clinical development. For the six months ended June 30, 2016, $10.1 million was spent in relation to contract research organization expenses, $1.0 million in relation to clinical operations and $0.9 million in relation to chemistry and manufacturing development and other non-clinical development.

Gain On Settlement Of Contract Disputes

        The gain on settlement of contract disputes in the six months ended June 30, 2016 relates to the settlement of a dispute with a contractor in the first quarter of 2016.

Other Income (Expense), Net

        Interest income and interest payable are recognized in the income statement as they accrue, using the effective interest method. Interest income in the six months ended June 30, 2016 increased by $42.6 thousand to $42.9 thousand due to an increase in cash balances. Interest expense in the six months ended June 30, 2016 decreased by $15.4 thousand to $125.7 thousand due to a reduction in debt outstanding relative to the corresponding period in the prior year.

Taxation

        No tax expenses were charged in the six months ended June 30, 2016 and 2015. Management expects that losses on ordinary activities will continue to be offset by unrecognised tax losses.

Comparison Of The Years Ended December 31, 2015 And 2014

        The following table sets forth our results of operations for the years ended December 31, 2015 and 2014.

	Year Ended December 31,
	2015	2014
	(in thousands)
Consolidated Statement of Comprehensive (loss)/income Data:
Operating expenses:
General and administrative	$3,577	$1,096
Research and development	4,681	—
Gains on settlement of contract disputes	5	360

Total operating expenses	(8,253)	(736)

Operating loss	(8,253)	(736)
Other income (expense), net:
Interest income	15	0
Interest expense	(268)	(449)
Net foreign exchange gains (losses)	(10)	—

Total other income (expense), net	(263)	(449)

Loss before income taxes	(8,516)	(1,185)
Income tax (loss)	(1)	(1)

Net loss	$(8,517)	$(1,186)

General And Administrative Expenses

        The following table summarizes our general and administrative expenses during the years ended December 31, 2015 and 2014:

	Year Ended December 31,
	2015	2014	Change
	(in thousands)
Employee benefits expenses	$1,147	$302	$845
Directors' fees	381	—	381
Advisory fees	460	240	220
Legal and professional fees	1,277	510	767
Other expenses	312	44	268

Total general and administrative expenses	$3,577	$1,096	$2,481

        General and administrative expenses were $3.6 million for the year ended December 31, 2015, an increase of $2.5 million compared to the year ended December 31, 2014. The increase was primarily due to an increase in personnel related expenses which increased to two key management personnel from none in the year ended December 31, 2014, and the costs associated with being a public company in the United Kingdom.

Research And Development Expenses

        Research and development expenses were $4.7 million for the year ended December 31, 2015, in comparison to the $0.0 in the year ended December 31, 2014. The increase was primarily attributed to the commencement of iclaprim clinical development. For the year ended December 31, 2015

$3.1 million was spent in relation to contract research organization expenses, $0.7 million on clinical operations and $0.9 million in relation to chemistry and manufacturing development and other non-clinical development.

Gains On Settlement Of Contract Disputes

        The gain of $0.4 million in the year ended December 31, 2014 includes $0.3 million due to a write off of salary owed to a director, for his services as Chief Executive Officer, which was written off as part of a settlement agreement in 2014.

Other Income (Expense), Net

        The following table summarizes our other income (expense), net, during the years ended December 31, 2015 and 2014:

	Year Ended December 31,
	2015	2014	Change
	(in thousands)
Interest income	$15	$—	$15
Interest expense	(268)	(449)	181
Foreign exchange loss	(10)	—	(10)

Total other income (expense), net	$(263)	(449)	186

        Interest income and interest payable are recognized in the income statement as they accrue, using the effective interest method. Interest expense in the year ended December 31, 2015 decreased by $0.2 million to $0.3 million due to a reduction in debt outstanding.

Income Tax (Loss)

        Tax on the profit or loss for the year comprises current and deferred tax. Tax is recognized in the income statement except to the extent that it relates to items recognized directly in equity, in which case it is recognized in equity.

        Current tax is the expected tax payable on the taxable income for the period, using tax rates enacted or substantively enacted at the balance sheet date and any adjustment to tax payable in respect of previous years.

        Deferred tax is provided on temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. The following temporary differences are not provided for: the initial recognition of goodwill; the initial recognition of assets or liabilities that affect neither accounting nor taxable profit other than in a business combination; and differences relating to investments in subsidiaries to the extent that they will probably not reverse in the foreseeable future. The amount of deferred tax provided is based on the expected manner of realization or settlement of the carrying amount of assets and liabilities, using tax rates enacted or substantively enacted at the balance sheet date.

        A deferred tax asset is recognized only to the extent that it is probable that future taxable profits will be available against which the temporary difference can be utilized.

        In both the year ended December 31, 2015 and December 31, 2014 we paid $0.1 million in overseas taxes. As a U.K. resident trading entity, we were subject to U.K. corporate taxation at a standard rate of 20.25% in 2015 and 21.5% in 2014 but due to the nature of our business, we are subject to overseas tax in the United States at a higher rate than the standard rate in the United Kingdom.

        We have incurred losses since inception and to date, we have unrecognized tax losses which offset any tax credits we could have in relation to these historical losses.

Liquidity And Capital Resources

        At June 30, 2016 and December 31, 2015, we had cash and cash equivalents of approximately $19.5 million and $28.6 million, respectively. We do not expect to generate significant revenue from product sales unless and until we obtain regulatory approval for and commercialize our current or any future product candidates. We anticipate that we will continue to generate losses for the foreseeable future, and we expect our losses to increase as we continue the development of and seek regulatory approvals for our product candidates and begin to commercialize any approved products. We are subject to all of the risks applicable to the development of new products, and we may encounter unforeseen expenses, difficulties, complications, delays and other unknown factors that may harm our business. Upon the closing of this offering, we expect to incur additional costs associated with operating as a public company in the United States and we anticipate that we will need substantial additional funding in connection with our continuing operations. We require significant additional funds in order to complete the two Phase 3 REVIVE clinical trials and to commence the HABP Phase 3 clinical trial. If such additional funding were not forthcoming in the near-term, we have the option under the contract with the Clinical Research Organization to reduce or suspend clinical trial activities until appropriate levels of funding can be obtained, and also the ability to delay commencement of the HABP trial. The directors continually monitor the cash requirements of the group and will leave sufficient funds to continue as a going concern from at least 12 months from the date of these interim financial statements by reducing or suspending clinical trial activity in the absence of further funding.

        Our operations have been financed primarily by net proceeds from the issuance of ordinary shares on AIM and convertible promissory notes issued to related parties. Our primary uses of capital are, and we expect will continue to be, third-party expenses associated with the planning and conduct of preclinical and clinical trials, costs of process development services and manufacturing of our product candidates, and compensation-related expenses. We also expect our cash needs to increase to fund potential in-licenses, acquisitions or similar transactions as we pursue our strategy.

        Cash used to fund operating expenses is affected by the timing of when we pay expenses, as reflected in the change in our outstanding accounts payable and accrued expenses. We believe that the net proceeds of this offering, together with our existing cash and cash equivalents, will be sufficient to meet our projected operating requirements as described in the "Use of Proceeds" section of this prospectus.

        Our future funding requirements will depend on many factors, including the following:

  •
  the scope, rate of progress, results and cost of our preclinical studies and clinical trials and other related activities;

  •
  the cost of formulation, development, manufacturing of clinical supplies and establishing commercial supplies of our product candidates and any other product candidates that we may develop, in-license or acquire;

  •
  the cost, timing and outcomes of pursuing regulatory approvals;

  •
  the cost and timing of establishing administrative, sales, marketing and distribution capabilities;

  •
  the terms and timing of any collaborative, licensing and other arrangements that we may establish, including any required milestone and royalty payments thereunder; and

  •
  the emergence of competing technologies and their achieving commercial success before we do or other adverse market developments.

        We expect to continue to incur losses. Our ability to achieve and maintain profitability depends upon the successful development, regulatory approval and commercialization of our product candidates and achieving a level of revenues adequate to support our cost structure. We may never achieve profitability, and unless and until we do, we will continue to need to raise additional capital. If we need to raise additional capital to fund our operations and complete our ongoing and planned clinical trials, funding may not be available to us on acceptable terms, or at all.

        We plan to continue to fund our operations and capital funding needs through equity or debt financings. The sale of additional equity would result in additional dilution to our shareholders. The incurrence of debt financing would result in debt service obligations and the instruments governing such debt could provide for operating and financing covenants that would restrict our operations. If we are not able to secure adequate additional funding, we may be forced to make reductions in spending, extend payment terms with suppliers, sell assets where possible or suspend or curtail planned programs. In addition, lack of funding would limit any strategic initiatives to in-license or acquire additional product candidates or programs.

Cash Flows

	Six Months Ended June 30,		Year Ended December 31,
	2016	2015	2015	2014
	(in thousands)
Net cash (used in) provided by:
Operating activities	(8,889)	(1,152)	(7,998)	(2)
Financing activities	(1)	3,930	36,599	5
Effect of exchange rate changes on cash and cash equivalents	(198)	1	(11)	—

Net increase in cash and cash equivalents	(9,088)	2,799	28,601	3

Operating Activities

        Net cash used in operating activities was $8.9 million in the six months ended June 30, 2016, which reflects the continuation of the clinical development of iclaprim. Net cash used in operating activities was $1.2 million for the six months ended June 30, 2015, reflecting the commencement of clinical development of iclaprim.

        Net cash used in operating activities was $8.0 million for the year ended December 31, 2015, which reflects the commencement of the clinical development of iclaprim. Our activities in 2014 were comprised of building medicinal chemistry plans, seeking new capital, and pursuing additional in-licensing opportunities.

Financing Activities

        Net cash used in financing activities amounted to $0 in the six months ended June 30, 2016. Net cash provided by financing activities was $3.9 million in the six months ended June 30, 2015 resulting from the issuance of promissory notes, as well as our initial public offering on AIM, pursuant to which we issued 14,186,140 of our ordinary shares at a price of £0.20 (U.S.$0.30) per share.

        Net cash provided by financing activities was $37.0 million for the year ended December 31, 2015, which was related to two financing transactions:

  •
  On April 2, 2015, we were admitted to AIM and issued 14,186,140 of our ordinary shares at a price of £0.20 (U.S.$0.30) per share.

  •
  On July 22, 2015, we raised £20.7 million (U.S.$32.3 million), net of expenses, through the placement of 44,000,000 new ordinary shares in an offering targeting European investors.

Contractual Obligations And Other Commitments

        Contractual maturities of financial liabilities:

At December 31, 2015	< 1 year $	Between 1 and 2 years $	Between 2 and 5 years $	Over 5 years $	Total
	(in thousands)
Loans and borrowings	3,551	—	—	—	3,551
Accrued interest payable(1)	197	—	—	—	197
Milestone payments	—	500	—	—	500

Other interest bearing	3,748	500	—	—	4,248

(1)
See note 2 to our audited consolidated financial statements included elsewhere in this prospectus for an explanation of how interest is calculated.

        We have entered into an agreement with an independent contract research organization for clinical trials and with vendors for preclinical studies and other services and products for operating purposes, which are cancelable at any time by us, generally upon 60 days prior written notice. Future payment obligations under these agreements, other than the milestone payment payable to Acino as described below, are not included in the of contractual obligations table above or our consolidated balance sheets, as the amount and timing of these milestones are not probable and estimable at this time.

        As a result of our merger with Nuprim, we became a successor party to certain agreements related to iclaprim to the extent such agreements were properly assigned to Nuprim and its assignors, including the Sale and Purchase Agreement, dated September 13, 2013 by and between Acino Pharma AG, or Acino, and the Life Sciences Management Group, or LSM Group.

        Under the Sale and Purchase Agreement, by and between Acino and LSM Group, we acquired the rights to purchase up to 613 kg of iclaprim active pharmaceutical ingredient, or API, which was manufactured mostly in 2008. We pay an annual storage fee of 4,800 EUR (U.S.$5,286) and have the right to purchase API at a cost of 600 EUR (U.S.$661) per kilogram through the end December 2017. We have already purchased 100 kg, which was returned to, and reprocessed by, the original API manufacturer during October 2015. This reprocessed material was used to manufacture the clinical trial supplies for the REVIVE Phase 3 program. This agreement also provides that upon completion of any Phase 3 clinical study for iclaprim, we must pay to Acino an additional consideration of $500,000.

        It is possible that it could be determined that we are a successor in interest to the Sale and Purchase Agreement, by and between F. Hoffman-LaRoche Ltd. And Hofmann-LaRoche Inc., together the La Roche Seller, and Arpida Ltd. dated June 1, 2011, the Hoffman-La Roche/Arpida Agreement; however, we do not believe we are a successor in interest to such agreement. Further, no rights in such agreement are necessary for us to complete our development and commercialization of our iclaprim product. In the event that it is determined that we are a successor in interest to such agreement, depending on various factors (the final drug composition, timing of our commercialization, country of sales) we may have a payment obligation of 1-5% of net sales of our iclaprim product for certain countries for a period of 10 years from the first commercial sale in such country(ies).

Off-Balance Sheet Arrangements

        We do not have variable interests in variable interest entities or any off-balance sheet arrangements.

Quantitative And Qualitative Disclosures About Market Risk

        For our Quantitative and Qualitative Disclosures about Market Risk, see Note 3 ("Financial risk management") to our consolidated audited financial statements for the year ended December 31, 2015 which appear elsewhere in this prospectus.

Recent Accounting Pronouncements

        For a discussion of the new standards and interpretations not yet adopted by us, see Note 2 ("Significant accounting policies—New standards and interpretations not yet adopted") to our consolidated audited financial statements for the year ended December 31, 2015 and Note 2 to our unaudited interim condensed consolidated financial statements for the six months ended June 30, 2016, which appear elsewhere in this prospectus.

BUSINESS

Company Overview

        We are a clinical stage biopharmaceutical company engaged in the research and development of novel antibiotics designed to be effective against serious and life-threatening infections in hospitalized patients caused by multi-drug resistant bacteria. The discovery of new antibiotics has not kept pace with the increasing incidence of resistant, difficult-to-treat bacteria. One of the biggest threats of antibiotic resistance is from MRSA, a leading cause of hospital-acquired infections and a growing cause of infections in healthy people in the general community. In 2013, the CDC reported that at least two million people became infected with antibiotic-resistant bacteria and at least 23,000 Americans died as a direct result of these infections. Our lead product candidate, iclaprim, is being developed for the treatment of ABSSSI and HABP, including VABP, infections which are often caused by MRSA. We are currently enrolling and dosing patients in two global Phase 3 clinical trials with an IV formulation of iclaprim, for the treatment of ABSSSI.

        Iclaprim is a novel diaminopyrimidine antibiotic that inhibits an essential bacterial enzyme called DHFR. The inhibition of DHFR represents a differentiated and under-utilized mechanism of action compared with other antibiotics. We acquired the rights to iclaprim, including an active investigational new drug (IND) for iclaprim for the treatment of ABSSSI and HABP, from Nuprim. Nuprim indirectly acquired the rights to iclaprim from Arpida, which had completed a comprehensive development program for iclaprim, including two successful Phase 3 trials in cSSSI. Arpida submitted the IND application (IND 68,663) for iclaprim in February 2005. Both Phase 3 trials conducted by Arpida in cSSSI were under this IND. Based on Arpida's public filings, we estimate that Arpida invested more than CHF 250 million in developing iclaprim and related compounds. Iclaprim has been administered to more than 600 patients and healthy volunteers in Phase 1, 2 and 3 clinical trials and in contrast to vancomycin, a standard of care antibiotic in hospitalized patients with Gram-positive infections, no evidence of nephrotoxicity has been observed with iclaprim, and, therefore, therapeutic monitoring or dosage adjustment in renally impaired patients is not required with iclaprim. Iclaprim has also demonstrated rapid bactericidal activity and a low propensity for resistance development in vitro.

        We believe that iclaprim is an attractive potential candidate for use as a first-line empiric monotherapy in severely ill patients who are hospitalized with ABSSSI caused by MRSA and have comorbidities, or also suffer from other health issues, such as diabetes or renal impairment. Renal impairment affects up to an estimated 936,000 of the approximately 3.6 million patients hospitalized with ABSSSI annually in the United States.

        On March 2, 2016 we announced the dosing of the first patient in our two REVIVE Phase 3 clinical trials in ABSSSI, which are both being conducted under IND 68,663. Data from REVIVE-1 is expected in the second quarter of 2017 and data from REVIVE-2 is expected in the second half of 2017. If successful, the data from the two REVIVE trials will satisfy the requirements to submit a NDA in the United States and a MAA in Europe to obtain marketing approval for an IV formulation of iclaprim in the treatment of ABSSSI caused by Gram-positive pathogens, including resistant strains such as MRSA. If approved, we believe that iclaprim can become a valuable addition to the formulary of life-saving antibiotics used by hospital physicians.

        We plan to initiate a Phase 3 clinical trial with iclaprim in patients with HABP, including patients with VABP. There are approximately 1.4 million patients hospitalized annually in the United States with HABP, including patients with VABP. We believe that iclaprim is well suited for use as a first-line empiric therapy for patients with HABP, including patients with VABP, based on data from a Phase 2 clinical trial, which demonstrated iclaprim's efficacy in this patient population. Additionally, in a Phase 1 healthy volunteer trial, iclaprim concentrations at the site of infection in the lungs were considerably higher than concentrations in plasma.

        In July 2015, the FDA designated the IV formulation of iclaprim as a QIDP for ABSSSI and HABP. QIDP status grants iclaprim regulatory Fast Track designation, Priority Review and, if approved, a five-year extension to the statutory market exclusivity period in the United States, resulting in ten years of market exclusivity from the date of approval. If approved by the EMA, we expect that iclaprim will qualify for eight years of data exclusivity and an additional two years of market exclusivity in the EU. If approved by the PMDA in Japan, we expect that iclaprim will qualify for eight years of data exclusivity (which may be extended to 10 years for orphan or pediatric indications) and an additional two years of market exclusivity in Japan.

Our Strategy

        Our goal is to help physicians to treat hospitalized patients with serious and life-threatening infections by building a leading, commercially-oriented biopharmaceutical company dedicated to the development and commercialization of novel antibiotics, designed to be effective against multi-drug resistant bacteria. We are pursuing the following strategies:

  •
  Focus on developing novel antibiotics designed to be effective against serious and life-threatening infections caused by multi-drug resistant bacteria.  We are developing antibiotic treatments designed to be effective against the most common and serious life-threatening infections in hospitalized patients such as ABSSSI and HABP, including VABP, caused by Gram-positive pathogens, including resistant strains such as MRSA. These infections, which have become increasingly prevalent in hospitalized patients and more recently in healthy people in the general community (who then require hospitalization), have a high unmet need for innovative treatment options.

  •
  Rapidly advance our lead product candidate, iclaprim, through Phase 3 clinical trials.  Our two ongoing REVIVE Phase 3 clinical trials are designed to obtain marketing approval for an IV formulation of iclaprim for the treatment of ABSSSI. The first patient in our REVIVE Phase 3 trials was dosed in March 2016. Data readout from REVIVE-1 is expected in the second quarter of 2017 and data readout from REVIVE-2 is expected in the second half of 2017. We plan to evaluate iclaprim in our INSPIRE Phase 3 clinical trial of iclaprim in HABP, including VABP, patients. Once preparations for INSPIRE are complete, and subject to the availability of funding, we expect to initiate dosing of the first patients thereafter.

  •
  Commercialize iclaprim in the United States.  If approved, we intend to commercialize iclaprim in the United States, and identify proven commercialization partners in other key global markets. We believe that our ability to execute this strategy is enhanced by our focus on the hospital setting and the significant prior commercial experience of key members of our management team and board of directors, who were involved in the launch and/or commercialization of several blockbuster (annual revenues of at least $1 billion) pharmaceutical products prior to joining our company.

  •
  Expand indications of product candidates within our franchise.  We intend to leverage opportunities to develop internally product candidates for additional indications, including a potential oral DHFRi. We believe that this approach will enable us to maximize our commercial potential by utilizing our existing resources and expertise.

  •
  Expand our portfolio through acquisition and disciplined in-licensing.  We plan to source new product candidates through acquisition or in-licensing. Our management team intends to mitigate the potential risks of this strategy by adhering to our disciplined criteria of focusing on in-licensing or acquisition of products that are already commercially available or that have clinical data that we believe suggest a high probability of success for development progression and an attractive potential return on investment.

Our Product Development Pipeline

        The following table summarizes the indications for which we are developing our product candidates and the status of development.

Background

Antibiotic Market And Scientific Overview

        Bacteria are broadly classified as Gram-positive or Gram-negative. Gram-positive bacteria possess a single membrane and a thick cell wall and turn dark-blue or violet when subjected to a laboratory staining method known as a Gram stain. Based on our analysis of data from industry sources, we estimate that approximately 84% of all ABSSSI cases are caused by Gram-positive bacteria. Gram-positive bacteria can also cause other serious illnesses, including pediatric and adult osteomyelitis, community- and HABP, including VABP, bacteremia and diabetic foot infection. Among Gram-positive bacteria, MRSA and vancomycin-resistant enterococci (VRE) seem to be the most problematic in terms of their occurrence and impact on the clinical outcomes of hospitalized patients.

        Antibiotics that treat bacterial infections can be classified as broad spectrum, targeted spectrum or narrow spectrum. Antibiotics that are active against both Gram-positive and Gram-negative bacteria are referred to as broad spectrum. Those that are active against either Gram-positive or Gram-negative bacteria, but not both, are referred to as targeted spectrum. Antibiotics that are active only against a select subset of Gram-positive or Gram-negative are referred to as narrow spectrum. Because it usually takes from 48 to 72 hours from the time the specimen is received in the laboratory to diagnose a particular bacterial infection definitively, effective first-line treatment in hospital emergency departments of serious infections requires the use of broad spectrum antibiotics or targeted spectrum antibiotics with activity against Gram-positive bacteria until the bacterial infection can be diagnosed.

        Since the introduction of antibiotics in the 1940s, numerous antibiotic classes have been discovered and developed for therapeutic use. The worldwide antibacterial market has been valued at over

$40 billion and is expected to grow. According to publicly available financial information, three major branded antibiotics, daptomycin (marketed as Cubicin), tigecycline (marketed as Tygacil) and linezolid (marketed as Zyvox), recorded overall sales of approximately $1.5 billion in the United States in 2011.

        The development of new antibiotic classes and new antibiotics within a class is important because of the ability of bacteria to develop resistance to existing mechanisms of action of currently approved antibiotics. However, the pace of discovery and development of new antibiotic classes has slowed considerably in the past few decades. The CDC estimates that the pathogens responsible for more than 70% of U.S. hospital infections are resistant to at least one of the antibiotics most commonly used to treat them.

        Antibiotic resistance is primarily caused by genetic mutations in bacteria selected by exposure to antibiotics where the drug does not kill all of the bacteria. In addition to mutated bacteria being resistant to the drug used for treatment, many bacterial strains can also be cross-resistant, meaning that the use of a particular treatment to address one kind of bacteria can result in resistance to other types of antibiotics. As a result, the effectiveness of many antibiotics has declined, limiting physicians' options to treat serious infections and creating a global health issue. In 2013, the CDC reported that at least two million people became infected with antibiotic-resistant bacteria and at least 23,000 Americans died as a direct result of these infections. Antibiotic resistance also contributes heavily to healthcare system costs. The CDC has noted that while the total economic cost of antibiotic resistance to the U.S. economy has been difficult to calculate, estimates have ranged as high as $20 billion in excess direct healthcare costs, with additional costs to society for lost productivity as high as $35 billion a year (2008 dollars). One of the biggest threats of antibiotic resistance is from MRSA, a leading cause of hospital-acquired infections and a growing cause of infections in healthy people in the general community.

        In addition to resistance issues, current antibiotic therapies also have other limitations, including serious side effects. These side effects may include: DDIs, severe allergic reaction, decreased blood pressure, nausea and vomiting, suppression of platelets, pain and inflammation at the site of injection, muscle, renal and other toxicities, optic and peripheral neuropathies and headaches. Some of these side effects may be significant enough to require that therapy be discontinued or not used. As a result, some treatments require clinicians to closely monitor patients' blood levels and other parameters, increasing the expense and inconvenience of treatment. Further, many of the existing antibiotics used to treat serious infections are difficult or inconvenient to administer. Many drugs are given twice daily for seven to 14 days or more and patients can be hospitalized for much or all of this period or require in-home IV therapy. We believe that there is a need for new antibiotics that have improved potency and pharmacokinetics, effectiveness against resistant bacterial strains and improved side effect profiles.

        Currently, the most widely prescribed antibiotic for treating Gram-positive infections caused by MRSA in the United States, including ABSSSI, is vancomycin, which is available in both branded and generic versions. It is estimated that vancomycin had a 74% share of patient days of therapy for selected Gram-positive antibiotics for MRSA for 2013, 2014 and 2015. Length of treatment associated with vancomycin has been estimated to be approximately 13 days, and length of hospitalization associated with vancomycin has been estimated to be approximately 19 days (including intensive care unit (ICU) days and additional complications). Based on our analysis of data from industry sources, we estimate that the cost of treating ABSSSI caused by MRSA with vancomycin in patients with renal impairment is approximately $28,000 per patient (approximately 20% higher than the cost of treating ABSSSI caused by MRSA with vancomycin in patients without renal impairment, which has been estimated to be approximately $23,600). However, because of an increase in MRSA infections that are resistant or not clinically responsive to treatment with vancomycin and the need for therapeutic monitoring and dose adjustment, due to nephrotoxicity, physicians and patients would benefit from more effective options with demonstrated safety profiles.

Acute Bacterial Skin And Skin Structure Infections (ABSSSI)

        ABSSSI are skin and skin structure infections with a lesion size of at least 75 cm2 (lesion size measured by the area of redness, edema or induration), and includes cellulitis/erysipelas, wound infections and major cutaneous abscesses. In the United States, an estimated 3.6 million patients are hospitalized annually with ABSSSI, and 26% of these patients, or approximately 936,000 patients are co-morbid with renal impairment. Common Gram-positive bacteria that may cause ABSSSI include Staphylococcus aureus, including MRSA, and Streptococcus pyogenes.

ABSSSI Versus cSSSI

        The terms "skin and skin structure infection" (SSSI) and "skin and soft tissue infection" (SSTI) were coined to describe infectious processes such as cellulitis, erysipelas, cutaneous abscesses, and infected wounds, ulcers, or burns. The designation of more severe SSSI included a lowercase "c" (cSSSI) for "complicated" skin and skin structure infection and typically implied a need for inpatient management, surgical procedures, or a significant underlying comorbidity such as diabetes or systemic immunosuppression that complicates response to therapy.

        In 2013, the FDA issued guidance that standardized the nomenclature to be used in the evaluation of new antimicrobial treatments for cSSSI, which are now referred to as ABSSSI. The rationale for developing this terminology was to provide a consistent means of identifying infections for which a reliable drug treatment effect can be estimated.

Hospital Acquired Bacterial Pneumonia (HABP) And Ventilator Associated Bacterial Pneumonia (VABP)

        HABP refers to any pneumonia contracted by a patient in a hospital at least 48 hours after being admitted. VABP is pneumonia that develops 48 hours or longer after mechanical ventilation is given by means of an endotracheal tube or tracheostomy. Symptoms and signs include malaise, fever, chills, rigor, cough, dyspnea, and chest pain, but in ventilated patients, pneumonia usually manifests as worsening oxygenation and increased tracheal secretions. HABP, including VABP, is a serious and life-threatening infection associated with a mortality rate of 20% to 50%, affecting approximately 680,000 patients annually in the United States, which can lead to increased hospital costs by an average of approximately $40,000 per patient. One of the major causative organisms of HABP, including VABP, is Staphylococcus aureus, including MRSA.

Limitations Of Currently Available Treatment Options

        When confronted with a new patient suffering from a serious and life-threatening infection, a physician may be required to quickly initiate first-line empiric antibiotic treatment to stabilize the patient prior to definitively diagnosing the particular bacterial infection. Currently available antibiotics for serious and life-threatening infections suffer from significant limitations, including:

  •
  Safety, Tolerability and Suitability of Use.  Many current antibiotics are associated with adverse events, including DDIs, allergic reactions, renal toxicity and high rates of vomiting and nausea. Adverse events are one of the leading reasons why patients stop treatment and fail therapy. Vancomycin, for example, is associated with infusion reactions and can cause kidney damage or renal toxicity, loss of balance, or vestibular toxicity, and loss of hearing, or oto-toxicity, in certain patients. In addition, adjusting the dosage of vancomycin requires frequent therapeutic drug monitoring to ensure safe administration. Linezolid is associated with bone marrow suppression and contraindicated for use in patients taking monoamine oxidase inhibitors, a class of drugs used as anti-depressants, and should not be used without careful observation in people taking selective serotonin reuptake inhibitors, a class of drugs commonly used as anti-depressants, among other uses. Linezolid also has a label warning for patients with diabetes since it has been associated with hypoglycemia in patients receiving insulin or oral hypoglycemic agents.

    Daptomycin has been associated with the development of antibiotic resistance during the course of therapy, a reduction of efficacy in patients with moderate renal insufficiency and a side effect profile that includes muscle damage. In vivo potency at the prescribed dose can be limited by restrictions around the amount of drug delivered stemming from safety concerns surrounding some currently available treatments.

  •
  Spectrum of Coverage, Resistance Profile and Potency.  Currently available treatments, such as vancomycin, linezolid and daptomycin, are beginning to show signs of bacterial resistance. For example, there have been reports of resistance developing during treatment with daptomycin and concerns about an increasing frequency of strains of S. aureus with reduced susceptibility to vancomycin—"vancomycin intermediate" and "vancomycin resistant" strains (VISA and VRSA). Broad spectrum antibiotics such as the tetracyclines, macrolides and cephalosporins are considered to have broad spectrum activity against Gram-positive and Gram-negative bacteria. In ABSSSI cases, 84% of infections are caused by Staphylococcus aureus, including MRSA and a targeted Gram-positive antibiotic is a better choice as fewer non-causal organisms are exposed to the antibiotic mechanism and there is less selection pressure to develop resistant strains of bacteria.

  •
  Cidality and Speed of Effect.  Antibiotics are either bactericidal or bacteriostatic. Bactericidal antibiotics kill the bacterial pathogen directly, which is particularly important for patients with weakened immune systems that cannot effectively eradicate the infecting bacteria on their own. Numerous currently available treatment options, including linezolid are bacteriostatic, which means that although they stop bacteria from growing or reproducing, the patient's own immune system must be strong enough to kill the static bacteria itself. Currently available bactericidal treatment options, such as vancomycin act relatively slow and may extend the period in hospitals for patients with severe infections.

Market Research

        In early 2016 we commissioned BAL Pharma Consulting, LLC, for whom one of our retained consultants acts as principal, to conduct an on-line survey of treatment practices for hospitalized MRSA skin infection and HABP patients. A total of 45 respondents participated in the 20 minute on-line survey which was conducted from April to May 2016. Of the 45 participants, 15 were infectious disease clinicians, 15 were hospital pharmacy directors, ten were hospitalists or critical care clinicians, and five were emergency room clinicians. The participants each had between three and 35 years of practice since their residency and more than 70% of them came from a hospital-based practice (with an average size of 475 beds), with 80% of these participants being affiliated with a hospital that belonged to an integrated delivery network or healthcare system and 70% sitting on hospital pharmacy and therapeutic formulary review committees.

        Participants in the survey were asked to provide information regarding their last 20 patients treated for MRSA skin infections and HABP. The results indicated that the majority of patients treated or consulted by these respondents for suspected or proven MRSA with mild renal impairment received vancomycin (on average 14 of 20 patients). A majority of patients treated or consulted for suspected proven MRSA skin infections with moderate to severe renal impairment also received vancomycin (on average 12 of 20 patients). The results from the survey also found that on average approximately 32% of MRSA skin infection patients with moderate or severe renal impairment also required a change of dose or therapy due to actual/risk of nephrotoxicity from vancomycin, and that nearly 70% of the respondents identified patients with MRSA skin infections who develop nephrotoxicity due to vancomycin or other agents as being candidates for iclaprim.

        Participants were also asked to predict their use of iclaprim (if on formulary) for their next 20 patients treated for MRSA skin infections and HABP. Respondents on average indicated that they would expect to treat approximately eight of their next 20 MRSA skin infection patients with moderate to severe renal impairment with iclaprim, approximately six of their next 20 MRSA skin infection patients with mild renal impairment with iclaprim, and approximately four of their next 20 patients with suspected or proven MRSA skin infections with iclaprim. Respondents also estimated that on average more than 35% of skin infection patients have moderate to severe renal impairment, and many expect the percentage of skin infection patients with moderate to severe renal impairment to modestly increase in the future.

        Investors are cautioned not to place undue reliance on the future predictions made by participants in this survey with respect to their future use of iclaprim or the future increase in the percentage of skin infection patients with moderate to severe renal impairment, as such predictions constitute forward-looking statements. See "Cautionary Statement Regarding Forward-Looking Statements." Such predictions are based only on the current expectations of the participants in the survey, based on information that was known to the participants at the time they completed the survey. These predictions are subject to numerous risks, uncertainties and other factors which may cause their actual future use of iclaprim or the future percentage of skin infection patients with moderate to severe renal impairment to differ from their earlier predictions.

Generating Antibiotics Incentives Now (GAIN) Act

        In response to the limitations described above, in July 2012, the Generating Antibiotic Incentives Now, or GAIN, provisions were signed into law as part of the Food and Drug Administration Safety and Innovation Act. Under the GAIN provisions, the FDA may designate a product as a "qualified infectious disease product." In order to receive this designation, a drug must qualify as an antibacterial or antifungal drug for human use intended to treat serious or life-threatening infections, including those caused by either (1) an antibacterial or antifungal resistant pathogen, including novel or emerging infectious pathogens, or (2) a so-called "qualifying pathogen" found on a list of potentially dangerous, drug-resistant organisms to be established and maintained by the FDA under the new law. A sponsor must request designation before submitting a marketing application. The FDA has designated iclaprim as a QIDP for ABSSSI and HABP.

        Drugs that fall under the GAIN provisions receive Fast Track and Priority Review status and undergo an expedited regulatory approval process with FDA. In addition, GAIN grants an additional five years of exclusivity for those new antibiotics designated under the law as a QIDP. The extra five years of market protection is in addition to any existing exclusivity, including that which may be applicable under the Hatch-Waxman Act (five years or three years), orphan drug (seven years), or pediatric exclusivity (six months).

Noninferiority Testing

        Effective standards of care have been developed in many clinical settings, and it is increasingly more difficult to develop new therapies with higher efficacy than the standard of care. Accordingly, the goal of many studies is to determine if novel therapies have noninferior efficacies to the ones currently in use. For noninferiority studies, the research hypothesis is that the new therapy is either equivalent or superior to the current therapy. The term "equivalent" is not used in the strict sense, but rather to mean that the efficacies of the two therapies are close enough so that one cannot be considered superior or inferior to the other. This concept is formalized in the definition of a constant called the equivalence margin, denoted by d. The equivalence margin defines a range of values for which the efficacies are "close enough" to be considered equivalent. In practical terms, the margin is the maximum clinically acceptable difference that one is willing to accept in return for the secondary benefits of the new therapy. The equivalence margin is the most distinctive feature of noninferiority testing. In summary, the equivalence of a new therapy is established when the data provide enough evidence to conclude that its efficacy is within d units from that of the current therapy. Similarly, noninferiority is established if the evidence suggests that the efficacy of the new therapy is no more than d units less than that of the current therapy.

        Noninferiority is most easily assessed using a confidence interval approach. Firstly a noninferiority margin is specified. The noninferiority margin is the maximum difference investigators are prepared to tolerate in a given direction if the new treatment is not to be considered (clinically) inferior. If a 95% confidence interval for the difference between treatment means lies above or below this boundary value (in a favorable direction) then noninferiority is deemed to have been established.

Iclaprim

Overview

        Iclaprim is a novel diaminopyrimidine that inhibits DHFR, an essential bacterial enzyme. This represents a differentiated and under-utilized mechanism of action with recently approved antibiotics. Iclaprim was designed to be more potent than, and effective against bacteria that have developed resistance to trimethoprim (TMP), the only other antibiotic with the DHFRi mechanism of action. Unlike TMP, iclaprim need not be used in combination with a sulfonamide to be effective against a range of Gram-positive bacteria. Iclaprim is rapidly bactericidal and has a low propensity for resistance development.

        Iclaprim was originally discovered by F. Hoffman-La Roche AG. In 2001, iclaprim was sold to Arpida. A comprehensive development program was completed by Arpida including the Phase 2 and 3 trials described below. In 2008, Arpida submitted requests to the FDA and the EMA for approval to market the compound. In January 2009, Arpida received a Complete Response Letter (CRL) from the FDA requesting an additional study or studies to demonstrate effectiveness of iclaprim; however, no safety concerns were raised by the agency in the CRL. Subsequently, the application with the EMA was withdrawn and development was discontinued. We obtained the rights to iclaprim on April 1, 2015 from Nuprim through our merger with Nuprim, as described in "Presentation of Financial Information." We concluded that iclaprim could be returned rapidly to late stage clinical testing with improvements to the original development program.

        As a result of our merger with Nuprim, we acquired the rights to purchase up to 613 kg of iclaprim API, which was manufactured mostly in 2008. We are paying an annual storage fee of 4,800 EUR and can purchase API at a cost of 600 EUR per kg through the end December 2017. We have already purchased 100 kg, which was returned to, and reprocessed by, the original API manufacturer during October 2015. This reprocessed material was used to manufacture the clinical trial supplies for the REVIVE Phase 3 program.

Key Attributes Of Iclaprim

        We believe that iclaprim is well suited for use as a first-line empiric monotherapy in patients who are co-morbid with ABSSSI and renal impairment (936,000 of the approximately 3.6 million patients hospitalized with ABSSSI annually in the United States) for the following reasons:

  •
  iclaprim achieved high cure rates against the common Gram-positive causal organisms, including MRSA, in patients with cSSSI in completed Phase 2 and 3 trials;

  •
  iclaprim exhibited safety and tolerability comparable to vancomycin and linezolid in 600 patients and healthy volunteers in completed Phase 1, 2 and 3 trials;

  •
  iclaprim has demonstrated no nephrotoxicity, eliminating the requirement for therapeutic monitoring or dosage adjustment in renally impaired patients;

  •
  no cases of symptomatic hypoglycemia have been reported in iclaprim-treated patients with diabetes mellitus receiving insulin or oral hypoglycemic agents;

  •
  iclaprim has demonstrated no clinically significant DDIs with SSRIs or vasopressors; and

  •
  no cases of myopathy or rhabdomyolysis have been reported in iclaprim-treated patients who received recent prior or concomitant therapy with an HMG-CoA reductase inhibitor or in whom elevations in CPK occur during treatment.

        We also believe that iclaprim is well suited as a first-line empiric therapy for patients with HABP, including patients with VABP, for the following reasons:

  •
  iclaprim achieved high cure rates against the common Gram-positive causal organisms, including MRSA, in patients with HABP, including patients with VABP, in a completed Phase 2 trial;

  •
  iclaprim has demonstrated high and sustained iclaprim concentrations in ELF and alveolar macrophages which were 20-30 times the plasma concentration, respectively, throughout an entire 7-hour sampling period; and

  •
  iclaprim has demonstrated no clinically significant DDIs with commonly used antibiotics in patients with combined Gram-positive and Gram-negative infections.

        The table below shows characteristics of iclaprim as compared to other standard of care therapies.

Standard-of-Care Gram-Positive Hospital Antibiotics			ICLAPRIM
	Vancomycin	Daptomycin	Linezolid	
Class	Glycopeptide	Lipopeptide	Oxazolidinone	Diaminopyrimidine
Indications	Serious or severe infections caused by susceptible strains of methicillin-resistant (beta-lactam-resistant) staphylococci including staphylococcal endocarditis, endocarditis caused by certain other bacteria	cSSSI (including MRSA); bacteremia caused by *S. aureus*, and right-sided endocarditis	Nosocomial pneumonia (including MRSA), community-acquired pneumonia, vancomycin-resistant enterococci, cSSSI/uSSSI including diabetic foot infections without osteomyelitis	Phase 3 trials in ABSSSI, HABP/VABP
Bactericidal/ bacteriostatic	Bactericidal	Bactericidal	Bacteriostatic	Rapidly bactericidal
Dosing	Weight-based, monitoring required	Weight-based, high cost in obese patients	Fixed dose	Fixed dose
Route	IV	IV	IV, PO	IV
Resistance	Resistance reported, MIC "creep," VISA, VRSA	Resistance reported	Resistance reported	Data show low propensity for resistance
Safety	Nephrotoxic, ototoxic, infusion-related events	Myopathy, rhabdomyolysis, eosinophilic pneumonia, peripheral neuropathy	Myelosuppression (weekly CBC monitoring), serotonin syndrome, hypoglycemia when insulin or oral hypoglycemics are co-administered	Low incidence of QTc prolongation and low incidence of adverse events leading to discontinuation (2.4%)
Use in renal impairment	Risk of nephrotoxicity particularly at higher doses (e.g., obese patients), dosage adjustment required	Dosage adjustment required, decreased efficacy with moderate renal impairment	Primary metabolites accumulate with increasingly impaired renal function, more frequent adverse events including hematologic toxicity	No dosage adjustment or monitoring required
Drug interactions	Careful monitoring with neurotoxic or nephrotoxic drugs	Consider suspending treatment with HMG-CoA reductase inhibitors	Close observation when SSRIs or adrenergic agents are co-administered	No clinically significant drug-drug interactions

Clinical Development Plans

        Prior to the initiation of REVIVE, our global Phase 3 program in ABSSSI, Arpida completed two Phase 3 clinical trials (ASSIST-1 and 2) for the treatment of cSSSI, in which 500 patients in total received iclaprim. In these trials iclaprim was compared to linezolid, a standard of care treatment. The primary efficacy endpoint for each of these trials was the noninferiority of iclaprim compared to linezolid based on a pre-determined noninferiority margin. Noninferiority comparisons of drugs are the standard for most antibiotic drug development, and noninferiority margins are used in the statistical analysis comparing two treatment arms in a study to distinguish the degree of potential difference between antibiotics being evaluated.

        During the period iclaprim was being developed, particularly during calendar years 2007 and 2008, the FDA was re-evaluating the requirement of the non-inferiority margin to support marketing approval. When the iclaprim Phase 3 clinical trials were first initiated in cSSSI an acceptable non-inferiority margin was -12.5%. However, during 2008, the FDA decided to evaluate NDAs for the treatment of skin and skin structure infections using a non-inferiority margin of -10% instead of -12.5%.

        Arpida's two Phase 3 clinical trials of iclaprim (ASSIST-1 and 2) were designed and conducted pursuant to the FDA's prior guidance, and based on Arpida's analysis, iclaprim met the originally agreed upon noninferiority margin of -12.5%. However, after trial completion, the FDA revised the noninferiority margin to -10%. The FDA requested an advisory committee meeting to discuss the approval of iclaprim for cSSSI. The advisory committee evaluated the efficacy of the two Phase 3 ASSIST trials using a non-inferiority margin of -10% consistent with the FDA's revised requirement. Iclaprim did not achieve the revised noninferiority margin of -10% in one of the two trials and was not, therefore, based on Arpida's analysis of the data, approved by the FDA.

        The FDA did not provide Arpida with any feedback or concerns related to the method or structure of Arpida's Phase 3 trials. The FDA indicated in its letter that they could not approve the application for iclaprim in its current form, however, and that additional clinical data would be required to demonstrate efficacy for the treatment of cSSSI within an acceptable non-inferiority margin in order to gain approval.

        To address this deficiency, the FDA requested an additional study or studies to demonstrate the effectiveness of iclaprim. An additional study showing non-inferiority of iclaprim to an approved comparator may be sufficient to meet this requirement, depending on the study results.

        We believe that had the revised noninferiority margin of -10% been agreed upon prior to initiating the ASSIST Phase 3 trials, Arpida would have enrolled a greater number of patients in the trials to meet the required noninferiority endpoints. We believe that we have developed a clinical and regulatory strategy for iclaprim, addressing the deficiencies in the original development program and have designed our Phase 3 clinical trials for iclaprim to demonstrate adequate noninferiority and satisfy the regulatory requirements for approval.

        On April 14, 2015, the FDA agreed to our proposed Phase 3 clinical development program for the treatment of ABSSSI with iclaprim. The Phase 3 program is designed to obtain marketing approval for an IV formulation of iclaprim in the treatment of ABSSSI and HABP, including VABP, caused by Gram-positive pathogens, including resistant strains such as MRSA.

ABSSSI

        We have initiated two Phase 3 global trials with input from the FDA and the Dutch Health Authorities, the lead rapporteur for Arpida's MAA for iclaprim, to study iclaprim compared to vancomycin for the treatment of ABSSSI. These two global, 600-patient, randomized, double-blind Phase 3 trials will have two arms and assign patients to receive either iclaprim or vancomycin. These trials will incorporate both the FDA endpoint of an early clinical response of at least 20% reduction in lesion size at 48-72 hours and the EMA endpoint of clinical cure at test of cure one to two weeks after antibiotic treatment ends. Vancomycin, the most used standard of care treatment for Gram-positive hospitalized infections caused by MRSA, will be the comparator in the REVIVE-1 and -2 trials. A sample size of 1,200 subjects will be studied to demonstrate safety and efficacy with a noninferiority margin of -10% for the primary endpoint. A fixed dose of 80 mg of iclaprim, based on modelling and simulation of pharmacokinetic (PK) data from previous Phase 3 clinical trials of cSSSI, optimizes the potential clinical efficacy and safety outcomes for the REVIVE-1 and -2 studies. We believe these additions based on previous experience maximize the probability of success for iclaprim in our REVIVE program. Iclaprim may be an important addition to the armamentarium of antibiotics needed to combat antimicrobial resistance.

        On March 2, 2016 we announced the dosing of the first patient in our REVIVE Phase 3 clinical trials of iclaprim for the treatment of ABSSSI. We believe that the successful completion of these two pivotal Phase 3 trials satisfy both FDA and EMA requirements for regulatory submission for an IV formulation of iclaprim in the treatment of ABSSSI. Data from the REVIVE-1 trial is expected in the second quarter of 2017. Data from the REVIVE-2 trial is expected in the second half of 2017.

        The diagram below summarizes the design of our REVIVE Phase 3 program.

REVIVE-1 and -2 Phase 3 Trial Design in ABSSSI; 600 patients per trial

Hospital Acquired Bacterial Pneumonia (HABP), Including Ventilator Associated Bacterial Pneumonia (VABP)

        We have designed a double-blind, randomized, comparator controlled international study to determine the efficacy and safety of iclaprim for the treatment of patients with HABP, including VABP. We plan to complete preparations for our global INSPIRE Phase 3 clinical trial of iclaprim for HABP, including VABP, by the end of 2016. Subject to the availability of funding, we would look to start dosing patients thereafter and to complete the trial approximately 36 months after the first dosing. Linezolid will be the comparator in the INSPIRE trial. The duration of treatment of both iclaprim and linezolid is 7 to 14 days. A large sample size of 720 subjects will be studied with a noninferiority margin of –10% for this trial. The primary endpoint for the study will be all cause mortality at Day 28. We believe the key secondary endpoint is clinical cure at one to two weeks after antibiotic treatment ends.

We believe that the successful completion of this pivotal Phase 3 trial would satisfy both FDA and EMA requirements for regulatory approval.

        The diagram below summarizes the design of our INSPIRE Phase 3 program.

INSPIRE Phase 3 Trial Design in HABP/VABP; 720 patients

Clinical Experience

        Prior to our acquisition of iclaprim from Nuprim, Arpida had completed a total of two Phase 3, two Phase 2, and 14 Phase 1 clinical trials, in which more than 600 patients have been dosed with iclaprim.

Acute Bacterial Skin And Skin Structure Infections (ABSSSI)

Phase 3 Clinical Trials

        Two parallel Phase 3 studies, ASSIST-1 and ASSIST-2, were conducted by Arpida in patients with cSSSI. Both were evaluator-blinded, randomized, multicenter studies designed to compare the efficacy and safety of IV iclaprim to linezolid in the treatment of patients with cSSSI known or suspected to be caused by susceptible pathogens. The primary objective of the studies was to compare the clinical cure rates at the test-of-cure visit (7-14 days after the end treatment). The trials were designed to demonstrate noninferiority to linezolid with a lower bound on the 95% confidence interval of –12.5%.

        ASSIST-1.    In December 2006, Arpida reported positive results from a Phase 3 clinical trial, dubbed ASSIST-1, of iclaprim for the treatment of cSSSI. The trial was designed to compare iclaprim to linezolid, a standard of care treatment for cSSSI. This international, randomized, double-blind trial enrolled 497 subjects with cSSSI. Subjects were assigned (1:1) to receive IV iclaprim (0.8 mg/kg) or IV linezolid (600mg) for 10 to 14 days and were evaluated during treatment. The test-of-cure visit took place 7-14 days after the end of treatment. Treatment was generally well tolerated. Based on Arpida's analysis of the data, the primary endpoint, statistical noninferiority in the clinical cure rate at the test-of-cure visit, was reached. The overall clinical cure rates for the Intent-To-Treat (ITT) population of 497 subjects, were 83.1% and 88.7% for iclaprim and linezolid, respectively (treatment difference and 95% CI: –5.6% [–11.7% to 0.6%]). The incidence of any possible drug-related adverse events was higher in the linezolid arm compared to the iclaprim arm (20.2% versus 16.4%, respectively). The microbiological eradication rates for methicillin-susceptible MSSA bacteria were 85.0% and 86.5% for iclaprim and linezolid, respectively, and for MRSA 80.0% and 83.8%, respectively.

        ASSIST-2.    In July 2007, Arpida reported positive results from a Phase 3 clinical trial, dubbed ASSIST-2, of iclaprim for the treatment of cSSSI. This randomized, blinded, comparator controlled trial enrolled 494 subjects internationally. The trial was designed to compare IV iclaprim to linezolid. The primary efficacy endpoint, statistical noninferiority in the clinical cure rate at the test-of-cure visit, was achieved based on Arpida's analysis of the data. The overall clinical cure rates were 81.3% and 81.9% for iclaprim and linezolid, respectively (treatment difference and 95% CI: –0.6% [–7.7% to 6.5%]). The microbiological eradication rates for methicillin-susceptible MSSA bacteria were 82.2% and 83.4% for iclaprim and linezolid, respectively, and for MRSA 74.3% and 75.0%, respectively. The incidence of drug-related adverse events was higher in the linezolid arm compared to the iclaprim arm (34.6% versus 27.9%, respectively).

        Efficacy Results.    For the combined dataset, the clinical cure rates were similar between the iclaprim and linezolid arms for the Intent to Treat (ITT) population (82.2% and 85.3% in the iclaprim and linezolid arms, respectively; treatment difference and 95% confidence interval (CI) (–3.1% [–7.9% to 1.6%]).

        Regulatory Review of ASSIST-1 and ASSIST-2.    Based on Arpida's analysis of the data, for the ASSIST-1, the lower bound of the 95% confidence interval was within the presepecified –12.5% noninferiority margin but just outside of the –10% noninferiority margin at –11.7%. For ASSIST-2, the lower bound of the 95% confidence interval was within both the prespecified –12.5% and –10% noninferiority margin at –7.7%, which demonstrates noninferiority of iclaprim to linezolid for the treatment of cSSSI. While the ASSIST-1 and ASSIST-2 trials met the originally agreed standards for noninferiority of –12.5%, after trial completion, the FDA determined to require a –10% noninferiority margin. As a result of the changed endpoints, in January 2009, Arpida received a CRL from the FDA requesting an additional study or studies to demonstrate the effectiveness of iclaprim. We believe that had the new guidance been in place prior to the commencement of the trials, Arpida would have enrolled a greater number of patients in the trials to meet the required noninferiority endpoints.

        Safety Results.    Overall, iclaprim was found to exhibit safety and tolerability comparable to linezolid in the Phase 3 ASSIST trials. Adverse events were comparable among patients treated with iclaprim as compared to linezolid. There were 22 serious adverse events (SAEs) experienced by 20 (4%) of the iclaprim-treated patients with the most frequent events characterized as effecting the infections and infestation, cardiac, renal and urinary system organ classes. There were 21 SAEs experienced by 16 (3.3%) of the linezolid-treated patients with the most frequent events characterized as effecting the infections and infestations, vascular, and gastrointestinal system organ classes. The table below describes the combined adverse events reported for at least 5% of patients in either treatment group.

        Six deaths were reported during the ASSIST-1 study (five in the iclaprim group and one in the linezolid group). Two deaths were recorded in ASSIST-2 (one in the iclaprim group and one in the linezolid group). The investigators found all deaths to be unrelated to iclaprim and instead attributable to serious underlying diseases. All of the deaths occurred in Eastern European centers and had different causes. Four of the six deaths occurred well beyond five half-lives of the drug (3-12 days after the last dose of iclaprim). The causes of the six deaths in the iclaprim group were sepsis or septic shock (two patients), alcoholic cardiomyopathy (one patient), acute cardiac failure (one patient), acute renal failure (one patient), and colon cancer (one patient). The deaths were not ever proven to be directly related to iclaprim.

        With respect to cardiac effects, results from the Phase 3 clinical trials indicated that the incidence of QT prolongation (a measure of the delay in the depolarization and repolarization of the heart's ventricles) in the iclaprim treatment arms was similar to that observed in the linezolid treatment arms. No cases of QT prolongation or other treatment-related cardiac effects classified as treatment-related adverse effect were reported in these studies. Iclaprim treatment was associated with a mean increase of QT interval by about 5 to 6 msec greater than that observed with linezolid, which is not considered to be a QT-prolonging drug.

        Post-hoc Analyses of ASSIST-1 and -2.    At the 2015 ID Week Conference, we presented post-hoc analyses of data pooled from ASSIST-1 and -2 comparing iclaprim to linezolid in the treatment of patients with cSSSI. The post-hoc analyses evaluated the endpoint of cessation of the spread of lesion and absence of fever at a 72-hour visit from the commencement of treatment in the intent to treat (ITT) population. The total ITT population comprised 991 (iclaprim: 500; linezolid: 491). Staphylococcus aureus (591 isolates) accounted for 69.9% of all Gram-positive pathogens, of which 39.9% were methicillin-resistant (MRSA). 73% had a fever greater than 38°C, and 94% had an erythema score of moderate or severe. A high lesion response and fever resolution occurred at 72 hours in the ITT population: 73.6% for iclaprim and 72.5% for linezolid recipients (difference 1.1%, 95% CI = -4.5% to 6.6%). In this post-hoc analyses, at 72 hours, iclaprim achieved a high rate of cessation of spread of erythema and fever resolution in patients with cSSSI. This was comparable to that seen with linezolid.

        In addition, in a separate analysis, in the subset of patients with renal impairment, iclaprim compared favorably to linezolid.

Phase 2 Clinical Trials

        Phase 2 cSSSI Trial.    In December 2003, Arpida completed a Phase 2 clinical trial of iclaprim, for the treatment of cSSSI. This randomized, double-blind comparator controlled trial enrolled 87 hospitalized patients with cSSSI and compared the safety and efficacy of two doses of iclaprim with a standard of care agent, vancomycin. Patients were treated with either iclaprim 0.8 mg/kg or iclaprim 1.6 mg/kg or vancomycin 1g. All drugs were administered by IV infusion two or three times daily for 10 days and patients were examined for clinical and microbiological responses at the conclusion of therapy and 20 days after therapy. The primary endpoint was clinical cure and secondary endpoints included tolerability and microbiological responses at the test of cure visit.

        Iclaprim demonstrated high clinical and microbiological response rates when compared with vancomycin. Moreover, as in earlier clinical trials, iclaprim was shown to exhibit safety and tolerability comparable to vancomycin and linezolid.

        Outcomes in evaluable patients demonstrated a clinical cure rate of 92.9% (26/28 patients) with iclaprim 0.8 mg/kg, 90.3% (28/31 patients) with iclaprim 1.6 mg/kg and 92.9% (26/28 patients) with vancomycin. Microbiological success (Gram-positive eradication rate) was 89.7% and 80.0% with iclaprim 0.8 mg/kg and iclaprim 1.6 mg/kg, respectively, and compared favorably with vancomycin 72.0%. Iclaprim was well tolerated and adverse events were infrequent and similar across all study arms. There were no trends in any lab abnormalities in patients receiving iclaprim.

Phase 2 cSSSI trial versus vancomycin: 87 patients

        Phase 2 HABP, including VABP, Trial.    In a similar study, a double-blind, randomized (1:1:1), dose ranging Phase 2 proof of concept study, patients with HABP, including VABP, treated with iclaprim, also showed comparable efficacy to vancomycin in that population, with end of treatment cure rates in the Intent-To-Treat (ITT) population of 73.9% and 62.5% for 0.8mg/kg and 1.2 mg/kg iclaprim, respectively, compared to 52.2% for vancomycin 1g, all doses administered two or three times daily. Patients treated with iclaprim also experienced fewer deaths within 28 days than patients treated with vancomycin.

Phase 2 HABP, including VABP trial versus vancomycin: 70 patients

Phase 1 Clinical Trials

        The effects of iclaprim have been studied in 14 Phase 1 clinical trials conducted in Europe in which iclaprim was administered to 247 patients.

        Single Ascending Dose/Multiple Dose Studies.    Iclaprim given as a single IV infusion diluted with normal saline at doses up to 3.2 mg/kg exhibited safety and tolerability compared to vancomycin and linezolid. In Phase 1 and Phase 2 studies, repeated doses of 60 or 120 mg of iclaprim administered twice daily for 10 days to healthy volunteers, as well as doses of 0.8 mg/kg twice daily and 1.6 mg/kg twice daily administered to patients for up to 10 days, exhibited safety and tolerability compared to vancomycin and linezolid. No treatment-related abnormalities in laboratory parameters were observed in any of the treated subjects. No serious adverse events (SAEs) were reported in Phase 1 studies with IV iclaprim.

        Formal QT/QTc Studies.    Dose-dependent transient and rapidly reversible prolongation of the corrected QT interval (QTc) was observed. However, dosing with iclaprim with 0.8 mg/kg and 1.6 mg/kg infused over 30- and 60-minute intervals, respectively, were assessed to be safe for clinical application. At the end of the infusion, when maximum plasma levels were achieved, the mean maximum time-matched, placebo-corrected QTc increase following 0.8 mg/kg infused for 30 minutes (the dose regimen in the Phase 3 cSSSI studies) was about 10 ms and declined rapidly thereafter. No gender-dependent differences or clinical signs and symptoms of arrhythmia related to treatment were observed.

        Iclaprim concentrations in plasma, epithelial lining fluid, and alveolar macrophages in healthy volunteers.    In a Phase 1 clinical trial, a validated microbiological assay was used to measure concentrations of iclaprim in plasma, alveolar macrophages (AM) and ELF after a single 1.6 mg/kg intravenous infusion of iclaprim among 24 healthy male volunteers. Iclaprim concentrations in ELF and

AM exceeded serum concentrations by 20 and 30 times, respectively. Furthermore, iclaprim exceeded the MIC90 for Streptococcus pneumoniae and methicillin-resistant Staphylococcus aureus for the seven-hour sampling period. Compared to linezolid and vancomycin, antibiotics approved for HABP including VABP caused by Gram-positive pathogens, iclaprim achieves high and sustained concentrations in ELF and AM that should be effective in the treatment of HABP including VABP.

Antibiotic Concentrations in Epithelial Lining Fluid (ELF) and
Alveolar Macrophages (AM) Compared with Serum Levels

Preclinical Development

        We commissioned JMI Laboratories to conduct a worldwide microbiological survey to determine the activity of iclaprim and other antibiotics against Gram-positive clinical isolates of MSSA and MRSA and beta-hemolytic Streptococci spp. (including S. pyogenes, S. agalactiae). The 2012-2014 isolates were from patients with skin and skin structure infections and HABP. S. aureus is the most common Gram-positive bacterial cause of both ABSSSI and HABP, including VABP. These microbiological data demonstrate that iclaprim is 16 fold more potent than TMP, for S. aureus, the only DHFRi approved. These data also demonstrate that iclaprim is potent compared to other approved antibiotics for the treatment of ABSSSI and HABP.

        Additionally, iclaprim was compared with other antibiotics against 20 isolates of MRSA and MSSA. The MIC and MBC of iclaprim was found to be essentially identical against these isolates, with no difference between MRSA and MSSA.

  Comparison of the Activity (MIC90 µg/mL) of Iclaprim and Other Anti-infectives against Clinical Isolates (2012-2014) from US, Europe, Latin America, and Asia Pacific Associated with ABSSSI and HABP

  Abbreviations: n = number of isolates; ICL = iclaprim; LIN = linezolid; MIC90 = minimum concentration required to inhibit 90% of isolates; TMP = trimethoprim; VAN = vancomycin

        As illustrated in the figure below, serial passage studies were conducted to determine the propensity for bacteria, TMP-sensitive and –resistant, to develop resistance to iclaprim. Bacteria were passaged in the presence of sub-inhibitory concentrations of antibiotics with different mechanism of actions. Thirty S. aureus strains were tested. Even after 22 passages, S. aureus resistance to iclaprim was small compared to resistance to TMP and rifampin, which was large, and observed as early as after three passages. In addition, even after 22 passages, no stable mutations in DHFR genes were observed among isolates tested. These data suggest that iclaprim may be an appropriate empiric first-line antibiotic because it is potent and rapidly bactericidal even after continued exposure to iclaprim.

        As illustrated in the figure below, iclaprim demonstrated rapidly bactericidal activity in vitro, achieving 99.9% kill against MRSA within four to six hours of iclaprim 2x minimum inhibitory concentrations (MIC), versus eight to ten hours for vancomycin 8xMIC:

Microbiology

        Iclaprim exhibits activity against a wide range of Gram-positive and a select range of Gram-negative isolates as well as several intracellular bacteria. It is rapidly bactericidal against Gram-positive clinical isolates and exerts a significant sub-MIC, post-antibiotic-effect (PAE) aligned with the PK profile of iclaprim after clinical administration that would generally cover an entire 12-hour dosing interval. No synergistic action with antibiotics other than sulfonamides was demonstrated, nor was there any observed antagonism with other antibiotic classes. Human plasma did not significantly affect the MICs of iclaprim against MSSA. The activity of iclaprim was not influenced by the mode of administration in in vivo rodent infection models. Current in vitro data suggest that the propensity for resistance development is predicted to be low.

  •
  Iclaprim exhibited potent activity against Gram-positive clinical isolates of many genera of staphylococci (including MSSA and MRSA), streptococci (including Streptococcus pyogenes, Streptococcus agalactiae, Streptococcus pneumoniae) and enterococci (e.g., Enterococcus faecalis) and was also active against bacterial isolates clinically resistant to antibiotics in use. Overall, iclaprim has antibacterial activity against Gram-positive causative pathogens of ABSSSI (including MRSA) and of HABP, including VABP.

  •
  Iclaprim exhibits select activity against a variety of Gram-negative isolates including Haemophilus influenzae, Moraxella catarrhalis, Legionella pneumophila and Neisseria gonorrhoea. Against Enterobacteriaceae, iclaprim exhibits only modest activity and is generally inactive against non-fermenters including Pseudomonas aeruginosa, and Stenotrophomonas maltophila.

  •
  Iclaprim also exhibits potent activity against several intracellular bacteria including Chlamydia pneumoniae, Chlamydia trachomatis, and Listeria monocytogenes. Furthermore, in a cellular Pneumocystis jirovecii infection model, iclaprim compared favorably with TMP/sulfamethoxazole (SMX), the current empirical prophylaxis and treatment for P. jirovecii pneumonia.

  •
  Iclaprim was rapidly bactericidal against Gram-positive clinical isolates and exhibited a significant post-antibiotic sub-microbial MIC effect.

        Even when iclaprim concentrations are below the MIC, it generally covers an entire 12-hour dosing interval, which is in line with the PK profile after clinical administration.

  •
  Based on in vitro data, the propensity for resistance development is predicted to be low.

  •
  Iclaprim showed synergistic action with sulfonamides and no antagonism with other antibiotic classes.

  •
  Human plasma did not significantly affect the MICs of iclaprim against MSSA or MRSA.

  •
  Iclaprim was active when administered by both IV and oral routes in in vivo rodent infection models.

Mechanism Of Action

        X-ray crystallography studies have been undertaken to determine the binding properties of iclaprim and its enantiomers in S. aureus TMP-susceptible and TMP-resistant DHFRs. These studies demonstrate that iclaprim has additional binding affinity to the DHFRs, as compared with TMP. These interactions form the structural basis of the increased affinity of iclaprim for DHFR and result in sufficient overall binding affinity to also inhibit the TMP-resistant (TMP-R) F98Y mutant enzyme. These interactions occur in a highly conserved region of the bacterial enzyme that is important for substrate binding. Considering the highly conserved nature of the bacterial DHFR active site, we believe similar binding is likely to occur with streptococcal DHFR.

        Enzymatic studies demonstrate that iclaprim potently inhibits bacterial DHFR as reflected in its inhibitory activity against Gram-positive bacterial strains, which include Gram-positive pathogens implicated in ABSSSI infection (i.e., S. aureus, S. pyogenes and S. agalactiae). Importantly, iclaprim does not exhibit any significant activity against human DHFR at concentrations 4-5 orders of magnitude higher than those needed to inhibit microbial DHFR.

Safety Pharmacology

        Assessment of general behavior, locomotor activity, cardiovascular system, respiratory parameters, and the in vitro activity on cardiac ion channels in animal models treated with iclaprim did not reveal any major safety issues.

Pharmacokinetics

        There were no major differences in the PK profile between IV or oral administration, gender or the duration of treatment in the species studied. These results are in good agreement with human data. Toxicokinetic studies showed that PK parameters did not change following repeat-dose administration, and no accumulation of iclaprim was seen. Overall, the quantitative differences observed were consistent with the known interspecies differences in the activities of the metabolizing enzymes. Metabolism in animal models was similar to that observed in humans, with all major human metabolites also being major metabolites in these species.

Toxicology

        In acute toxicity studies, the median lethal dose (LD50) of iclaprim per IV route ranged from 75 mg/kg in mice to 150 mg/kg in rats. Repeated-dose toxicity studies in rats showed histopathological changes at the injection sites at dosing regimens of ≥10 mg/kg/day.

        Repeated-dose toxicity studies in marmoset and mini-pig resulted in no observed adverse effect levels (NOAELs) of 30 mg/kg/day and 20 mg/kg, respectively.

        Reproductive toxicity studies did not reveal adverse effects on embryo-fetal survival or growth in rats receiving 20 mg/kg/day iclaprim; however, since a small number of fetuses showed the major abnormality of bent scapula, a clear NOAEL for embryo-fetal development was not established. In a Segment II study in mini-pigs by IV administration, no fetal NOAEL could be established and maternal toxicity was observed in all groups treated with iclaprim. Iclaprim was not mutagenic or clastogenic in genotoxicity studies.

Pediatric Indications

        We intend to study iclaprim for the treatment of pediatric patients with serious and life threatening indications in adequate and well-controlled comparator controlled studies of Gram-positive infections in pediatric patients ranging in age from birth through 11 years. Preclinical studies and a pediatric IV formulation work is ongoing.

MTF-101

        We intend to develop MTF-101, a diaminopyrimidine, for the treatment of patients with osteomyelitis, prosthetic joint infection and other serious life threatening infections. Preclinical studies and IV and oral formulation work is ongoing.

Additional Portfolio Plans

        We intend to build a portfolio of novel antibiotics by licensing preclinical and/or clinical stage programs from academic centers and pharmaceutical companies specializing in antibacterial research. Several programs are under review, including compounds designed to be effective against Gram-positive and Gram-negative bacteria.

Commercialization Strategy

        If approved, we intend to commercialize iclaprim, our lead product candidate, in the United States, and identify proven commercialization partners in other key global markets, including Japan and countries in the EU. We believe that our ability to execute this strategy is enhanced by our focus on the hospital setting and the significant prior commercial experience of key members of our management team. Prior to joining us, members of our management team and board of directors were involved in the launch or commercialization of several blockbuster (annual revenues of at least $1 billion) pharmaceutical products.

Intellectual Property

        Iclaprim has been designated by FDA as a QIDP for ABSSSI and HABP. Under the GAIN Act, if approved for marketing by the FDA, iclaprim would benefit from a five-year extension to the existing NCE (New Chemical Entity) exclusivity period of five years, for a total of 10 years of market exclusivity, starting on the date of marketing approval. During this period of exclusivity, FDA will not accept any ANDA or Section 505(b)2 filing until the ninth year after marketing approval, and will not approve any such applications until the tenth year after marketing approval. As discussed below, we have filed and plan to file patent applications covering iclaprim which, once issued in the United States, can be listed in the FDA publication, "Approved Drug Products with Therapeutic Equivalence Evaluations," known as the "Orange Book." If there are patents listed in the Orange Book, a generic or 505(b)(2) applicant that seeks to market its product before expiration of the patents must include what is known as a "Paragraph IV certification," challenging the validity or enforceability of, or claiming non-infringement of, the listed patent or patents. Notice of the certification must be given to us as well, and and we would intend to sue the generic challenger within the proscribed 45 day period after receiving notice of the certification for infringement of our listed patent or patents. Upon initiation of our infringement law suit, approval of the ANDA or 505(b)(2) application would be stayed for a further 30 months, or as lengthened or shortened by the court. In Europe, the generation of additional data in our Phase 3 clinical trials is expected to result in 10 years of data exclusivity. In Japan, the generation of additional data in our Phase 3 clinical trials is expected to result in eight years of data exclusivity (which may be extended to 10 years for orphan or pediatric indications) and an additional two years of market exclusivity.

        NCE exclusivity periods are expected to be granted for iclaprim in other key markets. We have exclusive access to the complete U.S. and European data packages for iclaprim, generated to support the original regulatory submissions in 2008. In addition to providing critical input into our clinical and regulatory strategy development, we believe the existing data will provide supportive information to future regulatory reviews. Having access to this existing data will avoid the need for us to complete an entire development program starting from scratch, representing a considerable advantage in terms of time and cost compared to more traditional drug development programs.

        We are building a patent estate to provide additional protection for iclaprim and MTF-101. We own a provisional patent application covering the fixed dose of iclaprim being used in our Phase 3 trials, which has been filed. This patent application is designed to protect a number of proprietary categories, including kits comprising a dosage form and instructions for administration, dosing regimens, and the use of a dosage for treatment of infection. Other patent applications are expected to be filed, beginning in 2016, that are designed to protect our proprietary technologies, including processes for manufacturing the iclaprim and MTF-101 active pharmaceutical ingredient and therapeutic formulations, their use in pharmaceutical preparations and methods of treating disease with iclaprim or MTF-101.

Competition

        The biopharmaceutical and pharmaceutical industries are characterized by rapidly advancing technologies, intense competition and a strong emphasis on proprietary products. We face potential competition from many different sources, including major pharmaceutical, specialty pharmaceutical and biotechnology companies, academic institutions, governmental agencies and public and private research institutions. Any product candidates that we successfully develop and commercialize will compete with existing products and new products that may become available in the future. Many of our competitors, alone or with their strategic partners, have greater experience than we do in conducting preclinical studies and clinical trials, and obtaining FDA, EMA and other regulatory approvals, and have substantially greater financial, technical and other resources than we do, such as larger research and development, clinical, marketing and manufacturing organizations. As a result, these companies may obtain regulatory approval for competing products more rapidly than we are able and may be more effective in selling and marketing their products. Companies that complete clinical trials, obtain required regulatory authority approvals and commence commercial sale of their drugs before their competitors may achieve a significant competitive advantage, and our commercial opportunity could be reduced or eliminated if competitors develop and commercialize products that are safer, more effective, have fewer or less severe side effects, are more convenient or are less expensive than any products that we may develop. Drugs resulting from our research and development efforts or from our joint efforts with collaboration partners therefore may not be commercially competitive with our competitors' existing products or products under development.

        We are not currently aware of any other company developing DHFRis clinical development for antibacterial use. Other companies are developing antibiotics that are not DHFRis and that work differently from our compounds. For example, Durata Therapeutics, Inc. developed and gained approval for dalbavancin and The Medicines Company developed and gained approval for oritavancin. Both antibiotics are glycopeptides, the same class as vancomycin, one of the most commonly prescribed antibiotics and both antibiotics were required by the FDA to conduct additional studies around the same time as Arpida received the CRL for iclaprim. Other companies are developing various classes of antibiotics, including tetracyclines (Tetraphase, Paratek), cephalosporins (Basilea, GlaxoSmithKline,

Merck), quinolones (Melinta, Actavis), oxazolidinones (Melinta, Merck), macrolides (Cempra), carbapenems (Merck, The Medicines Company), aminoglycosides (Achaogen) and defensin-mimetics (Cellceutix). We believe to avert the pending antibiotic crisis, several classes with different mechanisms will be needed and it is our intention that our product will assist in diversifying the antibiotic products available on the market.

Government Regulation

Product Approval Process

        The clinical testing, manufacturing, labeling, storage, distribution, record keeping, advertising, promotion, import, export and marketing, among other things, of our product candidates are subject to extensive regulation by governmental authorities in the United States and other countries. The FDA under the Federal Food, Drug, and Cosmetic Act regulates pharmaceutical products in the United States. The steps required before a drug may be approved for marketing in the United States generally include:

  •
  the completion of preclinical laboratory tests and animal tests conducted under Good Laboratory Practices, or GLPs, and other applicable regulations;

  •
  the submission to the FDA of an IND application for human clinical testing, which must be reviewed by the FDA and become effective before human clinical trials commence;

  •
  the successful performance of adequate and well-controlled human clinical trials conducted in accordance with Good Clinical Practices to establish the safety and efficacy of the product candidate for each proposed indication;

  •
  analysis of clinical trial data and preparation of submission to the FDA of an NDA;

  •
  the submission to the FDA of an NDA;

  •
  the FDA's acceptance of the NDA;

  •
  satisfactory completion of an FDA inspection of the manufacturing facilities at which the product is made to assess compliance with cGMPs to assure that the facilities, methods and controls are adequate to preserve the drug's identity, strength, quality and purity;

  •
  satisfactory completion of FDA inspections of clinical trial sites and GLP toxicology studies; and

  •
  the FDA's review and approval of an NDA prior to any commercial marketing or sale of the drug in the United States.

        The testing and approval process requires substantial time, effort and financial resources, and the receipt and timing of any approval is uncertain.

        Preclinical studies include laboratory evaluations of the product candidate, as well as animal studies to assess the potential safety and efficacy of the product candidate. The results of the preclinical studies, together with manufacturing information, analytical data and a proposed clinical trial protocol, are submitted to the FDA as part of the IND, which must become effective before clinical trials may be commenced. The IND will become effective automatically 30 days after receipt by the FDA, unless the FDA raises concerns or questions about the conduct of the clinical trials as outlined in the IND prior to that time and places the IND on clinical hold. In this case, the IND sponsor and the FDA must resolve any outstanding concerns before clinical trials can proceed. A clinical hold may occur at any time during the life of an IND, due to safety concerns or non-compliance, and may affect one or more specific studies or all studies conducted under the IND.

        Clinical trials involve the administration of the product candidates to healthy volunteers or patients with the disease to be treated under the supervision of a qualified principal investigator. Clinical trials are conducted under protocols detailing, among other things, the objectives of the clinical trial, the parameters to be used in monitoring safety, and the efficacy criteria to be evaluated. A protocol for each clinical trial and any subsequent protocol amendments must be submitted to the FDA as part of the IND. Further, each clinical trial must be reviewed and approved by an independent institutional review board, or IRB, either centrally or individually at each institution at which the clinical trial will be conducted. The IRB will consider, among other things, ethical factors, the safety of human subjects and the possible liability of the institution. Progress reports detailing the status of the clinical trials must be submitted to the FDA annually. Sponsors must also report to the FDA serious and unexpected adverse reactions, any clinically important increase in the rate of a serious suspected adverse reaction over that listed in the protocol or investigation brochure, or any findings from other studies or animal or in vitro testing that suggest a significant risk in humans exposed to the drug. There are also requirements governing the reporting of ongoing clinical trials and clinical trial results to public registries.

        Clinical trials are typically conducted in three sequential phases prior to approval, but the phases may overlap. These phases generally include the following:

Phase 1.	Phase 1 clinical trials represent the initial introduction of a product candidate into human subjects, frequently healthy volunteers. In Phase 1, the product candidate is usually tested for safety, including adverse effects, dosage tolerance, absorption, distribution, metabolism, excretion and pharmacodynamics.
Phase 2.
Phase 2 clinical trials usually involve studies in a limited patient population to: (1) evaluate the efficacy of the product candidate for specific indications; (2) determine dosage tolerance and optimal dosage; and (3) identify possible adverse effects and safety risks.
Phase 3.
Phase 3 clinical trials are conducted to further demonstrate clinical efficacy, optimal dosage and safety within an expanded patient population at geographically dispersed clinical trial sites, and to provide sufficient data for the statistically valid evidence of safety and efficacy.

        Phase 4 clinical trials are conducted after approval to gain additional experience from the treatment of patients in the intended therapeutic indication and to document a clinical benefit in the case of drugs approved under accelerated approval regulations, or when otherwise requested by the FDA in the form of post-market requirements or commitments. Failure to promptly conduct any required Phase 4 clinical trials could result in withdrawal of approval.

        Clinical trials are inherently uncertain and any phase may not be successfully completed. A clinical trial may be suspended or terminated by the FDA, IRB or sponsor at any time on various grounds, including a finding that the subjects or patients are being exposed to an unacceptable health risk. Additionally, some clinical trials are overseen by an independent group of qualified experts organized by the clinical trial sponsor, known as a data safety monitoring board or committee. This group provides ongoing oversight and safety reviews to determine whether or not a clinical trial may move forward at designated check points based on access to certain data from the clinical trial. We may also suspend or terminate a clinical trial based on evolving business objectives and/or competitive climate.

        Sponsors have the opportunity to meet with the FDA at certain points during the development of a new drug to share information about the data gathered to date and for the FDA to provide advice on the next phase of development. These meetings may be held prior to the submission of an IND, at the end of Phase 2 and/or before an NDA is submitted. Meetings may be requested at other times as well.

        The results of preclinical studies and clinical trials, including negative or ambiguous results as well as positive findings, together with detailed information on the manufacture, composition and quality of the product, proposed labeling and other relevant information are submitted to the FDA in the form of an NDA requesting approval to market the product. The NDA must be accompanied by a significant user fee payment. The FDA has substantial discretion in the approval process and may refuse to accept any application, for example if the NDA is not sufficiently complete, or decide that the data is insufficient for approval and require additional preclinical, clinical or other studies.

        In addition, under the Pediatric Research Equity Act, or PREA, an NDA or supplement to an NDA must contain data to assess the safety and effectiveness of the drug for the claimed indications in all relevant pediatric subpopulations and to support dosing and administration for each pediatric subpopulation for which the product is safe and effective. The FDA may grant deferrals for submission of data or full or partial waivers. Unless otherwise required by regulation, PREA does not apply to any drug for an indication for which orphan drug designation has been granted. However, if only one indication for a product has orphan drug designation, a pediatric assessment may still be required for any applications to market that same product for the non-orphan indication(s).

        Once the NDA submission has been submitted, the FDA has 60 days after submission of the NDA to conduct an initial review to determine whether it is sufficient to accept for filing. NDAs receive either a standard or priority review. Under the Prescription Drug User Fee Act, the FDA sets a goal date by which it plans to complete its review. For a standard review, this is typically 12 months from the date of submission of the NDA application. The review process is often extended by FDA requests for additional information or clarification. Before approving an NDA, the FDA will inspect the facilities at which the product is manufactured and will not approve the product unless the manufacturing facility complies with cGMPs and may also inspect clinical trial sites for integrity of data supporting safety and efficacy. The FDA may also convene an advisory committee of external experts to provide input on certain review issues relating to risk, benefit and interpretation of clinical trial data. The FDA is not bound by the recommendations of an advisory committee, but generally follows such recommendations in making its decisions. The FDA may delay approval of an NDA if applicable regulatory criteria are not satisfied and/or the FDA requires additional testing or information. The FDA may require post-marketing testing and surveillance to monitor safety or efficacy of a product.

        After the FDA evaluates the NDA and conducts inspections of manufacturing facilities where the drug product and/or its API will be produced, it may issue an approval letter or a Complete Response Letter. An approval letter authorizes commercial marketing of the drug with specific prescribing information for specific indications. A Complete Response Letter generally outlines the deficiencies in the NDA submission and may require substantial additional clinical testing, such as an additional pivotal Phase 3 clinical trial(s), clinical data, and/or other significant, expensive and time consuming requirements related to clinical trials, preclinical studies or manufacturing. Even if such additional information is submitted, the FDA may ultimately decide that the NDA does not satisfy the criteria for approval.

        The FDA may approve the NDA with a Risk Evaluation and Mitigation Strategy, or REMS, plan to mitigate risks, which could include medication guides, physician communication plans, or elements to assure safe use, such as restricted distribution methods, patient registries and other risk minimization tools. The FDA also may condition approval on, among other things, changes to proposed labeling, development of adequate controls and specifications, or a commitment to conduct one or more post-market studies or clinical trials. Such post-market testing may include Phase 4 clinical trials and surveillance to further assess and monitor the product's safety and effectiveness after commercialization.

Post-Approval Requirements

        Drugs manufactured or distributed pursuant to FDA approvals are subject to pervasive and continuing regulation by the FDA, including, among other things, requirements relating to recordkeeping, periodic reporting, product distribution, advertising and promotion and reporting of adverse experiences with the product. After approval, most changes to the approved product, such as adding new indications or other labeling claims, are subject to prior FDA review and approval and may require additional clinical trials and NDA submissions. There also are continuing, annual user fee requirements for any marketed products and the establishments at which such products are manufactured, as well as new application fees for supplemental applications with clinical data.

        In addition, drug manufacturers and other entities involved in the manufacture and distribution of approved drugs are required to register their establishments with the FDA and state agencies and are subject to periodic unannounced inspections by the FDA and these state agencies for compliance with cGMP requirements. Changes to the manufacturing process are strictly regulated and often require prior FDA approval before being implemented. FDA regulations also require investigation and correction of any deviations from cGMP and impose reporting and documentation requirements upon the sponsor and any third-party manufacturers that the sponsor may decide to use. Accordingly, manufacturers must continue to expend time, money, and effort in the area of production and quality control to maintain cGMP compliance.

        Once an approval is granted, the FDA may withdraw the approval if compliance with regulatory requirements and standards is not maintained, or if problems occur after the product reaches the market. Later discovery of previously unknown problems with a product, including adverse events of unanticipated severity or frequency, with manufacturing processes, or failure to comply with regulatory requirements, may result in revisions to the approved labeling to add new safety information, imposition of post-market studies or clinical trials to assess new safety risks, or imposition of distribution or other restrictions under a REMS program. Other potential consequences include, but are not limited to:

  •
  restrictions on the marketing or manufacturing of the product, complete withdrawal of the product from the market or product recalls;

  •
  fines, warning letters or holds on post-approval clinical trials;

  •
  refusal of the FDA to approve pending NDAs or supplements to approved NDAs, or suspension or revocation of product license approvals;

  •
  product seizure or detention, or refusal to permit the import or export of products; or

  •
  injunctions or the imposition of civil or criminal penalties.

        The FDA strictly regulates marketing, labeling, advertising and promotion of products that are placed on the market. Drugs may be promoted only for the approved indications and in accordance with the provisions of the approved label. The FDA and other agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses, and a company that is found to have improperly promoted off-label uses may be subject to significant liability.

        Moreover, the recently enacted federal Drug Supply Chain Security Act imposes new obligations on manufacturers of pharmaceutical products, among others, related to product tracking and tracing. Among the requirements of this new federal legislation, manufacturers will be required to provide certain information regarding the drug product to individuals and entities to which product ownership is transferred, label drug product with a product identifier, and keep certain records regarding the drug product. Further, under this new legislation manufacturers will have drug product investigation, quarantine, disposition, and notification responsibilities related to counterfeit, diverted, stolen, and intentionally adulterated products, as well as products that are the subject of fraudulent transactions or which are otherwise unfit for distribution such that they would be reasonably likely to result in serious health consequences or death.

Foreign Regulation

        In order to market any product outside of the United States, we would need to comply with numerous and varying regulatory requirements of other countries and jurisdictions regarding quality, safety and efficacy and governing, among other things, clinical trials, marketing authorization, commercial sales and distribution of our products. Whether or not we obtain FDA approval for a product, we would need to obtain the necessary approvals by the comparable foreign regulatory authorities before we can commence clinical trials or marketing of the product in foreign countries and jurisdictions. Although many of the issues discussed above with respect to the United States apply similarly in the context of the EU, the approval process varies between countries and jurisdictions and can involve additional product testing and additional administrative review periods. Furthermore, in light of the recent Brexit vote, it is unclear at this time what impact Brexit could have on the pharmaceutical industry and the process for approving product candidates in the United Kingdom. The time required to obtain approval in other countries and jurisdictions might differ from and be longer than that required to obtain FDA approval. Regulatory approval in one country or jurisdiction does not ensure regulatory approval in another, but a failure or delay in obtaining regulatory approval in one country or jurisdiction may negatively impact the regulatory process in others.

Other Healthcare Laws

        In addition to FDA restrictions on the marketing of pharmaceutical products, federal and state healthcare laws restrict certain business practices in the biopharmaceutical industry. Although we currently do not have any products on the market, we may be subject, and once our product candidates are approved and we begin commercialization, will be subject to additional healthcare laws and regulations enforced by the federal government and by authorities in the states and foreign jurisdictions in which we conduct our business. These laws include, but are not limited to, anti-kickback, false claims, data privacy and security, and transparency statutes and regulations.

        The federal Anti-Kickback Statute prohibits, among other things, knowingly and willfully offering, paying, soliciting or receiving any remuneration, directly or indirectly, overtly or covertly, in cash or in kind, to induce, or in return for, purchasing, leasing, arranging for, ordering or recommending any good, facility, item or service for which payment is made, in whole or in part, under Medicare, Medicaid or any other federal healthcare programs. The term "remuneration" has been broadly interpreted to include anything of value, including for example, gifts, discounts, the furnishing of supplies or equipment, credit arrangements, payments of cash, waivers of payment, ownership interests and providing anything at less than its fair market value. The federal Anti-Kickback Statute has been interpreted to apply to arrangements between pharmaceutical manufacturers on the one hand, and prescribers, purchasers and formulary managers on the other. Although there are a number of statutory exceptions and regulatory safe harbors protecting certain common activities from prosecution, the exceptions and safe harbors are drawn narrowly, and our future practices may not in all cases meet all of the criteria for a statutory exception or safe harbor protection. Practices that involve remuneration that may be alleged to be intended to induce prescribing, purchases or recommendations may be subject to scrutiny if they do not qualify for an exception or safe harbor. Failure to meet all of the requirements of a particular applicable regulatory safe harbor does not make the conduct per se illegal under the federal Anti-Kickback Statute. Instead, the legality of the arrangement will be evaluated on a case-by-case basis based on a cumulative review of all of its facts and circumstances. Several courts have interpreted the statute's intent requirement to mean that if any one purpose of an arrangement involving remuneration is to induce referrals of federal healthcare program covered business, the statute has been violated. Additionally, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act, or collectively, PPACA, amended the intent requirement under the Anti-Kickback Statute and criminal healthcare fraud statutes (discussed below) such that a person or entity no longer needs to have actual knowledge of the statute or the specific intent to violate it in order to have committed a violation. In addition, PPACA provides that the government may assert that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the civil False Claims Act (discussed below). Due to the breadth of these federal and state anti-kickback laws, and the potential for additional legal or regulatory change in this area, it is possible that our current and future sales and marketing practices and/or our future relationships with physicians might be challenged under these laws, which could cause harm to us.

        The civil monetary penalties statute imposes penalties against any person or entity who, among other things, is determined to have presented or caused to be presented a claim to a federal health program that the person knows or should know is for an item or service that was not provided as claimed or is false or fraudulent.

        The federal false claims laws prohibit, among other things, any person or entity from knowingly presenting, or causing to be presented, a false or fraudulent claim for payment or approval to the federal government or knowingly making, using or causing to be made or used a false record or statement material to a false or fraudulent claim to the federal government. As a result of a modification made by the Fraud Enforcement and Recovery Act of 2009, a claim includes "any request or demand" for money or property presented to the U.S. government. Recently, several pharmaceutical and other healthcare companies have been prosecuted under these laws for, among other things, allegedly providing free product to customers with the expectation that the customers would bill federal programs for the product. Other companies have been prosecuted for causing false claims to be submitted because of the companies' marketing of the product for unapproved, and thus non-covered, uses.

        The Health Insurance Portability and Accountability Act of 1996, or HIPAA, created new federal criminal statutes that prohibit knowingly and willfully executing, or attempting to execute, a scheme to defraud or obtain, by means of false or fraudulent pretenses, representations, or promises, any of the money or property owned by, or under the custody or control of, any healthcare benefit program, including private third-party payors, and knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement in connection with the delivery of, or payment for, healthcare benefits, items or services.

        In addition, we may be subject to data privacy and security regulation by both the federal government and the states in which we conduct our business. HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act, or HITECH, and its implementing regulations, imposes certain requirements relating to the privacy, security and transmission of individually identifiable health information. Among other things, HITECH makes HIPAA's security standards directly applicable to business associates—independent contractors or agents of covered entities that receive or obtain protected health information in connection with providing a service on behalf of a covered entity. HITECH also created four new tiers of civil monetary penalties, and newly empowered state attorneys general with the authority to enforce HIPAA. In January 2013, the Office for Civil Rights of the U.S. Department of Health and Human Services issued the Final Omnibus Rule under HIPAA pursuant to HITECH that makes significant changes to the privacy, security, and breach notification requirements and penalties. The Final Omnibus Rule generally took effect in September 2013 and enhances certain privacy and security protections, and strengthens the government's ability to enforce HIPAA. The Final Omnibus Rule also enhanced requirements for both covered entities and business associates regarding notification of breaches of unsecured protected health information. In addition, state laws govern the privacy and security of health information in certain circumstances, many of which differ from each other in significant ways. These state laws may not have the same effect and often are not preempted by HIPAA, thus complicating compliance efforts.

        Additionally, PPACA also included the federal Physician Payments Sunshine Act, which requires certain manufacturers of drugs, devices, biologicals and medical supplies for which payment is available under Medicare, Medicaid or the Children's Health Insurance Program (with certain exceptions) to report annually information related to certain payments or other transfers of value made or distributed to physicians and teaching hospitals, or to entities or individuals at the request of, or designated on behalf of, the physicians and teaching hospitals and to report annually certain ownership and investment interests held by physicians and their immediate family members. Failure to comply with required reporting requirements could subject applicable manufacturers and others to substantial civil money penalties.

        Also, many states have similar healthcare statutes or regulations that apply to items and services reimbursed under Medicaid and other state programs, or, in several states, apply regardless of the payor. Certain states require pharmaceutical companies to implement a comprehensive compliance program that includes a limit or outright ban on expenditures for, or payments to, individual medical or health professionals and/or require pharmaceutical companies to track and report gifts and other payments made to physicians and other healthcare providers.

        Because we intend to commercialize products that could be reimbursed under federal and other governmental healthcare programs, we plan to develop a comprehensive compliance program that establishes internal controls to facilitate adherence to the rules and healthcare program requirements. Although compliance programs and adherence thereto may mitigate the risk of violation of and subsequent investigation and prosecution for violations of the above laws, the risks cannot be entirely eliminated. If our operations are found to be in violation of any of the healthcare laws or regulations described above or any other laws that apply to us, we may be subject to penalties, including potentially significant criminal, civil and/or administrative penalties, damages, fines, disgorgement, individual imprisonment, exclusion of products from reimbursement under government programs, contractual damages, reputational harm, administrative burdens, diminished profits and future earnings and/or the curtailment or restructuring of our operations, any of which could adversely affect our ability to operate our business and our results of operations. To the extent that any of our products will be sold in a foreign country, we may be subject to similar foreign laws and regulations, which may include, for instance, applicable post-marketing requirements, including safety surveillance, fraud and abuse laws, and implementation of corporate compliance programs and reporting of payments or transfers of value to healthcare professionals.

Pharmaceutical Coverage, Pricing And Reimbursement

        In both domestic and foreign markets, our sales of any future approved products, if and when commercialized, will depend in part on the availability of coverage and adequate reimbursement from third-party payors. Third-party payors include government authorities, managed care providers, private health insurers and other organizations. Patients who are prescribed treatments for their conditions and providers performing the prescribed services generally rely on third-party payors to reimburse all or part of the associated healthcare costs. Patients are unlikely to use our products, if approved, unless coverage is provided and reimbursement is adequate to cover a significant portion of the cost of our products. Sales of our products will therefore depend substantially, both domestically and abroad, on the extent to which the costs of our products will be paid by third-party payors. These third-party payors are increasingly focused on containing healthcare costs by challenging the price and examining the cost-effectiveness of medical products and services.

        In addition, significant uncertainty exists as to the coverage and reimbursement status of newly approved healthcare product candidates. The market for our product candidates for which we may receive regulatory approval will depend significantly on access to third-party payors' drug formularies, or lists of medications for which third-party payors provide coverage and reimbursement. The industry competition to be included in such formularies often leads to downward pricing pressures on pharmaceutical companies. Also, third-party payors may refuse to include a particular branded drug in their formularies or otherwise restrict patient access to a branded drug when a less costly generic equivalent or other alternative is available. Furthermore, third-party payor reimbursement to providers for our product candidates may be subject to a bundled payment that also includes the procedure administering our products. To the extent there is no separate payment for our product candidates, there may be further uncertainty as to the adequacy of reimbursement amounts. Because each third-party payor individually approves coverage and reimbursement levels, obtaining coverage and adequate reimbursement is a time consuming, costly and sometimes unpredictable process. We may be required to provide scientific and clinical support for the use of any product to each third-party payor separately with no assurance that approval would be obtained, and we may need to conduct expensive pharmacoeconomic studies in order to demonstrate the cost-effectiveness and/or medical necessity of our products. This process could delay the market acceptance of any product and could have a negative effect on our future revenues and operating results. We cannot be certain that our product candidates will be considered cost-effective or medically necessary. Because coverage and reimbursement determinations are made on a payor-by-payor basis, obtaining acceptable coverage and reimbursement from one payor does not guarantee the Company will obtain similar acceptable coverage or reimbursement from another payor. A payor's decision to provide coverage for a product does not imply that an adequate reimbursement rate will be approved. If we are unable to obtain coverage of, and adequate reimbursement and payment levels for, our product candidates from third-party payors, physicians may limit how much or under what circumstances they will prescribe or administer them and patients may decline to purchase them. This in turn could affect our ability to successfully commercialize our products and impact our profitability, results of operations, financial condition and future success.

        Furthermore, in many foreign countries, particularly the countries of the EU, the pricing of prescription drugs is subject to government control. In some non-U.S. jurisdictions, the proposed pricing for a drug must be approved before it may be lawfully marketed. The requirements governing drug pricing vary widely from country to country. For example, the EU provides options for its member states to restrict the range of medicinal products for which their national health insurance systems provide reimbursement and to control the prices of medicinal products for human use. A member state may approve a specific price for the medicinal product or it may instead adopt a system of direct or indirect controls on the profitability of the company placing the medicinal product on the market. We may face competition for our product candidates from lower-priced products in foreign countries that have placed price controls on pharmaceutical products. In addition, there may be importation of foreign products that compete with our own products, which could negatively impact our profitability.

Healthcare Reform

        In the United States and foreign jurisdictions, there have been, and we expect there will continue to be, a number of legislative and regulatory changes to the healthcare system that could affect our future business and operations if and when we begin to directly commercialize our products.

        In particular, there have been and continue to be a number of initiatives at the U.S. federal and state level that seek to reduce healthcare costs. Initiatives to reduce the federal deficit and to reform healthcare delivery are increasing cost-containment efforts. We anticipate that Congress, state legislatures and the private sector will continue to review and assess alternative controls on healthcare spending through limitations on the growth of private health insurance premiums and Medicare and Medicaid spending, the creation of large insurance purchasing groups, price controls on pharmaceuticals and other fundamental changes to the healthcare delivery system. Any proposed or actual changes could limit or eliminate our spending on development projects and affect our ultimate profitability.

        In March 2010, PPACA was signed into law. PPACA has substantially changed the way healthcare is financed by both governmental and private insurers. PPACA, among other things: established an annual, nondeductible fee on any entity that manufactures or imports certain branded prescription drugs and biologic agents, apportioned among these entities according to their market share in certain government healthcare programs; revised the methodology by which rebates owed by manufacturers for covered outpatient drugs under the Medicaid Drug Rebate Program are calculated; increased the statutory minimum Medicaid rebates owed by most manufacturers under the Medicaid Drug Rebate Program; addressed a new methodology by which rebates owed by manufacturers under the Medicaid Drug Rebate Program are calculated for drugs that are inhaled, infused, instilled, implanted, or injected; extended the Medicaid Drug Rebate Program to prescriptions of individuals enrolled in

Medicaid managed care organizations; required manufacturers to offer 50% point-of-sale discounts on negotiated prices of applicable brand drugs to eligible beneficiaries during their coverage gap period, as a condition for the manufacturer's outpatient drugs to be covered under Medicare Part D; and implemented payment system reforms including a national pilot program on payment bundling to encourage hospitals, physicians and other providers to improve the coordination, quality and efficiency of certain healthcare services through bundled payment models.

        In the future, there may continue to be additional proposals relating to the reform of the U.S. healthcare system, some of which could further limit the prices we will be able to charge for our product candidates, or the amounts of reimbursement available for our product candidates. If future legislation were to impose direct governmental price controls and access restrictions, it could have a significant adverse impact on our business. Managed care organizations, as well as Medicaid and other government agencies, continue to seek price discounts. Some states have implemented, and other states are considering, measures to reduce costs of the Medicaid program, and some states are considering implementing measures that would apply to broader segments of their populations that are not Medicaid-eligible. Due to the volatility in the current economic and market dynamics, we are unable to predict the impact of any unforeseen or unknown legislative, regulatory, payor or policy actions, which may include cost containment and healthcare reform measures. Such policy actions could have a material adverse impact on our profitability.

Employees

        As of the date of this prospectus, we have four full-time employees. Of these full-time employees, two are engaged in research and development and two are engaged in general and administrative activities, including business and corporate development. None of our employees is subject to a collective bargaining agreement or represented by a trade or labor union. We consider our relations with our employees to be good.

Properties

        We have entered into two services agreements (including one with Amphion Innovations US, Inc.), pursuant to which we rent office space in order to conduct our administrative activities. We believe that the space we rent pursuant to these agreements is adequate to meet our current needs.

Legal Proceedings

        We are not currently a party to any material legal proceedings.

 MANAGEMENT

Executive Officers and Board of Directors

        The following table presents information about our executive officers and directors as of the date of this prospectus.

Name	Age	Position
Executive Officers
Graham George Lumsden	57	Chief Executive Officer and Executive Director
Pete Meyers	47	Chief Financial Officer
David Huang.	42	Chief Medical Officer
Non-Employee Directors
Richard Cecil Eversfield Morgan	72	Non-Executive Chairman
Robert Bertoldi	62	Executive Director
Charlotta Ginman-Horrell	51	Non-Executive Director
Jonathan Gold	44	Non-Executive Director
Zaki Hosny	68	Non-Executive Director
Mary Lake Polan.	73	Non-Executive Director
Bruce Andrew Williams	61	Non-Executive Director

        Unless otherwise indicated, the current business addresses for our executive officers and non-employee directors is 125 Park Avenue 25th Floor, Suite 2622, New York, NY 10011, United States.

Executive Officers

        Graham Lumsden has served as our Chief Executive Officer since May 2013. Prior to joining the Company, Dr. Lumsden was a senior executive at Merck & Co., Inc. (NYSE: MRK) (from 1985 to 2011), where he held various commercial worldwide leadership positions. He also served as Chief Executive Officer of TieMed LLC (from 2012 to 2014), and as a principal of Carnethy Consulting LLC (from 2012 to 2014). Dr. Lumsden is a member of the Royal College of Veterinary Surgeons (MRCVS). He obtained a postgraduate diploma in marketing from the Chartered Institute of Marketing in London, United Kingdom in 1998, and his BVM&S in veterinary medicine and surgery from the Royal School of Veterinary Studies in Edinburgh, Scotland in 1982.

        Dr. David Huang has served as our Chief Medical Officer since October 2014. Prior to joining the Company, Dr. Huang served as a clinical consultant for several start-up companies developing anti-infectives and as an attending physician in emergency medicine at the Veterans Affairs Medical Center in Houston, which he continues to do. Prior to his clinical consultant role, Dr. Huang served as the former Chief Medical Officer at ContraFect Corporation (NASDAQ: CFRX) (from 2011 to 2014), where he had responsibility for the development of biologic anti-infectives, including bacteriophage lysins and monoclonal antibodies. Dr. Huang also led drug development groups in anti-infectives at Pfizer Inc. (NYSE: PFE) (from 2008 to 2011) and Boehringer-Ingelheim (from 2005 to 2008). Dr. Huang has 15 years of clinical, academic and research experience in medicine and in the subspecialty of infectious diseases. He served as a faculty member at Baylor College of Medicine and is currently an adjunct Assistant Professor at Rutgers New Jersey Medical School (since 2009). He is well versed in the design, execution and close out of Phase 1-3 clinical trials for both antibacterials and antiviral agents. Dr. Huang completed his medical school at the University of Texas at Houston Medical School, and completed his internship and residency in internal medicine at the University of Texas Southwestern and fellowship in infectious diseases at Baylor College of Medicine.

        Pete Meyers has served as our Chief Financial Officer since May 2016. Prior to joining the Company, Mr. Meyers served as Chief Financial Officer of TetraLogic Pharmaceuticals Corporation (NASDAQ: TLOG) (from August 2013 to April 2016). Prior to his role at TetraLogic, Mr. Meyers spent 18 years in healthcare investment banking, holding positions of increasing responsibility at Smith Barney Inc. (from June 1995 to February 1996), Dillon, Read & Co. (from February 1996 to May 1999), Credit Suisse First Boston LLC (from May 1999 to February 2005) and, most recently, as Co-Head of Global Healthcare Investment Banking at Deutsche Bank Securities Inc. (from March 2005 to January 2013). Mr. Meyers is currently also the Chairman and President of The Thomas M. Brennan Memorial Foundation, Inc. (since September 2001). He also serves on the board of directors of Prima BioMed Ltd (NASDAQ: PBMD) (since February 2014). Mr. Meyers earned his BS, summa cum laude, in Finance from Boston College, and an MBA, cum laude, in Finance from Columbia Business School.

Non-Employee Directors

        Richard Cecil Eversfield Morgan has served as the Non-Executive Chairman of our board of directors since 2004. He is also Chief Executive Officer of Amphion Innovations plc (the successor firm to Amphion Capital Partners LLC, which Mr. Morgan co-founded), a position he has held since 2005. Over the course of his career, Mr. Morgan has been directly involved in the start-up and development of more than 35 companies in the biopharma, healthcare, and IT industries, including Celgene Corporation (NASDAQ: CELG) (from 1987 to 2016) and Sequus Pharmaceuticals, Inc. He was also the managing general partner of Amphion Partners LLC (formerly known as Wolfensohn Partners, LP), a position which he retains, although the partnership is no longer active. Before joining Wolfensohn, Mr. Morgan spent 15 years with Schroders plc, a British merchant bank, as a member of the board and head of the Schroders Strategy Group, which he founded. Mr. Morgan currently serves as Chairman of four other Amphion Partner Companies (Axcess International Inc. (since May 2004), FireStar Software, Inc. (since June 2005), PrivateMarkets, Inc. (since 2007) and WellGen, Inc. (since November 2007) and is also a director of DataTern, Inc. (since 2008). He graduated with a B. Engineering First Class Honors from the University of Auckland, New Zealand. In 1982 he completed the Advanced Management Program at Harvard Business School. We believe that Mr. Morgan is qualified to serve on our board of directors because of his extensive experience in the healthcare and biotechnology industries as well as his extensive background in finance.

        Robert Bertoldi has served as an executive director of the Company since November 2014. He is also President and Chief Financial Officer of Amphion Innovations plc (since July 2014). Mr. Bertoldi was a founder President and Chief Financial Officer of Amphion Capital Partners LLC (the predecessor to Amphion Innovations plc) (from 1995 to 2004) and VennWorks LLC (from 1999 to 2016). Mr. Bertoldi is also a general partner of Amphion Partners LLC (formerly known as Wolfensohn Partners, LP) (since 1995). Prior to that, he served as Chief Financial Officer for James D. Wolfensohn, Inc. (from 1988 to 1995) and Hambro America Inc. (from 1982 to 1988). He began his career at KPMG and left as a manager in the investment services department. Mr. Bertoldi was a director of Axcess International, Inc. (OTCBB: AXSI.OB) from 2000 to 2013. Mr. Bertoldi received a B.A. in Accounting and Economics from Queens College, New York in 1976 and became a Certified Public Accountant in 1978. He is a member of the AICPA and NYSCPA. We believe that Mr. Bertoldi is qualified to serve on our board of directors because of his extensive background in finance and accounting.

        Charlotta Ginman-Horrell has served as a non-executive director of the Company since April 2015. Ms. Ginman-Horrell is also a non-executive director of Polar Capital Technology Trust plc (since February 2015), Pacific Assets Trust plc (since October 2014), and Consort Medical plc (since February 2015), and acts as the audit committee chair for Polar Capital Technology Trust plc and Pacific Assets Trust plc. Ms. Ginman-Horrell was formerly a non-executive Director of Wolfson Microelectronics plc (from July 2013 to August 2014) and Kromek plc (from February 2014 to 2016). She held senior positions in the investment banking (UBS, Deutsche Bank, and JPMorgan) and telecom sectors (Nokia Corporation (from June 2012 to June 2014) and Vertu Ltd (from June 2012 to March 2013). A qualified chartered accountant in England and Wales, Ms. Ginman-Horrell also holds a MSc. in Economics from the Swedish School of Economics and Business Administration in Helsinki. We believe that Ms. Ginman-Horrell is qualified to serve on our board of directors because of her substantial experience in financial and operational management gained during her career in investment banking and global telecommunications.

        Jonathan Gold has served as a non-executive director of the Company since April 2015. Mr. Gold is a managing director of JEG Capital LLC, a family office and asset manager (since August 2012). Previously he was a portfolio manager for the Federated Kaufmann Funds (from 2004 to 2012). Prior to that, Mr. Gold was a partner at Amphion Capital Partners LLC (the predecessor to Amphion Innovations plc) (from 1996 to 2004) and Wolfensohn Partners (originally affiliates of James D. Wolfensohn Inc.) (from 1995 to 2004), where he was active in financing and growing early stage life sciences and information technology companies. Early in his career, Mr. Gold was a financial analyst for Prudential's Realty Group (from 1995 to 1996), which managed over $10 billion in equity and mortgage real estate investments. Mr. Gold received his Bachelor of Science and MBA in Finance from New York University's Stern School of Business. We believe that Mr. Gold is qualified to serve on our board of directors because of his extensive background in finance.

        Zaki Hosny has served as a non-executive director of the Company since 2006. Mr. Hosny is an independent consultant to life sciences companies. Mr. Hosny spent most of his career at Merck & Co, Inc. (NYSE: MRK) (from 1998 to 2007) in marketing and general management positions around the world, including management responsibility for the company's business in major markets in Europe. He also held senior marketing positions in the United States and several European countries in general management, marketing roles with worldwide responsibility for cardiovascular and other franchises, and was closely involved in the clinical development of some of the company's major products. Mr. Hosny was Chief Executive Officer of Motif Biosciences, Inc. (from 2006 to 2013) and Deputy Chairman of its Board of Directors (from 2006 to 2013). Mr. Hosny is currently a Senior Advisor to the Albright Stonebridge Group, a strategic consultancy firm based in Washington, DC and a consultant to Harel Consulting of New Jersey, Mettle Consulting Limited of the United Kingdom and Mansfield Consulting LLC. Mr. Hosny is based in Princeton, New Jersey, and is a graduate of Cambridge University with an M.A. in History and Law. We believe that Mr. Hosny is qualified to serve on our board of directors because of his extensive experience in the pharmaceutical and biotechnology industries.

        Dr. Mary Lake Polan has served as a non-executive director of the Company since February 2004. Dr. Polan is a Clinical Professor in the Department of Obstetrics, Gynecology, and Reproductive Sciences at Yale University School of Medicine (since 2014). From 2008 to 2014, Dr. Polan served as adjunct professor in the Department of Obstetrics and Gynecology at Columbia University School of Medicine. She served as chair and emeritus professor in the Department of Obstetrics and Gynecology at Stanford Medical School from 1990 to 2006. Dr. Polan specializes in reproductive endocrinology and infertility and hormonal issues related to gynecology patients and menopause. Dr. Polan served on the board of Wyeth (NYSE: WYE) (from 1995 to 2009) prior to its acquisition by Pfizer Inc. and currently serves on the board of Quidel Corp. (NASDAQ: QDEL) (since 1993), and on the boards of several privately held life sciences companies. She chairs a Scientific Advisory Board on Women's Health for the Proctor and Gamble Company and several other advisory boards of private life sciences companies. She is also Managing Director of Golden Seeds, an angel investing group which invests in women led companies. She received her bachelor's degree from Connecticut College, her Ph.D. in Molecular Biophysics and Biochemistry, her M.D. from Yale University, and completed her residency and Reproductive Endocrine Fellowship at the Department of Obstetrics and Gynecology at the Yale School of Medicine. Dr. Polan received her M.P.H. (Maternal and Child Health Program) from the University of California, Berkeley. As a medical doctor, Dr. Polan brings an important practicing physician perspective in evaluating and overseeing the Company's performance and strategic direction.

        Bruce Andrew Williams has served as a non-executive director of the Company since February 2004. Mr. Williams served as the Chief Executive Officer of WellGen, Inc. (from November 2010 to May 2011) and Head of Commercial Operations at Corcept Therapeutics Incorporated (from March 2010 to

November 2010). Mr. Williams was Senior Vice President, Sales and Marketing at Genta Incorporated (from February 2001 to March 2005), where he led the negotiation of a licensing and co-development/co-marketing agreement with Aventis for the company's lead product. Mr. Williams was previously Senior Vice President of Sales and Marketing at Celgene Corporation (from June 1996 to February 2001), where he built the company's commercial and distribution infrastructure to support the launch of its first product, Thalomid (thalidomide). Mr. Williams was an executive director of Ortho Biotech Products LP (from July 1989 to June 1996), where he led the marketing of this Johnson & Johnson subsidiary's lead product, Procrit (epoetin alfa), from pre-launch to its fifth year on the market. Mr. Williams currently serves on the boards of Motif, Inc., the Company's subsidiary (since February 2004), and Afaxys, Inc. (since February 2011). Mr. Williams obtained his MBA in finance and accounting from Columbia Business School in 1982, and obtained his BA in biology from Syracuse University in 1976. We believe that Mr. Williams is qualified to serve on our board of directors due to his significant operational experience in the pharmaceutical and biotechnology industries, as well as his marketing background.

Board Composition and Director Independence

        Our board of directors consists of eight members, including a non-executive chairman, two executive directors and six non-executive directors.

        Based upon information requested from and provided by each director concerning their background, employment and affiliations, including family relationships, our board of directors has determined that each of Charlotta Ginman-Horrell, Mary Lake Polan and Bruce Willliams, representing three of our eight directors, is independent under the applicable rules and regulations of NASDAQ. In making such determinations, the board of directors considered the relationships that each such non-employee director has with us and all other facts and circumstances the board of directors deemed relevant in determining their independence.

Corporate Governance

        Our board of directors meets regularly, generally every two months with two meetings per year in person and four meetings per year telephonically. Its direct responsibilities include setting annual budgets, reviewing trading performance, approving significant capital expenditure, ensuring adequate funding, setting and monitoring strategy, and reporting to shareholders. The non-executive directors have a particular responsibility to ensure that the strategies proposed by the executive directors are fully considered.

        As an AIM-listed company, we are subject to the continuing requirements of the AIM Rules for Companies as published by the London Stock Exchange plc. Our board also adheres to the principles of the Quoted Companies Alliance's Corporate Governance Code for Small and Mid-Size Quoted Companies in such respects as it considers appropriate for our size and the nature of our business.

        Our board is responsible to our shareholders for our proper management and setting our overall direction and strategy, reviewing scientific, operational and financial performance, and advising on management appointments. All key operational and investment decisions are subject to board approval.

        There is a clear separation of the roles of chief executive officer and non-executive chairman. The chairman is responsible for overseeing the running of our board, ensuring that no individual or group dominates our board's decision-making and ensuring that the non-executive directors are properly briefed on matters. The chief executive officer has the responsibility for implementing the strategy of our board and managing our day-to-day business activities.

        All of our directors are subject to election by shareholders at the first annual general meeting after their appointment to our board. Following this initial appointment by the shareholders, the directors are subject to retirement by rotation. At each annual general meeting of the Company, one-third of the directors or, if their number is not three or a multiple of three, then the number nearest to one-third shall retire from office by rotation. A director who retires at a general meeting shall be eligible for reappointment if such director is willing to be re-elected. In addition, a non-executive director who would not otherwise be required to retire at an annual general meeting will retire if he has been in office for a continuous period of nine years or more at the date of the meeting. Such non-executive director will not be taken into account when determining the directors required to retire by rotation.

        The Sarbanes-Oxley Act of 2002, as well as related rules subsequently implemented by the SEC, requires foreign private issuers, including our company, to comply with various corporate governance practices. In addition, NASDAQ rules provide that foreign private issuers may follow home country practice in lieu of the NASDAQ corporate governance requirements, subject to certain exceptions and except to the extent that such exemptions would be contrary to U.S. federal securities laws.

        The home country practices we will follow so long as we qualify as a foreign private issuer in lieu of NASDAQ rules are described below:

  •
  We do not intend to follow NASDAQ's quorum requirements applicable to meetings of shareholders. Such quorum requirements are not required under U.K. law. In accordance with generally accepted business practice, our articles of association provide alternative quorum requirements that are generally applicable to meetings of shareholders.

  •
  We do not intend to follow NASDAQ's requirement that our board of directors consist of a majority of "independent" directors (as defined by NASDAQ rules), or that our board committees are comprised of entirely independent directors; although our audit committee will consist of entirely independent directors (as required by Rule 10A-3 of the Exchange Act) within one year of the effectiveness of the registration statement of which this prospectus forms a part, in accordance with the phase in rules of the Exchange Act.

  •
  We do not intend to follow NASDAQ's requirements that non-management directors meet on a regular basis without management present. Our board of directors may choose to meet in executive session at their discretion.

  •
  We do not intend to follow NASDAQ's requirements to seek shareholder approval for the implementation of certain equity compensation plans and issuances of ordinary shares under such plans. In accordance with U.K. law, we are not required to seek shareholder approval to allot ordinary shares in connection with applicable employee equity compensation plans.

        We intend to take all actions necessary for us to maintain compliance as a foreign private issuer under the applicable corporate governance requirements of the Sarbanes-Oxley Act of 2002, the rules adopted by the SEC and NASDAQ's listing standards.

        Because we are a foreign private issuer, our directors and senior management are not subject to short-swing profit and insider trading reporting obligations under Section 16 of the Exchange Act. They will, however, be subject to the obligations to report changes in share ownership under Section 13 of the Exchange Act and related SEC rules.

Committees Of The Board Of Directors

        The standing committees of our board of directors consist of an audit committee, a remuneration committee and a nomination committee. Each committee operates under a charter. Following the closing of this offering, copies of each committee's charter will be posted on the Investors section of our website, which is located at www.motifbio.com.

Audit Committee

        The current members of our audit committee are Charlotta Ginman-Horrell (Chair), Richard Cecil Eversfield Morgan and Jonathan Gold. The audit committee meets at least two times a year. The audit committee met six times in 2015.

        Our board of directors has determined that Ms. Ginman-Horrel and Mr. Gold are independent under Rule 10A-3 of the Exchange Act, and that Ms. Ginman-Horrell is also independent under the applicable listing requirements of NASDAQ, and that each member of our audit committee satisfies the other listing requirements of NASDAQ for audit committee membership. In accordance with our NASDAQ listing, our audit committee members must each be independent under Rule 10A-3 of the Exchange Act. However, as a foreign private issuer, our audit committee members are not subject to the additional independence requirements imposed by NASDAQ. We intend to rely on the phase-in rules of the Exchange Act with respect to the independence of our audit committee. These rules permit us to have an audit committee that has one member who is independent upon the effectiveness of the registration statement of which this prospectus forms a part, a majority of members who are independent within 90 days of effectiveness and all members who are independent within one year of effectiveness. Our board of directors has also determined that Charlotta Ginman-Horrell qualifies as an "audit committee financial expert," as such term is defined by the SEC, and that Ms. Ginman-Horrell has the requisite level of financial sophistication required by the continued listing standards of NASDAQ.

        The audit committee advises the board of directors on the appointment of external auditors and on their remuneration (both for audit and non-audit work) and discusses the nature, scope, and results of the audit with the auditors. The audit committee reviews the extent of the non-audit services provided by the auditors and reviews with them their independence and objectivity. The Chairman of the audit committee reports the outcome of the audit committee meetings to the board of directors and the board of directors receives the minutes of the meetings.

        In December 2015, following a competitive bidding process, our audit committee recommended to the board of directors that PricewaterhouseCoopers LLP be appointed to replace Crowe Clark Whitehill LLP as chartered accountants and registered auditors in the United Kingdom beginning with the fiscal year ending December 31, 2015. PricewaterhouseCoopers LLP were engaged to act as our chartered accountants and registered auditors on January 21, 2016 and Crowe Clark Whitehill LLP resigned as our statutory auditor on February 17, 2016.

        PricewaterhouseCoopers LLP has performed audits of our consolidated financial statements for the fiscal years ending December 31, 2015 and 2014, and for each of the two years in the period ended December 31, 2015, which are included at the end of the prospectus that forms a part of this Registration Statement, in accordance with the standards of the U.S. Public Company Accounting Oversight Board.

        Crowe Clark Whitehill LLP performed a non-statutory audit of the financial statements of Motif BioSciences, Inc., prepared under International Financial Reporting Standards as adopted by the European Union, for the fiscal year ending December 31, 2014 in accordance with International Standards on Auditing (United Kingdom and Ireland). Neither Crowe Clark Whitehill LLP's report relating to the non-statutory audit of Motif BioSciences, Inc., nor the historic financial statements, prepared under International Financial Reporting Standards as adopted by the European Union, are included or incorporated by reference in this Registration Statement.

        Crowe Clark Whitehill LLP's non-statutory audit report on Motif BioSciences, Inc. did not contain an adverse opinion or a disclaimer of opinion, and it was not qualified or modified as to uncertainty, audit scope or accounting principles, although Crowe Clark Whitehill LLP stated in their statutory audit report that:

  "This report is made solely to the Company's members, as a body, in accordance with Chapter 3 of Part 16 of the Companies Act 2006. Our audit work has been undertaken so that we might state to the Company's members those matters we are required to state to them in an auditor's report and for no other purpose. To the fullest extent permitted by law, we do not accept or assume responsibility to anyone other than the Company and the Company's members as a body, for our audit work, for this report, or for the opinions we have formed."

        In connection with the non-statutory audit performed by Crowe Clark Whitehill LLP under International Standards on Auditing (United Kingdom and Ireland) of the financial statements of Motif BioSciences, Inc., prepared under International Financial Reporting Standards as adopted by the European Union, for the fiscal year ended December 31, 2014, we did not have any disagreements with Crowe Clark Whitehill LLP on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to the satisfaction of Crowe Clark Whitehill LLP would have caused Crowe Clark Whitehill LLP to make reference to such matter in its report. We have requested that Crowe Clark Whitehill LLP furnish a letter addressed to the Securities and Exchange Commission stating whether Crowe Clark Whitehill LLP agrees with the above statements, and, if not, stating the respects in which it does not agree. Such letter is included as Exhibit 16.1 to this Registration Statement on Form F-1.

Remuneration Committee

        The current members of our remuneration committee are Zaki Hosny (Chair), Richard Morgan, and Bruce Williams. The remuneration committee met six times in 2015.

        Our board of directors has determined that each member of our remuneration committee, other than Mr. Hosny, is independent under the applicable listing requirements of NASDAQ.

        The remuneration committee is responsible for making recommendations to our board of directors, within agreed terms of reference, on our framework of executive remuneration and cost. The committee determines the contract terms, remuneration, and other benefits for each of our executive directors, including performance related bonus schemes and pension rights.

Nomination Committee

        As of the date of this prospectus, Mary Lake Polan is the sole member of our nomination committee. Our board of directors determined that Ms. Polan is independent under the applicable listing requirements of NASDAQ. We intend to appoint another director to this committee. The nomination committee met one time in 2015.

        The nomination committee monitors the size and composition of the board of directors and the other committees and is responsible for identifying suitable candidates to join our board of directors.

Code Of Business Conduct And Ethics

        We intend to adopt a code of business conduct and ethics that will apply to all of our employees, officers and directors, including those officers responsible for financial reporting. The code of business conduct and ethics will be available on our website at www.motifbio.com upon the completion of this offering. Any amendments to the code, or any waivers of its requirements, will be disclosed on our website.

Scientific Advisory Board

        Our board of directors has created a Scientific Advisory Committee, which meets twice a year. The role of the Scientific Advisory Committee is to advise on and oversee our research and development efforts of the company and be certain that all clinical development performed is of the highest ethical and moral standards. The Scientific Advisory Committee reviews all clinical protocols and monitors issues throughout said protocol to ensure patient safety.

Compensation

        The following discussion provides the amount of compensation paid, and benefits in kind granted, by us to our current directors and executive officers for services provided in all capacities to us for the year ended December 31, 2015. Mr. Meyers did not join our company until May 2016 and his compensation information is, therefore, not reflected in the table below.

Name	Salaries and Fees ($)	Bonuses ($)	Social Security ($)	Total ($)
Executive Officers:
Graham Lumsden	315,000	225,000	17,180	557,180
Chief Executive Officer and Director
David Huang	200,000	75,000	12,010	287,010
Chief Medical Officer
Non-Employee Directors:
Richard Cecil Eversfield Morgan	63,372	153,700	—	217,072
Non-Executive Chairman
Robert Bertoldi(1)	55,558	75,000	4,568	135,126
Executive Director
Charlotta Ginman-Horrell	28,741	—	3,301	32,042
Non-Executive Director
Jonathan Gold	25,881	—	—	25,881
Non-Executive Director
Zaki Hosny	28,756	—	—	28,756
Non-Executive Director
Mary Lake Polan	25,881	—	—	25,881
Non-Executive Director
John Wilbur Stakes III(2)	28,756	—	—	28,756
Non-Executive Director
Bruce Andrew Williams	25,881	—	—	25,881
Non-Executive Director

(1)
Mr. Bertoldi served as our Chief Financial Officer during 2015.
(2)
Mr. Stakes resigned from our board of directors effective July 1, 2016.

Basic salary

        Basic salaries for Executive Directors are reviewed annually having regard to individual performance and market practice.

Annual Bonuses

        Each calendar year, a bonus may be awarded at the discretion of the board of directors having considered the recommendations of the remuneration committee to reward the executives' contribution to the achievement of our strategic and financial targets and personal performance objectives.

        Discretionary bonuses were awarded to Executive Directors and the Chairman in recognition of their extraordinary service in successfully completing the acquisition of Nuprim assets, the AIM listing, a secondary fund raising, QIDP designation from the FDA and the initiation of the Phase 3 clinical trials.

Longer term incentives

        In order to further incentivize the Executive Directors and align their interests with shareholders, we granted share options. See "Outstanding Equity Awards, Grants and Option Exercise" below for information regarding the share options that are held by our directors and executive officers.

Outstanding Equity Awards, Grants and Option Exercise

        The table below sets out information on outstanding options held by our current directors and executive officers as of December 31, 2015. See "Employment Agreement With Pete A. Meyers" below for a description of the share option granted to Mr. Meyers upon his joining our company in May 2016.

	January 1, 2015	Granted during 2015	December 31, 2015	Exercise price ($)	Grant Date	Expiration Date
Graham Lumsden	574,800	—	574,000	$0.14	5/25/2013	2/25/2023
Chief Executive Officer and Director	2,874,000	—	2,874,000	$0.14	124/2014	12/4/2024
	3,448,800	—	3,448,800
David Huang	718,500	—	718,500	$0.14	12/4/2014	12/4/2024
Chief Medical Officer	—	100,000	100,000	£0.48	6/2/2015	6/2/2025
	718,500	100,000	818,500
Richard Cecil Eversfield Morgan	73,215	—	73,215	$0.70	1/1/2010	1/1/2020
Non-Executive Chairman	6,179	—	6,179	$0.70	1/1/2011	1/1/2021
	502,950	—	502,950	$0.14	12/4/2014	12/4/2024
	582,344	—	582,344
Robert Bertoldi	53,887	—	53,887	$0.70	1/1/2010	1/1/2020
Executive Director	251,475	—	251,475	$0.14	12/4/2014	12/4/2024
	305,362	—	305,362
Charlotta Ginman-Horrell	251,475	—	251,475	$0.14	12/4/2014	12/4/2024
Non-Executive Director	251,475	—	251,475
Jonathan Gold	73,502	—	73,502	$0.70	1/1/2010	1/1/2020
Non-Executive Director	5,964	—	5,964	$0.70	1/1/2011	1/1/2021
	251,475	—	251,475	$0.14	12/4/2014	12/4/2024
	330,941	—	330,941
Zaki Hosny	53,888	—	53,888	$0.70	6/18/2009	6/18/2019
Non-Executive Director	14,370	—	14,370	$0.70	1/1/2010	1/1/2020
	2,587	—	2,587	$0.70	1/1/2011	1/1/2021
	107,774	—	107,774	$0.14	1/30/2013	1/30/2023
	251,475	—	251,475	$0.14	12/4/2014	12/4/2024
	430,094	—	430,094
Graham Lumsden	574,800	—	574,800	$0.14	5/25/2013	5/25/2023
Non-Executive Director	2,874,000	—	2,874,000	$0.14	12/4/2014	12/4/2024
	3,448,800	—	3,448,800
Mary Lake Polan	67,036	—	67,036	$0.70	1/1/2010	1/1/2020
Non-Executive Director	5,461	—	5,461	$0.70	1/1/2011	1/1/2021
	251,474	—	251,474	$0.14	12/4/2014	12/4/2024
	323,971	—	323,971
John Stakes(1)	62,366	—	62,366	$0.70	1/1/2010	1/1/2020
Non-Executive Director	2,802	—	2,802	$0.70	1/1/2011	1/1 2021
	251,474	—	251,474	$0.14	12/4/2014	12/4/2024
	316,642	—	316,642
Bruce Williams	67,252	—	67,252	$0.70	1/1/2010	1/1/2020
Non-Executive Director	28,740	—	28,740	$0.70	1/16/2010	1/16/2020
	71,850	—	71,850	$0.70	11/15/2010	1/16/2020
	2,802	—	2,802	$0.70	1/1/2011	1/1/2021
	251,474	—	251,474	$0.14	12/4/2014	12/4/2024
	422,118	—	422,118

(1)
Mr. Stakes resigned from our board of directors effective July 1, 2016.

Service Agreement with Graham Lumsden

        On April 1, 2015, we entered into a service agreement with Graham Lumsden pursuant to which Dr. Lumsden is employed as our Chief Executive Officer on a full-time basis. Under the terms of the agreement Dr. Lumsden received an initial gross annual salary of $360,000. In February 2016, our board of directors increased Dr. Lumsden's gross annual salary to $425,000. Dr. Lumsden is eligible to participate in the Company's discretionary annual bonus program in an amount to be determined by the board of directors in its absolute discretion. The agreement contains customary confidentiality, non-competition and non-solicitation provisions

        Dr. Lumsden is employed by us on a permanent contract and his employment will continue until terminated by either party giving notice to the other as follows:

  •
  for the first two years of the employment, Dr. Lumsden's employment can be terminated by one party giving the other three months' notice of termination of the agreement; and

  •
  thereafter Dr. Lumsden's employment can be terminated by one party giving the other one month's notice for each complete year of the Dr. Lumsden's period of continuous employment up to a maximum of 12 months' notice. In addition, we may terminate Dr. Lumsden's employment without notice in certain circumstances by making a payment to Dr. Lumsden in lieu of notice, which payment will be equal to the portion of his annual salary due him for the duration of the notice period. The agreement also contains garden leave provisions which can be utilized in event that Dr. Lumsden's employment is terminated by us.

Employment Agreements with Pete A. Meyers and Dr. David Huang

Employment Agreement with Pete A. Meyers

        On May 1, 2016, our subsidiary, Motif BioSciences Inc., entered into an employment agreement with Pete A. Meyers, our Chief Financial Officer. Under the terms of the agreement, Mr. Meyers receives a base salary of $350,000 per year, subject to upward or downward adjustment from time to time in the Company's discretion. Mr. Meyers is eligible to participate in the Company's discretionary annual bonus program in an amount to be determined by the board of directors. He is also eligible to participate in any and all group health, disability insurance, life insurance, incentive, savings, retirement, and other benefit plans which are made generally available to similarly-situated employees of the Company. The employment agreement contains customary confidentiality, non-competition and non-solicitation provisions.

        Mr. Meyers was also granted a share option award to purchase 2,961,577 ordinary shares of the Company for 40.5 pence per share. Of the 2,961,577 shares subject to the option: (i) 2,517,340 shares vest and become exercisable in increments over the four year period following the effective date of the employment agreement as follows: (a) 25% of the share option vests and becomes exercisable on the one year anniversary of the effective date; and (b) the remaining 75% of the share option vests and becomes exercisable in equal installments on a monthly basis over the 36 month period following the one year anniversary of the effective date; and (ii) 444,237 shares will vest in part based on Mr. Meyers meeting certain incentive milestones established for him by the board of directors for the 12 months from the date the incentive milestones are set and will also be subject to the same time-based vesting described in (i).

Employment Agreement with David Huang

        On May 1, 2015, our subsidiary, Motif BioSciences Inc., entered into an employment agreement with Dr. Huang, our Chief Medical Officer. Under the terms of the agreement, Dr. Huang received a base salary of $300,000 per year, subject to upward or downward adjustment from time to time in the Company's discretion. Effective January 1, 2016, our board of directors increased Dr. Huang's base salary to $400,000. Dr. Huang is eligible to participate in the Company's discretionary annual bonus program in an amount to be determined by the board of directors. He is also eligible to participate in any and all group health, disability insurance, life insurance, incentive, savings, retirement, and other benefit plans which are made generally available to similarly-situated employees of the Company. The employment agreement contains customary confidentiality, non-competition and non-solicitation provisions.

Payments To Be Made Upon Termination Of Employment

        The employment agreements with each of Mr. Meyer and Dr. Huang provide that their employment will be considered "at will" in nature and, accordingly, either the Company or the employee may terminate their respective employment agreements and employee's employment at any time and for any reason, with or without cause or prior notice. The employment agreements also provide that if the employee's employment with the Company is terminated by the Company without "Cause" or by the employee with "Good Reason" (subject to a notice and cure period provided for in the agreement) prior to or upon the second anniversary of the effective date of the employment agreement, the employee will be entitled to receive upon such termination: (i) any accrued but unused vacation pay; (ii) any earned but unpaid annual salary; and (iii) subject to the employee's execution of a general release of the Company, an amount equal to three months of his then-current annual salary.

        Under the employment agreement, if Mr. Meyer's or Dr. Huang's employment with the Company is terminated by the Company without Cause following the second anniversary of the effective date of the employment agreement, the employee will be entitled to receive upon such termination: (i) any accrued but unused vacation pay; (ii) any earned but unpaid annual salary; and (iii) subject to the employee's execution of a general release of the Company, an amount equal to three months of his then-current annual salary, plus one additional month of his then-current annual salary for each full year of employment with the Company, up to a maximum of nine additional months above the three-month initial entitlement, which will be paid in twelve substantially equal monthly installments commencing with the first regular payroll of the Company following his execution of the general release.

        The term "Cause" means: (a) any act or omission of employee that, in connection with his employment with the Company, amounts to or constitutes a breach of a fiduciary duty, gross negligence, willful misconduct, or material misconduct, or that amounts to or constitutes fraud, embezzlement, or misappropriation; (b) employee's breach of any term(s) of the employment agreement; (c) employee's violation of any policy(ies) established, adopted, or maintained by the Company; (d) any act or omission of employee that, in the Company's sole discretion, is demonstrably and materially injurious to the Company; (e) any act or omission of employee that causes the Company to suffer or endure public disgrace, disrepute, or economic harm; or (f) employee's misappropriation of corporate assets or corporate opportunities.

        The term "Good Reason" means the occurrence of either of the following events without the consent of the employee: (a) a material breach of the employment agreement by the Company; or (b) a material reduction in employee's responsibility, authority, or duties relative to employee's responsibility, authority, or duties in effect immediately prior to such reduction, except for any change in title or reporting relationship (such title or reporting change will not constitute Good Reason); provided, however, that "Good Reason" will not be deemed to exist for purposes of the agreement unless employee has first provided written notice of such reason to the Company no later than 30 days after the event or occurrence constituting Good Reason first arises, with such notice affording the Company 30 days, from the date of the Company's receipt of such notice to cure the deficiency, and further provided that the Company has failed to cure such deficiency within the time frame prescribed in such written notice.

Consultancy Agreement For Robert Bertoldi

        On April 1, 2015, we entered into a consultancy agreement with Amphion Innovations plc to receive the services of Robert Bertoldi, an employee of Amphion Innovations plc. Under this agreement, Amphion Innovations plc receives a fee of $5,000 per month. The term of this agreement is 12 months, automatically renewing each year on the anniversary, unless either party notifies the other, by giving 90 days written notice prior to the expiration of the existing term, of its intention not to renew. This agreement remains in force at the date of this document.

Consultancy Agreement With Jonathan Gold

        On April 13, 2016, we entered into a consultancy agreement with Jonathan Gold. Under the terms of this agreement, Mr. Gold received a fixed fee of $10,000 per month. The term of this agreement was six months, commencing January 1, 2016. The term of the agreement would automatically renew each month following the initial term, provided that each party provided its mutual agreement to renew in a signed writing, no later than 30 days prior to the expiration of the term. This agreement was not extended beyond the initial term.

Non-Executive Directors' Letters Of Appointment

        With the exception of Robert Bertoldi whose services are to be provided by Amphion Innovations plc as described above, each of our non-executive directors, being Richard Morgan, Charlotta Ginman-Horrell, Jonathan Gold, Zaki Hosny, Mary Lake Polan and Bruce Williams, entered into a letter of appointment with us on April 1, 2015, pursuant to which they each agreed to act as non-executive directors.

        The non-executive directors have agreed to act for a period of three years from the date of our admission to AIM (subject to re-election by our shareholders as required by our Articles), however, the appointment can be terminated prior to the end of this three-year period by either party giving one month's prior written notice of termination to the other. We also have the right to terminate the appointment without notice in certain specified circumstances. At the end of the initial three-year appointment term, the parties may agree, by mutual consent, to renew the appointment for a further term.

        Effective, January 1, 2016, Richard Morgan receives a fee of £85,000 (U.S.$124,661) for his participation as our non-executive Chairman and his participation on our audit committee and remuneration committees. Each of the other non-executive directors receives a fee of £35,000 (U.S.$51,331) per annum for their services as a non-executive director and an additional fee of £5,000 (U.S.$7,333) for their participation with a committee of our board of directors. The committee chairs also receive an additional fee of £2,500 (U.S.$3,667) for their participation as committee chairs.

Share Option Plan

        On December 4, 2014, Motif, Inc. adopted the Motif BioSciences, Inc. Share Option Plan. Upon our admission to AIM, we adopted Motif Inc.'s Share Option Plan and assumed all stock options that had been granted by Motif BioSciences, Inc. under the Share Option Plan, which are now exercisable for our ordinary shares. Participation in the Share Option Plan is limited to our employees. Options may be granted to non-employees (consultants and directors) by way of a sub-plan, governed by the same rules of the Share Option Plan unless the context otherwise provides. The Share Option Plan has the following key terms:

  •
  the number of shares that may be allocated on any day shall not, when added to the aggregate number of shares allocated under the Share Option Plan in the previous ten years and any other employees' share option scheme adopted by the Company, exceed the number of shares that represents 10% of the ordinary share capital of the Company in issue immediately prior to that day;

  •
  the maximum total number of shares that may be issued under the Share Option Plan is 12,993,000 and such share options shall consist of authorized but unissued or reacquired shares or any combination thereof;

  •
  the exercise price for each share option will not be less than the nominal value of the relevant shares if the share options are to be satisfied by a new issue of shares by the Company. The exercise price is to be established by the board of directors; however, must not be less than the fair market value at the effective date of grant of the share option, as judged by the board of directors if the Company's shares are not listed on a securities exchange, or by reference to a closing price, if the Company's shares are listed on a securities exchange;

  •
  the share options may be exercised at such time or times, or upon such event or events and subject to such terms, conditions, performance criteria and restrictions as determined by the board and set out in the share option agreements evidencing the share options. However, no share option shall be exercisable after the expiration of ten years after the effective date of grant;

  •
  subject to earlier termination of a share option as otherwise provided by the Share Option Plan, an option shall terminate upon the option holder's termination of service to the Company, whether as employee, director or consultant. A share option terminated in this way must be exercised within three months after the date on which the share option holder's service to the Company terminated;

  •
  upon a change of control of the Company, the board may provide for acceleration of the exercisability and/or vesting in connection with any share options acquired pursuant to the change of control. The board also has the absolute discretion to determine that any share options outstanding immediately prior to a change of control shall be cancelled in return for payment. The entity acquiring the Company may assume or continue the Company's rights and obligations in relation to each share option that has been granted; and

  •
  the board may amend, suspend or terminate the Share Option Plan at any time.

Limitations On Liability And Indemnification Matters

        To the extent permitted by the United Kingdom Companies Act 2006, we are empowered to indemnify our directors against any liability they incur by reason of their directorship. We maintain directors' and officers' insurance to insure such persons against certain liabilities. In connection with this offering, we expect to enter into a deed of indemnity with each of our directors and executive officers following this offering.

PRINCIPAL SHAREHOLDERS

        The following table presents information relating to the beneficial ownership of our ordinary shares as of October 10, 2016.

        The number of ordinary shares beneficially owned by each entity, person, executive officer or director is determined in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any ordinary shares over which the individual has sole or shared voting power or investment power as well as any ordinary shares that the individual has the right to acquire within 60 days of October 10, 2016 through the exercise of any option or other right. Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all ordinary shares held by that person.

        Ordinary shares that a person has the right to acquire within 60 days of October 10, 2016 are deemed outstanding for purposes of computing the percentage ownership of the person holding such rights, but are not deemed outstanding for purposes of computing the percentage ownership of any other person, except with respect to the percentage ownership of all executive officers and directors as a group. The percentage of beneficial ownership of our ordinary shares prior to the offering is based on an aggregate of 109,010,496 shares outstanding as of October 10, 2016. As of October 10, 2016, we believe approximately 5.7% of our ordinary shares, are held by 19 record holders in the United States.

        Invesco, an existing shareholder that acts as agent for and on behalf of its discretionary managed clients and beneficially owns approximately 25% or our ordinary shares, has indicated an interest in purchasing up to an aggregate of $8.582 million of the ADSs and ADS Warrants in the U.S. offering at the public offering price per ADS. Based on an assumed public offering price of $11.76 per ADS, Invesco would purchase up to an aggregate of 729,513 ADSs and ADS Warrants to purchase 291,805 ADSs in the U.S. offering based on its indication of interest. However, because indications of interest are not binding agreements or commitments to purchase, the underwriters may determine to sell more, less or no ADSs and ADS Warrants in the U.S. offering to Invesco, or Invesco may determine to purchase more, less or no ADSs and ADS Warrants in the U.S. offering. The following table does not reflect any potential purchases by Invesco.

        Unless otherwise indicated, the current business address for each executive officer and director named below is 125 Park Avenue 25th Floor, Suite 2622, New York, NY 10017, United States.

	Ordinary Shares Beneficially Owned Prior to the Offering		Ordinary Shares Beneficially Owned After the Offering
Name of Beneficial Owner	Total	Percent (%)	Total	Percent (%)
5% Shareholders
Amphion Group(1)	43,657,291	35.2	43,657,291	26.2
Invesco Asset Management Limited(2)	27,600,000	25.3	27,600,000	18.2
Aviva Investors(3)	9,333,924	8.6	9,333,924	6.2
R. Michael Floyd(4)	8,075,114	7.1	8,075,114	5.2
Khalid Islam(4)	8,818,951	7.8	8,818,951	5.7
Executive Officers and Directors
Graham George Lumsden(5)	2,011,800	1.8	2,011,800	1.3
Pete Meyers	—	—	—	—
Robert Bertoldi(6)	43,898,167	35.4	43,898,167	26.3
David Huang(7)	409,250	*	409,250	*
Richard Cecil Eversfield Morgan(8)	44,212,736	35.6	44,212,736	26.5
Charolotta Ginman-Horrell(9)	292,650	*	292,650	*
Jonathan Gold(10)	353,812	*	353,812	*
Zaki Hosny(11)	515,417	*	515,417	*

	Ordinary Shares Beneficially Owned Prior to the Offering		Ordinary Shares Beneficially Owned After the Offering
Name of Beneficial Owner	Total	Percent (%)	Total	Percent (%)
Mary Lake Polan(12)	211,235	*	211,235	*
Bruce Andrew Williams(13)	401,732	*	401,732	*
All Current Executive Officers and Directors as a Group (10 persons)(14)	48,615,848	38.0	48,615,848	28.5

*
Indicates beneficial ownership of less than 1% of the total outstanding ordinary shares.

(1)
This number includes 28,370,625 shares held by Amphion Innovations plc (of which 27,961,625 are pledged as collateral for a loan), and 359,250 shares held by MSA Holdings B.S.C., a wholly-owned subsidiary of Amphion Innovations plc. It also includes 98,096 shares and 318,549 shares issuable upon the exercise of warrants held by Amphion Innovations plc and Amphion Innovations US, Inc., respectively, that are currently exercisable or will become exercisable within 60 days of October 10, 2016. This number also includes 6,014,303 shares and 8,496,467 shares issuable upon the conversion of the convertible promissory notes held by Amphion Innovations plc and Amphion Innovations US, Inc., respectively, which is expected to occur following the closing of this global offering. The principal address of the Amphion Group is Fort Anne, Douglas, Isle of Man, IM1 5PD.

(2)
The principal address of Invesco Asset Management is Perpetual Park, Perpetual Park Drive, Henley-on-Thames, R69 1HH, United Kingdom.

(3)
The principal address of Aviva Investors is Unit 8, 1 Poultry, London EC2R 8EJ, United Kingdom.

(4)
This number includes 4,008,614 ordinary shares issuable upon the exercise of warrants that are currently exercisable or will become exercisable within 60 days of October 10, 2016.

(5)
This number consists of 2,011,800 ordinary shares that are issuable pursuant to share options that are currently exercisable or will become exercisable within 60 days of October 10, 2016.

(6)
This number includes 179,625 ordinary shares that are issuable pursuant to share options that are currently exercisable or will become exercisable within 60 days of October 10, 2016, and also includes the ordinary shares beneficially owned by the Amphion Group, of which Mr. Bertoldi may be deemed to be a beneficial owner.

(7)
This number represents 409,250 ordinary shares that are issuable pursuant to share options that are currently exercisable or will become exercisable within 60 days of October 10, 2016.

(8)
This number includes 330,869 ordinary shares that are issuable pursuant to share options that are currently exercisable or will become exercisable within 60 days of October 10, 2016, and also includes the ordinary shares beneficially owned by the Amphion Group, of which Mr. Morgan may be deemed to be a beneficial owner.

(9)
This number includes 83,825 ordinary shares that are issuable pursuant to share options that are currently exercisable or will become exercisable within 60 days of October 10, 2016.

(10)
This number includes 205,204 ordinary shares that are issuable pursuant to share options that are currently exercisable or will become exercisable within 60 days of October 10, 2016.

(11)
This number includes 297,622 ordinary shares that are issuable pursuant to share options that are currently exercisable or will become exercisable within 60 days of October 10, 2016.

(12)
This number includes 198,235 ordinary shares that are issuable pursuant to share options that are currently exercisable or will become exercisable within 60 days of October 10, 2016.

(13)
This number includes 296,382 ordinary shares that are issuable pursuant to share options that are currently exercisable or will become exercisable within 60 days of October 10, 2016.

(14)
This number includes 4,012,812 ordinary shares that are issuable to our officers and directors pursuant to share options that are currently exercisable or will become exercisable within 60 days of October 10, 2016 and also includes the ordinary shares beneficially owned by the Amphion Group, of which Mr. Bertoldi and/or Mr. Morgan may be deemed to be a beneficial owner.

 RELATED PARTY TRANSACTIONS

        Since January 1, 2013, we have engaged in the following transactions with our directors, executive officers and holders of 5% or more of our ordinary shares, and affiliates of our directors, executive officers and holders of more than 5% of our ordinary shares. We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, in transactions with unrelated third parties.

Transactions With Amphion Innovations plc And Amphion Innovations US, Inc.

        As of the date of this prospectus, the Amphion Group collectively owns approximately 35.01% of our outstanding ordinary shares. Since 2008, Amphion Innovations plc and its wholly owned subsidiary, Amphion Innovations US, Inc., or collectively, the Amphion Group, have provided funding for the activities of Motif BioSciences Inc. through the issue of convertible interest bearing loan notes. Mr. Morgan is Chief Executive Officer of Amphion Innovations plc and Robert Bertoldi is President and Chief Financial Officer of Amphion Innovations plc.

        As of October 11, 2016, the total amount of indebtedness owed to the Amphion Group is $3,550,786 (all of which is principal). The convertible promissory notes are scheduled to mature on December 31, 2016.

        On September 7, 2016, we amended and restated the convertible notes with Amphion Innovations plc and Amphion Innovations US Inc. to provide that any outstanding principal under the notes as of the maturity date will be paid to the holders on the maturity date, at our election, through the issuance of (i) a number of our ordinary shares, based on the conversion price set forth in the notes, or (ii) a number of ADSs, which is equal to a number determined by dividing the number of ordinary shares the holder would otherwise be entitled to by the then applicable ADS to ordinary share ratio. The amended and restated convertible promissory notes also provide that except in the event of a default, no interest will accrue or be payable with respect to the amounts due under notes. In consideration for its agreement to forego interest payments under its convertible promissory notes, we issued 409,000 ordinary shares to Amphion Innovations plc. The amended and restated notes also permit us or the holders to convert all or any portion of the outstanding principal under the notes into ordinary shares or ADSs (as determined by us) at any time prior to the maturity date.

Advisory And Consultancy Agreement With Amphion Innovations US, Inc. And Shared Office Space

        On April 1, 2015, we entered into an Advisory and Consultancy Agreement with Amphion Innovations US, Inc. The consideration for the services is $120,000 per annum. The agreement provides that in the event that we raise a minimum of £5,000,000 (U.S.$7,333,000) in gross proceeds on AIM admission or in a follow-on offering, a one-time payment of $300,000 is required to be paid to Amphion Innovations US, Inc. Accordingly, we paid $300,000 to Amphion Innovations US, Inc. on July 21, 2015 in connection with our follow-on offering on AIM. The agreement was for an initial period of 12 months and will automatically renew each year on the anniversary date unless either party notifies the other by giving 90 days' written notice prior to expiration. At the date of this prospectus, the agreement continues to be in force.

        Amphion Innovations US, Inc. also bills us on a pass-through rate for office space and shared workspace.

Consultancy Agreement With Amphion Innovations Plc

        On April 1, 2015, we entered into a Consultancy Agreement with Amphion Innovations plc for the services of Robert Bertoldi, an employee of Amphion Innovations plc. The consideration for his services was $5,000 per month. On November 1, 2015, the consideration was increased to $180,000 per annum. The agreement was for an initial period of 12 months and will automatically renew each year on the anniversary date unless either party notifies the other by giving 90 days written notice prior to expiration.

Consultancy Agreement with Amphion Innovations US, Inc.

        On September 7, 2016, we entered into a Consultancy Agreement with Amphion Innovations US, Inc., pursuant to which Amphion Innovations US, Inc. will, following and subject to the closing of this offering, provide consultancy services in relation to our obligations as a NASDAQ listed company. The consideration for the services is $15,500 per month. The agreement is for an initial period of 12 months, after which the agreement will terminate automatically unless renewed by the parties by mutual agreement.

Service Agreement With Graham Lumsden

        See "Management—Service Agrement With Graham Lumsden."

Transactions With Key Management Personnel

        From April 2015 through January 2016 we paid Zaki Hosny, one of our non-executive directors, $195,000 as a settlement for salary owed to him for his service as our Chief Executive Officer from 2006 to 2013.

Policies And Procedures For Related Party Transactions

        Following the completion of this offering, the audit committee will have the primary responsibility for reviewing and approving or disapproving related party transactions, which are transactions between us and related persons in which we or a related person has or will have a direct or indirect material interest. For purposes of this policy, a related person will be defined as a director, executive officer, nominee for director and/or any greater than 5% beneficial owner of our ordinary shares, in each case since the beginning of the most recently completed year, and their immediate family members. Our audit committee charter will provide that the audit committee shall review and approve or disapprove any related party transactions.

 DESCRIPTION OF SHARE CAPITAL AND ARTICLES OF ASSOCIATION

        The following information is a summary of the material terms of our ordinary shares, which have a nominal (i.e., par) value £0.01 per share, as specified in our Articles, that are currently in effect and which will be in effect upon completion of this offering. We are incorporated as a public company with limited liability and our affairs are governed by our Articles and the laws of England.

        The following description summarizes the most important rights attached to our share capital, as they are expected to be in effect upon the closing of this offering. We will adopt an amended and restated articles of association in connection with this offering, and this description summarizes the provisions that are included therein. Because it is only a summary, it does not contain all of the information that may be important to you. For a complete description of the rights attaching to our ordinary shares, you should refer to our Articles, a copy of which is included as an exhibit to the registration statement of which this prospectus forms a part, and to the applicable provisions of the Companies Act.

        We are not permitted under English law to hold our own shares unless they are repurchased by us and held in treasury.

Issued Share Capital

        Our issued share capital is £1,086,014.96, divided into 108,601,496 ordinary shares with a nominal value of £0.01 per share.

        While we do not have any current specific plans, arrangements or understandings, written or oral, to issue any preferred shares for any purpose. We are continually evaluating our financial position and analyzing the possible benefits of issuing additional debt securities, equity securities, convertible securities or a combination thereof in connection with, among other things: (i) repaying indebtedness; (ii) financing acquisitions; or (iii) strengthening our balance sheet. The availability of preferred shares gives us flexibility to respond to future capital raising, financing and acquisition needs and opportunities without the delay and expense associated with holding an extraordinary general meeting of our shareholders to obtain further shareholder approval.

        The rights and restrictions to which the ordinary shares will be subject are prescribed in our Articles. Our Articles permit our board of directors, with shareholder approval, to determine the terms of any preferred shares that we may issue. Our board of directors is authorized, having obtained the consent of the shareholders, to provide from time to time for the issuance of other classes or series of shares and to establish the characteristics of each class or series, including the number of shares, designations, relative voting rights, dividend rights, liquidation and other rights, redemption, repurchase or exchange rights and any other preferences and relative, participating, optional or other rights and limitations not inconsistent with applicable law.

        English law does not recognize fractional shares held of record. Accordingly, our Articles do not provide for the issuance of fractional ordinary shares, and our official English share register will not reflect any fractional shares.

Preemption Rights, Share Warrants And Share Options

        There are no rights of pre-emption under our Articles in respect of transfers of issued ordinary shares. In certain circumstances, our shareholders may have statutory pre-emption rights under the Companies Act in respect of the allotment of new shares in our company. These statutory pre-emption rights, when applicable, would require us to offer new shares for allotment to existing shareholders on a pro rata basis before allotting them to other persons. In such circumstances, the procedure for the exercise of such statutory pre-emption rights would be set out in the documentation by which such ordinary shares would be offered to our shareholders. These statutory pre-emption rights may be disapplied by a special resolution passed by shareholders in a general meeting.

        The Company has the right to issue share warrants in accordance with the provisions of the Companies Act with such rights or restrictions as the directors may prescribe.

Issuance Of Warrants And Options

        Our Articles provide that, subject to any shareholder approval requirement under any laws, regulations or the rules of any stock exchange to which we are subject, our board of directors is authorized, from time to time, in its discretion, to grant such persons, for such periods and upon such terms as it deems advisable, options to purchase such number of shares of any class or classes or of any series of any class as our board of directors may deem advisable, and to cause warrants or other appropriate instruments evidencing such options to be issued. The Companies Act provides that directors may issue share warrants or options without shareholder approval once authorized to do so by the articles of association or an ordinary resolution of shareholders. We will be subject to the rules of NASDAQ and the Companies Act, which require shareholder approval of certain equity plan and share issuances. Our board of directors may issue shares upon exercise of warrants or options without shareholder approval or authorization, up to the relevant authorized share capital limit.

Dividends

        Subject to the rights attached to any ordinary share, all dividends and other distributions, including any surplus in the event of a liquidation, are to be apportioned and paid pro-rata according to the amounts paid up on the ordinary shares, or otherwise in accordance with the terms concerning entitlement to dividends on which shares were issued. Any dividend unclaimed for 12 years from the date on which it became payable shall revert to the Company. The board may, where authorized by shareholders at an annual general meeting, offer scrip dividends to shareholders, whereby shareholders can opt to receive an allotment of new ordinary shares in lieu of any dividend declared by the board.

Share Repurchases And Redemptions

Overview

        For English law purposes, the repurchase of ordinary shares by us may technically be effected as a redemption of those shares as described under "—Repurchases and Redemptions." If our Articles did not contain such provision, repurchases by us would be subject to many of the same rules that apply to purchases of ordinary shares by subsidiaries described under "—Purchases by Subsidiaries," including the shareholder approval requirements described below, and the requirement that any purchases on market be effected on a "recognized stock exchange," which, for purposes of the Companies Act, includes NASDAQ.

        Except where otherwise noted, when we refer elsewhere in this prospectus to repurchasing or buying back our ordinary shares, we are referring to the redemption of our ordinary shares or the purchase of our ordinary shares by a subsidiary of us, in each case in accordance with our Articles and English law as described below.

Repurchases And Redemptions

        We may, subject to applicable law and to our Articles, issue redeemable preference shares and redeem the same.

Lien On Shares, Calls On Shares And Forfeiture Of Shares

        Our Articles provide that we will have a first and paramount lien on every share that is not a fully paid share for all amounts payable at a fixed time or called in respect of that share. Subject to the terms of their allotment, directors may call for any unpaid amounts in respect of any shares to be paid, and if payment is not made, the shares may be forfeited. These provisions are customary in the articles of association of an English public company limited by shares such as our company and will only be applicable to shares that have not been fully paid.

Consolidation And Division; Subdivision

        Under our Articles, we may, by ordinary resolution, consolidate and divide all or any of our share capital into shares of larger nominal value than our existing shares or subdivide our shares into smaller amounts than are fixed by our Articles.

General Meetings Of Shareholders

        Pursuant to our Articles, the quorum required for an ordinary meeting of shareholders consists of at least two shareholders present in person or by proxy. A meeting adjourned for lack of a quorum generally is adjourned to the same day in the following week at the same time and place or any time and place as the chairman of the board may designate. Furthermore, the board of the Company may call a general meeting whenever they think fit. If the board of directors, in its absolute discretion, considers that it is impractical or unreasonable for any reason to hold a general meeting on the date or at the time or place specified in the notice calling the general meeting, it may postpone the general meeting to another date, time and/or place.

        Under the Companies Act, each shareholder of record must be provided with notice of a general meeting at least 14 calendar days prior to the meeting and with notice of an annual general meeting at least 21 calendar days prior to the meeting. Subject to the provisions of the Companies Act, our annual general meeting will be held at such time and place or places as our board may determine. Our board may call a general meeting whenever it thinks fit, and must do so when required under the Companies Act. General meetings must also be convened on such requisition, or in default may be convened by such requisitionists or by court order, as provided by the Companies Act.

Voting

        Holders of ordinary shares have one vote for each ordinary share held on all matters submitted to a vote of shareholders. These voting rights may be affected by the grant of any special voting rights to the holders of a class of shares with preferential rights that may be authorized in the future.

        The ordinary shares do not have cumulative voting rights in the election of directors. As a result, holders of ordinary shares that represent more than 50% of the voting power at the general meeting of shareholders, in person or by proxy, have the power to elect all of the directors whose positions are being filled at that meeting to the exclusion of the remaining shareholders. At every annual general meeting, one third of the directors who are subject to retirement by rotation, or as near to it as may be, will retire from office. In any two year period, a majority of the directors must stand for re-election or replacement. In the event that this majority has not been met and the number of directors eligible for retirement by rotation under the provision of our Articles are not met, any further directors to retire are those who have been in office the longest since their last appointment or re-appointment, but as between persons who became or were last re-appointed directors on the same day, those to retire are determined by the board of directors at the recommendation of the Chairman. A retiring director is eligible for re-appointment, subject to the terms of our Articles.

Action By Written Consent

        The Companies Act requires that shareholder resolutions are passed at a general meeting of the shareholders; as such shareholder resolutions cannot be passed by unanimous written consent.

Variation Of Rights Attaching To A Class Or Series Of Shares

        Under our Articles and the Companies Act, any variation of class rights attaching to our issued shares must be approved by a special resolution of our shareholders of the affected class or with the consent in writing of the holders of 75% of all the votes of that class of shares. As such, the rights of holders of the ordinary shares would need to be altered by way of an extraordinary resolution requiring 75% vote of the shareholders who are present and voting in person or by proxy. In order to change the rights of a separate class of shares, it will require such a vote by shareholders of that class of shares.

Inspection Of Books And Records

        Our Articles permit shareholders of the Company or other persons (other than officers of the Company) the right to inspect any account or book or document of the Company only in accordance with the rights conferred by state or orders of a court of competent jurisdiction or as authorized by the directors. Shareholders of the Company have the right to inspect the Company's registers and other Company documents, including service contracts of the directors with the Company or its subsidiaries, and resolutions of meetings without charge. Persons who are not shareholders of the Company may be permitted to inspect Company documents on payment of such fee as may be prescribed by the Company.

Change In Control

        The Company can issue additional shares with any rights or restrictions attached to them as long as not restricted by any rights attached to existing shares. These rights or restrictions can be decided by the directors so long as there is no conflict with any resolution passed by the shareholders. The ability of the directors to issue shares with rights or restrictions that are different than those attached to the currently outstanding ordinary shares could have the effect of delaying, deferring or preventing change of control of our Company.

Directors

Number Of Directors

        Unless otherwise determined by the Company by ordinary resolution, the number of directors (exclusive of alternate directors) shall be not less than two nor more than ten.

Election And Term Of Office Of Directors

        Subject to the provisions of the Articles, the Company may, by ordinary resolution of the shareholders, elect any person to be a director, either to fill a casual vacancy or as an addition to the existing board.

        Without prejudice to the power to appoint any person to be a director by shareholder resolution, the board has power to appoint any person to be a director, either to fill a casual vacancy or as an addition to the existing board. Any director appointed by the board will hold office only until the earlier to occur of the close of the next following annual general meeting and someone being appointed in his stead at that meeting. Such a director is eligible for re-election at that meeting but shall not be taken into account in determining the directors or the number of directors who are to retire by rotation at such meeting.

        At every annual general meeting, one-third of the directors or, if their number is not a multiple of three, then the number nearest to and not exceeding one-third, shall retire from office and each director must retire from office at least once every three years. A director who retires at a general meeting shall be eligible for reappointment if such director is willing to be re-elected. In addition, a non-executive director who would not otherwise be required to retire at an annual general meeting will retire if he has been in office for a continuous period of nine years or more at the date of the meeting. Such non-executive director will not be taken into account when determining the directors required to retire by rotation.

        The directors to retire on each occasion shall be those subject to retirement by rotation who have been longest in office since their last election, but as between persons who became or were re-elected directors on the same day those to retire shall (unless they otherwise agree amongst themselves) be determined by lot.

Resignation, Removal And Disqualification Of Directors

        Directors can resign their office by giving notice to the Company of this intention. In addition, the Articles require that the office of a director shall be vacated and a director shall cease to be a member of any committee or sub-committee of the directors if:

          (a)   a bankruptcy order is made against him or he makes a voluntary arrangement with his creditors (within the meaning of the U.K. Insolvency Act 1986);

          (b)   by reason of his mental health, a court makes an order which wholly or partly prevents him from personally exercising any powers or rights which he would otherwise have;

          (c)   he is prohibited by law from being a director;

          (d)   he resigns his office by notice to the Company;

          (e)   being a director holding an executive office, he ceases for any reason to hold such office; or

          (f)    he ceases to be a director by virtue of the Act or is removed from office pursuant to these Articles.

        In addition to any power of removal conferred by the Articles and the Companies Act, the Company may by special resolution remove any Director before the expiration of his term of office despite anything in these Articles or in any agreement between the Company and such Director. Such removal shall be without prejudice to any claim which such Director may have for damages for breach of any contract of service between him and the Company.

Indemnification Agreements

        The directors, the company secretary and other officers of the Company or an associated company (other than auditors), including persons formerly holding such positions, shall, to the fullest extent permitted under the Companies Act, be indemnified by the Company against all costs, charges, expenses or liabilities incurred in the exercise, execution or discharge of his powers or duties for the Company.

Legal Name; Formation; Fiscal Year; Registered Office

        Our fiscal year ends on December 31 and our registered address is One Tudor Street, London, EC4Y 0AH.

Duration; Dissolution; Rights Upon Liquidation

        In the event of our liquidation, subject to applicable law, after satisfaction of liabilities to creditors, our assets will be distributed to the holders of ordinary shares in proportion to their respective holdings. This liquidation right may be affected by the grant of preferential dividends or distribution rights to the holders of a class of shares with preferential rights that may be authorized in the future.

Uncertificated Shares

        Holders of our ordinary shares will not have the right to require us to issue certificates for their shares.

No Sinking Fund

        Our ordinary shares do not have sinking fund provisions.

Transfer And Registration Of Shares

        Our share registrar will maintain the share register, registration in which will be determinative of ownership of our ordinary shares. A shareholder of our company who holds shares beneficially will not be the holder of record of such shares. Instead, the depository (for example, Cede & Co., as nominee for the Depository Trust Company, or DTC) or other nominee will be the holder of record of those shares. Accordingly, a transfer of shares from a person who holds such shares beneficially to a person who also holds such shares beneficially through a depository or other nominee will not be registered in our official share register, as the depository or other nominee will remain the record holder of any such shares.

        In order to help ensure that the official share register is regularly updated to reflect trading of our ordinary shares occurring through normal electronic systems, we intend to regularly produce any required instruments of transfer in connection with any transactions for which we pay stamp duty, subject to the reimbursement and set-off rights described above. In the event that we notify one or both of the parties to a share transfer that we believe stamp duty is required to be paid in connection with the transfer and that we will not pay the stamp duty, the parties may either themselves arrange for the execution of the required instrument of transfer (and may request a form of instrument of transfer from us for this purpose) or request that we execute an instrument of transfer on behalf of the transferring party in a form determined by us. In either event, if the parties to the share transfer have the instrument of transfer duly stamped to the extent required and then provide it to our share registrar, the buyer will be registered as the legal owner of the relevant shares on our official English share register, subject to the suspension right described below.

        Our directors have general discretion to decline to register an instrument of transfer unless the transfer is in respect of one class of shares only. Our directors may suspend registration of transfers from time to time, not exceeding 30 days in aggregate each year.

Differences In Corporate Law Between England And The State Of Delaware

        As a public limited company incorporated under the laws of England and Wales, the rights of our shareholders are governed by applicable English law, including the Companies Act, and not by the law of any U.S. state. As a result, our directors and shareholders are subject to different responsibilities, rights and privileges than are applicable to directors and shareholders of U.S. corporations. We have set below a summary of the differences between the provisions of the Companies Act applicable to us and the Delaware General Corporation Law relating to shareholders' rights and protections. This summary is not intended to be a complete discussion of the respective rights and it is qualified in its entirety by reference to English law, Delaware law and our Articles. Before investing, you should consult your legal advisor regarding the impact of English corporate law on your specific circumstances and reasons for investing. The summary below does not include a description of rights or obligations under the U.S. federal securities laws or NASDAQ listing requirements. You are also urged to carefully read the relevant provisions of the Delaware General Corporation Law and the Companies Act for a more complete understanding of the differences between Delaware and English law.

	Delaware	England
Number of Directors	Under Delaware law, a corporation must have at least one director and the number of directors shall be fixed by or in the manner provided in the bylaws, unless specified in the certificate of incorporation.	Under the Companies Act, a public limited company must have at least two directors and the number of directors may be fixed by or in the manner provided in a company's articles of association.
Removal of Directors

Under Delaware law, directors may be removed from office, with or without cause, by a majority shareholder vote, except (a) in the case of a corporation whose board is classified, shareholders may effect such removal only for cause, unless otherwise provided in the certificate of incorporation, and (b) in the case of a corporation having cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against his or her removal would be sufficient to elect him or her if then cumulatively voted at an election of the entire board of directors, or, if there are classes of directors, at an election of the class of directors of which he or she is a part.

Under the Companies Act, shareholders may remove a director without cause by an ordinary resolution (which is passed by a simple majority of those voting in person or by proxy at a general meeting) irrespective of any provisions of any service contract the director has with the company, provided that 28 clear days' notice of the resolution is given to the company and certain other procedural requirements under the Companies Act are followed (such as allowing the director to make representations against his or her removal at the meeting and/or in writing).

Vacancies on the Board of Directors

Under Delaware law, vacancies and newly created directorships may be filled by a majority of the directors then in office (even though less than a quorum) or by a sole remaining director unless otherwise provided in the certificate of incorporation or bylaws of the corporation.

Under English law, the procedure by which directors (other than a company's initial directors) are appointed is generally set out in a company's articles of association, provided that where two or more persons are appointed as directors of a public limited company by resolution of the shareholders, resolutions appointing each director must be voted on individually unless a resolution of the shareholders that such resolutions do not have to be voted on individually is first agreed to by the meeting without any vote being given against it.

	Delaware	England
Annual General Meeting

Under Delaware law, the annual meeting of shareholders shall be held at such place, on such date and at such time as may be designated from time to time by the board of directors or as provided in the certificate of incorporation or by the bylaws.

Under the Companies Act, a public limited company must hold an annual general meeting each year. This meeting must be held within six months of the company's accounting reference date.
General Meeting	Under Delaware law, special meetings of the shareholders may be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or by the bylaws.

Under the Companies Act, a general meeting of the shareholders of a public limited company may be called by the directors. Shareholders holding at least 5% of the paid-up capital of the company carrying voting rights at general meetings can also require the directors to call a general meeting.

Notice of General Meetings

Under Delaware law, written notice of any meeting of the shareholders must be given to each shareholder entitled to vote at the meeting not less than ten nor more than 60 days before the date of the meeting and shall specify the place, date, hour and purpose or purposes of the meeting.

The Companies Act provides that a general meeting (other than an adjourned meeting) must be called by notice of:

•

in the case of an annual general meeting, at least 21 days; and

•

in any other case, at least 14 days.

The company's articles of association may provide for a longer period of notice and, in addition, certain matters (such as the removal of directors or auditors) require special notice, which is 28 clear days' notice. The shareholders of a company may in all cases consent to a shorter notice period, the proportion of shareholders' consent required being 100% of those entitled to attend and vote in the case of an annual general meeting and, in the case of any other general meeting, a majority in number of the members having a right to attend and vote at the meeting, being a majority who together hold not less than 95% in nominal value of the shares giving a right to attend and vote at the meeting.

	Delaware	England
Quorum

The certificate of incorporation or bylaws may specify the number of shares, the holders of which shall be present or represented by proxy at any meeting in order to constitute a quorum, but in no event shall a quorum consist of less than 1/3 of the shares entitled to vote at the meeting. In the absence of such specification in the certificate of incorporation or bylaws, a majority of the shares entitled to vote, present in person or represented by proxy, shall constitute a quorum at a meeting of shareholders.

Subject to the provisions of a company's articles of association, the Companies Act provides that two shareholders present at a meeting (in person or by proxy) shall constitute a quorum.
Proxy

Under Delaware law, at any meeting of shareholders, a shareholder may designate another person to act for such shareholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period.

Under the Companies Act, at any meeting of shareholders, a shareholder may designate another person to attend, speak and vote at the meeting on their behalf by proxy (or, in the case of a shareholder which is a corporate body, by way of a corporate representative).

Issue of New Shares

Under Delaware law, if the company's certificate of incorporation so provides, the directors have the power to authorize additional stock. The directors may authorize capital stock to be issued for consideration consisting of cash, any tangible or intangible property or any benefit to the company or any combination thereof.

Under the Companies Act, the directors of a company must not exercise any power to allot shares or grant rights to subscribe for, or to convert any security into, shares unless they are authorized to do so by the company's articles of association or by an ordinary resolution of the shareholders.

Any authorization given must state the maximum amount of shares that may be allotted under it and specify the date on which it will expire, which must be not more than five years from the date the authorization was given. The authority can be renewed by a further resolution of the shareholders.

	Delaware	England
Liability of Directors and Officers

Under Delaware law, a corporation's certificate of incorporation may include a provision eliminating or limiting the personal liability of a director to the corporation and its shareholders for monetary damages arising from a breach of fiduciary duty as a director. However, no provision can limit the liability of a director for:

•

any breach of the director's duty of loyalty to the corporation or its shareholders;

•

acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•

willful or negligent payment of unlawful dividends or stock purchases or redemptions; or

•

any transaction from which the director derives an improper personal benefit.

Under the Companies Act, any provision (whether contained in a company's articles of association or any contract or otherwise) that purports to exempt a director of a company (to any extent) from any liability that would otherwise attach to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company is void.
Any provision by which a company directly or indirectly provides an indemnity (to any extent) for a director of the company or of an associated company against any liability attaching to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company of which he or she is a director is also void except as permitted by the Companies Act, which provides exceptions for the company to: (i) purchase and maintain insurance against such liability; (ii) provide a "qualifying third party indemnity" (being an indemnity against liability incurred by the director to a person other than the company or an associated company. Such indemnity must not cover criminal fines, penalties imposed by regulatory bodies, the defense costs of criminal proceedings where the director is found guilty, the defense costs of civil proceedings successfully brought against the director by the company or an associated company, and the costs of unsuccessful applications by the director for relief); and (iii) provide a "qualifying pension scheme indemnity" (being an indemnity against liability incurred in connection with the company's activities as trustee of an occupational pension plan).

	Delaware	England
Voting Rights	Delaware law provides that, unless otherwise provided in the certificate of incorporation, each shareholder of record is entitled to one vote for each share of capital stock held by such shareholder.

Under English law, unless a poll is demanded by the shareholders of a company or is required by the Chairman of the meeting or the company's articles of association, shareholders shall vote on all resolutions on a show of hands.

Under the Companies Act, a poll may be demanded by: (i) not fewer than five shareholders having the right to vote on the resolution; (ii) any shareholder(s) representing at least 10% of the total voting rights of all the shareholders having the right to vote on the resolution (excluding any voting rights attached to treasury shares); or (iii) any shareholder (s) holding shares in the company conferring a right to vote on the resolution being shares on which an aggregate sum has been paid up equal to not less than 10% of the total sum paid up on all the shares conferring that right. A company's articles of association may provide more extensive rights for shareholders to call a poll.

Under English law, an ordinary resolution is passed on a show of hands if it is approved by a simple majority (more than 50%) of the votes cast by shareholders present (in person or by proxy) and entitled to vote. If a poll is demanded, an ordinary resolution is passed if it is approved by holders representing a simple majority of the total voting rights of shareholders present (in person or by proxy) who (being entitled to vote) vote on the resolution. Special resolutions require the affirmative vote of not less than 75% of the votes cast by shareholders present (in person or by proxy) at the meeting.

	Delaware	England
Variation of Class Rights

Under Delaware law, the holders of the outstanding shares of a class shall be entitled to vote as a class upon a proposed amendment, whether or not entitled to vote thereon by the certificate of incorporation, if the amendment would increase or decrease the aggregate number of authorized shares of such class, increase or decrease the par value of the shares of such class, or alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely.

The Companies Act provides that rights attached to a class of shares may only be varied or abrogated in accordance with provision in the company's articles for the variation or abrogation of those rights or, where the company's articles contain no such provision, if the holders of shares of that class consent to the variation or abrogation. Consent for these purposes means:

•

consent in writing from the holders of at least 75% in nominal value of the issued shares of that class (excluding any shares held as treasury shares); or

•

a special resolution passed at a separate meeting of the holders of that class sanctioning the variation.

The Companies Act provides that the quorum for a class meeting is not less than two persons holding or representing by proxy at least one-third of the nominal value of the issued shares of that class. Following a variation of class rights, shareholders who amount to not less than 15% of the shareholders of the class in question who did not approve the variation may apply to court to have the variation cancelled. Any application must be made within 21 days of the variation. The court may cancel the variation if it is satisfied having regard to all the circumstances of the case that the variation would unfairly prejudice the shareholders of the class represented by the applicant.

	Delaware	England
Shareholder Vote on Certain Transactions

Generally, under Delaware law, unless the certificate of incorporation provides for the vote of a larger portion of the stock, completion of a merger, consolidation, sale, lease or exchange of all or substantially all of a corporation's assets or dissolution requires:

•

the approval of the board of directors; and

•

approval by the vote of the holders of a majority of the outstanding stock or, if the certificate of incorporation provides for more or less than one vote per share, a majority of the votes of the outstanding stock of a corporation entitled to vote on the matter.

Under Delaware law, a contract or transaction between the company and one or more of its directors or officers, or between the company and any other organization in which one or more of its directors or officers, are directors or officers, or have a financial interest, shall not be void solely for this reason, or solely because the director or officer participates in the meeting of the board which authorizes the contract or transaction, or solely because any such director's or officer's votes are counted for such purpose, if:

•

the material facts as to the director's or officer's relationship or interest and as to the contract or transaction are disclosed or are known to the board, and the board in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum;

The Companies Act provides for schemes of arrangement, which are arrangements or compromises between a company and any class of shareholders or creditors and used in certain types of reconstructions, amalgamations, capital reorganizations or takeovers. These arrangements require:

•

the approval at a shareholders' or creditors' meeting convened by order of the court, of a majority in number of shareholders or creditors representing 75% in value of the capital held by, or debt owed to, the class of shareholders or creditors, or class thereof present and voting, either in person or by proxy; and

•

the approval of the court.

Once approved, sanctioned and effective, all shareholders and creditors of the relevant class and the company are bound by the terms of the scheme. The Companies Act also contains certain provisions relating to transactions between a director and the company, including transactions involving the acquisition of substantial non-cash assets from a director or the sale of substantial noncash assets to a director, and loans between a company and a director or certain connected persons of directors. If such transactions meet certain thresholds set out within the Companies Act the approval of shareholders by ordinary resolution will be required.

	Delaware	England

•

the material facts as to the director's or officer's relationship or interest and as to the contract or transaction are disclosed or are known to the shareholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the shareholders; or

•

the contract or transaction is fair as to the corporation as of the time it is authorized, approved or ratified, by the board of directors, a committee or the shareholders.

Standard of Conduct for Directors

Delaware law does not contain specific provisions setting forth the standard of conduct of a director. The scope of the fiduciary duties of directors is generally determined by the courts of the State of Delaware. In general, directors have a duty to act without self-interest, on a well-informed basis and in a manner they reasonably believe to be in the best interest of the shareholders. Directors of a Delaware corporation owe fiduciary duties of care and loyalty to the corporation and to its shareholders. The duty of care generally requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself or herself of all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he or she reasonably believes to be in the best interests of the corporation. The director must not use his or her corporate position for personal gain or advantage. In addition,

Under English law, a director owes various statutory and fiduciary duties to the company, including:

•

to act in the way he or she considers, in good faith, would be most likely to promote the success of the company for the benefit of its shareholders as a whole;

•

to avoid a situation in which he or she has, or can have, a direct or indirect interest that conflicts, or possibly conflicts, with the interests of the company;

•

to act in accordance with the company's constitution and only exercise his or her powers for the purposes for which they are conferred;

•

to exercise independent judgment;

•

to exercise reasonable care, skill and diligence;

•

not to accept benefits from a third party conferred by reason of his or her being a director or doing (or not doing) anything as a director; and

	Delaware	England

under Delaware law, when the board of directors of a Delaware corporation approves the sale or break-up of a corporation, the board of directors may, in certain circumstances, have a duty to obtain the highest value reasonably available to the shareholders.

• a duty to declare any interest that he or she has, whether directly or indirectly, in a proposed or existing transaction or arrangement with the company.
Shareholder Suits

Under Delaware law, a shareholder may initiate a derivative action to enforce a right of a corporation if the corporation fails to enforce the right itself. The complaint must:

•

state that the plaintiff was a shareholder at the time of the transaction of which the plaintiff complains or that the plaintiff's shares thereafter devolved on the plaintiff by operation of law; and

•

allege with particularity the efforts made by the plaintiff to obtain the action the plaintiff desires from the directors and the reasons for the plaintiff's failure to obtain the action; or

•

state the reasons for not making the effort. Additionally, the plaintiff must remain a shareholder through the duration of the derivative suit.

Under English law, generally, the company, rather than its shareholders, is the proper claimant in an action in respect of a wrong done to the company or where there is an irregularity in the company's internal management. Notwithstanding this general position, the Companies Act provides that (i) a court may allow a shareholder to bring a derivative claim (that is, an action in respect of and on behalf of the company) in respect of a cause of action arising from a director's negligence, default, breach of duty or breach of trust, subject to complying with the procedural requirements under the Companies Act and (ii) a shareholder may bring a claim for a court order where the company's affairs have been or are being conducted in a manner that is unfairly prejudicial to some or all of its shareholders.

Other U.K. Law Considerations

Squeeze-Out

        Under the Companies Act, if a takeover offer (as defined in Section 974 of the Companies Act) is made for the shares of a company and the offeror were to acquire, or unconditionally contract to acquire: (i) not less than 90% in value of the shares to which the takeover offer relates (the "Takeover Offer Shares"); and (ii) where those shares are voting shares, not less than 90% of the voting rights attached to the Takeover Offer Shares, the offeror could acquire compulsorily the remaining 10% within three months of the last day on which its offer can be accepted. It would do so by sending a notice to outstanding shareholders telling them that it will acquire compulsorily their Takeover Offer Shares and then, six weeks later, it would execute a transfer of the outstanding Takeover Offer Shares in its favor and pay the consideration to the company, which would hold the consideration on trust for outstanding shareholders. The consideration offered to the shareholders whose Takeover Offer Shares are acquired compulsorily under the Companies Act must, in general, be the same as the consideration that was available under the takeover offer.

Sell-Out

        The Companies Act also gives minority shareholders a right to be bought out in certain circumstances by an offeror who has made a takeover offer (as defined in Section 974 of the Companies Act). If a takeover offer related to all the shares of a company and, at any time before the end of the period within which the offer could be accepted, the offeror held or had agreed to acquire not less than 90% of the shares to which the offer relates, any holder of the shares to which the offer related who had not accepted the offer could by a written communication to the offeror require it to acquire those shares. The offeror is required to give any shareholder notice of his or her right to be bought out within one month of that right arising. The offeror may impose a time limit on the rights of the minority shareholders to be bought out, but that period cannot end less than three months after the end of the acceptance period. If a shareholder exercises his or her rights, the offeror is bound to acquire those shares on the terms of the offer or on such other terms as may be agreed.

Disclosure Of Interest In Shares

        Pursuant to Part 22 of the Companies Act, a company is empowered by notice in writing to require any person whom the company knows to be, or has reasonable cause to believe to be, interested in the company's shares or at any time during the three years immediately preceding the date on which the notice is issued to have been so interested, within a reasonable time to disclose to the company details of that person's interest and (so far as is within such person's knowledge) details of any other interest that subsists or subsisted in those shares. If a shareholder defaults in supplying the company with the required details in relation to the shares in question (the "Default Shares"), the shareholder shall not be entitled to vote or exercise any other right conferred by membership in relation to general meetings. Where the Default Shares represent 0.25% or more of the issued shares of the class in question, in certain circumstances the directors may direct that:

            (i)  any dividend or other money payable in respect of the Default Shares shall be retained by the company without any liability to pay interest on it when such dividend or other money is finally paid to the shareholder; and/or

           (ii)  no transfer by the relevant shareholder of shares (other than a transfer approved in accordance with the provisions of the company's articles of association) may be registered (unless such shareholder is not in default and the transfer does not relate to Default Shares).

Dividends

        Under English law, before a company can lawfully make a distribution, it must ensure that it has sufficient distributable reserves. A company's distributable reserves are its accumulated, realized profits, so far as not previously utilized by distribution or capitalization, less its accumulated, realized losses, so far as not previously written off in a reduction or reorganization of capital duly made. In addition to having sufficient distributable reserves, a public company will not be permitted to make a distribution if, at the time, the amount of its net assets (that is, the aggregate of the company's assets less the aggregate of its liabilities) is less than the aggregate of its issued and paid-up share capital and undistributable reserves, or if the distribution would result in the amount of its net assets being less than that aggregate.

Purchase Of Own Shares

        Under English law, a public limited company may purchase its own shares only out of the distributable profits of the company or the proceeds of a new issue of shares made for the purpose of financing the purchase, provided that it is not restricted from doing so by its articles. A public limited company may not purchase its own shares if as a result of the purchase there would no longer be any issued shares of the company other than redeemable shares or shares held as treasury shares. Shares must be fully paid in order to be repurchased.

        Subject to the foregoing, because NASDAQ is not a "recognized investment exchange" under the Companies Act, a company may purchase its own fully paid shares only pursuant to a purchase contract authorized by ordinary resolution of the holders of its ordinary shares before the purchase takes place. Any authority will not be effective if any shareholder from whom the company proposes to purchase shares votes on the resolution and the resolution would not have been passed if such shareholder had not done so. The resolution authorizing the purchase must specify a date, not being later than five years after the passing of the resolution, on which the authority to purchase is to expire.

        A share buy back by a company of its ordinary shares will give rise to U.K. stamp duty at the rate of 0.5% of the amount or value of the consideration payable by the company, and such stamp duty will be paid by the company. Our Articles do not have conditions governing changes in our capital which are more stringent than those required by law.

Statutory Pre-Emption Rights

        Under English law, a company must not allot equity securities to a person on any terms unless the following conditions are satisfied:

            (i)  it has made an offer to each person who holds ordinary shares in the company to allot to them on the same or more favorable terms a proportion of those securities that is as nearly as practicable equal to the proportion in nominal value held by them of the ordinary share capital of the company; and

           (ii)  the period during which any such offer may be accepted has expired or the company has received notice of the acceptance or refusal of every offer so made.

For these purposes "equity securities" means ordinary shares in the company or rights to subscribe for, or to convert securities into, ordinary shares in the company. "Ordinary shares" means shares other than shares that, with respect to dividends and capital, carry a right to participate only up to a specified amount in a distribution. The statutory pre-emption rights are subject to certain exceptions, including the issue of ordinary shares for non-cash consideration, an allotment of bonus shares and the allotment of equity securities pursuant to an employees' share scheme. The statutory pre-emption rights may also be disapplied with the approval of 75% of shareholders.

Shareholder Rights

        Certain rights granted under the Companies Act, including the right to requisition a general meeting or require a resolution to be put to shareholders at the annual general meeting, are only available to our members. For English law purposes, our members are the persons who are registered as the owners of the legal title to the shares and whose names are recorded in our register of members. In the case of shares held in a settlement system operated by the Depository Trust Company ("DTC"), the registered member will be DTC's nominee, Cede & Co. If a person who holds their ordinary shares in DTC wishes to exercise certain of the rights granted under the Companies Act, they may be required to first take steps to withdraw their ordinary shares from the settlement system operated by DTC and become the registered holder of the shares in our register of members. A withdrawal of shares from DTC may have tax implications, for additional information on the potential tax implications of withdrawing your shares from the settlement system operated by DTC, see "Taxation—Material English Law Tax Considerations."

U.K. City Code On Takeovers And Mergers

        As a U.K. incorporated public company with its registered officer in the United Kingdom, which is admitted to AIM, we are subject to the U.K. City Code on Takeovers and Mergers (the "Takeover Code"), which is issued and administered by the U.K. Panel on Takeovers and Mergers, or the Panel.

        The Takeover Code provides a framework within which takeovers of companies subject to it are conducted. In particular, the Takeover Code contains certain rules in respect of mandatory offers. Under Rule 9 of the Takeover Code, if a person:

  •
  acquires an interest in our shares which, when taken together with shares in which he or persons acting in concert with him are interested, carries 30% or more of the voting rights of our shares; or

  •
  who, together with persons acting in concert with him, is interested in shares that in the aggregate carry not less than 30% and not more than 50% of the voting rights in us, acquires additional interests in shares that increase the percentage of shares carrying voting rights in which that person is interested, the acquirer and depending on the circumstances, its concert parties, would be required (except with the consent of the Panel) to make a cash offer for our outstanding shares at a price not less than the highest price paid for any interests in the shares by the acquirer or its concert parties during the previous 12 months.

Listing

        The ADSs have been approved for listing on The NASDAQ Global Market under the symbol "MTFB" subject to official notice of issuance.

Transfer Agent And Registrar

        Upon the completion of this offering, the transfer agent and registrar for the ADSs will be Computershare, Inc. The transfer agent and registrar's address is 250 Royall Street, Canton, Massachusetts 02021.

 SHARES, ADSs AND WARRANTS ELIGIBLE FOR FUTURE SALE

        Upon completion of this global offering, we will have 151,510,496 ordinary shares outstanding. We will also have ADS Warrants to purchase ADSs and Ordinary Share Warrants to purchase ordinary shares outstanding upon completion of this global offering. All of the ADSs, Warrants and ordinary shares sold in this global offering will be freely transferable by persons other than our "affiliates" without restriction or further registration under the Securities Act. Sales of substantial amounts of the ADSs or ordinary shares in the public market could adversely affect prevailing market prices of the ADSs and ordinary shares. Prior to this global offering, there has been no public market for the ADSs, and a regular trading market may not develop in the ADSs. Our ordinary shares will continue to be listed on AIM. There is no established trading market for the ADS Warrants or Ordinary Share Warrants and we do not intend to apply to list either of the Warrants on any securities exchange or other recognized trading system.

        Our ordinary shares held by our existing shareholders have not been registered under the Securities Act and may not be sold publicly in the United States unless they are registered or an exemption from the registration requirements is available.

Rule 144

        In general, under Rule 144, beginning 90 days after the date of this prospectus, a person (or persons whose "restricted securities" are aggregated) who is not considered to have been one of our affiliates at any time during the 90 days preceding a sale, and who has beneficially owned the "restricted securities" proposed to be sold for at least six months, including the holding period of any prior owner other than an affiliate, is entitled to sell those "restricted securities" without restriction, subject to our compliance with the reporting obligations under the Exchange Act. In addition, under Rule 144, a person (or persons whose "restricted securities" are aggregated) who is not considered to have been one of our affiliates at any time during the 90 days preceding a sale, and who has beneficially owned the "restricted securities" proposed to be sold for at least one year, including the holding period of any prior owner other than an affiliate, is entitled to sell those "restricted securities" immediately upon the closing of this global offering without restriction and without regard to whether we are in compliance with our reporting obligations under the Exchange Act.

        In general, under Rule 144, beginning 90 days after the date of this prospectus, a person who is our affiliate and has beneficially owned "restricted securities" for at least six months is entitled to sell within any three-month period a number of "restricted securities" that does not exceed the greater of 1% of the number of ordinary shares then outstanding, in the form of ADSs or otherwise, which is expected to equal approximately 1,515,104 ordinary shares immediately after this global offering, and the average weekly trading volume of the ordinary shares, in the form of ADSs or otherwise, on the NASDAQ Global Market during the four calendar weeks preceding the filing of a notice on Form 144 in connection with the sale.

        Any such sales by an affiliate are also subject to manner of sale provisions, notice requirements and our compliance with reporting obligations under the Exchange Act.

        In addition, in each case, these shares would remain subject to any lock-up agreements and would only become eligible for sale when the lock-up period expires.

Regulation S

        Regulation S under the Securities Act provides that ordinary shares owned by any person may be sold without registration in the United States, provided that the sale is effected in an offshore transaction and no directed selling efforts are made in the United States (as these terms are defined in Regulation S), subject to certain other conditions. In general, this means that our ordinary shares may be sold in some other manner outside the United States without requiring registration in the United States.

Rule 701

        In general, under Rule 701, any of our employees, directors, officers, consultants or advisors who purchases shares from us in connection with a compensatory share or option plan or other written agreement before the effective date of this offering is entitled to resell such shares 90 days after the effective date of this offering in reliance on Rule 144, without having to comply with the holding period requirements or other restrictions contained in Rule 701.

        The SEC has indicated that Rule 701 will apply to typical share options granted by an issuer before it becomes subject to the reporting requirements of the Exchange Act, along with the shares acquired upon exercise of such options, including exercises after the date of this prospectus. Securities issued in reliance on Rule 701 are restricted securities and, subject to the contractual restrictions described below, beginning 90 days after the date of this prospectus, may be sold by persons other than "affiliates," as defined in Rule 144, subject only to the manner of sale provisions of Rule 144 and by "affiliates" under Rule 144 without compliance with its one-year minimum holding period requirement.

Lock-Up Agreements

Existing Lock-Up Agreements

        In connection with our listing on AIM, our directors, Amphion Innovations plc, Amphion Innovations US, Inc. and MSA Holdings B.S.C, a wholly-owned subsidiary of Amphion Innovations plc entered into agreements pursuant to which they each agreed that for a period of 12 months following our admission on AIM they will not (without prior written consent) dispose of any interest in ordinary shares except in certain specified circumstances. They also agreed that for a further 12 months (following the expiry of the initial 12-month period) that they will only dispose of any interest in ordinary shares through Northland Capital Partners LLP, or Northland (or our broker at the relevant time if it is not Northland), and in such manner as Northland (or such broker) may reasonably require with a view to the maintenance of an orderly market in the ordinary shares.

Lock-Up Agreements To Be Entered Into In Connection With This Global Offering

        All of our directors and executive officers and certain shareholders have agreed, subject to limited exceptions, not to offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise dispose of, directly or indirectly, or enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the ordinary shares or such other securities for a period of up to 180 days after the date of this prospectus, without the prior written consent of the representative of the underwriters in this offering.

Equity Plans

        We intend to file one or more registration statements on Form S-8 under the Securities Act to register ordinary shares subject to outstanding stock options and ordinary shares issued or issuable under our stock plans. We expect to file the registration statement covering shares offered pursuant to our stock plans on or shortly after the date of this prospectus, permitting the resale of such shares by nonaffiliates in the public market without restriction under the Securities Act and the sale by affiliates in the public market, subject to compliance with the resale provisions of Rule 144.

DESCRIPTION OF SECURITIES

American Depositary Shares

        The Bank of New York Mellon, as depositary, will register and deliver American Depositary Shares, also referred to as ADSs. Each ADS will represent 20 ordinary shares (or a right to receive 20 shares) deposited with The Bank of New York Mellon, as custodian for the depositary in Manchester. Each ADS will also represent any other securities, cash or other property which may be held by the depositary. The depositary's office at which the ADSs will be administered is located at 101 Barclay Street, New York, New York 10286. The Bank of New York Mellon's principal executive office is located at 225 Liberty Street, New York, New York 10286.

        You may hold ADSs either (A) directly (i) by having an American Depositary Receipt, also referred to as an ADR, which is a certificate evidencing a specific number of ADSs, registered in your name, or (ii) by having uncertificated ADSs registered in your name, or (B) indirectly by holding a security entitlement in ADSs through your broker or other financial institution that is a direct or indirect participant in The Depository Trust Company, also called DTC. If you hold ADSs directly, you are a registered ADS holder, also referred to as an ADS holder. This description assumes you are an ADS holder. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

        Registered holders of uncertificated ADSs will receive statements from the depositary confirming their holdings.

        As an ADS holder, we will not treat you as one of our shareholders and you will not have shareholder rights. The laws of England and Wales govern shareholder rights. The depositary will be the holder of the shares underlying your ADSs. As a registered holder of ADSs, you will have ADS holder rights. A deposit agreement among us, the depositary, ADS holders and all other persons indirectly or beneficially holding ADSs sets out ADS holder rights as well as the rights and obligations of the depositary. New York law governs the deposit agreement and the ADSs.

        The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of ADR.

Dividends And Other Distributions

How Will You Receive Dividends And Other Distributions On The Shares?

        The depositary has agreed to pay or distribute to ADS holders the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, upon payment or deduction of its fees and expenses. You will receive these distributions in proportion to the number of shares your ADSs represent.

        Cash.    The depositary will convert any cash dividend or other cash distribution we pay on the shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any government approval is needed and can not be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest.

        Before making a distribution, any withholding taxes, or other governmental charges that must be paid will be deducted. See "Taxation." It will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some of the value of the distribution.

        Shares.    The depositary may distribute additional ADSs representing any shares we distribute as a dividend or free distribution. The depositary will only distribute whole ADSs. It will sell shares which would require it to deliver a fraction of an ADS (or ADSs representing those shares) and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new shares. The depositary may sell a portion of the distributed shares (or ADSs representing those shares) sufficient to pay its fees and expenses in connection with that distribution.

        Rights To Purchase Additional Shares.    If we offer holders of our securities any rights to subscribe for additional shares or any other rights, the depositary may (i) exercise those rights on behalf of ADS holders, (ii) distribute those rights to ADS holders or (iii) sell those rights and distribute the net proceeds to ADS holders, in each case after deduction or upon payment of its fees and expenses. To the extent the depositary does not do any of those things, it will allow the rights to lapse. In that case, you will receive no value for them. The depositary will exercise or distribute rights only if we ask it to and provide satisfactory assurances to the depositary that it is legal to do so. If the depositary will exercise rights, it will purchase the securities to which the rights relate and distribute those securities or, in the case of shares, new ADSs representing the new shares, to subscribing ADS holders, but only if ADS holders have paid the exercise price to the depositary. U.S. securities laws may restrict the ability of the depositary to distribute rights or ADSs or other securities issued on exercise of rights to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.

        Other Distributions.    The depositary will send to ADS holders anything else we distribute on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, the depositary has a choice. It may decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash. Or, it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property. However, the depositary is not required to distribute any securities (other than ADSs) to ADS holders unless it receives satisfactory evidence from us that it is legal to make that distribution. The depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses in connection with that distribution. U.S. securities laws may restrict the ability of the depositary to distribute securities to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.

        The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that you may not receive the distributions we make on our shares or any value for them if it is illegal or impractical for us to make them available to you.

Deposit, Withdrawal And Cancellation

How Are ADSs Issued?

        The depositary will deliver ADSs if you or your broker deposits shares or evidence of rights to receive shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons that made the deposit.

How Can ADS Holders Withdraw The Deposited Securities?

        You may surrender your ADSs for the purpose of withdrawal at the depositary's office. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the shares and any other deposited securities underlying the

ADSs to the ADS holder or a person the ADS holder designates at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its office, if feasible. The depositary may charge you a fee and its expenses for instructing the custodian regarding delivery of deposited securities.

How Do ADS Holders Interchange Between Certificated ADSs And Uncertificated ADSs?

        You may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated ADSs. The depositary will cancel that ADR and will send to the ADS holder a statement confirming that the ADS holder is the registered holder of uncertificated ADSs. Upon receipt by the depositary of a proper instruction from a registered holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to the ADS holder an ADR evidencing those ADSs.

Voting Rights

How Do You Vote?

        ADS holders may instruct the depositary how to vote the number of deposited shares their ADSs represent. If we request the depositary to solicit your voting instructions (and we are not required to do so), the depositary will notify you of a shareholders' meeting and send or make voting materials available to you. Those materials will describe the matters to be voted on and explain how ADS holders may instruct the depositary how to vote. For instructions to be valid, they much reach the depositary by a date set by the depositary. The depositary will try, as far as practical, subject to the laws of England and Wales and the provisions of our articles of association or similar documents, to vote or to have its agents vote the shares or other deposited securities as instructed by ADS holders. If we do not request the depositary to solicit your voting instructions, you can still send voting instructions, and, in that case, the depositary may try to vote as you instruct, but it is not required to do so.

        Except by instructing the depositary as described above, you won't be able to exercise voting rights unless you surrender your ADSs and withdraw the shares. However, you may not know about the meeting enough in advance to withdraw the shares. In any event, the depositary will not exercise any discretion in voting deposited securities and it will only vote or attempt to vote as instructed.

        We can not assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise voting rights and there may be nothing you can do if your shares are not voted as you requested.

        In order to give you a reasonable opportunity to instruct the depositary as to the exercise of voting rights relating to Deposited Securities, if we request the Depositary to act, we agree to give the depositary notice of any such meeting and details concerning the matters to be voted upon at least 30 days in advance of the meeting date.

Fees And Expenses

Persons depositing or withdrawing shares or ADS holders must pay:	For:
$5.00 (or less) per 100 ADSs (or portion of 100 ADSs)	Issuance of ADSs, including issuances resulting from a distribution of shares or rights or other property
$5.00 (or less) per 100 ADSs (or portion of 100 ADSs)	Cancellation of ADSs for the purpose of withdrawal, including if the deposit agreement terminates
$.05 (or less) per ADS	Any cash distribution to ADS holders
A fee equivalent to the fee that would be payable if securities distributed to you had been shares and the shares had been deposited for issuance of ADSs	Distribution of securities distributed to holders of deposited securities (including rights) that are distributed by the depositary to ADS holders
$.05 (or less) per ADS per calendar year	Depositary services
Registration or transfer fees	Transfer and registration of shares on our share register to or from the name of the depositary or its agent when you deposit or withdraw shares
Expenses of the depositary	Cable, telex and facsimile transmissions (when expressly provided in the deposit agreement) converting foreign currency to U.S. dollars
Taxes and other governmental charges the depositary or the custodian has to pay on any ADSs or shares underlying ADSs, such as stock transfer taxes, stamp duty or withholding taxes	As necessary
Any charges incurred by the depositary or its agents for servicing the deposited securities	As necessary

        The depositary collects its fees for delivery and surrender of ADSs directly from investors depositing shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions or by directly billing investors or by charging the book-entry system accounts of participants acting for them. The depositary may collect any of its fees by deduction from any cash distribution payable (or by selling a portion of securities or other property distributable) to ADS holders that are obligated to pay those fees. The depositary may generally refuse to provide fee-attracting services until its fees for those services are paid.

        From time to time, the depositary may make payments to us to reimburse us for costs and expenses generally arising out of establishment and maintenance of the ADS program, waive fees and expenses for services provided to us by the depositary or share revenue from the fees collected from ADS holders. In performing its duties under the deposit agreement, the depositary may use brokers, dealers, foreign currency dealers or other service providers that are owned by or affiliated with the depositary and that may earn or share fees, spreads or commissions.

        The depositary may convert currency itself or through any of its affiliates and, in those cases, acts as principal for its own account and not as agent, advisor, broker or fiduciary on behalf of any other person and earns revenue, including, without limitation, transaction spreads, that it will retain for its own account. The revenue is based on, among other things, the difference between the exchange rate assigned to the currency conversion made under the deposit agreement and the rate that the depositary or its affiliate receives when buying or selling foreign currency for its own account. The depositary makes no representation that the exchange rate used or obtained in any currency conversion under the deposit agreement will be the most favorable rate that could be obtained at the time or that the method by which that rate will be determined will be the most favorable to ADS holders, subject to the depositary's obligations under the deposit agreement. The methodology used to determine exchange rates used in currency conversions is available upon request.

Payment Of Taxes

        You will be responsible for any taxes or other governmental charges payable on your ADSs or on the deposited securities represented by any of your ADSs. The depositary may refuse to register any transfer of your ADSs or allow you to withdraw the deposited securities represented by your ADSs until those taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your American Depositary Shares to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to ADS holders any proceeds, or send to ADS holders any property, remaining after it has paid the taxes.

Tender And Exchange Offers; Redemption, Replacement Or Cancellation Of Deposited Securities

        The depositary will not tender deposited securities in any voluntary tender or exchange offer unless instructed to do by an ADS holder surrendering ADSs and subject to any conditions or procedures the depositary may establish.

        If deposited securities are redeemed for cash in a transaction that is mandatory for the depositary as a holder of deposited securities, the depositary will call for surrender of a corresponding number of ADSs and distribute the net redemption money to the holders of called ADSs upon surrender of those ADSs.

        If there is any change in the deposited securities such as a sub-division, combination or other reclassification, or any merger, consolidation, recapitalization or reorganization affecting the issuer of deposited securities in which the depositary receives new securities in exchange for or in lieu of the old deposited securities, the depositary will hold those replacement securities as deposited securities under the deposit agreement. However, if the depositary decides it would not be lawful and to hold the replacement securities because those securities could not be distributed to ADS holders or for any other reason, the depositary may instead sell the replacement securities and distribute the net proceeds upon surrender of the ADSs.

        If there is a replacement of the deposited securities and the depositary will continue to hold the replacement securities, the depositary may distribute new ADSs representing the new deposited securities or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.

        If there are no deposited securities underlying ADSs, including if the deposited securities are cancelled, or if the deposited securities underlying ADSs have become apparently worthless, the depositary may call for surrender or of those ADSs or cancel those ADSs upon notice to the ADS holders.

Amendment And Termination

How May The Deposit Agreement Be Amended?

        We may agree with the depositary to amend the deposit agreement and the ADRs without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.

How May The Deposit Agreement Be Terminated?

        The depositary will initiate termination of the deposit agreement if we instruct it to do so. The depositary may initiate termination of the deposit agreement if

  •
  60 days have passed since the depositary told us it wants to resign but a successor depositary has not been appointed and accepted its appointment;

  •
  we delist our shares from an exchange on which they were listed and do not list the shares on another exchange;

  •
  we appear to be insolvent or enter insolvency proceedings

  •
  all or substantially all the value of the deposited securities has been distributed either in cash or in the form of securities;

  •
  there are no deposited securities underlying the ADSs or the underlying deposited securities have become apparently worthless; or

  •
  there has been a replacement of deposited securities.

        If the deposit agreement will terminate, the depositary will notify ADS holders at least 90 days before the termination date. At any time after the termination date, the depositary may sell the deposited securities. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement, unsegregated and without liability for interest, for the pro rata benefit of the ADS holders that have not surrendered their ADSs. Normally, the depositary will sell as soon as practicable after the termination date.

        After the termination date and before the depositary sells, ADS holders can still surrender their ADSs and receive delivery of deposited securities, except that the depositary may refuse to accept a surrender for the purpose of withdrawing deposited securities if it would interfere with the selling process. The depositary may refuse to accept a surrender for the purpose of withdrawing sale proceeds until all the deposited securities have been sold. The depositary will continue to collect distributions on deposited securities, but, after the termination date, the depositary is not required to register any transfer of ADSs or distribute any dividends or other distributions on deposited securities to the ADSs holder (until they surrender their ADSs) or give any notices or perform any other duties under the deposit agreement except as described in this paragraph.

Limitations On Obligations And Liability

Limits On Our Obligations And The Obligations Of The Depositary; Limits On Liability To Holders Of ADSs

        The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary:

  •
  are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith;

  •
  are not liable if we are or it is prevented or delayed by law or circumstances beyond our or its control from performing our or its obligations under the deposit agreement;

  •
  are not liable if we or it exercises discretion permitted under the deposit agreement;

  •
  are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the deposit agreement, or for any special, consequential or punitive damages for any breach of the terms of the deposit agreement;

  •
  have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the deposit agreement on your behalf or on behalf of any other person;

  •
  are not liable for the acts or omissions of any securities depository, clearing agency or settlement system; and

  •
  may rely upon any documents we believe or it believes in good faith to be genuine and to have been signed or presented by the proper person.

        In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.

Requirements For Depositary Actions

        Before the depositary will deliver or register a transfer of ADSs, make a distribution on ADSs, or permit withdrawal of shares, the depositary may require:

  •
  payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any shares or other deposited securities;

  •
  satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

  •
  compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

        The depositary may refuse to deliver ADSs or register transfers of ADSs when the transfer books of the depositary or our transfer books are closed or at any time if the depositary or we think it advisable to do so.

Your Right To Receive The Shares Underlying Your ADSs

        ADS holders have the right to cancel their ADSs and withdraw the underlying shares at any time except:

  •
  when temporary delays arise because: (i) the depositary has closed its transfer books or we have closed our transfer books; (ii) the transfer of shares is blocked to permit voting at a shareholders' meeting; or (iii) we are paying a dividend on our shares;

  •
  when you owe money to pay fees, taxes and similar charges; or

  •
  when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Pre-release Of ADSs

        The deposit agreement permits the depositary to deliver ADSs before deposit of the underlying shares. This is called a pre-release of the ADSs. The depositary may also deliver shares upon cancellation of pre-released ADSs (even if the ADSs are canceled before the pre-release transaction has been closed out). A pre-release is closed out as soon as the underlying shares are delivered to the depositary. The depositary may receive ADSs instead of shares to close out a pre-release. The depositary may pre-release ADSs only under the following conditions: (1) before or at the time of the pre-release, the person to whom the pre-release is being made represents to the depositary in writing that it or its customer owns the shares or ADSs to be deposited; (2) the pre-release is fully collateralized with cash or other collateral that the depositary considers appropriate; and (3) the depositary must be able to close out the pre-release on not more than five business days' notice. In addition, the depositary will limit the number of ADSs that may be outstanding at any time as a result of pre-release, although the depositary may disregard the limit from time to time if it thinks it is appropriate to do so.

Direct Registration System

        In the deposit agreement, all parties to the deposit agreement acknowledge that the Direct Registration System, also referred to as DRS, and Profile Modification System, also referred to as Profile, will apply to the ADSs. DRS is a system administered by DTC that facilitates interchange between registered holding of uncertificated ADSs and holding of security entitlements in ADSs through DTC and a DTC participant. Profile is feature of DRSs that allows a DTC participant, claiming to act on behalf of a registered holder of uncertificated ADSs, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register that transfer.

        In connection with and in accordance with the arrangements and procedures relating to DRS/Profile, the parties to the deposit agreement understand that the depositary will not determine whether the DTC participant that is claiming to be acting on behalf of an ADS holder in requesting registration of transfer and delivery as described in the paragraph above has the actual authority to act on behalf of the ADS holder (notwithstanding any requirements under the Uniform Commercial Code). In the deposit agreement, the parties agree that the depositary's reliance on and compliance with instructions received by the depositary through the DRS/Profile system and in accordance with the deposit agreement will not constitute negligence or bad faith on the part of the depositary.

Shareholder Communications; Inspection Of Register Of Holders Of ADSs

        The depositary will make available for your inspection at its office all communications that it receives from us as a holder of deposited securities that we make generally available to holders of deposited securities. The depositary will send you copies of those communications or otherwise make those communications available to you if we ask it to. You have a right to inspect the register of holders of ADSs, but not for the purpose of contacting those holders about a matter unrelated to our business or the ADSs.

Warrants

        The following summary of certain terms of the Warrants is not complete and is subject to, and qualified in its entirety by the provisions to be included in the warrant agreements to be entered into by the Company and the respective warrant agents, each of which will be filed as exhibits to the registration statement of which this prospectus is a part. Prospective investors should carefully review the terms set forth in the respect warrant agreements. It is anticipated that The Bank of New York Mellon will act as Warrant Agent for both the ADS Warrants and the Ordinary Share Warrants.

Exercisability

        The Warrants will be exercisable immediately upon issuance and at any time up to the date that is five years from the date of issuance. The Warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice accompanied by payment in full for the number of ADSs or ordinary shares, as applicable, purchased upon such exercise.

Maximum Percentage

        A holder of a Warrant will not have the right to exercise such Warrant, to the extent that after giving effect to such exercise, such person (together with such person's affiliates and certain other persons), would beneficially own in excess of 4.99%, or the "Maximum Percentage", of the ordinary shares outstanding immediately after giving effect to such exercise. Subject to certain exceptions, "beneficial ownership" for purposes of determining the Maximum Percentage is calculated in accordance with Section 13(d) of the Exchange Act and the regulations of the SEC thereunder. Upon request by a Warrant holder, we will provide current information regarding the number of our outstanding ordinary shares.

Exercise Price

        The initial exercise price per ADS purchasable upon exercise of the ADS Warrants is equal to $                . The initial exercise price for ordinary share purchasable upon exercise of the Ordinary Share Warrants is equal to £                 ($                ). The Warrants may not be exercised on a "cashless" or "net exercise" basis.

Restrictive Legend Events

        We will notify the respective Warrant agent and each holder if we are unable to deliver ADSs or ordinary shares, as applicable, via DTC or CREST transfer or otherwise (without restrictive legend), because (a) the SEC has issued a stop order with respect to the registration statement relating to the ADSs or ordinary shares, (b) the SEC otherwise has suspended or withdrawn the effectiveness of such registration statement, either temporarily or permanently, (c) we have suspended or withdrawn the effectiveness of the registration statement, either temporarily or permanently, or (d) otherwise (each a "Restrictive Legend Event").

Anti-Dilution Provisions

        The exercise price per Warrant and the numbers of Warrants will be subject to adjustment from time to time in accordance with the NASDAQ or AIM Listing Rules upon the occurrence of certain stock dividends and distributions, stock splits, stock subdivisions and combinations, reclassifications, rights issues, or similar events affecting our ADSs or ordinary shares, or upon the occurrence of a change in the ADS to ordinary share ratio.

Transferability

        Subject to applicable laws, the Warrants may be transferred at the option of the holders upon surrender of the Warrants to us together with the appropriate instruments of transfer.

Warrant Agent

        The Warrants will be issued in registered form under Warrant agreements with the respective Warrant agents.

Rights as a Shareholder

        Except as otherwise provided in the respective Warrant agreement or by virtue of such holder's ownership of ADSs or ordinary shares, the holder of Warrants does not have rights or privileges of a holder of ADSs or ordinary shares, as applicable, including any voting rights, until the holder exercises the Warrant.

TAXATION

        The following summary contains a description of the material U.K. tax consequences and U.S. federal income tax consequences of the acquisition, ownership and disposition of ordinary shares or ADSs, but it does not purport to be a comprehensive description of all the tax considerations that may be relevant to a decision to purchase ordinary share or ADSs. The summary is based upon the tax laws of England and regulations thereunder and on the tax laws of the United States and regulations thereunder as of the date hereof, which are subject to change.

Material U.K. Tax Considerations

        The comments set out below are based on current U.K. tax law as applied in England and HM Revenue & Customs, or HMRC, practice (which may not be binding on HMRC) as at the date of this prospectus, both of which are subject to change, possibly with retrospective effect. They are intended as a general guide and (unless otherwise stated) apply only to our shareholders resident and, in the case of an individual, domiciled for tax purposes in the United Kingdom and to whom "split year" treatment does not apply (except insofar as express reference is made to the treatment of non-U.K. residents), who hold ADSs or ordinary shares as an investment and who are the absolute beneficial owners thereof. The discussion does not address all possible tax consequences relating to an investment in ADSs or ordinary shares. Certain categories of shareholders, including those carrying on certain financial activities (including dealers in securities, collective investment schemes and insurance companies), those subject to specific tax regimes or benefitting from certain reliefs or exemptions (such as pension funds and charities), those connected with us, those that own (or are deemed to own) 5% or more of our shares and/or voting power (either alone or together with connected persons) and those for whom the ADSs or ordinary shares are employment-related securities may be subject to special rules and this summary does not apply to such shareholders and any general statements made in this disclosure do not take them into account. This summary does not address any inheritance tax considerations.

        Any reference in this summary to shareholders are to holders of ADSs or ordinary shares in the Company. This summary is for general information only and is not intended to be, nor should it be considered to be, legal or tax advice to any particular investor. It does not address all of the tax considerations that may be relevant to specific investors in light of their particular circumstances or to investors subject to special treatment under U.K. tax law. In particular:

        POTENTIAL INVESTORS SHOULD SATISFY THEMSELVES PRIOR TO INVESTING AS TO THE OVERALL TAX CONSEQUENCES, INCLUDING, SPECIFICALLY, THE CONSEQUENCES UNDER U.K. TAX LAW AND HMRC PRACTICE OF THE ACQUISITION, OWNERSHIP AND DISPOSAL OF THE SHARES IN THEIR OWN PARTICULAR CIRCUMSTANCES BY CONSULTING THEIR OWN TAX ADVISORS.

Taxation Of Dividends

        We will not be required to withhold amounts on account of U.K. tax at source when paying a dividend.

        The Finance (No. 2) Bill 2016 (as published on March 24, 2016) includes draft legislation pursuant to which a U.K. resident individual shareholder will no longer be entitled to a tax credit on dividends paid after April 5, 2016 nor be taxed on a grossed-up amount of those dividends. Instead, a dividend allowance of £5,000 per tax year will apply regardless of the tax rate band of the individual shareholder. Dividends falling within this allowance will not be subject to income tax. If an individual shareholder receives dividends in excess of this allowance in a tax year, the excess will be taxed at the following rates:

  •
  Individual shareholders liable to income tax at no more than the basic rate—7.5% (the "dividend ordinary rate");

  •
  Individual shareholders liable to income tax at the higher rate—32.5% (the "dividend higher rate"); and

  •
  Individual shareholders liable to income tax at the additional rate—38.1% (the "dividend additional rate").

        The annual dividend allowance available to individuals will not be available to U.K. resident trustees of a discretionary trust. From April 6, 2016, U.K. resident trustees of a discretionary trust in receipt of dividends are liable to income tax at a rate of 38.1%, which mirrors the dividend additional rate.

        Note that the Finance (No. 2) Bill 2016 is not expected to become law (as the Finance Act 2016) until June/July 2016. Accordingly, its draft clauses may be subject to change in the meantime.

        Although shareholders who are within the charge to corporation tax would strictly be subject to corporation tax on dividends paid by us (subject to special rules for such shareholders that are "small" companies), generally such dividends will fall within an exempt class and will not be subject to corporation tax (provided certain conditions are met and anti-avoidance rules are satisfied). However, each shareholder's position will depend on its own individual circumstances and shareholders within the charge to corporation tax should consult their own professional advisers.

        U.K. pension funds and charities are generally exempt from tax on dividends that they receive.

        Non-U.K. resident shareholders may be subject to foreign taxation on dividend income under local law. Shareholders who are not resident for tax purposes in the United Kingdom should obtain their own tax advice concerning tax liabilities on dividends received from us.

Taxation Of Capital Gains On Disposals Of ADSs Or Ordinary Shares

U.K. Shareholders

        Shareholders who are resident in the United Kingdom, and individual shareholders who are temporarily non-resident and subsequently resume residence in the United Kingdom within a certain time, may depending on their circumstances and the availability of applicable exemptions or reliefs (including, for example, the annual exempt amount for individuals and indexation allowance for corporate shareholders), be liable to U.K. taxation on chargeable gains in respect of gains arising from a sale or other disposal (or deemed disposal) of their ADSs or ordinary shares.

        Any gains or losses in respect of currency fluctuations over the period of holding the ordinary shares or ADSs would also be brought into account on the disposal.

Non-U.K. Shareholders

        An individual holder who is not a U.K. resident shareholder will not be liable to U.K. capital gains tax on chargeable gains realized on the disposal of his or her ADSs or ordinary shares unless such shareholder carries on (whether solely or in partnership) a trade, profession or vocation in the United Kingdom through a branch or agency in the United Kingdom to which the shares are attributable. In these circumstances, such shareholder may, depending on his or her individual circumstances, be chargeable to U.K. capital gains tax on chargeable gains arising from a disposal of his or her ADSs or ordinary shares.

        A corporate holder of shares who is not a U.K. resident shareholder will not be liable for U.K. corporation tax in England on chargeable gains realized on the disposal of its ADSs or ordinary shares unless it carries on a trade in the United Kingdom through a permanent establishment to which the ADSs or ordinary shares are attributable. In these circumstances, a disposal of ADSs or ordinary shares by such shareholder may give rise to a chargeable gain or an allowable loss for the purposes of U.K. corporation tax in England.

Stamp Duty And Stamp Duty Reserve Tax (SDRT)

        The statements in this section entitled "Stamp Duty and Stamp Duty Reserve Tax (SDRT)" are intended as a general guide to the current U.K. stamp duty and SDRT position in England. The discussion below relates to shareholders wherever resident, but investors should note that certain categories of person are not liable to stamp duty or SDRT and others may be liable at a higher rate or may, although not primarily liable for tax, be required to notify and account for SDRT under the Stamp Duty Reserve Tax Regulations 1986.

General

        No stamp duty or SDRT will arise on the issue of ordinary shares in registered form by the Company or on the issue of ADSs by the Depository Trust Company, or DTC.

        An agreement to transfer ordinary shares will normally give rise to a charge to SDRT at the rate of 0.5% of the amount or value of the consideration payable for the transfer. SDRT is, in general, payable by the purchaser. Except in relation to depositary receipt systems and clearance services (to which the special rules outlined below apply), an agreement to transfer ADSs should be outside the scope of SDRT (on the basis that ADSs are interests in depositary receipts for SDRT purposes).

        Instruments transferring ordinary shares will generally be subject to stamp duty at the rate of 0.5% of the consideration given for the transfer (rounded up to the next £5). The purchaser normally pays the stamp duty.

        No stamp duty will be payable on a transfer of ADSs, provided that any instrument of transfer is not executed in England and Wales and does not relate to any property situated, or to any matter or thing done or to be done in England and Wales.

        If a duly stamped transfer completing an agreement to transfer is produced within six years of the date on which the agreement is made (or, if the agreement is conditional, the date on which the agreement becomes unconditional), any SDRT already paid is generally repayable, normally with interest, and any SDRT charge yet to be paid is cancelled.

        Any cancellation of an ADS in return for the relevant shareholder's receipt of the underlying ordinary shares should not give rise to any charge to stamp duty or SDRT.

Depositary Receipt Systems And Clearance Services

        Following the European Court of Justice decision in C-569/07 HSBC Holdings Plc, Vidacos Nominees Limited v. The Commissioners of Her Majesty's Revenue & Customs and the First-tier Tax Tribunal decision in HSBC Holdings Plc and The Bank of New York Mellon Corporation v. The Commissioners of Her Majesty's Revenue & Customs, HMRC has confirmed that a charge to 1.5% SDRT is no longer payable when new shares are issued to a clearance service (such as, in our understanding, DTC) or depositary receipt system.

        HMRC remains of the view that where ADSs or ordinary shares are transferred (a) to, or to a nominee or an agent for, a person whose business is or includes the provision of clearance services or (b) to, or to a nominee or an agent for, a person whose business is or includes issuing depositary receipts, stamp duty or SDRT will generally be payable at the higher rate of 1.5% of the amount or value of the consideration given or, in certain circumstances, the value of the ADSs or ordinary shares unless the transfer is an integral part of a raising of capital.

        There is an exception from the 1.5% charge on the transfer to, or to a nominee or agent for, a clearance service where the clearance service has made and maintained an election under Section 97A(1) of the Finance Act 1986 which has been approved by HMRC and which applies to the relevant ADSs or ordinary shares. In these circumstances, SDRT at the rate of 0.5% of the amount or value of the consideration payable for the transfer will arise on any transfer of ADSs or ordinary shares into such an account and on subsequent agreements to transfer such ADSs or ordinary shares within that account. It is our understanding that DTC has not made an election under Section 97A(1) of the Finance Act of 1986, and that therefore transfers or agreements to transfer ADSs held in book entry (i.e., electronic) form within the facilities of DTC should not be subject to U.K. stamp duty or SDRT at the rate of 0.5%.

        Any liability for stamp duty or SDRT which does arise in respect of a transfer into a clearance service or depositary receipt system, or in respect of a transfer within such a service, will strictly be accountable by the clearance service or depositary receipt system operator or their nominee, as the case may be, but will, in practice, be payable by the participants in the clearance service or depositary receipt system.

The Proposed Financial Transactions Tax (FTT)

        On February 14, 2013, the European Commission published a proposal, or the Commission's Proposal, for a Directive for a common FTT in Belgium, Germany, Estonia, Greece, Spain, France, Italy, Austria, Portugal, Slovenia and Slovakia, or, collectively, the participating Member States.

        The Commission's Proposal had very broad scope and, if introduced, could have applied to certain dealings in ADSs or ordinary shares (including secondary market transactions) in certain circumstances.

        Although the Commission's Proposal has failed to obtain unanimous support from all EU Member States, the participating Member States remain committed to implement an FTT through enhanced co-operation, without the support of the remaining Member States. As of the date of this prospectus, the FTT proposal remains subject to negotiation between the participating Member States, and the scope of any such tax is uncertain. Additional EU Member States may decide to participate.

        Prospective holders of ADSs or ordinary shares are advised to seek their own professional advice in relation to the FTT.

Reporting Obligations

        Investors who hold ADSs indirectly through a broker or other financial institution should note that such broker or other financial institution may be required to provide certain information (including with regard to the relevant investor's identity and his or her investment) to a tax authority in the relevant investor's jurisdiction of residence for the purpose of such information being shared with tax authorities in other relevant jurisdictions, under one or more of the following regimes for the exchange of information:

  •
  Sections 1471 to 1474 of the U.S. Internal Revenue Code of 1986 and any associated regulations, or the Foreign Accounting Tax Compliance Act, or the FATCA;

  •
  any agreements between the United States and other jurisdictions for the purpose of improving international tax compliance and implementing FATCA;

  •
  Council Directive on Administrative Co-operation 2011/16/EU, or the DAC;

  •
  the Multilateral Competent Authority Agreement on Automatic Exchange of Financial Account Information and the OECD Common Reporting Standard, or the CRS; and

  •
  any other applicable legislation (including legislation implementing FATCA, the DAC and/or the CRS in any jurisdiction) or any other intergovernmental agreement, convention, treaty, or any official interpretation or official guidance relating thereto, that provides for, or is intended to secure, the exchange of information related to taxation.

Material U.S. Federal Income Tax Considerations

        The following is a description of the material U.S. federal income tax consequences to the U.S. Holders and Non-U.S. Holders (each defined below) of owning and disposing of the ADSs or ordinary shares acquired in this offering, but it does not purport to be a comprehensive description of all tax considerations that may be relevant to a particular person's decision to acquire the ADSs or ordinary shares. This discussion applies only to U.S. Holders and Non-U.S. Holders that hold ADSs or ordinary shares as capital assets for tax purposes. In addition, it does not describe all of the tax consequences that may be relevant in light of the U.S. Holder's or Non-U.S. Holder's particular circumstances, including alternative minimum tax consequences, any state or local tax considerations, any U.S. federal gift, estate or generation-skipping transfer tax consequences and tax consequences applicable to U.S. Holders or Non-U.S. Holders subject to special rules, such as:

  •
  certain financial institutions;

  •
  brokers;

  •
  dealers or traders in securities who use a mark-to-market method of tax accounting;

  •
  real estate investment trusts;

  •
  insurance companies;

  •
  persons holding ordinary shares as part of a hedging transaction, straddle, wash sale, conversion transaction or integrated transaction or persons entering into a constructive sale with respect to the ordinary shares;

  •
  regulated investment companies;

  •
  persons whose functional currency for U.S. federal income tax purposes is not the U.S. dollar;

  •
  entities classified as partnerships or other pass-through entities for U.S. federal income tax purposes, including persons that will hold our ordinary shares through such an entity;

  •
  tax-exempt entities, including an "individual retirement account" or "Roth IRA;"

  •
  persons that own or are deemed to own ten percent or more of our voting stock;

  •
  persons that are U.S. expatriates;

  •
  persons who acquired our ordinary shares pursuant to the exercise of an employee stock option or otherwise as compensation; or

  •
  persons holding shares in connection with a trade or business conducted outside of the United States.

        This discussion is based on the Code, administrative pronouncements, judicial decisions, and final, temporary and proposed Treasury regulations, all as of the date hereof, any of which is subject to change, possibly with retroactive effect.

        A "U.S. Holder" is a holder who, for U.S. federal income tax purposes, is a beneficial owner of ADSs or ordinary shares who is:

  •
  an individual who is a citizen or resident of the United States.;

  •
  a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state therein or the District of Columbia;

  •
  an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or

  •
  a trust if (1) a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust or (2) the trust has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

        A "Non-U.S. Holder" is a beneficial owner of the ADSs or ordinary shares, other than a U.S. Holder or an entity classified as a partnership or other fiscally transparent entity for U.S. federal tax purposes.

        If an entity that is classified as a partnership for U.S. federal income tax purposes holds our ordinary shares, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partnerships holding ADSs or our ordinary shares and partners in such partnerships should consult their tax advisers as to their particular U.S. federal income tax consequences of holding and disposing of the ADSs or ordinary shares.

        U.S. Holders and Non-U.S. Holders should consult their tax advisers concerning the U.S. federal, state, local and foreign tax consequences of owning and disposing of the ADSs or ordinary shares in their particular circumstances.

Treatment Of The Company As A Domestic Corporation For US Federal Income Tax Purposes

        Even though the Company is organized as an English public company, it should be treated as a domestic corporation for U.S. federal income tax purposes pursuant to Section 7874 of the Code. As such, the Company should generally be subject to U.S. federal income tax as if it were organized under the laws of the United States or a state thereof. The Company's status as a domestic corporation for U.S. federal income tax purposes also has implications for all shareholders. The remaining discussion contained in "Material U.S. Federal Income Tax Considerations" assumes that the Company will be treated as a domestic corporation pursuant to Section 7874 of the Code.

U.S. Holders

Distributions

        Distributions made by the Company in respect of its ADSs or ordinary shares will be treated as U.S.-source dividends includible in the gross income of a U.S. Holder as ordinary income to the extent of the Company's current and accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent the amount of a distribution exceeds the Company's current and accumulated earnings and profits, the distribution will be treated first as a non-taxable return of capital to the extent of a U.S. Holder's adjusted tax basis in the ADSs or ordinary shares and thereafter as gain from the sale of such shares. Subject to applicable limitations and requirements, dividends received on the ADSs or ordinary shares generally should be eligible for the "dividends received deduction" available to corporate shareholders. A dividend paid by the Company to a non-corporate U.S. Holder generally will be eligible for preferential rates if certain holding period requirements are met.

        The U.S. dollar value of any distribution made by the Company in foreign currency will be calculated by reference to the exchange rate in effect on the date of the U.S. Holder's actual or constructive receipt of such distribution, regardless of whether the foreign currency is in fact converted into U.S. dollars. If the foreign currency is converted into U.S. dollars on the date of receipt, the U.S. Holder generally will not recognize foreign currency gain or loss on such conversion. If the foreign currency is not converted into U.S. dollars on the date of receipt, such U.S. Holder will have a basis in the foreign currency equal to its U.S. dollar value on the date of receipt. Any gain or loss on a subsequent conversion or other taxable disposition of the foreign currency generally will be U.S.-source ordinary income or loss to such U.S. Holder.

Sale Or Other Disposition Of Ordinary Shares

        A U.S. Holder will recognize gain or loss for U.S. federal income tax purposes upon a sale or other taxable disposition of its ADSs or ordinary shares in an amount equal to the difference between the amount realized from such sale or disposition and the U.S. Holder's adjusted tax basis in the ADSs or ordinary shares. A U.S. Holder's adjusted tax basis in the ordinary shares generally will be the U.S. Holder's cost for the shares. Any such gain or loss generally will be U.S.-source capital gain or loss and will be long-term capital gain or loss if, on the date of sale or disposition, such U.S. Holder held the ADSs or ordinary shares for more than one year. Long-term capital gains derived by non-corporate U.S. Holders are eligible for taxation at reduced rates. The deductibility of capital losses is subject to significant limitations.

Net Investment Income Tax

        U.S. Holders that are individuals or estates or trusts that do not fall into a special class of trusts that are exempt from such tax, will be required to pay an additional 3.8% tax on the lesser of (1) the U.S. Holder's "net investment income" for the relevant taxable year and (2) the excess of the U.S. Holder's modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual's circumstances). A U.S. Holder's "net investment income" will generally include, among other things, dividends and capital gains. Such tax will apply to dividends and to capital gains from the sale or other disposition of the ordinary shares, unless derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). Potential investors should consult with their own tax advisers regarding the application of the net investment income tax to them as a result of their investment in the ADSs or ordinary shares.

Information Reporting And Backup Withholding

        Payments of dividends on or proceeds arising from the sale or other taxable disposition of the ADSs or ordinary shares generally will be subject to information reporting and backup withholding if a U.S. Holder (i) fails to furnish such U.S. Holder's correct U.S. taxpayer identification number (generally on IRS Form W-9), (ii) furnishes an incorrect U.S. taxpayer identification number, (iii) is notified by the IRS that such U.S. Holder has previously failed to properly report items subject to backup withholding or (iv) fails to certify under penalty of perjury that such U.S. Holder has furnished its correct U.S. taxpayer identification number and that the IRS has not notified such U.S. Holder that it is subject to backup withholding.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowed as a credit against a U.S. Holder's U.S. federal income tax liability or will be refunded, if the U.S. Holder furnishes the required information to the IRS in a timely manner.

Non-U.S. Holders

Distributions

        Subject to the discussion under "Foreign Account Tax Compliance Act" below, distributions treated as dividends (see "U.S. Holders Distributions" above) by the Company to Non-U.S. Holders will be subject to US federal withholding tax at a 30% rate, except as may be provided by an applicable income tax treaty. To obtain a reduced rate of U.S. federal withholding under an applicable income tax treaty, a Non-U.S. Holder will be required to certify its entitlement to benefits under the treaty, generally on a properly completed IRS Form W-8BEN or W-8BEN-E (as applicable).

        However, dividends that are effectively connected with a Non-U.S. Holder's conduct of a trade or business within the United States and, where required by an income tax treaty, are attributable to a permanent establishment or fixed base of the Non-U.S. Holder, are not subject to the withholding tax described in the previous paragraph, but instead are subject to U.S. federal net income tax at graduated rates, provided the Non-U.S. Holder complies with applicable certification and disclosure requirements, generally by providing a properly completed IRS Form W-8ECI. Non-U.S. Holders that are corporations may also be subject to an additional branch profits tax at a 30% rate, except as may be provided by an applicable income tax treaty.

Sale Or Other Disposition

        Subject to the discussion under "Foreign Account Tax Compliance Act" below, a Non-U.S. Holder will not be subject to U.S. federal income tax in respect of any gain on a sale or other disposition of the ADSs or ordinary shares unless:

  •
  such gain is effectively connected with the conduct of a trade or business in the United States by such Non-U.S. Holder, in which event such Non-U.S. Holder generally will be subject to U.S. federal income tax on such gain in substantially the same manner as a U.S. person (except as provided by an applicable tax treaty) and, if it is treated as a corporation for U.S. federal income tax purposes, may also be subject to a branch profits tax at a rate of 30% (or a lower rate if provided by an applicable tax treaty), subject to certain adjustments;

  •
  such Non-U.S. Holder is an individual who is present in the United States for 183 days or more during the taxable year of such sale, exchange or other disposition and certain other conditions are met, in which event such gain (net of certain U.S. source losses) generally will be subject to U.S. federal income tax at a rate of 30% (except as provided by an applicable tax treaty); or

  •
  the Company is or has been a "United States real property holding corporation" for U.S. federal income tax purposes at any time during the shorter of (x) the five-year period ending on the date of such sale, exchange or other disposition and (y) such Non-U.S. Holder's holding period with respect to such ordinary shares, and certain other conditions are met.

        Generally, a corporation is a "United States real property holding corporation" if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business (all as determined for U.S. federal income tax purposes). We believe that we presently are not, and we do not presently anticipate that we will become, a United States real property holding corporation. However, because this determination is made from time to time and is dependent upon a number of factors, some of which are beyond our control, including the value of our assets, there can be no assurance that we will not become a United States real property holding corporation. If we were a United States real property holding corporation during the period described in the third bullet point above, gain recognized by a Non-U.S. Holder generally would be treated as income effectively connected with the conduct of a trade or business in the United States by such Non-U.S. Holder, with the consequences described in the first bullet point above (except that the branch profits tax would not apply), unless such Non-U.S. Holder owned (directly and constructively) five percent or less of our ordinary shares during such period and our ordinary shares are treated as "regularly traded on an established securities market" at any time during the calendar year of such sale, exchange or other disposition.

Information Reporting And Backup Withholding

        Generally, the Company must report annually to the IRS and to Non-U.S. Holders the amount of distributions made to Non-U.S. Holders and the amount of any tax withheld with respect to those payments. Copies of the information returns reporting such distributions and withholding may also be made available to the tax authorities in the country in which a Non-U.S. Holder resides under the provisions of an applicable income tax treaty or tax information exchange agreement.

        A Non-U.S. Holder will generally not be subject to backup withholding with respect to payments of dividends, provided the Company receives a properly completed statement to the effect that the Non-U.S. Holder is not a U.S. person and the Company does not have actual knowledge or reason to know that the holder is a U.S. person. The requirements for the statement will be met if the Non-U.S. Holder provides its name and address and certifies, under penalties of perjury, that it is not a U.S. person (which certification may generally be made on IRS Form W-8BEN or W-8BEN-E, as applicable) or if a financial institution holding our ordinary shares on behalf of the Non-U.S. Holder certifies, under penalties of perjury, that such statement has been received by it and furnishes the Company or its paying agent with a copy of the statement.

        Except as described below under "Foreign Account Tax Compliance Act," the payment of proceeds from a disposition of ADSs or ordinary shares to or through a non-U.S. office of a non-U.S. broker will not be subject to information reporting or backup withholding unless the non-U.S. broker has certain types of relationships with the United States. In the case of a payment of proceeds from the disposition of ADSs or ordinary shares to or through a non-U.S. office of a broker that is either a U.S. person or such a U.S.-related person, Treasury Regulations require information reporting (but not backup withholding) on the payment unless the broker has documentary evidence in its files that the Non-U.S. Holder is not a U.S. person and the broker has no knowledge to the contrary.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a Non-U.S. Holder's U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Foreign Account Tax Compliance Act

        Under the FATCA provisions of the Code and related U.S. Treasury guidance, or FATCA, a withholding tax of 30% will be imposed in certain circumstances on payments of (i) dividends on the ADSs or ordinary shares and (ii) on or after January 1, 2019, gross proceeds from the sale or other disposition of our ordinary shares. In the case of payments made to a "foreign financial institution" (such as a bank, a broker, an investment fund or, in certain cases, a holding company), as a beneficial owner or as an intermediary, this tax generally will be imposed, subject to certain exceptions, unless such institution (i) has agreed to (and does) comply with the requirements of an agreement with the United States, or an "FFI Agreement," or (ii) is required by (and does comply with) applicable foreign law enacted in connection with an intergovernmental agreement between the United States and a foreign jurisdiction, or an IGA, in either case to, among other things, collect and provide to the U.S. tax authorities or other relevant tax authorities certain information regarding U.S. account holders of such institution and, in either case, such institution provides the withholding agent with a certification as to its FATCA status. In the case of payments made to a foreign entity that is not a financial institution (as a beneficial owner), the tax generally will be imposed, subject to certain exceptions, unless such entity provides the withholding agent with a certification as to its FATCA status and, in certain cases, identifies any "substantial" U.S. owner (generally, any specified U.S. person that directly or indirectly owns more than a specified percentage of such entity). If our ordinary shares are held through a foreign financial institution that has agreed to comply with the requirements of an FFI Agreement or is subject to similar requirements under applicable foreign law enacted in connection with an IGA, such foreign financial institution (or, in certain cases, a person paying amounts to such foreign financial institution) generally will be required, subject to certain exceptions, to withhold tax on payments made to (i) a person (including an individual) that fails to provide any required information or documentation or (ii) a foreign financial institution that has not agreed to comply with the requirements of an FFI Agreement and is not subject to similar requirements under applicable foreign law enacted in connection with an IGA. Each Non-U.S. Holder should consult its own tax advisor regarding the application of FATCA to the ownership and disposition of the ADSs or ordinary shares.

UNDERWRITING

        H.C. Wainwright & Co., LLC, or Wainwright, is acting as the book-running manager and representative of the underwriters named below in this global offering. Subject to the terms and conditions set forth in an underwriting agreement between us and Wainwright, as representative of the underwriters named therein, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the number of ordinary shares, ADSs and Warrants set forth opposite its name below.

Underwriter	Number of Ordinary Shares	Number of Ordinary Share Warrants	Number of ADSs	Number of ADS Warrants
H.C. Wainwright & Co., LLC

Total

        Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the ordinary shares, ADSs and Warrants sold under the underwriting agreement if any of these ordinary shares, ADSs and Warrants are purchased. If an underwriter defaults, the underwriting agreement will provide that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated. The underwriters are not obligated to purchase the ADSs or ADS Warrants or any combination thereof that are covered by the underwriters' overallotment option described below.

        We will agree to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities. We have also indemnified Wainwright for any claims for fees or other amounts from counsel to underwriters that were previously, but are no longer, identified on this registration statement.

        The underwriters are offering the ordinary shares, ADSs and Warrants, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the ordinary shares, ADSs and Warrants, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer's certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

        An existing shareholder, Invesco Asset Management Limited, or Invesco, that acts as agent for and on behalf of its discretionary managed clients and beneficially owns approximately 25% of our ordinary shares, has indicated an interest in purchasing up to an aggregate of $8.582 million of ADSs and ADS Warrants in the U.S. offering at the public offering price. The underwriters will receive a reduced underwriting discount in respect of ADSs and ADS Warrants sold to this existing shareholder. However, because indications of interest are not binding agreements or commitments to purchase, the underwriters may determine to sell more, less or no ADSs and ADS Warrants in the U.S. offering to Invesco, or Invesco may determine to purchase more, less or no ADSs and ADS Warrants in the U.S. offering.

Commissions And Discounts

        The representative has advised us that the underwriters propose initially to offer the ordinary shares, ADSs and Warrants to the public at the public offering price set forth on the cover page of this prospectus and to dealers at that price less a concession not in excess of $        per combination of ordinary share and Ordinary Share Warrant and $        per combination of ADS and ADS Warrant.

After this global offering, the public offering price, concession or any other term of the global offering may be changed.

        The following table shows the public offering price, underwriting discount and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of their option to purchase additional ADSs and/or ADS Warrants in the U.S. offering.

Total
	Per Ordinary Share/ Ordinary Share Warrant Combination(1)	Per ADS/ ADS Warrant Combination(1)	Without Option	With Option
Public offering price	$	$	$	$
Underwriting discount	$	$	$	$
Proceeds, before expenses, to us	$	$	$	$

(1)
The public offering price and underwriting discount will be allocated as follows (i) with respect to an Ordinary Share/Ordinary Share Warrant combination, a public offering price of $            per Ordinary Share and a public offering price of $            for the Ordinary Share Warrant to be issued therewith and (ii) with respect to an ADS/ADS Warrant combination, a public offering price of $            per ADS and a public offering price of $            for the ADS Warrant to be issued therewith.

        The expenses of this global offering, not including the underwriting discount, are estimated at approximately $2.2 million and are payable by us.

        We have also agreed to reimburse the representative for its expenses in connection with this offering, including its legal fees and expenses, up to $100,000, of which $25,000 has been advanced prior to the date hereof and will be credited against such reimbursement amount, subject to compliance with FINRA Rule 5110 (f)(2)(C) and (f)(2)(D).

        We have also agreed to pay to Wainwright a cash fee equal to 5% of the gross proceeds from any exercise of the warrants issued in this offering, provided that such fee shall be 2% of gross proceeds in connection with any exercise of the warrants by Invesco.

        We have also agreed to pay Wainwright a tail fee equal to the cash compensation percentage in this offering, if any investor introduced to us by Wainwright with whom we have had an in person meeting or conference call arranged during the term of its engagement, provides us with further capital in any public or private offering in the United States of our equity securities (excluding debt securities, even if convertible into equity securities) during the twelve-month period following the expiration or termination of the term of Wainwright's engagement, subject to certain limitation and exclusions.

        Subject to certain conditions, we granted to the representative in this offering, for a period of twelve months after the date of consummation of this offering, a right of first refusal to act as a lead underwriter, placement agent or manager for debt financing transaction or any public or private equity offerings.

Option To Purchase Additional ADSs And/Or ADS Warrants In The U.S. Offering

        We have granted an option to the underwriters, exercisable for 30 days after the date of this prospectus, to purchase up to 318,750 additional ADSs and/or ADS Warrants to purchase up to 127,500 ADSs in any combination thereof at the public offering price per ADS and per ADS Warrant, respectively, less the underwriting discount, solely to cover overallotments, if any. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional ADSs and/or ADS Warrants proportionate to that underwriter's initial amount reflected in the above table.

No Sales Of Similar Securities

        We, our executive officers and directors and certain shareholders, have agreed not to sell or transfer any ADSs, ordinary shares or securities convertible into, exchangeable for, exercisable for, or repayable with ADSs or ordinary shares, for up to 180 days after the date of this prospectus without first obtaining the written consent of Wainwright. Specifically, we and these other persons have agreed, with certain limited exceptions, not to directly or indirectly:

  •
  offer, pledge, sell or contract to sell any ADSs or ordinary shares,

  •
  sell any option or contract to purchase any ADSs or ordinary shares,

  •
  purchase any option or contract to sell any ADSs or ordinary shares,

  •
  grant any option, right or warrant for the sale of any ADSs or ordinary shares,

  •
  lend or otherwise dispose of or transfer any ADSs or ordinary shares,

  •
  request or demand that we file a registration statement related to the ADSs or ordinary shares, or

  •
  enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any ADSs or ordinary shares whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

        This lock-up provision applies to ordinary shares, ADSs and to securities convertible into or exchangeable or exercisable for or repayable with ADSs or ordinary shares. It also applies to ADSs or ordinary shares owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.

The NASDAQ Global Market Listing For ADSs

        The ADSs have been approved for listing on The NASDAQ Global Market under the symbol "MTFB" subject to official notice of issuance.

        Our ordinary shares are currently quoted on AIM. The public offering price has been determined through negotiations between us and the representative. In addition to prevailing market conditions, other factors to be considered in determining the public offering price are:

  •
  the valuation multiples of publicly traded companies that the representative believes to be comparable to us;

  •
  our financial information;

  •
  the history of, and the prospects for, our company and the industry in which we compete;

  •
  an assessment of our management, its past and present operations, and the prospects for, and timing of, our future revenues;

  •
  the present state of our development; and

  •
  the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours.

        An active trading market for the ADSs in the United States may not develop. It is also possible that after this global offering the ADSs will not trade in the public market at or above the public offering price.

        The underwriters do not expect to sell more than 5% of the ordinary shares and ADSs in the aggregate to accounts over which they exercise discretionary authority.

        There is currently no public trading market for the Warrants and we do not anticipate such market to develop.

Price Stabilization, Short Positions And Penalty Bids

        Until the distribution of the ordinary shares, ADSs and Warrants is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing the ordinary shares, ADSs and Warrants. However, the underwriters may engage in transactions that stabilize the price of the ordinary shares, ADSs and Warrants, such as bids or purchases to peg, fix or maintain that price.

        In connection with this global offering, the underwriters may purchase and sell the ordinary shares, ADSs and Warrants in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of ordinary shares, ADSs and Warrants than they are required to purchase in this offering. "Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional ordinary shares, ADSs and Warrants described above. The underwriters may close out any covered short position by either exercising their option to purchase additional ordinary shares, ADSs and Warrants or purchasing ordinary shares ADSs and Warrants in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of ordinary shares ADSs and Warrants available for purchase in the open market as compared to the price at which they may purchase ordinary shares, ADSs and Warrants through the option granted to them. "Naked" short sales are sales in excess of such option. The underwriters must close out any naked short position by purchasing ordinary shares, ADSs and Warrants in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the ordinary shares, ADSs and Warrants in the open market after pricing that could adversely affect investors who purchase in this global offering. Stabilizing transactions consist of various bids for or purchases of ordinary shares, ADS and Warrants made by the underwriters in the open market prior to the completion of this global offering.

        The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representative has repurchased ordinary shares, ADSs and Warrants sold by or for the account of such underwriter in stabilizing or short covering transactions.

        Similar to other purchase transactions, the underwriters' purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the ordinary shares, ADS and Warrants or preventing or retarding a decline in the market price of the ordinary shares, ADSs and Warrants. As a result, the price of the ordinary shares, ADS and Warrants may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on The NASDAQ Global Market, in the over-the-counter market or otherwise.

        Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the ordinary shares, ADSs and Warrants. In addition, neither we nor any of the underwriters make any representation that the representative will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Distribution

        In connection with this offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail.

Other Relationships

        Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

        In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

        An existing shareholder, Invesco Asset Management Limited, or Invesco, that acts as agent for and on behalf of its discretionary managed clients and beneficially owns approximately 25% of our ordinary shares, has indicated an interest in purchasing up to an aggregate of $8.582 million of ADSs and ADS Warrants in the U.S. offering at the public offering price per ADS. The underwriters will receive a reduced underwriting discount in respect of ADSs and ADS Warrants sold to this existing shareholder. However, because indications of interest are not binding agreements or commitments to purchase, the underwriters may determine to sell more, less or no ADSs and ADS Warrants in the U.S. offering to Invesco, or Invesco may determine to purchase more, less or no ADSs and ADS Warrants in this offering.

Notice To Prospective Investors In The European Economic Area

        In relation to each Member State of the European Economic Area, or Relevant Member State, no offer of securities may be made to the public in that Relevant Member State other than:

  •
  to any legal entity which is a qualified investor as defined in the Prospectus Directive;

  •
  to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representative; or

  •
  in any other circumstances falling within Article 3(2) of the Prospectus Directive;

provided that no such offer of securities shall require us or the representative to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

        Each person in a Relevant Member State who initially acquires any securities or to whom any offer is made will be deemed to have represented, acknowledged and agreed that it is a "qualified investor" within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive. In the case of any securities being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the securities acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any securities to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the representative has been obtained to each such proposed offer or resale.

        We, the representative and its affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.

        This document has not been approved by any competent prospectus authority in the European Economic Area, and therefore, has been prepared on the basis that any offer of shares in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of shares. Accordingly any person making or intending to make an offer in that Relevant Member State of shares which are the subject of this offering may only do so in circumstances in which no obligation arises for us or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither we nor the underwriters have authorized, nor do they authorize, the making of any offer of shares in circumstances in which an obligation arises for us or the underwriters to publish a prospectus for such offer.

        For the purpose of the above provisions, the expression "an offer to the public" in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe for the shares, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression "Prospectus Directive" means Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member States) and includes any relevant implementing measure in the Relevant Member State and the expression "2010 PD Amending Directive" means Directive 2010/73/EU.

Notice To Prospective Investors In Norway

        This document has not been approved by, registered with or passported to the Norwegian Financial Supervisory Authority or the Norwegian Register of Business Enterprises pursuant to Chapter 7 of the Norwegian Securities Trading Act of June 29, 2007 as amended, or the Norwegian Securities Act.

        The securities may not be offered or sold directly or indirectly to prospective investors in Norway except to (i) selected investors who are Professional Investors under the Norwegian Securities Act, (ii) selected investors who are fewer than 150 natural or legal persons (subject to obtaining prior consent of the representative), (iii) selected investors subject to a minimum subscription and allocation amount per investor of the U.S. dollar equivalent of 100,000 Euros, and (iv) otherwise in circumstances which will not trigger the requirement to prepare and file a prospectus in connection with the offer of the securities under the Norwegian Securities Act.

        This document is only and exclusively addressed to the addressees in Norway and cannot be distributed, offered or presented, either directly or indirectly to other persons or entities domiciled in Norway without the consent of the representative.

        Prospective investors are advised to seek legal advice to ensure that they are classified as Professional Investors under the Norwegian Securities Act or are otherwise in circumstances which will not trigger a prospectus requirement under the Norwegian Securities Act.

Notice To Prospective Investors In The United Kingdom

        In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are "qualified investors" (as defined in the Prospectus Directive) (1) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, or the Order, and/or (2) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as "relevant persons"). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice To Prospective Investors In Switzerland

        The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or the SIX, or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or this offering may be publicly distributed or otherwise made publicly available in Switzerland.

        Neither this document nor any other offering or marketing material relating to this offering, us or the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA, and the offer of securities has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes, or CISA. The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Notice To Prospective Investors In Canada

        The securities may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or Subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

        Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser's province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser's province or territory for particulars of these rights or consult with a legal advisor.

        Pursuant to Section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, Section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

LEGAL MATTERS

        The validity of the securities being offered pursuant to this prospectus and certain other matters of English law will be passed upon for us by Reed Smith LLP, London, United Kingdom. Certain matters of U.S. federal and New York State law will be passed upon for us by Reed Smith LLP, New York, New York. Ellenoff Grossman & Schole LLP, New York, NY is acting as counsel for the representative in connection with the U.S. offering.

 EXPERTS

        The consolidated financial statements, as of December 31, 2015 and 2014 and for each of the two years in the period ended December 31, 2015 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

        The registered business address of PricewaterhouseCoopers LLP is 1 Embankment Place, London, WC2N 6RH, United Kingdom.

ENFORCEMENT OF CIVIL LIABILITIES

        Certain of our directors and executive officers may be nonresidents of the United States. All or a substantial portion of the assets of such nonresident persons are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon such persons, or to enforce against such persons judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the federal securities laws of the United States or any State in the United States. We have been advised by Reed Smith LLP, that there is doubt as to the enforceability in England against our Company and our executive officers and directors who are non-residents of the United States, in original actions or in actions for enforcement of judgments of U.S. courts, of liabilities predicated solely upon the securities laws of the United States.

EXPENSES OF THE GLOBAL OFFERING

        The following table sets forth the costs and expenses, other than the underwriting discount, payable in connection with the sale and distribution of the securities being registered. All amounts are estimated except the SEC registration fee, the FINRA filing fee and the NASDAQ listing fee. All the expenses below will be paid by us.

Expenses	Amount
SEC registration fee	$4,054
NASDAQ listing fee	225,000
FINRA filing fee	6,312
Printing and engraving expenses	302,874
Legal fees and expenses	1,050,000
Accounting fees and expenses	500,000
Miscellaneous fees and expenses	130,000

Total	$2,218,240

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement (including amendments and exhibits to the registration statement) on Form F-1 under the Securities Act. This prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information, we refer you to the registration statement and the exhibits and schedules filed as part of the registration statement. If a document has been filed as an exhibit to the registration statement, we refer you to the copy of the document that has been filed. Each statement in this prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit.

        Upon completion of this offering, we will become subject to the informational requirements of the Exchange Act. Accordingly, we will be required to file reports and other information with the SEC, including annual reports on Form 20-F and reports on Form 6-K. You may inspect and copy reports and other information filed with the SEC at the Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet website that contains reports and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

        As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

Motif Bio plc

Unaudited interim condensed consolidated statements of

loss and comprehensive loss for the six months ended

June 30, 2016 and 2015

		Six months ended June 30,
	Note	2016	2015
		U.S. $	U.S. $
		(Unaudited)
Operations
General and administrative expenses	3	(1,927,434)	(1,083,085)
Research and development expenses	3	(12,026,721)	(639,101)
Gains on settlement of contract disputes		83,320	5,027

Operating loss	4	(13,870,835)	(1,717,159)
Interest income	4	42,872	260
Interest expense	4	(125,738)	(141,177)
Net foreign exchange gains/(losses)		(197,814)	968

Loss before income taxes		(14,151,515)	(1,857,108)
Income tax	5	—	—

Net loss for the period		(14,151,515)	(1,857,108)

Total comprehensive loss for the period		(14,151,515)	(1,857,108)

Loss per share for loss from operations attributable to the ordinary equity holders of the company:	6
Basic and diluted loss per share		(0.13)	(0.04)

The notes are an integral part of these unaudited interim condensed consolidated financial statements.

Motif Bio plc

Unaudited interim condensed consolidated statements of financial position at

June 30, 2016 and December 31, 2015

		At June 30,	At December 31,
	Note	2016	2015
		U.S. $	U.S. $
		(Unaudited)
ASSETS
Non-current assets
Intangible assets		6,195,748	6,195,748

Total non-current assets		6,195,748	6,195,748

Current assets
Prepaid expenses and other receivables	7	110,857	167,657
Cash		19,507,214	28,594,347

Total current assets		19,618,071	28,762,004

Total assets		25,813,819	34,957,752

LIABILITIES
Non-current liabilities
Payable on completion of clinical trial		500,000	500,000

Total non-current liabilities		500,000	500,000

Current liabilities
Trade and other payables	8	6,319,715	987,083
Other interest-bearing loans and borrowings	9	3,872,929	3,747,961

Total current liabilities		10,192,644	4,735,044

Total liabilities		10,692,644	5,235,044

Net assets		15,121,175	29,722,708

EQUITY
Share capital	10	1,645,291	1,645,291
Share premium	10	38,076,964	38,534,280
Group reorganization reserve	10	9,938,362	9,938,362
Accumulated deficit	10	(34,539,442)	(20,395,225)

Total equity		15,121,175	29,722,708

The notes are an integral part of these unaudited interim condensed consolidated financial statements.

Motif Bio plc

Unaudited interim condensed consolidated

statements of changes in equity for the six months

ended June 30, 2016 and 2015

	Share capital	Share premium	Group reorganization reserve	Accumulated deficit	Total
	U.S. $	U.S. $	U.S. $	U.S. $	U.S. $
Balance at December 31, 2014	1,110	3,964,455	—	(14,884,023)	(10,918,458)
Loss for the period	—	—	—	(1,857,108)	(1,857,108)

Total comprehensive loss for the period	—	—	—	(1,857,108)	(1,857,108)
Conversion of promissory notes	3,573	6,275,213	—	—	6,278,786
Group reorganization	539,267	(10,239,668)	9,938,362	—	237,961
Issue of share capital	409,625	7,711,420	—	—	8,121,045
Cost of issuance	—	(942,164)	—	—	(942,164)
Issue of warrants to acquire assets	—	—	—	2,340,373	2,340,373
Share-based payments	—	—	—	398,880	398,880

Balance at June 30, 2015	953,575	6,769,256	9,938,362	(14,001,878)	3,659,315

Balance at December 31, 2015	1,645,291	38,534,280	9,938,362	(20,395,225)	29,722,708
Loss for the period	—	—	—	(14,151,515)	(14,151,515)

Total comprehensive loss for the period	—	—	—	(14,151,515)	(14,151,515)
Cost of issuance	—	(457,316)	—	—	(457,316)
Share-based payments	—	—	—	7,298	7,298

Balance at June 30, 2016	1,645,291	38,076,964	9,938,362	(34,539,442)	15,121,175

        The conversion of promissory notes in 2015 is the settlement of loan notes held by Amphion Innovations plc in exchange for share capital. The remaining entries through equity in 2015 are a result of the group reorganization and AIM listing. Further details of each can be found in the 2015 year-end financial statements.

The notes are an integral part of these unaudited interim condensed consolidated financial statements.

Motif Bio plc

Unaudited interim condensed consolidated statements

of cash flows for the six months ended June 30, 2016 and 2015

	Six months ended June 30,
	2016	2015
	U.S. $	U.S. $
	(Unaudited)
Operating activities
Operating loss for the period	(13,870,835)	(1,717,159)
Adjustments to reconcile net loss to net cash used in activities:
Share-based payments	7,298	398,880
Gains on settlement of contract disputes	(83,320)	(5,027)
Interest received	42,872	260
Changes in operating assets and liabilities:
Prepaid expenses, notes receivable, and accounts receivable	56,799	(47,222)
Accounts payable and other accrued liabilities	4,958,637	218,608

Net cash used in operating activities	(8,888,549)	(1,151,660)
Financing activities
Proceeds from issuance of promissory notes	—	704,210
Proceeds from issuance of share capital	—	4,309,576
Costs of issuance	—	(942,164)
Interest paid	(770)	(141,177)

Net cash provided by financing activities	(770)	3,930,445

Net change in cash	(8,889,319)	2,778,785
Cash beginning of the period	28,594,347	3,281
Effect of foreign exchange rate changes	(197,814)	968

Cash, end of the period	19,507,214	2,783,034

The notes are an integral part of these unaudited interim condensed consolidated financial statements

1. General information and basis of preparation

        These interim condensed consolidated financial statements at June 30, 2016 together with the notes thereto (the "Interim Condensed Consolidated Financial Statements") of Motif Bio Plc (the "Company" and together with its subsidiaries the "Group") were approved for issuance by the Board of Directors on August 15, 2016, and have been prepared in accordance with IAS 34—"Interim financial reporting". The interim condensed consolidated financial statements do not include all disclosures required for a full presentation and do not constitute statutory financial statements. Management does believe, however, that the interim condensed consolidated financial statements do provide a fair statement of the financial information.

        The Interim Condensed Consolidated Financial Statements should be read in conjunction with the Motif Bio Plc annual consolidated financial statements for the years ended December 31, 2015 and 2014, which have been prepared in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board and in conformity with International Financial Reporting Standards as adopted by the European Union ("IFRS").

        The preparation of financial statements in conformity with IFRS requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial information and the reported amounts of revenue and expenses during the period. Although these estimates are based on management's best knowledge of the amount, event or actions, actual results ultimately may differ from those estimates. Reference should be made to the section "Critical accounting estimates and judgements" in the Annual Consolidated Financial Statements for the years ended December 31, 2015 and 2014, for a detailed description of the more significant valuation procedures used by the Group. The accounting policies adopted in the preparation of these financial statements are consistent with those presented in the prior period financial statements.

        The chief operating decision-maker is considered to be the Board of Directors of Motif Bio plc. The chief operating decision maker allocates resources and assesses performance of the business and other activities at the operating segment level. In addition, they review the interim condensed consolidated financial statements.

        The chief operating decision-maker has determined that the Group has one operating segment—the development and commercialization of pharmaceutical formulations. All activities take place in the United States.

2. New standards and amendments

a.     New standards and amendments effective from January 1, 2016

        There are no new standards and amendments that have been applied from January 1, 2016, which have had an impact on the Group's financial statements.

b.     New standards and amendments not yet effective

        Certain new accounting standards and interpretations have been published that are not mandatory for the reporting periods covered by these unaudited interim condensed consolidated financial statements and have not been early adopted by the Group.

        The expected effective date of IFRS 9—"Financial Instruments" and IFRS 15—"Revenue from Contracts with Customers" is January 1, 2018 and for IFRS 16—"Leases", is January 1, 2019. Management has not yet assessed the potential impact of these new standards. These changes could have a substantial impact on the Group's financial statements in the coming years.

3. Breakdown of expenses by nature

	Three months ended June 30, 2016	Three months ended June 30, 2015	Six months ended June 30, 2016	Six months ended June 30, 2015
	U.S.$	U.S.$	U.S.$	U.S.$
General and administrative expenses
Employee benefits expenses	238,562	121,150	422,667	151,150
Directors' fees	111,317	75,200	217,914	75,200
Advisory fees	30,000	45,000	60,000	105,000
Legal and professional fees	672,530	424,248	1,044,282	588,737
Other expenses	91,548	97,702	182,571	162,998

	1,143,957	763,300	1,927,434	1,083,085

Research and developments costs	6,234,038	512,730	12,026,721	639,101

Gains on settlement of contract disputes	—	(5,027)	(83,320)	(5,027)

        The increase in research and development costs were primarily attributed to the commencement of iclaprim clinical development in early 2016. The trial has continued to progress in the second quarter of 2016 with further costs incurred as patients are enrolled.

        The increase in legal and professional fees is primarily attributed to the additional legal and professional costs associated with being a public company in the UK and advisory costs incurred in the preparation of the registration statement on Form F-1 for filing with the U.S. Securities and Exchange Commission relating to a proposed U.S. public offering of American Depositary Shares

        Gains on settlement of contract disputes relates to the settlement of a dispute with a contractor in the first quarter of 2016.

4. Finance income and costs

	Three months ended June 30, 2016	Three months ended June 30, 2015	Six months ended June 30, 2016	Six months ended June 30, 2015
	U.S.$	U.S.$	U.S.$	U.S.$
Finance income
Interest from financial assets	20,434	107	42,872	260

	20,434	107	42,872	260

Finance costs
Interest paid/payable for financial liabilities	(62,829)	(21,601)	(125,738)	(141,177)

	(62,829)	(21,601)	(125,738)	(141,177)

        Interest income and interest payable are recognized in the income statement as they accrue, using the effective interest method. Interest income in the six months ended June 30 2016 increased due to an increase in cash balances. Interest expense in the six months ended June 30, 2016 decreased due to a reduction in debt outstanding relative to the corresponding period in the prior year.

	Three months ended June 30, 2016	Three months ended June 30, 2015	Six months ended June 30, 2016	Six months ended June 30, 2015
	U.S.$	U.S.$	U.S.$	U.S.$
Foreign exchange (loss) / gain	(185,818)	—	(197,814)	968

	(185,818)	—	(197,814)	986

4. Finance income and costs (Continued)

        The increase in exchange losses stems from the translation of a Sterling bank account subsequent to the deviation in the sterling / dollar exchange rate precipitated by the Brexit vote in the U.K.

5. Income tax expense

        Income tax expense is recognized based on management's estimate of the annual income tax expected for the period.

6. Loss per share

        Basic loss per share is calculated by dividing the loss attributable to equity holders of the Company by the weighted average number of shares in issue during the period. In accordance with IAS 33, where the Group has reported a loss for the period, the shares are anti-dilutive.

	Three months ended June 30, 2016	Three months ended June 30, 2015	Six months ended June 30, 2016	Six months ended June 30, 2015
	U.S.$	U.S.$	U.S.$	U.S.$
Loss after taxation	(7,606,208)	(1,292,497)	(14,151,515)	(1,857,108)
Basic and diluted weighted average shares in issue	108,601,496	63,938,957	108,601,496	50,407,823

Basic and diluted loss per share	(0.07)	(0.02)	(0.13)	(0.04)

        The following potentially dilutive securities outstanding at June 30, 2016 and 2015 have been excluded from the computation of diluted weighted average shares outstanding, as they would be antidilutive.

	Three months ended June 30, 2016	Three months ended June 30, 2015	Six months ended June 30, 2016	Six months ended June 30, 2015
	U.S.$	U.S.$	U.S.$	U.S.$
Convertible promissory notes	14,510,770	14,510,770	14,510,770	14,510,770
Warrants	5,932,675	5,876,907	5,932,675	5,876,907
Share options	7,352,232	6,717,883	7,352,232	6,717,883

	27,795,677	27,105,560	27,795,677	27,105,560

7. Prepaid expenses and other receivables

	At June 30, 2016	At December 31, 2015
	U.S.$	U.S.$
Other receivables and prepayments	110,857	167,657

8. Trade and other payables

	At June 30, 2016	At December 31, 2015
	U.S.$	U.S.$
Trade payables	1,330,070	108,247
Accrued expenses	4,989,624	877,238
Amounts due to shareholders	21	1,598

	6,319,715	987,083

        From December 31, 2015 to June 30, 2016, trade payables and accrued expenses increased principally as a result of an increase in the amounts due to a contract research organization

9. Other interest bearing loans and borrowings

	At June 30, 2016	At December 31, 2015
	U.S.$	U.S.$
Notes payable to shareholders	3,550,786	3,550,786
Accrued interest expense	322,143	197,175

	3,872,929	3,747,961

        Amounts due to shareholders in respect of accrued interest on loan notes (see note 11) and other liabilities as follows:

	At June 30, 2016	At December 31, 2015
	U.S.$	U.S.$
Amounts due to Amphion Innovations plc	130,205	78,409
Amounts due to Amphion Innovations US Inc.	183,941	110,769

	314,146	189,178

        The amounts due to Amphion increased due to the accrual of interest at a rate of 7% per annum for 181 days.

10. Equity

Allotted, called up, and fully paid:	Number	US $
In issue at December 31, 2015	108,601,496	1,645,291
In issue at June 30, 2016	108,601,496	1,645,291

        Share premium represents the excess over nominal value of the fair value consideration received for equity shares net of expenses of the share issue.

        Retained deficit represents accumulated losses.

        The group reorganisation reserve arose when Motif Bio plc became the parent of the Group. The transaction, falling as it does outside the scope of IFRS3, has been accounted for as a group reorganization and not a business combination. The reorganisation reserve can be derived by calculating the difference between the nominal value of the shares in Motif Bio plc issued to the former shareholders in Motif BioSciences Inc. and the share capital and share premium of Motif BioSciences Inc. at the date of the merger.

11. Related party transactions

Transactions with Amphion Innovations plc and Amphion Innovations US, Inc.

        At June 30, 2016 Amphion Innovations plc owned 26.08% of the issued ordinary shares in Motif Bio plc. In addition, the Amphion Group has provided funding for the activities of Motif BioSciences Inc. through the issue of convertible interest bearing loan notes. Richard Morgan and Robert Bertoldi were directors of both the Company and Amphion Innovations plc in the period. Transactions between the Group and the Amphion Group are disclosed below:

	At June 30, 2016	At December 31, 2015
	U.S.$	U.S.$
Amounts due to Amphion Innovations US, Inc.	21	1,599
Notes payable to Amphion Innovations plc	1,471,700	1,471,700
Notes payable to Amphion Innovations US, Inc.	2,079,086	2,079,086

	Six months ended June 30,
	2016	2015
	U.S.$	U.S.$
Accrued and unpaid interest on loan notes	314,146	70,136
Interest expense	124,968	141,177

12. Post balance sheet events

        In July 2016, Motif Bio plc filed a registration statement on Form F-1 with the U.S. Securities and Exchange Commission relating to a proposed U.S. public offering of American Depositary Shares. The ADSs have been approved for listing on the NASDAQ Global Market under the ticker symbol "MTFB".

        In a referendum held in the United Kingdom on June 23, 2016, a majority of those voting voted for the United Kingdom to leave the EU. For now, the United Kingdom remains a member of the EU and there will not be any immediate change in either EU or U.K. law as a consequence of the "leave" vote.

        The ultimate impact of the "leave" vote will depend on the terms that are negotiated in relation to the United Kingdom's future relationship with the EU. Although the timetable for U.K. withdrawal is not at all clear at this stage, it is likely that the withdrawal of the United Kingdom from the EU will take at least two years to be negotiated and conclude. The period of negotiations will result in continued uncertainty and this, along with any direct effects of the U.K.'s withdrawal, could adversely affect our business, business opportunities, results of operations, financial condition and cash flows.

        In September 2016, the Group announced an amendment to the notes with Amphion Innovations plc and Amphion Innovations US Inc. The agreement provided that any outstanding principal under the notes as of the maturity date will be paid to the holders on the maturity date, at our election, through the issuance of (i) a number of our ordinary shares, based on the conversion price set forth in the notes, or (ii) subject to the closing of the proposed US offering, a number of ADSs, which is equal to a number determined by dividing the number of ordinary shares the holder would otherwise be entitled to by the then applicable ADS to ordinary share ratio.

        The amended and restated notes also provide that except in the event of a default, no interest will accrue or be payable with respect to the notes. In consideration for the holders' agreement to forego interest payments under the notes, the Group agreed to issue 409,000 ordinary shares to Amphion Innovations plc. The amended and restated notes also permit the Group or the holders to convert all

12. Post balance sheet events (Continued)

or any portion of the outstanding principal under the notes into ordinary shares or ADSs (as determined by the Group) at any time prior to the maturity date.

        On conversion of the convertible promissory notes the Group will derecognize the convertible promissory notes of U.S.$3,551 thousand against share premium of U.S.$3,362 thousand and share capital of U.S.$189 thousand.

        On September 7, 2016, the Group entered into a Consultancy Agreement with Amphion Innovations US, Inc. pursuant to which Amphion Innovations US, Inc. will, following and subject to the closing of the proposed offering, provide consultancy services in relation to our obligations as a NASDAQ listed company. The consideration for the services is U.S.$15,500 per month. The agreement is for an initial period of 12 months, after which the agreement will terminate automatically unless renewed by the parties by mutual agreement.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of Motif Bio plc

        In our opinion, the accompanying consolidated statements of financial position and the related consolidated statements of loss and comprehensive loss, changes in equity and of cash flows present fairly, in all material respects, the financial position of Motif Bio plc and its subsidiaries at December 31, 2015 and December 31, 2014, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2015 in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board and in conformity with International Financial Reporting Standards as adopted by the European Union. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Aberdeen, United Kingdom

May 16, 2016

Motif Bio plc

Consolidated statements of loss and comprehensive loss

for the years ended December 31, 2015 and 2014

		Year Ended December 31,
	Note		2015		2014
			U.S. $		U.S. $
Operations
General and administrative expenses	4		(3,577,180)		(1,096,116)
Research and development expenses	4		(4,680,940)		—
Gains on settlement of contract disputes	4		5,027		360,060
Operating loss			(8,253,093)		(736,056)
Interest income	4		15,028		78
Interest expense	4		(268,216)		(449,036)
Net foreign exchange gains/(losses)			(9,644)		—
Loss before income taxes			(8,515,925)		(1,185,014)
Income tax	7		(774)		(876)
Net loss for the year			(8,516,699)		(1,185,890)
Total comprehensive loss for the year			(8,516,699)		(1,185,890)
Loss per share for loss from operations attributable to the ordinary equity holders of the company:	8
Basic and diluted loss per share		U.S.$	(0.14)	U.S.$	(0.03)
Weighted average number of shares, basic and diluted			61,225,922		36,726,342

The notes are an integral part of these consolidated financial statements.

Motif Bio plc

Consolidated statements of financial position

at December 31, 2015 and 2014

		Year Ended December 31,
	Note	2015	2014
		U.S. $	U.S. $
ASSETS
Non-current assets
Intangible assets	9	6,195,748	—
Total non-current assets		6,195,748	—
Current assets
Notes receivable		—	12,000
Prepaid expenses and other receivables	10	167,657	210,661
Cash	11	28,594,347	3,281
Total current assets		28,762,004	225,942
Total assets		34,957,752	225,942
LIABILITIES
Non-current liabilities
Payable on completion of clinical trial	9	500,000	—
Total non-current liabilities		500,000	—
Current liabilities
Trade and other payables	12	987,083	2,393,616
Other interest-bearing loans and borrowings	13	3,747,961	8,750,784
Total current liabilities		4,735,044	11,144,400
Total liabilities		5,235,044	11,144,400
Net assets/(liabilities)		29,722,708	(10,918,458)
EQUITY
Share capital	15	1,645,291	1,110
Share premium		38,534,280	3,964,455
Group reorganization reserve	15	9,938,362	—
Accumulated deficit		(20,395,225)	(14,884,023)
Total equity		29,722,708	(10,918,458)

The notes are an integral part of these consolidated financial statements.

Motif Bio plc

Consolidated statements of changes in equity

for the years ended December 31, 2015 and 2014

	Note	Share capital	Share premium	Group reorganization reserve	Accumulated deficit	Total
		U.S. $	U.S. $	U.S. $	U.S. $	U.S. $
Balance at January 1, 2014		844	3,692,207	—	(13,969,350)	(10,276,299)
Loss for the year		—	—	—	(1,185,890)	(1,185,890)
Total comprehensive loss for the year		—	—	—	(1,185,890)	(1,185,890)
Issue of share capital		211	210,373	—	—	210,584
Exercise of share options		55	61,875	—	(28,930)	33,000
Share-based payments	14	—	—	—	300,147	300,147
Balance at December 31, 2014		1,110	3,964,455	—	(14,884,023)	(10,918,458)
Loss for the year		—	—	—	(8,516,699)	(8,516,699)
Total comprehensive income for the year		—	—	—	(8,516,699)	(8,516,699)
Conversion of promissory notes		3,573	6,275,213	—	—	6,278,786
Group reorganization	15	539,267	(10,239,668)	9,938,362	—	237,961
Issue of share capital	15	1,095,805	41,334,240	—	—	42,430,045
Cost of issuance		—	(2,898,693)	—	—	(2,898,693)
Exercise of share options and warrants		5,536	98,733	—	—	104,269
Issue of warrants to acquire assets	9	—	—	—	2,340,373	2,340,373
Share-based payments	14	—	—	—	665,124	665,124
Balance at December 31, 2015		1,645,291	38,534,280	9,938,362	(20,395,225)	29,722,708

The notes are an integral part of these consolidated financial statements

Motif Bio plc

Consolidated statements of cash flows

For the year ended December 31, 2015 and 2014

		Year Ended December 31,
	Note	2015	2014
		U.S. $	U.S. $
Operating activities
Operating loss for the year		(8,253,093)	(736,056)
Adjustments to reconcile net loss to net cash used in activities:
Share-based payments	14	325,908	300,147
Gains on settlement of contract disputes		(5,027)	(360,060)
Interest received		15,028	78
Taxation paid		(774)	(876)
Changes in operating assets and liabilities:
Prepaid expenses, notes receivable, and accounts receivable		(155,578)	(222,661)
Accounts payable and other accrued liabilities		75,852	1,017,753
Net cash used in operating activities		(7,997,684)	(1,675)
Financing activities
Proceeds from issuance of promissory notes		704,210	210,364
Proceeds from issue of share capital	15	38,660,106	210,584
Costs of issuance		(2,559,477)	—
Proceeds from exercise of options		62,739	33,000
Interest paid		(268,216)	(449,036)
Net cash provided by financing activities		36,599,362	4,912
Net change in cash		28,601,678	3,237
Cash, beginning of the year		3,281	44
Effect of foreign exchange rate changes		(10,612)	—
Cash, end of the year		28,594,347	3,281

The notes are an integral part of these consolidated financial statements.

1. General information

        Motif Bio Limited was incorporated in England and Wales on November 20, 2014 with company registration number 09320890. The Company's registered office is at One Tudor Street, London, EC4Y 0AH, United Kingdom. On April 1, 2015, Motif Bio Limited was re-registered as a public company limited by shares and changed its name to Motif Bio plc (the "Company").

        Motif BioSciences Inc. was incorporated in the State of Delaware on December 2, 2003 and has its registered office at 160 Greentree Drive, Suite 101, Dover, Delaware, 19904. On April 1, 2015, Motif BioSciences Inc. became a wholly-owned subsidiary of the Company by way of a group reorganization by plan of merger. Therefore, Motif BioSciences Inc. is considered to be the predecessor of the Company prior to the reorganization. The principal place of business is 125 Park Avenue, 25th Floor, New York, NY, 10017, United States of America ("United States"). The Company's country of domicile is the United Kingdom.

        The Company is a clinical stage biopharmaceutical company which specializes in developing novel antibiotics designed to be effective against serious and life-threatening infections caused by multi-drug resistant bacteria. The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, Motif BioSciences Inc. (collectively, the "Group").

        The financial statements were approved for issuance by the Board of Directors on May 16, 2016.

Significant events

        The December 31, 2015 and 2014 income statements have been revised to classify the gains on settlement of contract disputes from other income to within operating loss. These reclassifications had no impact on net income, loss per share or cash flows.

Group reorganization and initial public offering

        On February 18, 2015, the Company incorporated a Delaware subsidiary, Motif Acquisition Sub, Inc. On December 31, 2014 Motif BioSciences Inc., the Company, and Motif Acquisition Sub, Inc. entered into an agreement where, upon the Company's admission to AIM of the London Stock Exchange on April 2, 2015, Motif Acquisition Sub, Inc. merged with and into Motif BioSciences Inc. and Motif BioSciences Inc. continued as the surviving entity and became a wholly-owned subsidiary of the Company. Prior to the merger, Motif BioSciences Inc. completed a reverse stock split in order to increase the share price of Motif BioSciences Inc. so that the share price was closer to the Company's admission price. The former Motif BioSciences Inc. stockholders were issued 36,726,242 ordinary shares of the Company in a share-for-share exchange for their common stock in Motif BioSciences Inc. so that the former Motif BioSciences Inc. stockholders owned an equivalent number of ordinary shares in the Company as the number of shares of common stock that they had previously owned in Motif BioSciences Inc. All outstanding, unexercised, and vested stock options for shares of common stock in Motif BioSciences Inc. were converted into options for ordinary shares of the Company (note 17).

        This was a common control transaction and therefore outside the scope of IFRS 3—"Business Combinations." The transaction has therefore been accounted for as a group reorganization and the Group is presented as if the Company has always owned Motif BioSciences Inc. The comparatives presented in these financial statements therefore represent the results and capital structure of the Company. The reserve on consolidation represents the difference between the nominal value of the shares of the Company issued to the former stockholders of Motif BioSciences Inc. and the share capital and share premium of Motif BioSciences Inc. at the date of the transaction. As stated, the nominal value of the Company shares were used in the calculation of the reorganization reserve.

1. General information (Continued)

        The consolidated statements of changes in equity and the additional disclosures in Note 15 explain the accounting for the share-for-share exchange in more detail.

        On April 2, 2015, the Company was admitted to AIM and issued 14,186,140 ordinary shares at a price of £0.20 per share.

        On July 22, 2015, the Company completed a subsequent placing of 44,000,000 ordinary shares at a price of £0.50 per share.

Acquisition of Nuprim Assets

        On April 1, 2015, Motif BioSciences Inc. acquired the assets owned by Nuprim Inc. ("Nuprim"), a Maryland corporation, related to iclaprim (the "Nuprim Assets"). Motif BioSciences Inc. issued 1,513,040 (post-reverse stock split) shares of common stock to the shareholders of Nuprim Inc. that were held in escrow until the closing of the reorganization. These shares of common stock in Motif BioSciences Inc. were converted into ordinary shares of the Company upon the Company's admission to AIM on April 2, 2015. Upon admission, 9,805,400 ordinary shares of the Company and 9,432,033 warrants were issued to the former Nuprim shareholders (note 9).

2. Significant accounting policies

a.     Basis of preparation

        The accounting policies set out below have, unless otherwise stated, been applied consistently to all periods presented in this financial information.

        The financial statements have been prepared in in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board and in conformity with International Financial Reporting Standards as adopted by the European Union ("IFRS"). The financial statements have been prepared under the historical cost convention. A summary of the more important Company accounting policies is set out below.

        The comparative information for the year ended December 31, 2014 has been prepared on the basis of the financial information of Motif BioSciences Inc., which is the predecessor of the Company, for the year then ended.

        The preparation of financial statements in conformity with IFRS requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial information and the reported amounts of revenue and expenses during the period. Although these estimates are based on management's best knowledge of the amount, event or actions, actual results ultimately may differ from those estimates.

Going Concern

        These consolidated financial statements of the Group are prepared on a going concern basis taking into account the successful completion of its admission to AIM on April 2, 2015 generating net proceeds of £2.5 million and a subsequent placing on July 22, 2015 generating net proceeds of £20.7 million.

        The directors have prepared cash flow forecasts extending at least 12 months from the date of approval. These forecasts assume no sales and the continuation of costs associated with drug discovery and development. The forecasts show that the Group should be able to operate for at least the next 12 months from the date of these financial statements. The directors acknowledge that uncertainty

2. Significant accounting policies (Continued)

remains over the ability of the Group to have the resources to fully support the iclaprim trials. However, the directors believe the Group will be able to secure financing through public markets, private financing, and partnering opportunities. In addition, since the majority of costs are associated with the clinical trials of iclaprim, the Directors believe the trials could be, if necessary, slowed or stopped. Although these measures would have an adverse effect on the commercialization of iclaprim, the cost savings would extend the Group's ability to maintain itself as a going concern.

        In the event that the Group does not have adequate capital to maintain or develop its business, additional capital may not be available to the Group on a timely basis, on favorable terms, or if at all, which could have a material and negative impact on the Group's business and results of operations.

New standards and interpretations not yet adopted

        Certain new accounting standards and interpretations have been published that are not mandatory for December 31, 2015 reporting periods and have not been early adopted by the Group. The Group's assessment of the impact of these new standards and interpretations is set out below.

        The expected effective date of IFRS 9—"Financial Instruments" and IFRS 15—"Revenue from Contracts with Customers" is January 1, 2018 and for IFRS 16—"Leases," is January 1, 2019. Management has not yet assessed the potential impact of these new standards. These changes could have a substantial impact on the Group's financial statements in the coming years.

Principles of consolidation

        Subsidiaries are all entities (including structured entities) over which the Group has control. The Group controls an entity when the Group is exposed to, or has rights to, variable returns from its involvement with the entity and has the ability to affect those returns through its power to direct the activities of the entity. Subsidiaries are fully consolidated from the date on which control is transferred to the Group. They are deconsolidated from the date that control ceases.

        Intercompany transactions, balances, and unrealised gains on transactions between Group companies are eliminated. Unrealized losses are also eliminated unless the transaction provides evidence of an impairment of the transferred asset. Accounting policies of subsidiaries have been changed where necessary to ensure consistency with the policies adopted by the Group.

        When the Group ceases to consolidate because of a loss of control, any retained interest in the entity is remeasured to its fair value with the change in carrying amount recognized in profit or loss. This fair value becomes the initial carrying amount for the purposes of subsequently accounting for the retained interest as an associate, joint venture, or financial asset.

b.     Segment reporting

        The chief operating decision-maker is considered to be the Board of Directors of the Company. The chief operating decision-maker allocates resources and assesses performance of the business and other activities at the operating segment level. In addition, they review the IFRS consolidated financial statements.

        The chief operating decision-maker has determined that the Company has one operating segment—the development and commercialization of pharmaceutical formulations. All activities take place in the United States and all non-current assets are held in the United States.

2. Significant accounting policies (Continued)

c.     Foreign currency translation

(a)   Functional and Presentation Currency

        Items included in the financial statements of each of the Group's entities are measured using the currency of the primary economic environment in which the entity operates ("the functional currency"). The consolidated financial statements are presented in United States Dollars (U.S. $), which is the Company's functional and presentation currency.

(b)   Transactions and balances

        Foreign currency transactions are translated into the functional currency using the exchange rates at the dates of the transactions. Foreign exchange gains and losses resulting from the settlement of such transactions and from the translation of monetary assets and liabilities denominated in foreign currencies at year end exchange rates are generally recognized in profit or loss. They are deferred in equity if they relate to qualifying cash flow hedges and qualifying net investment hedges or are attributable to part of the net investment in a foreign operation.

        Foreign exchange gains and losses that relate to borrowings are presented in the statement of profit or loss, within finance costs. All other foreign exchange gains and losses are presented in the statement of profit or loss on a net basis within other income or other expenses.

        Non-monetary items that are measured at fair value in a foreign currency are translated using the exchange rates at the date when the fair value was determined. Translation differences on assets and liabilities carried at fair value are reported as part of the fair value gain or loss. For example, translation differences on non-monetary assets and liabilities such as equities held at fair value through profit or loss are recognized in profit or loss as part of the fair value gain or loss and translation differences on non-monetary assets such as equities classified as available-for-sale financial assets are recognized in other comprehensive income.

d.     Research and development costs

        Expenditure on drug development activities is capitalized only if all of the following conditions are met:

  •
  it is probable that the asset will create future economic benefits;

  •
  the development costs can be measured reliably;

  •
  technical feasibility of completing the intangible asset can be demonstrated;

  •
  there is the intention to complete the asset and use or sell it;

  •
  there is the ability to use or sell the asset; and

  •
  adequate technical, financial, and other resources to complete the development and to use or sell the asset are available.

        These conditions are generally met when a filing is made for regulatory approval for commercial production. Otherwise, costs on research activities are recognized as an expense in the period in which they are incurred. At this time the Group does not meet all conditions and therefore development costs are recorded as expense in the period in which the cost is incurred.

2. Significant accounting policies (Continued)

e.     Intangible assets

        Intangible assets are stated at cost, net of any amortization and any provision for impairment. Where a finite useful life of the acquired intangible asset cannot be determined, the asset is not subject to amortization but is tested for impairment annually or more frequently whenever events or changes in circumstances indicate that the carrying amount may not be recoverable.

f.      Impairment of non-financial assets

        Assets that have an indefinite useful life are not subject to amortization and are tested annually for impairment, or more frequently if events or changes in circumstances indicate that they might be impaired. Other assets are tested for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. An impairment loss is recognized for the amount by which the asset's carrying amount exceeds its recoverable amount. The recoverable amount is the higher of an asset's fair value less costs of disposal and value in use. For the purposes of assessing impairment, assets are grouped at the lowest levels for which there are separately identifiable cash inflows which are largely independent of the cash inflows from other assets or groups of assets (cash-generating units). Non-financial assets other than goodwill that suffered an impairment are reviewed for possible reversal of the impairment at the end of each reporting period. In the year ended December 31, 2015, management reviewed the carrying amount of these assets and determined that no adjustments to carrying values were required.

g.     Financial instruments—initial recognition and subsequent measurement

        A financial instrument is any contract that gives rise to a financial asset of one entity and a financial liability or equity instrument of another entity.

a)
Financial assets, initial recognition and measurement

        All financial assets, such as receivables and deposits, are recognized initially at fair value plus, in the case of financial assets not recorded at fair value through profit or loss, transaction costs that are attributable to the acquisition of the financial asset.

        The Group assesses, at each reporting date, whether there is objective evidence that a financial asset or a collection of financial assets is impaired. An impairment exists if one or more events that has occurred since the initial recognition of the asset (an incurred "loss event"), has an impact on the estimated future cash flows of the financial asset or the group of financial assets that can be reliably estimated.

b)
Financial liabilities, initial recognition and measurement

        Financial liabilities are classified, at initial recognition, as financial liabilities at fair value through profit or loss, loans and borrowings, and payables, as appropriate. All financial liabilities are recognized initially at fair value and, in the case of loans and borrowings and payables, net of directly attributable transaction costs.

        The Group's financial liabilities include trade and other payables and loans and borrowings.

c)
Subsequent measurement

        The measurement of financial liabilities depends on their classification. Financial liabilities at fair value through profit or loss include financial liabilities held for trading and financial liabilities

2. Significant accounting policies (Continued)

designated upon initial recognition as at fair value through profit or loss. Financial assets at fair value through profit or loss are subsequently carried at fair value. Loans and receivables are subsequently carried at amortized cost using the effective interest method.

h.     Financial assets and liabilities

        Financial assets and financial liabilities are included in the Group's balance sheet when the Group becomes a party to the contractual provisions of the instrument. Financial assets are derecognized when the rights to receive cash flows from the investments have expired or have been transferred and the Group has transferred substantially all risks and rewards of ownership have been transferred.

Non-derivative financial instruments

Cash and cash equivalents

        Cash and cash equivalents include bank balances, demand deposits, and other short-term, highly liquid investments (with less than three months to maturity) that are readily convertible into a known amount of cash and are subject to an insignificant risk of fluctuations in value.

Financial liabilities and equity

        The Group classifies an instrument, or its component parts, on initial recognition as a financial liability or an equity instrument in accordance with the substance of the contractual arrangement and the definitions of a financial liability and an equity instrument.

        An instrument is classified as a financial liability when it is either (i) a contractual obligation to deliver cash or another financial asset to another entity; or (ii) a contract that will or may be settled in the Group's own equity instruments and is a non-derivative for which the Group is, or may be, obliged to deliver a variable number of the Group's own equity instruments or a derivative that will, or may be, settled other than by the exchange of a fixed amount of cash or another financial asset for a fixed number of the Group's own equity instruments.

        Incremental costs directly attributable to the issue of new ordinary shares or options are shown in equity as a deduction, net of tax, from the proceeds.

        An equity instrument is defined as any contract that evidences a residual interest in the assets of an entity after deducting all of its liabilities. An instrument is an equity instrument only if the issuer has an unconditional right to avoid settlement in cash or another financial asset.

Trade payables

        Trade payables are obligations to pay for goods or services that have been acquired in the ordinary course of business from suppliers. Trade payables are classified as current liabilities if payment is due within one year or less (or in the normal operating cycle of the business if longer). If not, they are presented as non-current liabilities.

        Trade payables are initially measured at fair value, and are subsequently measured at amortized cost, using the effective interest rate method.

Equity instruments

        Equity instruments issued by the Company are recorded at the proceeds received. Direct issuance costs are processed as a deduction on equity.

2. Significant accounting policies (Continued)

Derivative financial instruments

        The Group does not have a policy of engaging in speculative transactions, nor does it issue or hold financial instruments for trading purposes.

        The Group has entered into various financing arrangements with its investors, including convertible loans. These convertible loans each include embedded financial derivative elements (being the right to acquire equity in the Group at a future date for a pre-determined price). Therefore, while the Group does not engage in speculative trading of derivative financial instruments, it may hold such instruments from time to time as part of its financing arrangements.

        Derivatives are initially recognized at fair value on the date a derivative contract is entered into and are subsequently re-measured at their fair value. The resulting gain or loss is recognized in the consolidated income statement, as the Group currently does not apply hedge accounting.

Impairment of financial assets

        The Group assesses at the end of each reporting period whether there is objective evidence that a financial asset or group of financial assets is impaired. A financial asset or a group of financial assets is impaired and impairment losses are incurred only if there is objective evidence of impairment as a result of one or more events that occurred after the initial recognition of the asset (a "loss event") and that loss event (or events) has an impact on the estimated future cash flows of the financial asset or group of financial assets that can be reliably estimated.

        Evidence of impairment may include indications that the debtors or a group of debtors is experiencing significant financial difficulty, default or delinquency in interest or principal payments, the probability that they will enter bankruptcy or other financial reorganization, and where observable data indicate that there is a measurable decrease in the estimated future cash flows, such as changes in arrears or economic conditions that correlate with defaults.

        For loans and receivables category, the amount of the loss is measured as the difference between the asset's carrying amount and the present value of estimated future cash flows (excluding future credit losses that have not been incurred) discounted at the financial asset's original effective interest rate. The carrying amount of the asset is reduced and the amount of the loss is recognized in the consolidated income statement. If a loan or held-to-maturity investment has a variable interest rate, the discount rate for measuring any impairment loss is the current effective interest rate determined under the contract. As a practical expedient, the Group may measure impairment on the basis of an instrument's fair value using an observable market price.

        If, in a subsequent period, the amount of the impairment loss decreases and the decrease can be related objectively to an event occurring after the impairment was recognized (such as an improvement in the debtor's credit rating), the reversal of the previously recognized impairment loss is recognized in the consolidated income statement.

i.      Offsetting financial instruments

        Financial assets and liabilities are offset and the net amount is reported in the balance sheet when there is a legally enforceable right to offset the recognized amounts and there is an intention to settle on a net basis, or realise the asset and settle the liability simultaneously. The legally enforceable right must not be contingent on future events and must be enforceable in the normal course of business and in the event of default, insolvency, or bankruptcy of the Group or the counterparty.

2. Significant accounting policies (Continued)

j.      Share-based payment transactions

        The fair value of options and warrants granted to employees, directors, and consultants is normally recognized as an expense, with a corresponding increase in equity, over the period in which the option and warrant holders become unconditionally entitled to the options and warrants unless incremental and directly attributable to an equity transaction in which case it is deducted from equity. The fair value of the options and warrants granted is measured using an option valuation model, taking into account the terms and conditions upon which the options were granted. The amount recognized as an expense is adjusted to reflect the actual number of share options and warrants that vest except where forfeiture is due only to share prices not achieving the threshold for vesting.

        Where a third party has provided goods or services in exchange for a compound financial instrument, such as a convertible promissory note, and where the fair value of the goods of services is measured directly, the fair value of the equity component is measured as the differences between the fair value of the goods or services received and the fair value of the debt component.

k.     Financial income and expenses

        Financial income comprises interest receivable on funds invested. Financial expenses comprise interest payable.

        Interest income and interest payable are recognized in the income statement as they accrue, using the effective interest method.

l.      Taxation

        Tax on the profit or loss for the year comprises current and deferred tax. Tax is recognized in the income statement except to the extent that it relates to items recognized directly in equity, in which case it is recognized in equity.

        Current tax is the expected tax payable on the taxable income for the period, using tax rates enacted or substantively enacted at the balance sheet date and any adjustment to tax payable in respect of previous years.

        Deferred tax is provided on temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. The following temporary differences are not provided for: the initial recognition of goodwill; the initial recognition of assets or liabilities that affect neither accounting nor taxable profit other than in a business combination; and differences relating to investments in subsidiaries to the extent that they will probably not reverse in the foreseeable future. The amount of deferred tax provided is based on the expected manner of realization or settlement of the carrying amount of assets and liabilities, using tax rates enacted or substantively enacted at the balance sheet date.

        A deferred tax asset is recognized only to the extent that it is probable that future taxable profits will be available against which the temporary difference can be utilized.

m.    Earnings per share

        Basic EPS is calculated by dividing the profit or loss attributable to shares of the Company by the weighted average number of shares outstanding during the period. Diluted EPS is determined by adjusting the profit or loss attributable to shareholders and the weighted average number of shares outstanding for the effects of all dilutive potential shares, which comprise share options and warrants

2. Significant accounting policies (Continued)

granted to employees and non-employees. Where the Group makes a loss, diluted EPS equates to basic EPS.

n.     Borrowings

        Borrowings are recognized initially at fair value, net of transaction costs incurred. Borrowings are subsequently measured at amortized cost. Any difference between the proceeds (net of transaction costs) and the redemption amount is recognized in profit or loss over the period of the borrowings using the effective interest method.

        Debt issuance costs on loan facilities are recognized as transaction costs of the loan to the extent that it is probable that some or all of the facility will be drawn down. In this case, the fee is deferred until the draw-down occurs. To the extent there is no evidence that it is probable that some or all of the facility will be drawn down, the fee is capitalized as a pre-payment for liquidity services and amortized over the period of the facility to which it relates.

o.     Equity

        An instrument, or its component parts, is classified on initial recognition as a financial liability or an equity instrument in accordance with the substance of the contractual arrangement and the definitions of a financial liability and an equity instrument.

        An instrument is classified as a financial liability when it is either (i) a contractual obligation to deliver cash or another financial asset to another entity; or (ii) a contract that will, or may be, settled in the Company's own equity instruments and is a non-derivative for which the Company is, or may be, obliged to deliver a variable number of the Company's own equity instruments or a derivative that will or may be settled other than by the exchange of a fixed amount of cash or another financial asset for a fixed number of the Company's own equity instruments.

        Incremental costs directly attributable to the issue of new ordinary shares or options are shown in equity as a deduction, net of tax, from the proceeds.

        An equity instrument is defined as any contract that evidences a residual interest in the assets of an entity after deducting all of its liabilities. An instrument is an equity instrument only if the issuer has an unconditional right to avoid settlement in cash or another financial asset.

Ordinary Shares

        Ordinary shares are classified as equity. Incremental costs directly attributable to the issue of new shares or options are shown in equity as a deduction from the proceeds, net of tax.

p.     Critical accounting estimates and judgements

        In preparing the financial information, the directors have to make judgments on how to apply the Company's accounting policies and make estimates about the future. The critical judgments that have been made in arriving at the amounts recognized in the financial information and the key sources of

2. Significant accounting policies (Continued)

estimation uncertainty that have a significant risk of causing a material adjustment to the carrying value of assets and liabilities in the next financial year, are discussed below:

Acquisition and valuation of the Nuprim Assets

        The directors, on assessing if the acquisition of the Nuprim Assets was of a business or of a group of assets, considered:

  •
  the identified elements of the acquired group;

  •
  the capability of the acquired group to produce outputs; and

  •
  the impact that any missing elements have on a market participant's ability to produce outputs with the acquired group.

        As the acquired group was not accompanied by any associated processes and because the acquired assets do not have planned principal activities, or a plan to produce outputs, the Directors considered the acquisition to be of a group of assets, not a business.

        The directors use their judgement to identify the separate intangible assets and then determine a fair value for each based upon the consideration paid, the nature of the asset, industry statistics, future potential, and other relevant factors. These fair values are tested for impairment annually.

Research and development expenditures

        Research expenditures are currently not capitalized because the criteria for capitalization are not met. At each balance sheet date, the Group estimates the level of service performed by the vendors and the associated costs incurred for the services performed.

        Although we do not expect the estimates to be materially different from amounts actually incurred, the understanding of the status and timing of services performed relative to the actual status and timing of services performed may vary and could result in reporting amounts that are too high or too low in any particular period.

Share-based payments

        The Directors have to make judgments when deciding on the variables to apply in arriving at an appropriate valuation of share-based compensation and similar awards including appropriate factors for volatility, risk free interest rate, and applicable future performance conditions and exercise patterns.

3. Financial risk management

        This note explains the Group's exposure to financial risks and how these risks could affect the Group's future financial performance.

a.     Credit risk

        Credit risk arises from cash and cash equivalents, deposits with banks and financial institutions, and if a counterparty will default on its contractual obligations resulting in financial loss to the Group.

        The credit risk on liquid funds is limited because cash balances are held with bank and financial institutions with credit-ratings assigned by international credit-rating agencies. All deposits are held with banks with S&P ratings of A-2 and AA- for short-term deposits.

3. Financial risk management (Continued)

        At December 31, 2015, no current asset receivables were aged over three months. No receivables were impaired.

b.     Liquidity risk

        Liquidity risk is the risk that the Group will not be able to meet its financial obligations as they fall due. The principal risk to which the Group is exposed is liquidity risk.

        The Group finances its operations using cash raised through the issue of equity. The Group manages its liquidity risk by monitoring cash flows against forecast requirements based on an 18-month cash forecast. The directors acknowledge that uncertainty remains over the ability of the Group to have the resources to fully support the iclaprim trials. However, the directors believe the Group will be able to secure financing through public markets, private financing, and partnering opportunities. In addition, since the majority of costs are associated with the clinical trials of iclaprim, the directors believe the trials can be slowed or stopped. Although these measures would have an adverse effect on the commercialization of iclaprim, the cost savings would extend the Group's ability to maintain itself as a going concern.

        The Group would also like to begin clinical trials of iclaprim in other disease indications. In order to commence these trials, the Group would need to obtain additional financing. A delay in beginning these additional trials could lead to a decrease in the Group's prospects for the commercialization of iclaprim. In order to continue the current clinical trials of iclaprim and commence new clinical trials the Group is heavily dependent on the public markets both in the United Kingdom and United States. A downturn in the public markets, especially in biotech, may make it difficult for the Group to obtain sufficient funds to continue its clinical trials and the commercialization of iclaprim. The current clinical trials of iclaprim have just commenced and the outcome of the trials is not expected to be known until the second quarter of 2017 with respect to the REVIVE-1 trial and the second half with respect to the REVIVE-2 trial. Should the clinical trial results be unfavorable, the Group's ability to raise additional funds and the commercialization of iclaprim would be severely diminished.

        In the event that the Group does not have adequate capital to maintain or develop its business, additional capital may not be available to the Group on a timely basis, on favorable terms, or at all, which could have a material and negative impact on its business and results of operations.

        Contractual maturities of financial liabilities:

At December 31, 2015	< 1 year	Between 1 and 2 years	Between 2 and 5 years	Over 5 years	Total
	U.S. $	U.S. $	U.S. $	U.S. $
Trade and other payables	987,083	—	—	—	987,083
Accrued interest payable	197,175	—	—	—	197,175
Payable on completion of clinical trial	—	500,000	—	—	500,000
Other interest bearing loans and borrowings	3,550,786	—	—	—	3,550,786

	4,735,044	500,000	—	—	5,235,044

3. Financial risk management (Continued)

At December 31, 2014	< 1 year	Between 1 and 2 years	Between 2 and 5 years	Over 5 years	Total
	U.S. $	U.S. $	U.S. $	U.S. $
Trade and other payables	2,393,616	—	—	—	2,393,616
Accrued interest payable	1,769,330	—	—	—	1,769,330
Other interest bearing loans and borrowings	6,981,454	—	—	—	6,981,454

	11,144,400	—	—	—	11,144,400

c.     Market risk

Foreign currency risk

        The Group undertakes certain transactions denominated in foreign currencies. Hence, exposures to exchange rate fluctuations arise. Exchange rate exposures are managed by minimizing the balance of foreign currencies to cover expected cash flows during periods where there is strengthening in the value of the foreign currency. The Group holds part of its cash resources in U.S. dollars and British pound sterling ("£," "pounds sterling" or "Sterling"). The valuation of the cash fluctuates along with the U.S. dollar/sterling exchange rate. No hedging of this risk is undertaken.

        The carrying amounts of foreign currency denominated monetary net assets at the reporting date are as follows:

	2015	2014
	U.S. $	U.S. $
Sterling—Cash	2,617,033	—

        At December 31, 2015, if pounds sterling had weakened/strengthened by 5% against the U.S. dollar with all other variables held constant, the loss for the year would have been U.S. $131,000 (2014: U.S. $0) higher/lower.

Interest rate risk

        The Group's exposure to interest rate risk is limited to the cash and cash equivalent balance of U.S. $28,594,347 and its financing exposures that are at fixed rates of interest. Changes in interest rates would have no significant impact on the profit or losses of the Group.

d.     Capital risk management

        The directors define capital as the total equity of the Company. The directors' objectives when managing capital are to safeguard the ability to continue as a going concern in order to provide returns for shareholders and benefits for other stakeholders and to maintain an optimal structure to reduce the cost of capital. In order to maintain an optimal capital structure, the directors may adjust the amount of dividends paid to shareholders, return capital to shareholders and issue new shares to reduce debt.

4. Gains on settlement of contract disputes, expense items and finance income and costs

        This note provides a breakdown of the items included in gains on settlement of contract disputes, finance income, and costs and an analysis of expenses by nature.

4. Gains on settlement of contract disputes, expense items and finance income and costs (Continued)

a.     Non-cash settlement

	Year ended December 31,
	2015	2014
	U.S. $	U.S. $
Gains on settlement of contract disputes	5,027	360,060

	5,027	360,060

        The gain of $360,060 in 2014 relates to $284,842 written off as part of a settlement agreement with a director for monies owing in relation to services as Chief Executive Officer (as disclosed in Note 19) and which was no longer payable under the terms of a settlement agreement in 2014 and a further $72,218, previously owed to a third party, and written off as part of a settlement agreement.

b.     Breakdown of expenses by nature

	Year ended December 31,
	2015	2014
	U.S. $	U.S. $
General and administrative expenses
Employee benefits expenses	1,146,566	302,468
Directors' fees	380,969	—
Advisory fees	459,904	240,000
Legal and professional fees	1,277,552	510,143
Other expenses	312,189	43,505

	3,577,180	1,096,116

Research and development costs	4,680,940	—

        Research and development costs relate to outsourced contract research organization expenses of $3,055,421, clinical operations expenses of $676,052 and $949,467 in relation to chemistry and manufacturing development and other non-clinical development.

c.     Finance income and costs

	Year ended December 31,
	2015	2014
	U.S. $	U.S. $
Finance income
Interest from financial assets	15,028	78

	15,028	78

Finance costs
Interest paid/payable for financial liabilities	(268,216)	(449,036)

	(268,216)	(449,036)

Net finance costs	(253,188)	(448,958)

5. Employee numbers and costs

        The monthly average number of persons employed by the Group (including executive directors but excluding non-executive directors) and key management personnel during the year, analyzed by category, was as follows:

	Year ended December 31,
	2015	2014
Executive Directors	2	1

Key management personnel	2	0

	4	1

        The aggregate payroll costs of executive directors and key management personnel were as follows:

	Year ended December 31,
	2015	2014
	U.S. $	U.S. $
Short-term benefits:
Wages and salaries	935,081	210,000
Social security and other employer costs	60,604	—
Share-based payments	150,881	92,468

	1,146,566	302,468

6. Directors' remuneration

	Salaries and fees	Bonuses(1)	Benefits in kind	Social security	2015 Total	2014 Total
	U.S. $	U.S. $	U.S. $	U.S. $	U.S. $	U.S. $
Executive
Graham Lumsden	315,000	225,000	—	17,180	557,180	—
Robert Bertoldi	55,558	75,000	—	4,568	135,126	—
Non-executive
Richard Morgan	63,372	153,700	—	—	217,072	—
Charlotta Ginman	28,741	—	—	3,301	32,042	—
Jonathan Gold	25,881	—	—	—	25,881	—
Zaki Hosny	28,756	—	—	—	28,756	—
Mary Lake Polan	25,881	—	—	—	25,881	—
John Stakes	28,756	—	—	—	28,756	—
Bruce Williams	25,881	—	—	—	25,881	—

Total	597,826	453,700	—	25,049	1,076,575	—

(1)
Bonuses were awarded to executive directors and the Chairman in recognition of their extraordinary service in successfully completing the acquisition of the Nuprim Assets, the AIM listing, a secondary fund raising, receiving QIDP designation from the FDA, and initiating of the Phase 3 clinical trials.

        The highest paid director's aggregate emolument was U.S. $557,180 for the year. The director did not exercise share options during the year.

6. Directors' remuneration (Continued)

        Directors of the Company have been awarded rights to subscribe for shares in the Company as set out below.

	January 1, 2015	Granted	December 31, 2015	Exercise price	Grant date	Expiry date
				U.S. $
Richard Morgan	73,215	—	73,215	$0.70	January 1, 2010	January 1, 2020
	6,179	—	6,179	$0.70	January 1, 2011	January 1, 2021
	502,950	—	502,950	$0.14	December 4, 2014	December 4, 2024

	582,344	—	582,344

Robert Bertoldi	53,887	—	53,887	$0.70	January 1, 2010	January 1, 2020
	251,475	—	251,475	$0.14	December 4, 2014	December 4, 2024

	305,362	—	305,362

Charlotta Ginman	251,475	—	251,475	$0.14	December 4, 2014	December 4, 2024

	251,475	—	251,475

Jonathan Gold	73,502	—	73,502	$0.70	January 1, 2010	January 1, 2020
	5,964	—	5,964	$0.70	January 1, 2011	January 1, 2021
	251,475	—	251,475	$0.14	December 4, 2014	December 4, 2024

	330,941	—	330,941

Zaki Hosny	53,888	—	53,888	$0.70	June 18, 2009	June 18, 2019
	14,370	—	14,370	$0.70	January 1, 2010	January 1, 2020
	2,587	—	2,587	$0.70	January 1, 2011	January 1, 2021
	107,774	—	107,774	$0.14	January 30, 2013	January 30, 2023
	251,475	—	251,475	$0.14	December 4, 2014	December 4, 2024

	430,094	—	430,094

Graham Lumsden	574,800	—	574,800	$0.14	May 25, 2013	May 25, 2023
	2,874,000	—	2,874,000	$0.14	December 4, 2014	December 4, 2024

	3,448,800	—	3,448,800

Mary Lake Polan	67,036	—	67,036	$0.70	January 1, 2010	January 1, 2020
	5,461	—	5,461	$0.70	January 1, 2011	January 1, 2021
	251,474	—	251,474	$0.14	December 4, 2014	December 4, 2024

	323,971	—	323,971

John Stakes	62,366	—	62,366	$0.70	January 1, 2010	January 1, 2020
	2,802	—	2,802	$0.70	January 1, 2011	January 1, 2021
	251,474	—	251,474	$0.14	December 4, 2014	December 4, 2024

	316,642	—	316,642

Bruce Williams	67,252	—	67,252	$0.70	January 1, 2010	January 1, 2020
	28,740	—	28,740	$0.70	January 16, 2010	January 16, 2020
	71,850	—	71,850	$0.70	November 15, 2010	January 16, 2020
	2,802	—	2,802	$0.70	January 1, 2011	January 1, 2021
	251,474	—	251,474	$0.14	December 4, 2014	December 4, 2024

	422,118	—	422,118

7. Income tax expense

        Recognized in the income statement:

	Year ended December 31,
Current tax expense	2015	2014
	U.S. $	U.S. $
U.K. Corporation taxes	—	—
Overseas taxes	774	876

	774	876

        The main rate of U.K. corporation tax was reduced from 21% to 20% from April 1, 2015 and has been reflected in these financial statements.

        The tax expense recognized for the year is lower (2014: lower) than the standard rate of corporation tax in the United Kingdom of 20.25% (2014: 21.5%). The differences are reconciled below:

Reconciliation of effective tax rate:	2015	2014
	U.S. $	U.S. $
Loss on ordinary activities before taxation	(8,515,925)	(1,185,014)

U.K. Corporation tax at 20.25%	(355,889)	—
Overseas tax at higher rate	(2,297,873)	(402,905)
Effects of:
Unrecognized losses	(2,652,988)	(402,029)
Other adjustments-overseas taxes	774	876

Total tax charge	774	876

        There is an unrecognized deferred tax asset of U.S. $298,771, relating to deferred tax on losses generated of U.S. $1,757,475 in the United Kingdom.

8. Loss per share

        Basic loss per share is calculated by dividing the loss attributable to equity holders of the Company by the weighted average number of shares in issue during the year. For comparative purposes, the weighted average number of shares in issue in the year ended December 31, 2014 have been adjusted to reflect the reverse stock split in the capital of Motif BioSciences Inc. on March 13, 2015 and the shares issued in consideration for the transfer of the entire issued common stock of Motif BioSciences Inc. In accordance with IAS 33, where the Group has reported a loss for the period, the shares are anti-dilutive.

	Year ended December 31,
	2015	2014
	U.S. $	U.S. $
Loss after taxation	(8,516,699)	(1,185,890)
Basic and diluted weighted average shares in issue	61,225,922	36,726,342

Basic and diluted loss per share	(0.14)	(0.03)

8. Loss per share (Continued)

        The following potentially dilutive securities outstanding at December 31, 2015 and 2014 have been excluded from the computation of diluted weighted average shares outstanding, as they would be antidilutive.

	2015	2014
	U.S. $	U.S. $
Convertible promissory notes	14,510,770	—
Warrants	6,925,962	—
Share options	7,182,674	—

	28,619,406	—

9. Intangible assets

As of January 1, 2014
Cost	—
Accumulated amortization and impairment	—

Net book amount at January 1, 2014	—
Additions	—
Amortization charge	—

Net book amount at December 31, 2014	—

As of December 31, 2014
Cost	—
Accumulated amortization and impairment	—

Net book amount at December 31, 2014	—
Additions	6,195,748
Amortization charge	—

Net book amount at December 31, 2015	6,195,748

        Motif BioSciences Inc., acquired the exclusive rights to the Nuprim Assets and the rights to acquire 613 kilograms of iclaprim API over a period ending December 31, 2017. Iclaprim was originally discovered by F. Hoffman-La Roche Ltd. and was sold to and developed by Arpida AG on June 1, 2001. On November 30, 2009, Acino Holding Ltd acquired the iclaprim business from Arpida Ltd. Acino Pharma AG ("Acino") sold all rights, title and interest to iclaprim to Life Sciences Management Group, Inc. ("LSMG") on September 13, 2013. LSMG then assigned all of its rights to iclaprim to Nuprim. As part of the acquisition, Motif BioSciences Inc. is responsible for such costs and expenses related to or arising from the transfer of the Nuprim Assets, including storage and delivery costs of the physical drug supply and inventory which are due and payable after October 17, 2014. Motif BioSciences Inc. issued 1,513,040 (post reverse stock split) shares of common stock to the shareholders of Nuprim that were held in escrow until the closing of the reorganization. These shares of common stock of Motif BioSciences Inc. were converted into ordinary shares in of the Company on admission.

        On December 31, 2014, Motif BioSciences Inc. finalized the terms of an agreement for the acquisition of the Nuprim Assets, which was contingent upon the completion of an initial public offering on AIM in the United Kingdom. Upon the successful initial public offering and admission to AIM, 9,805,400 ordinary shares of the Company and 9,432,033 warrants were issued to the former Nuprim shareholders. The warrants have an exercise price of 20 pence and expire on the date ten years from the closing date of the transaction. In the event that Motif BioSciences Inc. fails to advance the

9. Intangible assets (Continued)

development of iclaprim by commencing clinical development by February 15, 2017, the former Nuprim shareholders have the right to acquire the Nuprim Assets for a purchase price of U.S. $10,000. Motif BioSciences Inc. has commenced clinical development of iclaprim. The right of the Nuprim shareholders to acquire the Nuprim Assets has therefore ended.

        The directors do not believe that the transaction between Motif BioSciences Inc. and Nuprim meets the definition of an acquisition of a business as set out in IFRS 3 and is therefore accounted for as an acquisition of an asset.

        The fair value of the assets acquired under the arrangement represent the aggregate estimated value of:

  •
  11,318,439 ordinary shares of the Company at the placing price of 20 pence per share;

  •
  9,432,033 non-assignable warrants at the placing price of 20 pence per ordinary share; and

  •
  a milestone payment of U.S. $500,000 to be paid by Motif BioSciences Inc. to Acino contingent upon completion of the first Phase 3 trial.

        The value of the warrants has been estimated using the Black-Scholes option pricing model with appropriate factors for volatility and risk free interest rate. The directors consider the separable value of the active pharmaceutical ingredients is unlikely to constitute a material component of the fair value of the assets acquired. No discount has been applied to the expected milestone payment of U.S. $500,000 as the relevant Phase 3 trial has been initiated and therefore the contingency has been met. Management expect to settle the milestone payment by the end of 2017.

        Details of the purchase consideration and amounts attributed to net assets acquired are as follows:

U.S. $
Purchase consideration:
Ordinary shares in Motif Bio plc	3,355,375
Warrants to subscribe for ordinary shares in Motif Bio plc	2,340,373

Total purchase consideration	5,695,748

Nuprim Assets	6,195,748
Milestone payment	(500,000)

Net assets acquired	5,695,748

        As the asset is not yet available for commercial use, no amortization has been charged to date. The Group performs an impairment test over the asset on an annual basis. The asset, iclaprim, is a novel antibiotic drug designed to be effective against bacteria that have developed resistance to other antibiotics. Iclaprim is currently in two Phase 3 studies in ABSSSI, a common serious infectious disease involving multi-drug resistant bacteria. Motif has engaged Covance Inc., a leading clinical research organization to manage the Phase 3 studies. Management estimate this could be an expense of U.S.$50 million to complete the studies. Six hundred patients will be dosed in each study over a period of approximately 18 months. The first patient was dosed in March 2016. Data from the REVIVE-1 trial is expected in the second quarter of 2017. Data from the REVIVE-2 trial is expected in the second half of 2017. As iclaprim is being actively developed in two Phase 3 studies and the potential market for iclaprim is several hundred million U.S. dollars, there is no impairment at December 31, 2015.

10. Prepaid expenses and other receivables

Amounts due within one year	December 31 2015	December 31 2014
	U.S. $	U.S. $
Other receivables and prepayments	167,657	210,661
Amounts due from subsidiary	—	—

	167,657	210,661

        Included in other receivables at December 31, 2014 is an amount of U.S. $210,583 in relation to the acquisition of the Nuprim Assets. On October 17, 2014, Motif BioSciences Inc. issued 2,105,832 common shares to the shareholders of Nuprim at the execution of an agreed upon term sheet. Under the term sheet, Nuprim was merged into Motif BioSciences Inc. and Motif BioSciences Inc. acquired the exclusive rights to the Nuprim Assets, the issued shares of common stock in Motif BioSciences Inc. were held in escrow until the closing of the reorganization. The directors considered the fair value of the common shares in Motif BioSciences Inc. at the date of issue to be U.S. $0.10 per share.

        The maximum exposure to credit risk at the end of each reporting period is the fair value of each class of receivables set out above. The Group held no collateral as security. The directors estimate that the carrying value of receivables approximated their fair value.

11. Cash and cash equivalents

	December 31, 2015	December 31, 2014
	U.S. $	U.S. $
Cash at bank	28,594,347	3,281

	28,594,347	3,281

12. Trade and other payables

Amounts due within one year	December 31, 2015	December 31, 2014
	U.S. $	U.S. $
Trade payables	108,247	22,243
Accrued expenses	877,238	2,241,644
Amounts due to shareholders	1,598	129,729

	987,083	2,393,616

        Included in trade and other payables were amounts due to shareholders in respect of accrued interest on loan notes (see note 13) and other liabilities as follows:

Amounts due within one year	December 31, 2015	December 31, 2014
	U.S. $	U.S. $
Amounts due to Amphion Innovations plc	78,409	1,513,080
Amounts due to Amphion Innovations US, Inc	110,769	177,463

	189,178	1,690,543

        The directors estimate that the carrying value of trade and other payables approximated their fair value.

13. Other interest bearing loans and borrowings

Amounts due within one year	December 31, 2015	December 31, 2014
	U.S. $	U.S. $
Convertible promissory notes	—	200,000
Notes payable to shareholders	3,550,786	6,781,454
Accrued interest expense	197,175	1,769,330

	3,747,961	8,750,784

        The convertible promissory notes were issued in July 2008 by Motif BioSciences Inc. The notes accrued interest at 5% per annum until maturity and accrued interest at 7% after maturity. In the event Motif BioSciences Inc. received aggregate gross proceeds that equaled or exceeded U.S. $4,000,000 from a financing that includes the offering of the notes including conversion of Motif BioSciences Inc.'s existing debt, the principal amount of these notes and the accrued but unpaid interest would automatically be converted into shares of Motif BioSciences Inc.'s Series D preferred shares, at a per share price equal to the lower of U.S. $4.00 and the lowest sales price of the Motif BioSciences Inc.'s preferred shares in relevant prior offerings. At any time prior to the occurrence of a mandatory conversion, the note holder could convert the principal and accrued but unpaid interest into shares of Motif BioSciences Inc.'s Series D preferred shares at a per share price equal to the lower of U.S. $4.00 and the lowest sales price of the Motif BioSciences Inc.'s preferred stock in relevant prior offerings. On January 20, 2015, the convertible promissory noteholders exercised the option, conditional upon the Company's admission on AIM, to convert U.S. $200,000, of convertible promissory notes and U.S. $78,787 of accrued interest into shares of Motif BioSciences Inc. Upon the Company's admission to AIM, the shares were converted into ordinary shares of the Company under the terms of the Motif Merger Agreement, described in note 16.

        The notes payable to the shareholders are demand notes from a shareholder of the Group—Amphion Innovations plc and its subsidiary, Amphion Innovations US, Inc. At December 31, 2014, the notes accrued interest at 5% per annum. If the principal or accrued interest remained outstanding at such time as Motif BioSciences Inc. concluded an equity financing that equaled or exceeded one million U.S. dollars, the note holder could convert all or part of the principal balance plus accrued but unpaid interest into the securities of Motif BioSciences Inc. issued in the financing at a conversion rate equal to the price per security at which the securities are issued in the financing. On April 1, 2015, Amphion Innovations plc converted U.S. $6,000,000 of notes and accrued interest into shares of Motif BioSciences Inc. The new notes, which accrue interest at 7% per annum, mature on December 31, 2016 and can be converted into ordinary shares of the Company at the rate of U.S. $0.2447 per share, and have been accounted for under IFRS 2.

        In January 2015, Motif BioSciences Inc. entered into four convertible promissory notes totaling U.S. $704,210 as part of a pre-AIM admission fundraising. Upon the Company's admission to AIM, the notes were converted into 2,612,766 ordinary shares of the Company. The Company issued 499,570 warrants to noteholders with an exercise price of 20 pence per share. The expiration date for 176,246 of the warrants was December 31, 2015 and December 31, 2016 for 323,324 of the warrants.

14. Share-based payments

        Motif BioSciences Inc. issued options and warrants to employees, directors, consultants and note holders. Under the Merger Agreement between Motif Acquisition Sub, Inc. and Motif BioSciences Inc., described in note 16, each outstanding share option granted by Motif BioSciences Inc. was assumed and converted by the Company into options to subscribe for ordinary shares of the Company. The

14. Share-based payments (Continued)

number of share options and the exercise prices have been adjusted to reflect the reverse stock split in the capital of Motif BioSciences Inc. on March 13, 2015.

        On December 4, 2014, Motif BioSciences Inc. adopted a Share Option Plan (the "Plan") under which options can be granted to employees, consultants, and directors. Under the Plan 9,304,575 (post-reverse stock split) options were issued in 2014 that will vest over three years and expire ten years from the date of grant.

        The Company adopted a Share Option Plan (the "New Plan") on April 1, 2015. This New Plan replaces Motif BioSciences Inc.'s Plan. There were no changes to the fair value of share options granted under the Plan with the only change being to grant the holders shares in the Company rather than Motif BioSciences Inc. upon exercising options. The exercise price for each option will be established in the discretion of the Board provided that the exercise price for each option shall not be less than the nominal value of the relevant shares if the options are to be satisfied by a new issue of shares by the Company and provided that the exercise price per share for an option shall not be less than the fair market value of a share on the effective date of grant of the option. Options will be exercisable at such times or upon such events and subject to such terms, conditions, performance criteria, and restrictions as determined by the Board on grant date. However, no option shall be exercisable after the expiration of ten years after the effective date of grant of the option. In 2015, 1,000,000 options were issued under the New Plan that will expire in ten years and vest over three years with no further performance criteria.

        For options exercised, the weighted average share price in 2015 was U.S. $0.22 (2014: U.S. $0.10).

	Number of share options	Weighted average exercise price
		U.S. $
Outstanding at January 1, 2014	5,993,793	0.727
Granted during the year	9,520,125	0.139
Forfeited during the year	(468,221)	0.157
Exercised during the year	(395,175)	0.084
Expired during the year	(515,331)	1.218

Outstanding at December 31, 2014	14,135,191	0.349
Granted during the year	13,381,076	0.372
Forfeited during the year	(915,923)	0.376
Exercised during the year	(363,054)	0.216
Expired during the year	(188,320)	4.175

Outstanding at December 31, 2015	26,048,970	0.334

        The fair value of options and warrants has been valued using the Black Scholes option pricing model. Volatility has been estimated by reference to historical stock price data of the Company. The assumptions for each option grant were as follows:

	Year ended December 31,
	2015	2014
Weighted average share price (U.S. $)	0.40	0.14
Weighted average exercise price (U.S. $)	0.37	0.14
Expected volatility	79 - 94%	80 - 84%
Number of periods to exercise	10 years	10 years
Risk free rate	2.18 - 2.64%	2.15 - 2.64%
Expected dividends	—	—

14. Share-based payments (Continued)

        The range of exercise prices of the options at December 31, 2015 were U.S. $0.14-$0.87 (December 31, 2014: U.S. $0.14-$4.18). The weighted average remaining contractual life of the outstanding options is 7.8 years. The options will be equity settled. The share price used for the share option plan prior to being traded on AIM was based on management's assessment of the valuation of the Group given the net assets and future potential of the Group at the time of granting.

        The total expense recognized for the years arising from stock-based payments are as follows:

	Year ended December 31,
	2015	2014
	U.S. $	U.S. $
Share-based payment expense	325,908	300,147

Cost of issuance charged to equity	339,216	—

        Cost of issuance charged to equity relate to the issuance of warrants to the nominated advisor and the broker in relation to the AIM listing. All costs incurred were incremental and directly attributable to the equity transaction.

15. Share capital

Allotted, called up, and fully paid:	Number	U.S. $
In issue at December 31, 2014 (of Motif Bio Limited)	100	—
Issued during 2015:
Ordinary shares of 1p each	250,000	3,730
Ordinary shares of 1p each	36,726,242	544,378
Ordinary shares of 1p each	9,805,400	145,341
Ordinary shares of 1p each	657,894	9,752
Ordinary shares of 1p each	2,612,766	38,728
Ordinary shares of 1p each	14,186,140	211,645
Ordinary shares of 1p each	82,627	1,269
Ordinary shares of 1p each	25,147	390
Ordinary shares of 1p each	44,000,000	686,180
Ordinary shares of 1p each	140,321	2,128
Ordinary shares of 1p each	53,887	825
Ordinary shares of 1p each	25,147	389
Ordinary shares of 1p each	35,925	536

In issue at December 31, 2015 (of Motif Bio plc)	108,601,496	1,645,291

        The Company was incorporated, as Motif, Ltd., on November 20, 2014 with 100 ordinary shares of 1 pence each, which was subscribed for unpaid. The shares were transferred upon capitalization.

        On April 1, 2015, the Company issued 250,000 ordinary shares to an investor for its investment in the Company.

        On April 2, 2015, the Company issued 36,726,242 ordinary shares to the Motif BioSciences Inc. shareholders as consideration for the transfer of the entire issued common stock of Motif BioSciences Inc. to the Company.

15. Share capital (Continued)

        On April 2, 2015, the Company issued 9,805,400 ordinary shares to the former Nuprim shareholders as consideration for the Acquisition of Nuprim Assets.

        On April 2, 2015, the Company issued 657,894 ordinary shares to a creditor of Motif BioSciences Inc. in payment of the balance due.

        On April 2, 2015, the Company issued 2,612,766 shares to the pre-admission note holders upon conversion of the convertible promissory notes.

        On April 2, 2015, the Company issued 14,186,140 ordinary shares upon its admission on AIM at the price of 20 pence per share.

        During 2015, 186,808 ordinary shares were issued upon the exercise of options and 176,246 ordinary shares were issued upon the exercise of warrants.

        On July 21, 2015, the Company placed 44,000,000 new ordinary shares at a placing price of 50 pence per ordinary share for total net proceeds of £20,737,583 (U.S. $32,340,260).

        Share premium represents the excess over nominal value of the fair value consideration received for equity shares net of expenses of the share issue.

        Retained deficit represents accumulated losses.

        The Group re-organization reserve arose when the Company became the parent of the Group. The transaction, falling as it does outside the scope of IFRS 3, has been accounted for as a group re-organization and not a business combination. The re-organization reserve can be derived by calculating the difference between the nominal value of the shares in the Company issued to the former shareholders in Motif BioSciences Inc. and the share capital and share premium of Motif BioSciences Inc. at the date of the merger.

        A minor fair value adjustment is also included in the reorganization reserve. This represents the uplift to fair value of the initial deposit shares in Motif BioSciences Inc. issued to the shareholders of Nuprim on the execution of the agreed upon term sheet of the Acquisition of Nuprim Assets (Note 9), which were converted to shares on admission to AIM.

16. Financial assets and financial liabilities

        The Group holds the following financial instruments:

Financial assets	Financial assets at amortized cost
U.S. $
2015
Prepaid expenses and other receivables	167,657
Due from shareholders	—
Cash and cash equivalents	28,594,347

28,762,004

2014
Notes receivable	12,000
Prepaid expenses and other receivables	210,661
Cash and cash equivalents	3,281

225,942

16. Financial assets and financial liabilities (Continued)

Financial liabilities	Financial liabilities at amortized cost
U.S. $
2015
Trade and other payables	1,184,258
Payable on completion of clinical trial	500,000
Other interest bearing loans and borrowings	3,550,786

5,235,044

2014
Trade and other payables	4,162,946
Payable on completion of clinical trial	—
Other interest bearing loans and borrowings	6,981,454

11,144,400

17. Group reorganization

        On February 18, 2015, Motif Bio Limited incorporated a Delaware subsidiary, Motif Acquisition Sub, Inc. On March 27, 2015, Motif BioSciences Inc., Motif Bio Limited, and Motif Acquisition Sub, Inc. entered into an agreement where, upon admission to AIM, Motif Acquisition Sub, Inc. merged with and into Motif BioSciences Inc. and Motif BioSciences Inc. continued as the surviving entity and became a wholly owned subsidiary of the Company.

        The former Motif BioSciences Inc. shareholders were issued 36,726,242 ordinary shares in the Company in exchange for their common stock in Motif BioSciences Inc. so that the former Motif BioSciences Inc. shareholders own an equivalent number of ordinary shares in of the Company as the number of shares of common stock that they had previously owned in Motif BioSciences Inc. All outstanding, unexercised, and vested stock options over shares of common stock in Motif BioSciences Inc. were converted into options over ordinary shares in the Company.

        The directors consider the acquisition of the entire issued common stock of Motif BioSciences Inc. by the Company to be a group re-organization and not a business combination and to fall outside the scope of IFRS 3. The transaction is accounted for as if both entities have always been combined, using book values, with no fair value adjustments made nor goodwill recognized.

18. Subsidiaries

Company name	Country of incorporation	Percentage shareholding	Percentage voting power	Method used to account for investment
Motif BioSciences Inc.	Delaware, U.S.	100%	100%	Consolidation

        The principal activity of Motif BioSciences Inc. is proprietary drug discovery research and development.

19. Related party transactions

Transactions with Amphion Innovations plc and Amphion Innovations US, Inc.

        At December 31, 2015, Amphion Innovations plc owned 26.08% of the issued ordinary shares in Motif Bio plc. In addition, the Amphion Group has provided funding for the activities of Motif

19. Related party transactions (Continued)

BioSciences Inc. through the issue of convertible interest bearing loan notes. Richard Morgan and Robert Bertoldi were directors of both the Company and Amphion Innovations plc in the period. Transactions between the Group and the Amphion Group are disclosed below:

	At and for the year ended December 31,
	2015	2014
	U.S. $	U.S. $
Amounts due to Amphion Innovations plc	—	116,777
Amounts due to Amphion Innovations US, Inc.	1,599	12,952
Notes payable to Amphion Innovations plc	1,471,700	5,894,746
Notes payable to Amphion Innovations US, Inc.	2,079,086	886,707
Accrued and unpaid interest on loan notes	189,178	1,690,543
Interest expense	189,178	435,036

        On April 1, 2015, the Company entered into an Advisory and Consultancy Agreement with Amphion Innovations US, Inc. The consideration for the services is U.S. $120,000 per annum. In the event that the Company raises a minimum of £5,000,000 in gross proceeds on AIM admission or a secondary raise, a one-time payment of U.S. $300,000 will be paid to Amphion Innovations US, Inc. This amount was paid on July 21, 2015. The agreement is for an initial period of twelve months and will automatically renew each year on the anniversary date unless either party notifies the other by giving 90 days written notice prior to expiration.

        On April 1, 2015, the Company entered into a Consultancy Agreement with Amphion Innovations plc for the services Robert Bertoldi, an employee of Amphion Innovations plc, to provide services to the Group. The consideration for the services is U.S. $5,000 per month. On November 1, 2015, the consideration increased to U.S. $180,000 annually. The agreement is for an initial period of twelve months and will automatically renew each year on the anniversary date unless either party notifies the other by giving 90 days written notice prior to expiration.

Transactions with key management personnel

        Gains on settlement of contract disputes include U.S. $5,027 (2014: U.S. $284,842) resulting from a settlement agreement regarding salary owed to a director from his term as CEO.

        The directors are responsible for planning, directing, and controlling the activities of the Company. Transactions between the Company and its key management personnel and are disclosed in notes 5 and 6 above.

19. Related party transactions (Continued)

Directors' remuneration

	Salaries and fees	Bonuses	Benefits in kind	Social security	2015 Total	2014 Total
	U.S. $	U.S. $	U.S. $	U.S. $	U.S. $	U.S. $
Executive
Graham Lumsden	315,000	225,000	—	17,180	557,180	—
Robert Bertoldi	55,558	75,000	—	4,568	135,126	—
Non-executive
Richard Morgan	63,372	153,700	—	—	217,072	—
Charlotta Ginman	28,741	—	—	3,301	32,042	—
Jonathan Gold	25,881	—	—	—	25,881	—
Zaki Hosny	28,756	—	—	—	28,756	—
Mary Lake Polan	25,881	—	—	—	25,881	—
John Stakes	28,756	—	—	—	28,756	—
Bruce Williams	25,881	—	—	—	25,881	—

Total	597,826	453,700	—	25,049	1,076,575	—

20. Post balance sheet events

        In January 2016, the Group appointed U.S. healthcare investment bank MTS Health Partners to advise on its future financing options within the U.S. market.

        In February 2016, Motif BioSciences Inc. entered into an agreement with BAL Pharma Consulting, LLC for the development and planning of the commercialization of iclaprim.

        In March 2016, the Group initiated dosing in the iclaprim Phase 3 trials for the treatment of acute bacterial skin and skin structure infections (ABSSSI). These clinical trials will assess the efficacy and safety of iclaprim compared to a standard of care antibiotic, vancomycin, for the treatment of ABSSSI.

        In March 2016, the Group appointed specialist adviser the Fulford Group Ltd. to assist Motif in developing and implementing strategies to commercialize iclaprim in territories outside of the United States.

        In April 2016, Jonathan Gold, a non-executive director, entered into a consulting agreement with Motif BioSciences Inc.

        In April 2016, Pete A. Meyers and Rajesh B. Shukla were appointed as Chief Financial Officer and Vice President Clinical Operations, respectively.

42,500,000 Ordinary Shares

Including Ordinary Shares in the Form of American Depositary Shares

together with Warrants to Purchase American Depositary Shares in a U.S. Offering and Ordinary Shares

together with Warrants to Purchase Ordinary Shares in a

European Placement

PROSPECTUS
                        , 2016

H.C. Wainwright & Co.

        Until                        , 2016, 25 days after the date of this prospectus, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 6.    Indemnification Of Directors And Officers

        The Registrant's memorandum and articles of association contain indemnification for the benefit of the Registrant's directors and executive officers to the fullest extent permitted by English law. However, as to the Registrant's directors and company secretary, this indemnity is limited by the Companies Act, which prescribe that an advance commitment to indemnify only permits a company to pay the costs or discharge the liability of a director or company secretary where judgment is given in favor of the director or company secretary in any civil or criminal action in respect of such costs or liability, or where an English court grants relief because the director or company secretary acted honestly and reasonably and ought fairly to be excused. Any provision whereby an English company seeks to commit in advance to indemnify its directors or company secretary over and above the limitations imposed by the Companies Act will be void, whether contained in its articles of association or any contract between the Registrant and the director or company secretary. This restriction does not apply to the Registrant's executive officers who are not directors, the company secretary or other persons who would be considered "officers" within the meaning of the Companies Act.

        The Registrant is permitted under its articles of association and the Companies Act to purchase directors' and officers' liability insurance, as well as other types of insurance, for its directors, officers, employees and agents.

        The Registrant has entered into indemnification agreements with each of its directors and officers. These indemnification agreements may subject to the provisions of the Companies Act require the Registrant, among other things, to indemnify its directors and officers for some expenses, including attorneys' fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of his or her service as one of its directors or officers, or any of its subsidiaries or any other company or enterprise to which the person provides services at its request.

        Reference is made to Item 9 of the Registrant's undertakings with respect to liabilities arising under the Securities Act of 1933, as amended, or the Securities Act. Reference is also made to the form of underwriting agreement filed as Exhibit 1.1 to this registration statement for the indemnification agreements between the Registrant and its underwriters.

Item 7.    Recent Sales Of Unregistered Securities

        During the past three years, we have issued and sold the securities described below without registering such securities under the Securities Act. None of these transactions involved any U.S. public offering. We believe that each of the following issuances was exempt from registration under the Securities Act in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions, Regulation D under the Securities Act, Rule 701 under the Securities Act or pursuant to Section 4(a)(2) of the Securities Act regarding transactions not involving a public offering.

        During 2014, 550,000 shares were issued to directors and former employees of the Company upon the exercise of share options for aggregate proceeds of $33,000 to the Company.

        On January 12, 2015, Motif BioSciences Inc. issued convertible promissory notes to four investors for a total of £470,298 (U.S.$704,210) (the "Noteholders"), the terms of which provided that the notes would automatically convert into our ordinary shares upon our admission to AIM.

        On April 1, 2015, the Company issued 250,000 ordinary shares to an investor as consideration for their investment of £50,000 (U.S.$74,620) in the Company.

        On April 2, 2015, the Company issued 14,186,140 ordinary shares in a public offering to European investors upon its admission on AIM at the price of 20 pence per share for net proceeds to the Company of £2.5 million (U.S.$3.3 million).

        On April 2, 2015, the Company issued 642,384 warrants with an exercise price of 20 pence per share to its nominated advisor, 642,384 warrants with an exercise price of 20 pence per share to its broker, and 82,321 warrants with an exercise price of 20 pence per share to MC Services AG, a fundraising advisor in partial consideration for their participation in the Company's AIM admission.

        On April 2, 2015, the Company issued 36,726,242 ordinary shares to the former Motif BioSciences Inc. shareholders in exchange for their shares of Motif BioSciences Inc. (constituting the entire issued and outstanding common stock of Motif BioSciences Inc.) to the Company.

        On April 2, 2015, in connection with the reorganization, the Company issued a $1,471,700 convertible note to Amphion Innovations plc and a $2,079,085.63 convertible note to Amphion Innovations US, Inc. for amounts previously advanced to Motif BioSciences Inc.

        On April 2, 2015, the Company issued 9,805,400 ordinary shares to the former shareholders of Nuprim, as consideration for their shares of Nuprim in the merger of Motif BioSciences Inc. and Nuprim. The Company also issued 9,432,033 warrants to the former Nuprim shareholders with an exercise price of 20 pence per share as part of the merger consideration.

        On April 2, 2015, the Company issued 2,612,766 shares to the Noteholders upon conversion of their convertible promissory notes. The Company also issued 499,570 warrants to these Noteholders with an exercise price of 20 pence per share.

        On April 2, 2015, the Company issued 657,894 ordinary shares to a creditor of Motif BioSciences Inc. in satisfaction of an outstanding balance due of $200,000.

        On June 23, 2015, the Company issued 1,082,384 warrants with an exercise price of 50 pence per share to Zeus Capital Management.

        On July 22, 2015, the Company issued 44,000,000 ordinary shares in a public offering to European investors for net proceeds to the Company of £20.7 million (U.S.$32.3 million).

        During 2015, the Company issued 1,000,000 share options to employees of the Company under its Share Option Plan.

        During 2015, the Company issued 186,808 ordinary shares to former employees and a former director of the Company upon the exercise of share options for aggregate proceeds of $51,003 to the Company.

        During 2015, the Company issued 176,246 ordinary shares to former convertible promissory note holders upon the exercise of warrants for aggregate proceeds of $53,267 to the Company.

        On September 14, 2016, the Company issued 409,000 ordinary shares to a convertible promissory noteholder as consideration for its agreement to forego interest payments under its note after June 30, 2016.

        In 2016, the Company has issued 3,261,577 share options to employees of the Company under its Share Option Plan.

Item 8.    Exhibits

        (a)   The exhibits to the registration statement are listed in the Exhibit Index attached hereto and incorporated by reference herein.

        (b)   Financial Statement Schedules

        None.

Item 9.    Undertakings

(f)
The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(h)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(i)
The undersigned registrant hereby undertakes that:

(1)
For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)
For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this Amendment No. 7 to the Registration Statement on Form F-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York on October 12, 2016.

MOTIF BIO PLC
By:	/s/ GRAHAM LUMSDEN Graham Lumsden Chief Executive Officer (principal executive officer) and Director

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 7 to the Registration Statement on Form F-1 has been signed by the following persons on the dates and in the capacities indicated below:

NAME	TITLE	DATE

/s/ GRAHAM LUMSDEN Graham Lumsden	Chief Executive Officer (principal executive officer) and Director	October 12, 2016
/s/ PETE MEYERS Pete Meyers	Chief Financial Officer (principal financial officer and principal accounting officer) and authorized representative in the United States	October 12, 2016
* Richard Morgan	Chairman, Director	October 12, 2016
* Charlotta Ginman-Horrell	Director	October 12, 2016
* Jonathan Gold	Director	October 12, 2016
* Zaki Hosny	Director	October 12, 2016
* Mary Lake Polan	Director	October 12, 2016

	* Bruce Andrew Williams	Director	October 12, 2016
	* Robert Bertoldi	Director	October 12, 2016
*By:	/s/ GRAHAM LUMSDEN Graham Lumsden Attorney-in-Fact		October 12, 2016

EXHIBIT INDEX

1.1	*	Form of Underwriting Agreement
2.1	*†	Agreement and Plan of Merger, dated as of December 31, 2014, by and among Nuprim, Inc., Nuprim Shareholders, Motif BioSciences Inc. and R. Michael Floyd as Nuprim Shareholders' Representative
2.2	*	Certificate of Merger, dated April 1, 2015 (merging Nuprim, Inc. into Motif BioSciences Inc.)
2.3	*	Agreement and Plan of Merger for the Acquisition of Motif, Inc. dated March 27, 2015
2.4	*	Certificate of Merger, dated March 31, 2015 (merging Motif Acquisition Sub Inc. into Motif BioSciences, Inc.)
3.1	*	Memorandum and Articles of Association
4.1	*	Form of Deposit Agreement
4.2	*	Form of American Depositary Receipt (included in Exhibit 4.1)
5.1	*	Opinion of Reed Smith LLP, U.K. counsel of Motif Bio plc, as to the validity of the ADSs
10.1	*	Convertible Note (U.S.$1,471,700) from Motif BioSciences Inc. to Amphion Innovations plc, dated April 2, 2015
10.2	*	Convertible Note (U.S.$2,079,085.63) from Motif BioSciences Inc. to Amphion Innovations US, Inc., dated April 2, 2015
10.3	*	Service Agreement, dated April 1, 2015, by and between Motif Bio Limited and Graham Lumsden
10.4	*	Employment Agreement, effective May 1, 2016, by and between Motif BioSciences Inc. and Pete A. Meyers
10.5	*	Employment Agreement, effective May 1, 2015, by and between Motif BioSciences Inc. and David Huang.
10.6	*	Advisory and Consultancy Agreement, dated April 1, 2015, by and between Motif Bio plc and Amphion Innovation US, Inc.
10.7	*	Consultancy Agreement, dated April 1, 2015, by and between Motif Bio plc and Amphion Innovation US, Inc. (for the services of Robert Bertoldi)
10.8	*	Motif Bio plc Share Option Plan
10.9	*	Sale and Purchase Agreement, dated June 1, 2001, by and between F. Hoffman-La Roche Ltd., Hoffman-La Roche Inc. and Arpida Ltd.
10.10	*	Sale and Purchase Agreement, dated September 13, 2013, by and between Life Sciences Management Group, Inc. and Acino Pharma AG
10.11	*	Amended and Restated Convertible Note (U.S.$1,471,700) from Motif BioSciences Inc. to Amphion Innovations plc, dated September 7, 2016
10.12	*	Amended and Restated Convertible Note (U.S.$2,079,085.63) from Motif BioSciences Inc. to Amphion Innovations US, Inc., dated September 7, 2016
10.13	*	Consultancy Agreement, dated September 7, 2016, by and between Motif Bio plc and Amphion Innovations US, Inc.
16.1	*	Letter from Crowe, Clarke Whitehill LLP to the U.S. Securities and Exchange Commission, dated July 12, 2016
21.1	*	List of subsidiaries

23.1		Consent of PricewaterhouseCoopers LLP
23.2	*	Consent of Reed Smith, U.K. counsel of Motif Bio plc (included in Exhibit 5.1)
23.3	*	Consent of JMI Laboratories
23.4	*	Consent of BAL Pharma Consulting, LLC
24.1	*	Powers of attorney (included on signature page to the registration statement)

*
Previously filed.

†
Certain schedules, exhibits and annexes have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company will furnish supplemental copies of any omitted schedule, exhibit or annex to the Commission upon request.